As filed with the Securities and Exchange Commission on September 24, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Valtech SE
(Exact name of Registrant as specified in Its charter)
Not Applicable
(Translation of Registrant’s name into English)
England (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	NOT APPLICABLE (I.R.S. Employer Identification Number)
46 Colebrooke Row
London, N1 8AF, England, United Kingdom
+44 (0) 20 7014 0800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Valtech Solutions, Inc.
416 West 13th Street, Suite 309
New York, NY 10014
+1 212-366-1057
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr. Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	David J. Goldschmidt Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☑
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A ordinary shares, par value €0.01 per share	$100,000,000	$12,450
(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes Class A ordinary shares subject to the underwriters’ option to purchase additional Class A ordinary shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated September 24, 2018
Prospectus
            shares
Class A ordinary shares
This is the initial public offering, or IPO, of Valtech SE, a European public limited liability company (Societas Europaea, or SE) with our registered office in England. We are offering a total of            Class A ordinary shares of Valtech SE.
The underwriters may also purchase up to          Class A ordinary shares within 30 days to cover over-allotments, if any.
Prior to this offering, there has been no public market for our Class A ordinary shares. We expect the initial public offering price will be between $          and $          per Class A ordinary share. We intend to apply to list our Class A ordinary shares on the Nasdaq Global Market under the symbol “VTEC.” Upon completion of this offering, SiegCo SA, our controlling shareholder, will hold           Class B ordinary shares, which will entitle it to       % of the combined voting power of our ordinary shares (or       % if the underwriters’ option to purchase additional Class A ordinary shares from us is exercised in full). As long as SiegCo SA owns at least 50% of the voting power of our company, we will be a “controlled company” as defined under Nasdaq rules. We have no current intention to rely on the controlled company exemptions to the Nasdaq rules, but as a foreign private issuer expect to rely on the exemptions provided to foreign private issuers.
Upon consummation of this offering, we will have two classes of ordinary shares: our Class A ordinary shares and our Class B ordinary shares. The rights of the holders of Class A ordinary shares and Class B ordinary shares will be identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B ordinary shares. Each Class A ordinary share will be entitled to one vote. Each Class B ordinary share will be entitled to 10 votes and will be convertible into one Class A ordinary share automatically upon transfer, subject to certain exceptions.
We have reserved up to       % of the Class A ordinary shares offered by this prospectus for sale, at the initial offering price, to certain persons associated with us. See “Underwriting.”
Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Class A ordinary shares involves risks. See “Risk factors” beginning on page 18 of this prospectus.
	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Valtech SE	$	$
(1) See “Underwriting” for additional information regarding underwriting compensation.
Our Class A ordinary shares will be ready for delivery on or about            , 2018.
Joint Book-Running Managers
J.P. Morgan	Morgan Stanley
Co-Managers
Cowen	Oddo BHF	William Blair
           , 2018.

valtech_

where **experiences**
are **engineered**

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Valtech” or the “Company,” “we,” “our,” “us” or similar terms refer to Valtech SE, together with its subsidiaries. Unless otherwise indicated, references to our "ordinary shares" include our Class A ordinary shares and Class B ordinary shares. References to “Pre-IPO ordinary shares” refer to ordinary shares before the creation of our dual class of ordinary shares.

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell the Class A ordinary shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
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For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus or any such free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus and any such free writing prospectus outside of the United States.
Trademarks
We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.
Presentation of financial and other information
All references to “U.S. dollars,” “dollars” or “$” are to the U.S. dollar. All references to “Euros” or “€” are to the Euro. See “Exchange rates” for information regarding exchange rates for Euros since the year ended December 31, 2013. The translation rate applied to Euro amounts that have been translated into U.S. dollars was one Euro per $1.1677, the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
Financial statements
We maintain our books and records in Euros and prepare our consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.
The financial information contained in this prospectus includes our consolidated financial statements as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017, which have been audited by Deloitte & Associés, as stated in their report included elsewhere in this prospectus, and our unaudited interim consolidated financial statements as of June 30, 2018 and for the six months ended June 30, 2017 and 2018.
Our fiscal year ends December 31. References in this prospectus to a fiscal year, such as “fiscal year 2017,” relate to our fiscal year ended on December 31 of that calendar year.
Non-IFRS financial measures
This prospectus contains certain financial measures that are not required by, or presented in accordance with, IFRS, namely, Adjusted EBITDA, Adjusted Net Income, Adjusted earnings per basic share and Adjusted earnings per diluted share. We refer to these measures as “non-IFRS financial measures.” We consider these non-IFRS financial measures to be useful measures for management and investors to facilitate operating performance comparisons from period to
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period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization and certain other items that we believe are not representative of our core business. The non-IFRS financial measures we use herein are defined by us as follows:
•
“Adjusted EBITDA” is defined as net income (loss) attributable to equity holders of the parent before income (loss) from discontinued operations, cost of gross financial debt, income tax expense, depreciation and amortization, goodwill impairment, share-based payment expense, restructuring costs, costs related to mergers and acquisitions, currency gains and losses and other financial gains and losses.

•
“Adjusted Net Income” is defined as net income (loss) attributable to equity holders of the parent before amortization of acquired intangibles, share-based payment expense, restructuring costs and costs related to mergers and acquisitions.

•
“Adjusted earnings per basic share” is defined as Adjusted Net Income divided by the weighted average number of ordinary shares issued and outstanding.

•
“Adjusted earnings per diluted share” is defined as Adjusted Net Income divided by the weighted average number of ordinary shares issued and outstanding, accounting for the potential dilutive impact of outstanding equity or equity-linked instruments.

We believe that these non-IFRS financial measures can provide useful information to investors, securities analysts and the public in their review of our operating and financial performance. Adjusted EBITDA and Adjusted Net Income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items that can vary substantially from company to company and from period to period, depending on their accounting and tax methods, the book value of their assets and the method by which their assets were acquired. However, this information should be considered as supplemental in nature and is not meant as a substitute for our results of operations as determined in accordance with IFRS. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-IFRS financial measures, including reconciliations to comparable IFRS financial measures, see “Prospectus summary—Summary financial and other information”, “Management’s discussion and analysis of financial condition and results of operations—Key Performance Indicators” and “Management’s discussion and analysis of financial condition and results of operations—Quarterly financial information.”
Presentation of industry and market data
In this prospectus, we rely on, and refer to, information regarding our business and the markets in which we operate and compete. The market data and certain economic and industry data and forecasts used in this prospectus were obtained from internal surveys, our market research, governmental and independent industry publications, surveys and forecasts prepared by industry consultants and other publicly available information.
Certain market share information and other statements presented herein regarding our position relative to our competitors are not based on published statistical data or information obtained from independent third parties, but reflect our best estimates. We have based these estimates upon information obtained from our clients, trade and business organizations and associations and other contacts in the industries in which we operate.
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Prospectus summary
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk factors,” “Business” and “Management’s discussion and analysis of financial condition and results of operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A ordinary shares.
Our Company
Valtech is a next-generation business transformation services provider focused on helping medium and large organizations as they embrace the digital age. We provide a streamlined portfolio of integrated offerings, encompassing strategy, design, technology and marketing. We engineer experiences across the whole customer journey and build and run our clients’ critical customer experience and e-commerce platforms while maintaining their brand consistency.
As our clients seek to effectively compete in the digital age, we provide tools and data-driven solutions that allow our clients to redesign their customer journeys and provide the experiences that consumers have come to expect, which we refer to as closing the “experience gap.”
We define “business transformation” as the approach of envisioning, creating, selling, delivering, servicing and consuming products and services with increased agility, time-to-market, reliability and scalability. This new approach impacts many aspects of our clients’ operating models, from the way investment decisions are made, measured and managed to the sales experience and engagement offered to our clients’ customers.
Our end-to-end offerings span all areas of business transformation across the digital world. We help our clients design and map the right interactions and touchpoints across the customer journey, focusing on enhancing the end-user experience. We use existing data to provide our clients with a comprehensive view of their customers’ behaviors, allowing them to better target and personalize consumer experiences with their brand. Using this targeted approach, we design, build and integrate customer experience platforms that access multiple digital as well as physical channels, or touchpoints, in a consistent manner, while increasing the interactions and touchpoints and continuously enhancing our clients’ knowledge of their customers. In addition to our ability to design and build these platforms, we provide a wide array of ongoing digital services (such as channel and campaign management, content creation, data and analytics, personalization and automation of services, as well as conversion rate optimization) to help our clients operate and maximize the value of these platforms.
We offer deep domain expertise across select industry verticals, including retail, automotive, government, financial services, travel and hospitality, media and healthcare. We understand the trajectories and trends of the verticals we service and deliver critical solutions to help keep our clients current and competitive within their respective industries. By focusing on developing key solutions across select verticals, we have developed proprietary tools and methodologies, intellectual property and capabilities that we believe can enhance the performance of our clients’ platforms while continuously advancing our own technological capabilities. We believe our innovative thinking, ability to develop comprehensive and integrated solutions and deep domain expertise in offering ongoing business transformation services provides us with superior operational skills that differentiate us in the marketplace.
Multi-national companies require trusted partners with the global reach and local presence to engage with them at their local offices, while simultaneously implementing a comprehensive business transformation coordinated across all regions in which they operate. Our multidisciplinary teams of engineers, programmers, business consultants, creative designers and marketers located, as of June 30, 2018, in 39 offices based in 16 countries across five continents consistently work together and collaborate to orchestrate omni-channel customer journeys that are tailored to the specific geographies of multi-national corporations. Our teams operate locally, in real-time and in the same languages as our clients. In doing so, we create higher-value partnerships and foster longer-lasting relationships with our clients.
Our clients primarily consist of medium and large corporations located across Europe, North America, South America, Asia and Australia, and include companies like Audi, Rolex, L’Oréal, Henkel, Comcast and Westcon. We define medium and large organizations as organizations with $200 million to $500 million and greater than $500 million in annual revenue, respectively. We believe our success in building an attractive client base in the selected industries we serve demonstrates the value proposition of our offering and the quality of our services.
We believe we have become one of the leading independent digital business transformation services providers in the world based on the composition of services we offer, with 2,416 employees as of June 30, 2018, and broad geographic and industry diversification. Our total revenue has grown from €184.9 million ($200.8 million) in the year ended December 31, 2015 to €207.8 million ($219.3 million) in the year ended December 31, 2016 and to €233.7 million ($280.9 million) in the year ended December 31, 2017, representing year-over-year annual growth rates of 12.4% and 12.5%, respectively. Our total revenue has grown from €114.7 million ($130.9 million) for the six months ended June 30, 2017 to €136.6 million ($159.5 million) for the six months ended June 30, 2018, representing a 19.1% increase.
On a constant currency basis, our total revenue growth was 15% for the year ended December 31, 2016 as compared to the year ended December 31, 2015, 14% for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and 13% for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.
Market overview
Technology innovation and a shift towards a consumer-centric economy, the “economy of experience,” have created disruption for companies as they look to embrace the digital era that is driving business transformation. We believe the most significant challenge companies face today— particularly large and established global businesses—is the constant state of change in this new economy of experience, as it requires organizations to innovate and grow since cost-cutting measures are no longer sufficient to compete and drive value. Furthermore, the pressure for companies to become more agile and cope with digital disruption is increasing due to the rapid emergence of new technologies and shifting consumer demands which are giving rise to new forms of competition. The next era of the digital revolution requires business leaders to transition from a product-centric to a consumer-centric focus in order to increase the economic value of their goods and services for their customers.
As this transition continues, companies need to transform their operating models in order to find new ways of interacting with customers. In its 2016 CMO Spend Survey, Gartner, Inc., or Gartner, reported that marketing budgets increased for three consecutive years between 2014 and 2016, comprising on average 10%, 11% and 12% of companies’ revenues for 2014, 2015 and 2016, respectively. In its 2017 CMO Spend Survey, Gartner reported that marketing budgets as a percentage of revenue had declined to 2015 levels, but that two-thirds of company chief marketing officers, or CMOs, were planning to increase investment in digital marketing in 2018. We believe the impact of the new digital era on the economic performance of companies, while already significant, is at its early stages. As a result, we believe that marketing budgets, and more specifically the digital components of these budgets, are likely to continue increasing. Furthermore, the level of digital maturity of our clients is evolving at a slower pace than the disruption they experience, as they are burdened by legacy systems and siloed organizational structures. This, coupled with the arrival of the economy of experience, has created a large and growing market opportunity for a new type of service provider that has a deep understanding of these emerging technologies and related market trends and can offer a comprehensive approach to business transformation.
According to Gartner CMO Strategy Survey 2017, only half of CMOs regard themselves as effective at acquiring and managing technology. As the level of digital maturity of organizations increases, we believe executives will realize that they can no longer address IT, creative design and strategic thinking independently. Rather, they will have to look at these elements holistically in real-time and adapt to the increasing pace of innovation.
This comprehensive approach results in a large addressable market that represents the convergence of three large and growing sub-markets in which we operate. According to the 2017 IBIS World Global Management Consultants Industry report, the market for strategy and industry expertise is expected to grow at a 1.8% CAGR from 2017 to 2022, with the market representing a $660 billion opportunity by 2022. According to the 2018 IDC Worldwide Services Forecast, the market for services spending is expected to grow at a 4.3% CAGR from 2017 to 2022, representing a $1.2 trillion opportunity in 2022. According to the 2018 Technavio Global Ad Spending Market report, the market for creative / digital marketing is expected to grow at a 11.7% CAGR from 2017 to 2022, with the market representing a $362 billion opportunity by 2022.
We believe that as companies continue to embrace these market trends and adopt these emerging technologies, service providers that can combine strategic thinking with deep industry expertise, world-class engineering and creative design capabilities, such as Valtech, will be able to take advantage of a significant growth opportunity.
The Valtech approach
Delivering a unique and personal customer experience requires a vast range of capabilities. We have designed a new way of approaching business transformation. It is a digital-first approach that is based on our belief that companies of today need to be able to adapt to constantly evolving technologies and customer demands. Our approach allows our clients to seize the varied opportunities that digital technologies offer, providing rapid adaptability to changing economic conditions and granting them the ability to measure results, all while keeping their consumers at the center of every business strategy.
Based on our vision, we utilize a “Build” and “Run” approach to create effective multi-channel marketing, centralizing digital brand identity, product information and data on consumers on one unique platform.
Our Build and Run approach is designed around all different phases of the business lifecycle:
1.
discover new business opportunities based on unmet user needs;

2.
prove a critical hypothesis that underpins a business case;

3.
create digital products and services and the underlying customer experience platform; and

4.
grow business outcomes by running and optimizing the platform, content and campaigns.

We have structured our services and solutions in a way that allows us to build long-standing and trusted relationships with our clients as they embark on their business transformations. To supplement our offerings, we partner with select players in the digital marketing ecosystem, in particular with software providers and innovative start-ups, helping us attain insights into future technologies, research and development projects and key consumer trends. We believe that these strong relationships provide us a more precise view of future technologies and consumer trends. Our partners provide fast and privileged access to new customers, which we believe will contribute to our future growth. This tailored approach to partnerships is pervasive across all of our offerings.
Our competitive strengths
We believe the following strengths will form the basis of our continued growth:
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Comprehensive and seamless integration of strategic consulting, creative design and innovative technology capabilities across the business transformation process;

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A vision rooted in innovation and technology, which allows us to consistently offer cutting-edge solutions for our clients;

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Deep domain expertise across key verticals;

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Deep and established relationships with clients; and

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Global multidisciplinary teams with diverse skill sets.

Growth strategy
Medium and large organizations are increasingly challenged by disruption as we move deeper into the new digital age. By designing, building and running the platforms that deliver the most relevant and memorable customer experiences, we seek to be the partner of choice for companies embarking on their transformation journeys into the digital age. The key elements of our strategy for achieving our growth objectives are as follows:
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Grow revenue with existing clients;

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Target and acquire new clients by leveraging our global / local model;

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Capitalize on the business opportunity in North America; and

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Execute on a disciplined and impactful M&A strategy.

Risks associated with our business
Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled ‘‘Risk factors,’’ immediately following this prospectus summary. These risks include the following, among others:
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Our revenue is highly dependent on clients located in Europe and North America. Any weakening of economic conditions in these markets may adversely affect our business, results of operations and financial condition.

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We may not be able to achieve anticipated growth.

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Rapid growth may strain our limited resources, and a failure to manage this growth could have a material adverse effect on the quality of our services and client support.

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Our revenue depends to a large extent on a limited number of clients and industries.

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If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and may not remain competitive.

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If we are unable to attract and retain highly-skilled IT professionals, or adapt the size of our teams in response to changes in demand, we may not be able to maintain client relationships and grow effectively.

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Increases in wages and other compensation expense for our IT professionals could prevent us from sustaining our competitive advantage.

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Our profitability will suffer if we are not able to maintain our resource utilization levels and productivity levels.

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Our competitive position and future prospects depend on our senior management’s expertise, and our business operations may be severely disrupted if we lose their services.

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If the pricing structures that we use for our client contracts are based on inaccurate expectations and assumptions regarding the cost and complexity of performing our work, our contracts could be unprofitable.

Company history and corporate structure
Valtech was founded in 1993 in France as an IT consultancy specializing in delivering complex software through early adoption of object-oriented developments and pioneering Agile methodologies. In its 2004 report, Offshore Outsourcing and Agile Development, Forrester Research, Inc., or Forrester, featured Valtech as one of the first companies to successfully apply Agile development processes to offshore projects. The Company was listed on the Paris stock exchange in 1999 and thereafter continued building a global presence and expanding its capabilities through several acquisitions.
In March 2010, our Chief Executive Officer, Argentinian entrepreneur Sebastian Lombardo, partnered with our Co-Chief Operating Officers, American executive Tomas Nores and French digital entrepreneur Olivier Padiou. Together, with the financial support of an affiliate of Verlinvest SA (a Belgian family-owned investment holding company currently holding direct and indirect ownership of Valtech, as discussed in “Principal shareholders”), they took control of the Company. Since then, alongside a talented management team, our focus has been on redefining our strategic objectives, divesting non-core assets and conducting targeted acquisitions geared towards complementing a comprehensive portfolio of offerings capable of addressing our clients’ critical customer engagement and e-commerce needs.
In December 2015, an initial tender offer to take the Company private was launched. A subsequent offer was launched in February 2017, successfully resulting in SiegCo SA, a holding company that is majority held by Verlinvest SA, controlling, together with Verlinvest SA, 100% of Valtech’s outstanding shares as of the end of March 2017.
Further expansion in the North American market is a key part of our growth strategy and we therefore consider the United States to be a strategically advantageous jurisdiction in which to list our Class A ordinary shares. We believe that our U.S. listing will aid us in building global recognition of our brand, providing us access to larger, top-tier customers.
In November 2014, we adopted the corporate form of a European public limited liability company (Societas Europaea, or SE), pursuant to the laws of the European Union, and became Valtech SE. Our principal executive offices are located at 46 Colebrooke Row, London, N1 8AF, England, United Kingdom. Our telephone number at this address is +44 (0) 20 7014 0800. Our registered office is located in England, where we are currently registered under the number SE000106. Our principal website is www.valtech.com. The information contained on our website is not a part of this prospectus.

Recent developments
As part of our acquisition strategy, we are currently considering the acquisition of a digital transformation services company with offices located in the East Coast of the United States (the “Target”). We have entered into a letter of intent with the potential seller of the Target, and expect to progress due diligence on the Target shortly. Should we be successful in acquiring the Target, we expect the closing of such acquisition to occur in the fourth quarter of 2018. There can be no assurance, however, that our negotiations and due diligence efforts concerning the Target will result in an acquisition by the Company.
Negotiations concerning the acquisition of the Target and the terms of any such acquisition are in their early stages. Accordingly, there can be no assurance as to the purchase price of the Target. However, we currently expect the purchase price in millions of U.S. dollars to be in the mid-to-high single digits. There are a number of factors that impact purchase price as described below and, as a result, the actual purchase price for the acquisition of the Target, to the extent consummated, may materially differ from our current estimate. We do not expect the Target to constitute a “significant” acquisition as defined by the SEC’s Regulation S-X.
If successful in acquiring the Target, we intend to use available cash and our Class A ordinary shares as consideration. We currently expect the portion of the purchase price to be paid in the form of Class A ordinary shares to be approximately 25% of the purchase price. The Class A ordinary shares issued as part of the purchase price would be subject to a contractual lockup extending until at least 180 days after the date of this prospectus. In addition, we would expect to issue a number of warrants and/or other equity-based awards under our 2018 Plan to employees of the Target upon consummation. Lastly, the acquisition terms may include an earn-out component depending on the performance of the Target measured one year after the acquisition.
There are a number of factors that may impact our successful consummation of the acquisition of the Target or any other acquisition we may consider, including competition and the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities, and potential profitability of acquisition candidates, and in integrating the acquired company. If our assessments, including the financial evaluation, of the Target prove to be inaccurate, we could overpay, achieve fewer potential synergies, and incur additional future costs. See “Risk Factors—Certain factors relating to our business and our industry—We may not be able to successfully identify and acquire target companies or integrate acquired companies into our company, and we may become subject to certain liabilities assumed or incurred in connection with our acquisitions that could harm our business, results of operations and financial condition.”

Company organizational chart
A simplified organizational chart showing our directly and indirectly wholly-owned subsidiaries and majority-owned joint venture is set forth below. We also conduct direct operations in the United Kingdom and, through our Paris branch, in France.
Implications of being an emerging growth company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to public companies in the United States. These provisions include:
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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

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to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of certain of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of the above-described provisions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS, as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies. References to an “emerging growth company” in this prospectus shall have the meaning associated with that term in the JOBS Act.

The offering
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A ordinary shares. You should carefully read this entire prospectus before investing in our Class A ordinary shares, including “Risk factors” and our consolidated financial statements.
Issuer
Valtech SE
Offering
We are offering          Class A ordinary shares.
Offering price
We expect that the initial public offering price per Class A ordinary share will be between $      and $     .
Over-allotment option
We have granted the underwriters the right to purchase up to an additional          Class A ordinary shares from us within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.
Listing
We intend to apply to list our Class A ordinary shares on the Nasdaq Global Market under the symbol “VTEC”.
Use of proceeds
We estimate that the net proceeds to us from the offering will be approximately $      , based upon an assumed initial offering price of  $      per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use the net proceeds from this offering for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. See “Use of proceeds.”
Class A ordinary shares
outstanding after this offering
Immediately after the offering, we will have       Class A ordinary shares outstanding (          Class A ordinary shares if the over-allotment option is exercised in full).
Class B ordinary shares to be outstanding after this offering
    Class B ordinary shares.
Total ordinary shares to be outstanding after this offering
    ordinary shares (          ordinary shares if the over-allotment option is exercised in full).
Voting rights
Upon consummation of this offering, the holders of our Class A ordinary shares will be entitled to one vote per share, and the holders of our Class B ordinary shares will be entitled to ten votes per share.
Each Class B ordinary share may be converted into one Class A ordinary share at the option of the holder.

If, on the record date for any general meeting of the shareholders, the number of Class B ordinary shares then outstanding is less than   % of the aggregate number of all ordinary shares then outstanding, then each Class B ordinary share will automatically convert into one Class A ordinary share.
In addition, each Class B ordinary share will convert automatically into one Class A ordinary share upon any transfer, except for certain transfers to other holders of Class B ordinary shares or their affiliates as described under “Description of share capital and articles of association—Conversion and restrictions on transfer.”
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters unless otherwise required by law.
Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional Class A ordinary shares, (1) holders of Class A ordinary shares will hold approximately      % of the combined voting power of our outstanding ordinary shares and approximately      % of our total equity ownership and (2) holders of Class B ordinary shares will hold approximately      % of the combined voting power of our outstanding ordinary shares and approximately      % of our total equity ownership.
If the underwriters’ option to purchase Class A ordinary additional shares from us is exercised in full, (1) holders of Class A ordinary shares will hold approximately      % of the combined voting power of our outstanding ordinary shares and approximately      % of our total equity ownership and (2) holders of Class B ordinary shares will hold approximately      % of the combined voting power of our outstanding ordinary shares and approximately      % of our total equity ownership.
The rights of the holders of Class A ordinary shares and Class B ordinary shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B ordinary shares. See “Description of share capital and articles of association—Share capital” for a description of the material terms of our ordinary shares.
Dividend policy
We do not intend to pay dividends on our ordinary shares. We plan to retain any earnings for use in the operation of our business and to fund future growth.
Directed share program
At our request,        have reserved for sale, at the initial public offering price, up to     % of the Class A ordinary shares offered by this prospectus for sale to certain persons associated with us. Any purchases of reserved shares by these persons would reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting.”
Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares during the 180-day period following the date of this prospectus. Members of our board of directors and our executive officers, as well as substantially all of our existing shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions.
Risk factors
See “Risk factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A ordinary shares.
The number of ordinary shares to be outstanding after this offering is based on           Pre-IPO ordinary shares outstanding as of June 30, 2018 (on a pro forma basis, after giving effect to our             -for one share split) and excludes the following:
•
          Class B ordinary shares issuable upon the exercise of outstanding equity warrants, or warrants, as of June 30, 2018 having a weighted-average exercise price of  €3.43 ($4.01) per share;

•
        Class B ordinary shares issuable upon the exercise of warrants that were issued after June 30, 2018 having a weighted-average exercise price of  €17.43 ($20.35) per share;

•
        Class B ordinary shares that are expected to be issued as part of the purchase consideration for our acquisition of Non-Linear Creations Inc.;

•
        Class A ordinary shares underlying        restricted stock units granted to employees, non-employee directors, consultants and advisors in connection with this offering;

•
        Class A ordinary shares that may be issued under our 2018 Omnibus Incentive Plan, which we expect to become effective upon the completion of this offering; and

•
the deferred shares that will exist upon completion of this offering, when each existing ordinary share with a nominal value of €0.125347364 is subdivided into           Class B ordinary shares with a nominal value of €0.01 per share and deferred shares comprising the share capital not represented by the Class B ordinary shares (the “deferred shares”); the deferred shares will have no voting rights and effectively no economic rights and it is anticipated that, in accordance with their terms, the deferred shares will be transferred to Valtech SE following completion of this offering in accordance with applicable law and canceled.

Except as otherwise indicated, all information contained in this prospectus (other than the financial statements included herein) assumes or gives effect to:
•
a      -for one split of our ordinary shares to create Class B ordinary shares with a nominal value of €0.01 per share, which will occur immediately prior to the completion of this offering;

•
the adoption of our amended and restated articles of association immediately prior to the completion of this offering;

•
the creation of our dual class of ordinary shares as a result of the issue of Class A ordinary shares, which will occur upon completion of this offering;

•
no exercise of the outstanding warrants described above after June 30, 2018;

•
no exercise by the underwriters of their option to purchase up to an additional           Class A ordinary shares to cover over-allotments, if any, in this offering; and

•
the transfer to Valtech SE and cancellation of the deferred shares.

Summary financial and other information
The summary income statement and balance sheet data of Valtech, presented in Euros, as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 is derived from our audited consolidated financial statements prepared in Euros and included elsewhere in this prospectus. The summary income statement and balance sheet data of Valtech, presented in Euros, as of June 30, 2018 and for the six months ended June 30, 2017 and 2018 is derived from our unaudited interim consolidated financial statements prepared in Euros and included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. The results of operations for the six months ended June 30, 2017 and 2018 have been prepared by, and are the responsibility of, our management and have not been audited by our independent registered public accounting firm. The historical half-year results of prior periods are not necessarily indicative of the results of operations for a full year or any future period.
We maintain our books and records in Euros and prepare our consolidated financial statements in accordance with IFRS as issued by the IASB.
This financial information should be read in conjunction with “Presentation of financial and other information,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Consolidated statements of income (loss):
Revenue	€184,119	€204,589	€233,414	$272,558	€114,673	€136,469	$159,355
Other revenue	787	3,212	281	328	14	132	154
Total revenue	184,906	207,801	233,695	272,886	114,687	136,601	159,509
Cost of sales	(122,032)	(135,872)	(154,368)	(180,256)	(76,688)	(88,184)	(102,972)
Gross margin	62,874	71,929	79,327	92,630	37,999	48,417	56,537
Commercial costs	(11,462)	(13,900)	(16,523)	(19,294)	(8,071)	(8,984)	(10,490)
Administrative costs	(40,921)	(43,259)	(50,625)	(59,115)	(25,153)	(29,251)	(34,156)
Restructuring costs	(921)	(1,360)	(1,627)	(1,900)	(557)	(158)	(185)
Other income and expenses	428	(214)	(126)	(147)	(893)	(152)	(177)
Goodwill impairment	—	—	(1,141)	(1,332)	—	—	—
Operating result	9,997	13,196	9,285	10,842	3,325	9,872	11,528
Cost of gross financial debt	(168)	(804)	(2,378)	(2,777)	(948)	(1,802)	(2,104)
Interest income on cash and cash equivalents	25	51	127	148	39	22	26
Other financial income and expenses, net	218	(143)	(1,219)	(1,423)	(840)	311	363
Income before tax from continuing operations	10,072	12,301	5,815	6,790	1,576	8,403	9,812
Income tax expense	(3,135)	(3,416)	(5,583)	(6,519)	(1,805)	(3,440)	(4,017)
Net income (loss) from continuing operations	6,937	8,885	232	271	(229)	4,963	5,795
Income (loss) from discontinued operations	(1,519)	(4,703)	(1,684)	(1,966)	(798)	(1,664)	(1,943)

	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Net income (loss) attributable to equity holders of the parent	€5,418	€4,182	€(1,452)	$(1,696)	€(1,027)	€3,299	$3,852
Earnings per basic share (attributable to equity holders)	0.20	0.16	(0.05)	(0.06)	(0.04)	0.12	0.14
Earnings per diluted share (attributable to equity holders)	0.19	0.14	(0.05)	(0.06)	(0.04)	0.11	0.13
Pro forma earnings per basic share (attributable to equity holders)(1)
Pro forma earnings per diluted share (attributable to equity holders)(1)
Pro forma as adjusted earnings per basic share (attributable to equity holders)(2)
Pro forma as adjusted earnings per diluted share (attributable to equity holders)(2)
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(1)
On a pro forma basis, to give effect to our          -for-one share split, which will occur immediately prior to the completion of this offering.

(2)
On a pro forma basis, as adjusted to give effect to (i) our          -for-one share split, which will occur immediately prior to the completion of this offering and (ii) the payment of dividends declared after June 30, 2018. See note 24 to our audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,				June 30, 2018 pro forma(1)
	2016	2017	June 30, 2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros
Consolidated statements of financial position:
Goodwill	€28,247	€46,417	€57,132	$66,713
Intangible assets, net	11,111	20,045	27,273	31,847
Tangible assets, net	7,411	8,339	8,724	10,187
Non-current financial assets, net	2,754	2,825	2,963	3,460
Other non-current assets	—	—	86	100
Deferred tax assets	3,559	2,008	1,972	2,303
Non-current assets	53,082	79,634	98,150	114,619
Accounts receivable and related accounts	57,950	66,059	80,685	94,216
Other current assets	10,838	13,234	13,558	15,832
Cash and cash equivalents	48,577	61,703	51,457	60,086
Current assets	117,365	140,996	145,700	170,134
Total assets	€170,447	€220,630	€243,850	$284,744
Total equity	€63,529	€62,884	€80,418	$93,904
Provisions – non-current portion	1,572	2,854	2,413	2,818
Long-term borrowings	42,500	74,438	74,532	87,031
Other financial debt – non-current portion	3,298	16,671	16,789	19,605
Deferred tax liabilities	3,013	4,884	5,625	6,568
Non-current liabilities	50,383	98,847	99,359	116,022
Provisions – current portion	1,456	779	705	823
Short-term borrowings and bank overdrafts	777	4,218	4,293	5,013
Accounts payable and related accounts	19,676	24,001	27,219	31,784
Other financial debt – current portion	7,399	3,377	1,787	2,087
Other current liabilities	27,227	26,524	30,069	35,112
Current liabilities	56,535	58,899	64,073	74,818
Total liabilities	106,918	157,746	163,432	190,849
Total equity and liabilities	€170,447	€220,630	€243,850	$284,744
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(1)
See note 25 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Key performance indicators:
Adjusted EBITDA(1)	€14,617	€19,187	€20,012	$23,368	€8,066	€15,498	$18,097
Adjusted Net Income(2)	€7,418	€6,655	€3,237	$3,780	€1,263	€5,548	$6,478
Adjusted earnings per basic share(2)	0.27	0.25	0.12	0.14	0.05	0.20	0.23
Adjusted earnings per diluted share(2)	0.24	0.22	0.11	0.13	0.04	0.18	0.21
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(1)
The following table shows a reconciliation of net income (loss) attributable to equity holders of the parent to Adjusted EBITDA for the periods indicated:

	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Reconciliation of Adjusted EBITDA:
Net income (loss) attributable to equity holders of the parent	€5,418	€4,182	€(1,452)	$(1,696)	€(1,027)	€3,299	$3,852
(Income) loss from discontinued operations	1,519	4,703	1,684	1,966	798	1,664	1,943
Cost of gross financial debt	168	804	2,378	2,777	948	1,802	2,104
Income tax expense..	3,135	3,416	5,583	6,519	1,805	3,440	4,017
Depreciation and amortization	2,620	3,835	6,305	7,362	3,037	4,218	4,925
Goodwill impairment	—	—	1,141	1,332	—	—	—
Share-based payment expense(a)	1,129	1,040	699	816	518	151	176
Restructuring costs(b)	774	892	1,516	1,770	435	127	148
Costs related to mergers and acquisitions(c)	97	223	1,066	1,245	748	1,130	1,320
Currency gains and losses(d)	(196)	174	1,160	1,355	846	(310)	(362)
Other financial gains and losses(e)	(47)	(82)	(68)	(79)	(47)	(23)	(27)
Adjusted EBITDA	€14,617	€19,187	€20,012	$23,368	€8,066	€15,498	$18,097
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(a)
Share-based payment expense to-date has included costs associated with our warrant issuances.

(b)
Adjustments for restructuring costs do not include costs relating to unutilized offices.

(c)
Costs related to mergers and acquisitions mainly correspond to transaction costs incurred in connection with merger and acquisition activity such as due diligence costs.

(d)
See note 7 to our audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus.

(e)
Other financial gains and losses includes interest income and allowances to, and reversals of, provisions for financial risks and changes.

(2)
The following table shows a reconciliation of net income (loss) attributable to equity holders of the parent to Adjusted Net Income for the periods indicated:

	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Reconciliation of Adjusted Net Income:
Net income (loss) attributable to equity holders of the parent	€5,418	€4,182	€(1,452)	$(1,696)	€(1,027)	€3,299	$3,852
Amortization of acquired intangibles(a)	—	318	1,409	1,645	589	841	982
Share-based payment expense(b)	1,129	1,040	699	816	518	151	176
Restructuring costs(c)	774	892	1,516	1,770	435	127	148
Costs related to mergers and acquisitions(d)	97	223	1,066	1,245	748	1,130	1,320
Adjusted Net Income	€7,418	€6,655	€3,237	$3,780	€1,263	€5,548	$6,478
Average number of basic shares	26,940	26,575	27,249	27,249	27,025	28,019
Average number of fully diluted shares	29,197	29,443	29,747	29,747	29,626	30,599
Adjusted earnings per basic share	0.27	0.25	0.12	0.14	0.05	0.20	0.23
Adjusted earnings per diluted share	0.24	0.22	0.11	0.13	0.04	0.18	0.21
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(a)
Amortization of acquired intangibles (technology and customer relationships), net of deferred taxes.

(b)
Share-based payment expense to-date has included costs associated with our warrant issuances.

(c)
Adjustments for restructuring costs do not include costs relating to unutilized offices.

(d)
Costs related to mergers and acquisitions mainly correspond to transaction costs incurred in connection with merger and acquisition activity such as due diligence costs.

Risk factors
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A ordinary shares. Our business, results of operations and financial condition could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A ordinary shares could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, results of operations and financial condition.
This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary statement regarding forward-looking statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors described below and elsewhere in this prospectus.
Certain factors relating to our business and our industry
Our revenue is highly dependent on clients located in Europe and North America. Any weakening of economic conditions in these markets may adversely affect our business, results of operations and financial condition.
In the year ended December 31, 2017, 79.2% of our revenue was derived from clients located in Europe and 14.0% of our revenue was derived from clients located in North America and in the six months ended June 30, 2018, our revenue derived from clients located in Europe and North America was 79.7% and 12.4%, respectively. Any weakening of economic conditions in European economies or in North America could depress the pricing for our services and cause our clients in these markets to reduce or postpone their technology spending significantly, which may in turn lower the demand for our services and negatively affect our business, results of operations and financial condition. Additionally, if we are unable to successfully anticipate changing economic and other conditions affecting the markets in which we operate, in particular in Europe and in North America, we may be unable to effectively plan for or respond to those changes and our business, results of operations and financial condition could be negatively affected.
We may not be able to achieve anticipated growth, which could materially adversely affect our business, results of operations and financial condition.
We intend to continue our expansion in the foreseeable future to pursue existing and potential market opportunities. As we engage with new clients, introduce new services, enter into new markets and acquire new businesses, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and we may not be able to mitigate these risks and challenges to successfully expand our business. We may not be able to achieve our anticipated growth, which could materially adversely affect our business, results of operations and financial condition.
Rapid growth may strain our limited resources, and a failure to manage this growth could have a material adverse effect on the quality of our services and client support.
We have recently experienced rapid growth and significantly expanded our business. Our total revenue has grown from €184.9 million ($200.8 million) in the year ended December 31, 2015 to €207.8 million ($219.3 million) in the year ended December 31, 2016 and to €233.7 million ($280.9 million) in the year ended December 31, 2017, representing year-over-year annual growth rates of 12.4% and 12.5%, respectively. Total revenue grew from €114.7 million ($130.9 million) in the six months ended June 30, 2017 to €136.6 million ($159.5 million) in the six months ended June 30, 2018, representing an increase of 19.1%. As of December 31, 2015, we had 1,590 employees, as compared to 2,416 employees as of June 30, 2018. We have also expanded geographically, broadening our operations from nine countries in 2014 to 16 countries in 2018. Our rapid growth has placed, and we expect it to continue to place, significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in offering our services in the following areas:
•
recruiting and retaining sufficiently skilled IT professionals, as well as marketing and management personnel;

•
training and supervision of our personnel to maintain our high quality standards;

•
the need for additional financing to fund our rapid growth;

•
developing financial and management controls; and

•
preserving our culture, values and entrepreneurial environment.

If we are unable to manage our rapid growth effectively, it may strain our limited resources and have a material adverse effect on the quality of our services and client support.
Our revenue depends to a large extent on a limited number of clients, and our revenue could decline if we lose a major client.
We have derived, and believe that in the foreseeable future we will continue to derive, a significant portion of our revenue from a small number of clients. In 2015, our largest client was the U.K. government, accounting for 12.6% of our revenue in that year; in 2016 our largest client was also the U.K. government, accounting for 9.5% of our revenue in that year; in 2017 our largest client was Audi, accounting for 7.7% of our revenue in that year; and in the first half of 2018, our largest client was also Audi, accounting for 8.0% of our revenue in that period. In 2015, 2016, 2017 and in the first half of 2018, our top 10 clients accounted for 37.1%, 34.5%, 31.9% and 34.5% of our revenue, respectively. The decrease in the percentage of our revenue attributable to the U.K. government between 2015 and 2017 is mostly due to a strategic decision by the Company to disengage from large public contracts and instead focus on growing in parallel with our private clients as well as the impact of foreign exchange fluctuations of the British Pound.
Our ability to maintain close relationships with these and other major clients is essential to the growth and profitability of our business. However, the volume of work performed for a specific client is likely to vary from year to year, especially since we generally are not our clients’ exclusive business transformation services provider and we do not have long-term commitments from any clients to purchase our services. A major client in one year may not provide the same level of revenue for us in any subsequent year. The business transformation services we provide to our clients, and the revenue and net income from those services, may decline or vary as the type and quantity of business transformation services we provide change over time. We may, for example, generate significant revenue from a client for services provided during the “build” phase of our engagement, when we design and implement our tailored offering for the client, which may decrease during the “run” phase, when we operate and improve the offering. Furthermore, our reliance on any individual client for a significant portion of our revenue may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service.
In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenue from a client, and these factors are not predictable. For example, a client may decide to reduce spending on business transformation services from us due to a challenging economic environment or other factors, both internal and external, relating to its business. These factors, among others, may include corporate restructuring, pricing pressure, changes to an outsourcing strategy, switching to another business transformation services provider or bringing work in-house.

The loss of any of our major clients, or a significant decrease in the volume of work they outsource to us or the price at which we sell our services to them, could materially adversely affect our revenue and our results of operations.
Our revenue is highly dependent on a limited number of industries, and any decrease in demand for outsourced services in these industries could reduce our revenue and adversely affect our results of operations.
A substantial portion of our clients are concentrated in seven specific industry verticals: retail, automotive, financial services, government, travel and hospitality, healthcare and media. In the year ended December 31, 2017, we derived 29.8%, 15.3%, 10.0%, 8.8%, 6.4%, 6.1% and 5.8% of our revenue, respectively, from clients operating in these seven industries and for the six months ended June 30, 2018, we derived 28.4%, 18.4%, 10.5%, 7.6%, 4.9%, 5.5% and 4.1% of our revenue, respectively, from clients operating in these industries. Our business growth largely depends on continued demand for our services from clients in these seven industry verticals.
A downturn in any of our targeted industries, a slowdown or reversal of the trend to outsource business transformation services in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing business transformation services, could result in a decrease in the demand for our services and materially adversely affect our business, results of operations and financial condition. For example, a worsening of economic conditions in the financial services industry and significant consolidation in that industry may reduce the demand for our services and negatively affect our revenue and profitability.
Other developments in the industries in which we operate may also lead to a decline in the demand for our services in these industries, and we may not be able to successfully anticipate and prepare for any such changes. For example, consolidation in any of these industries or acquisitions, particularly involving our clients, may decrease the potential number of buyers of our services. Our clients in a particular industry may experience rapid changes in their prospects, substantial price competition and pressure on their profitability. This, in turn, may result in increasing pressure on us from clients in these key industries to lower our prices, which could adversely affect our results of operations.
We face intense competition from next-generation IT services providers, digital agencies and design firms, large global consulting and outsourcing firms and traditional technology outsourcing IT services providers, and an increase in competition, our inability to compete successfully, pricing pressures or loss of market share could materially adversely affect our business, results of operations and financial condition.
The market for technology and IT services is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards and we expect competition to intensify. We face competition primarily from next-generation IT services providers, digital agencies and design firms, large global consulting and outsourcing firms and traditional technology outsourcing IT services providers. Many of our competitors have substantially greater financial, technical and marketing resources and greater name recognition than we do. As a result, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and IT services. Competitors based in some emerging markets also present significant price competition due to their more favorable local cost structures and tax advantages.
In addition, as the technology services industry is not capital intensive or highly regulated compared to other industries, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new digitial business transformation services providers. Further, there is a risk that our clients may elect to increase their internal resources to satisfy their service needs as opposed to relying on a third-party vendor, such as our company. The technology services industry is also undergoing consolidation, which may result in increased competition from larger firms that may have substantially greater financial, marketing or technical resources, may be able to respond more quickly to new technologies or processes and changes in client demands, and may be able to devote greater resources to the development, promotion and sale of their services than we can. Increased competition could also result in price reductions, reduced operating margins and loss of our market share. We cannot assure you that we will be able to compete successfully with existing or new competitors or that competitive pressures will not materially adversely affect our business, results of operations and financial condition.
If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and we may not remain competitive, which could cause our business, results of operations and financial condition to suffer.
Our success depends on delivering innovative software solutions that leverage emerging technologies and emerging market trends to drive increased revenue. Technological advances and innovation are constant in the technology services industry. As a result, we must continue to invest resources in designing and structuring new offerings and services for our clients, as well as in research and development to stay abreast of technology developments so that we may continue to deliver solutions that our clients will wish to purchase. If we are unable to anticipate technology developments, enhance our existing services or develop and introduce new services to keep pace with such changes and meet changing client needs, we may lose clients and our revenue and results of operations could suffer. Our results of operations would also suffer if our innovations are not responsive to the needs of our clients, are not appropriately timed with market opportunities or are not effectively brought to market. Our competitors may be able to offer engineering, design and innovation services that are, or that are perceived to be, substantially similar or better than those we offer. This may force us to expend significant resources in order to remain competitive, which we may be unable to do.
Our business, results of operations and financial condition may be affected by the rate of growth in the use of digital marketing and technology in business and the type and level of spending in these areas by our clients and prospective clients.
Our business depends, in part, upon continued growth in the use of digital marketing and technology in business by our clients and prospective clients. In challenging economic environments, our clients or prospective clients may reduce or defer their spending on new marketing initiatives or technologies in order to focus on other priorities, or may choose to use their own internal resources rather than engage an outside firm to perform the types of services and solutions we provide. Downturns may be particularly pronounced in the area of marketing and communication because some companies react to a slowdown in economic activity by reducing their budgets in these areas to avoid missing performance targets. In addition, many companies have already invested substantial resources in their current digital platforms and marketing operations, and they may be reluctant or slow to adopt new approaches that could disrupt existing personnel, processes and infrastructures. If the growth of digital marketing and technology usage or our clients’ spending on technology declines, or if we cannot convince our clients or potential clients to embrace new technological solutions, our business, results of operations and financial condition could be adversely affected.
We may not be able to successfully identify and acquire target companies or integrate acquired companies into our company, and we may become subject to certain liabilities assumed or incurred in connection with our acquisitions that could harm our business, results of operations and financial condition.
Strategic acquisitions to complement and expand our business have been and will likely remain an important part of our competitive strategy. If we are unable to identify and complete acquisitions, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services. The process of integrating an acquired company has created, and will continue to create, operating difficulties. The risks we face include:
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diversion of management time and focus from operating our core business to acquisition integration challenges;

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excessive costs of deploying our business support and financial management tools in acquired companies;

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failure to successfully integrate the acquired business into our operations, including cultural challenges associated with integrating and retaining employees;

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failure to achieve anticipated efficiencies and/or benefits, including through the loss of key clients or personnel at the acquired business; and

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failure to realize our strategic objectives for the acquired business or further develop the acquired business.

Although we conduct due diligence in connection with each of our acquisitions, there may be liabilities that we fail to discover, that we inadequately assess or that are not properly disclosed to us. In particular, to the extent that any acquired business (i) failed to comply with or otherwise violated applicable laws or regulations, (ii) failed to fulfill contractual obligations to clients or (iii) incurred material liabilities or obligations to clients that are not identified during the diligence process, we, as the successor owner, may be financially responsible for these violations, failures and liabilities and may suffer financial and/or reputational harm or otherwise be adversely affected. In addition, as part of an acquisition, we may assume responsibilities and obligations of the acquired business pursuant to the terms and conditions of agreements entered by the acquired entity that are not consistent with the terms and conditions that we typically accept and require. We also may be subject to litigation or other claims in connection with an acquired business, including claims from employees, clients, shareholders or other third parties. Any material liabilities we incur that are associated with our acquisitions could harm our business, results of operations and financial condition.
We cannot predict or guarantee that we will successfully identify suitable acquisition candidates, consummate any acquisition or integrate any acquired business. Any failure to do so could have an adverse impact on our business, results of operations and financial condition.
See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions” for further discussion of our strategic acquisitions.
Goodwill and acquisition-related intangibles that we carry on our balance sheet could give rise to significant impairment charges in the future.
The amount of goodwill and intangible assets in our consolidated financial statements has increased significantly in recent years, primarily due to acquisitions. As of the six months ended June 30, 2018, the amount of goodwill and intangible assets in our consolidated financial statements was €84.4 million ($98.6 million), representing 34.6% of total assets. Goodwill and acquisition-related intangibles are subject to impairment review at least annually. Impairment testing under IFRS may lead to impairment charges in the future. Any significant impairment charges could have a material adverse effect on our results of operations.

If we cause disruptions in our clients’ businesses or provide inadequate service, our clients may have claims for damages against us, which could cause us to lose clients, have a negative effect on our corporate reputation and adversely affect our business, results of operations and financial condition.
If our employees make errors in the course of delivering services to our clients or fail to consistently meet service requirements of a client, these errors or failures could disrupt the client’s business, which could result in a reduction in our revenue or a claim for damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our corporate reputation and limit our ability to attract new business.
The services we provide are often critical to our clients’ businesses. Certain of our client contracts require us to comply with security obligations including maintaining network security and backup data, ensuring our network is virus-free, maintaining business continuity planning procedures and verifying the integrity of employees that work with our clients by conducting background checks. Any failure in a client’s system or breach of security relating to the services we provide to the client could damage our reputation or result in a claim for damages, which may be substantial, against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our clients, have a negative impact on our reputation, cause us to lose clients and adversely affect our results of operations.
Under our client contracts, our liability for breach of our obligations is in some cases limited pursuant to the terms of the contract. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, results of operations and financial condition. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.
Our business, results of operations and financial condition could be negatively affected if we incur legal liability in connection with providing our services and solutions.
If we fail to meet our contractual obligations or otherwise breach obligations to our clients, we could be subject to legal liability. We may enter into non-standard agreements because we perceive an important financial opportunity by doing so or because our personnel did not adequately adhere to our guidelines. In addition, the contracting practices of our competitors may cause contract terms and conditions that are unfavorable to us to become standard in the marketplace. If we cannot, or do not, meet our contractual obligations to provide services and solutions, and if our exposure is not adequately limited through the enforceable terms of our agreements, we might face significant legal liability and our business, results of operations and financial condition could be adversely affected.
In the normal course of business and in conjunction with certain client engagements, we have entered into contractual arrangements through which we may be obligated to indemnify clients or other parties with whom we conduct business with respect to certain matters. These arrangements can include provisions whereby we agree to hold the indemnified party and certain of their affiliates harmless with respect to third-party claims, including matters such as our breach of certain representations or covenants, our infringement of the intellectual property of others or our gross negligence or willful misconduct. Payments by us under any of these arrangements are generally conditioned on the client making a claim and providing us with full control over the defense and settlement of such claim. It is not possible to determine our maximum potential exposure under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. If events arise requiring us to make payment for indemnification claims under our contractual indemnification obligations, such payments could have a material impact on our business, results of operations and financial condition.

Additionally, some clients may perform audits or require us to perform audits and provide audit reports with respect to the controls and procedures that we use in the performance of services for such clients, especially when we process data belonging to them. Our ability to acquire new clients and retain existing clients may be adversely affected and our reputation could be harmed if we receive a qualified opinion, or if we cannot obtain an unqualified opinion, with respect to our controls and procedures in connection with any such audit in a timely manner. We could also incur liability if our controls and procedures, or the controls and procedures we manage for a client, were to result in an internal control failure or impair our client’s ability to comply with its own internal control requirements.
Our insurance coverage may not be adequate to protect us against all potential losses to which we may be subject, and this may have a material adverse effect on our business, results of operations and financial condition.
Our insurance policies cover physical loss or damage to the premises and equipment we use arising from a number of specified risks and certain consequential losses, including business interruption, arising from the occurrence of an insured event under the policies. We also maintain various other types of insurance, such as insurance covering our employees in their professional activities, but we are not fully insured against all risks. Notwithstanding the insurance coverage that we carry, the occurrence of an event that causes losses in excess of the limits specified in our policies, or losses arising from events not covered by insurance policies, could materially harm our financial condition and future operating results. There can be no assurance that any claims filed under our insurance policies will be honored fully or timely. Also, our financial condition may be affected to the extent we suffer any loss or damage that is not covered by insurance or which exceeds our insurance coverage.
If we are unable to attract and retain highly-skilled IT professionals, or adapt the size of our teams in response to changes in demand, we may not be able to maintain client relationships and grow effectively, which may adversely affect our business, results of operations and financial condition.
Our business is labor intensive and, accordingly, our success depends upon our ability to attract, develop, motivate, retain and effectively utilize highly-skilled IT professionals. We believe that there is significant competition for technology professionals in Europe, the United States and elsewhere who possess the technical skills and experience necessary to deliver our services, and that such competition is likely to continue for the foreseeable future. As a result, the technology industry generally experiences a significant rate of turnover of its workforce. Our business plan is based on hiring and training a significant number of additional technology professionals each year in order to meet anticipated turnover and increased staffing needs. Our ability to properly staff projects, to maintain and renew existing engagements and to win new business depends, in large part, on our ability to hire and retain qualified IT professionals. In addition, the competition for highly-skilled IT professionals may prevent us from being able to effectively increase the size of our teams in response to client requests or increases in demand. At the same time, concern over losing employees that may be difficult to replace may make it difficult to scale down the size of our teams should demand decrease.
We cannot assure you that we will be able to recruit and train a sufficient number of qualified professionals or that we will be successful in retaining current or future employees. Increased worldwide competition for skilled technology professionals, particularly in Europe and in the United States, may lead to a shortage in the availability of qualified personnel in the locations where we operate and hire. Failure to hire and train or retain qualified technology professionals in sufficient numbers could have a material adverse effect on our business, results of operations and financial condition.

Increases in wages and other compensation expense for our IT professionals could prevent us from sustaining our competitive advantage.
Wage costs for IT professionals may increase at a faster rate than in the past, driven by increased competition for their services or other factors, which ultimately may make us less competitive unless we are able to increase the efficiency and productivity of our IT professionals as well as the prices we can charge for our services. Wages are our most significant operating expense and increases in wage costs may reduce our profitability. We may need to increase the levels of employee compensation more rapidly than in the past to remain competitive, and we may not be able to pass on these increased costs to our clients. In addition, the issuance of equity-based compensation to our IT professionals would also result in additional dilution to our shareholders. Unless we are able to continue to increase the efficiency and productivity of our employees as well as the prices we can charge for our services, wage inflation and increased wages may materially adversely affect our financial condition and results of operation.
Restrictions on immigration may affect our ability to compete for and provide services to clients, which could hamper our growth and cause our revenue to decline.
Our future success continues to depend on our ability to attract and retain employees with technical and project management skills, including those from developing countries. The ability of foreign nationals to work in the United States, Europe, Asia, Australia, Latin America and other regions in which we have clients depends on their and our ability to obtain the necessary visas and work permits for our personnel who need to travel internationally. If we are unable to obtain such visas or work permits, or if their issuance is delayed or if their length is shortened, we may not be able to provide services to our clients or to continue to provide services on a timely and cost-effective basis, receive revenue as early as expected or manage our business as efficiently as we otherwise could, any of which could have a material adverse effect on our results of operations and financial condition.
Immigration and work permit laws and regulations in the countries in which we have clients are subject to legislative and administrative changes as well as changes in the application of standards and enforcement. For example, President Donald Trump and members of his administration have indicated that they intend to re-examine immigration laws and regulations and President Trump has signed executive orders to restrict immigration into the United States from certain countries. In addition, the U.S. Congress has recently considered and may consider in the future extensive changes to U.S. immigration laws regarding the admission of high-skilled temporary and permanent workers. If such provisions are signed into law, our ability to attract and retain talent would be constrained and our cost of doing business in the United States would increase and that may discourage clients from seeking our services. Our international expansion strategy and our business, results of operations and financial condition may be materially adversely affected if changes in immigration and work permit laws and regulations or the administration or enforcement of such laws or regulations impair our ability to staff projects with professionals who are not citizens of the country where the work is to be performed.
Our profitability will suffer if we are not able to maintain our resource utilization levels and productivity levels.
Our profitability is significantly impacted by our utilization levels of fixed-cost resources, including human resources as well as other resources such as computers and office space, and our ability to increase our productivity levels. We have expanded our operations significantly in recent years through organic growth and strategic acquisitions, which has resulted in a significant increase in our headcount and fixed overhead costs.
Some of our IT professionals are trained to work for specific clients or on specific projects and some of our facilities are dedicated to specific clients or specific projects. Our ability to manage our utilization levels depends significantly on our ability to hire and train high-performing IT professionals and to staff projects appropriately. Our ability to manage our utilization levels also depends on the general economy and its effect on our clients and their business decisions regarding the use of our services. If we experience a slowdown or stoppage of work for any client or on any project for which we have dedicated IT professionals or facilities, we may not be able to efficiently reallocate these IT professionals and facilities to other clients and projects to keep their utilization and productivity levels high. If we are not able to maintain optimal resource utilization levels without corresponding cost reductions or price increases, our profitability will suffer.
Our results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates.
Although we report our results of operations in Euros, a majority of our total revenue is denominated in currencies other than the Euro. Unfavorable fluctuations in foreign currency exchange rates, particularly with respect to the U.S. Dollar, the Swedish Krona, the British Pound, the Canadian Dollar and the Indian Rupee, could have a material adverse effect on our results of operations.
Because our consolidated financial statements are presented in Euros, we must translate revenue, expenses and income, as well as assets and liabilities, into Euros at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the Euro against other currencies will affect the value of balance-sheet items originally denominated in other currencies. These changes will also cause our results of operations stated in Euros to be higher or lower than our results of operations in local currency when compared against other periods.
As we continue to leverage our global delivery model, more of our expenses are incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies against the Euro could increase costs for delivery of services at off-shore sites by increasing labor and other costs that are denominated in local currency. There can be no assurance that our contractual provisions will offset their impact.
Our competitive position and future prospects depend on our senior management’s expertise, and our business operations may be severely disrupted if we lose their services.
Our business is dependent on retaining the services of certain key members of the management team who have extensive experience in the technology services industry, in particular, Sebastian Lombardo, our Chief Executive Officer, and Olivier Padiou and Tomas Nores, our Chief Operating Officers. If a key member of the management team is unable or unwilling to continue in his or her present position, it could disrupt our business operations, and we may not be able to replace such a person easily, or at all. Competition for the services of such persons in our industry is intense, and our industry is characterized by the high mobility of its professionals. While we have entered into employment contracts or service agreements with our senior managers and have provided incentives for them to remain with us, including the issuance of warrants, we cannot guarantee the retention of their services. We currently do not maintain insurance against any damage that may be incurred in case of the loss or dismissal of our key specialists or managers. The loss of any key management may have an adverse effect on our business, results of operations and financial condition.
If any of our senior management or key personnel joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key technology professionals and staff members to them. Also, if any of our business development managers, who generally keep a close relationship with our clients, joins a competitor or forms a competing company, we may lose clients and our sales may be materially adversely affected. Additionally, such movement by senior management could result in unauthorized disclosure or use of our technical knowledge, practices or procedures, which may materially adversely affect our competitive position and, consequently, our business, results of operations and financial condition.
Our business depends on a strong brand and corporate reputation, and if we are not able to maintain and enhance our brand, our ability to expand our client portfolio will be impaired and our business, results of operations and financial condition will be adversely affected.
Our corporate reputation is a significant factor in our clients’ and prospective clients’ determination of whether to engage us. We believe the Valtech brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and also contribute to our efforts to recruit and retain talented IT professionals. However, our corporate reputation is susceptible to damage by actions or statements made by current or former employees or clients, competitors, vendors, adversaries in legal proceedings and government regulators, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false rumor or misunderstanding, could adversely affect our business, results of operations and financial condition. In particular, damage to our reputation could be difficult and time-consuming to repair, could make potential or existing clients reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of the Valtech brand name and could reduce investor confidence in us and result in a decline in the price of our Class A ordinary shares.
Most of our contracts with our clients are short-term and our business, results of operations and financial condition could be adversely affected if our clients terminate their contracts on short notice.
Consistent with industry practice, most of our contracts with our clients are short-term. A majority of our contracts can be terminated by our clients on short notice and without significant early termination cost. See “A majority of our client contracts contain provisions under which the client may terminate our services prior to the completion of the agreement on short notice and without significant early termination costs.” When contracts are terminated, we lose the anticipated revenue and might not be able to eliminate our associated costs in a timely manner. Consequently, our operating margins in subsequent periods could be lower than expected. If we are unable to replace the lost revenue with other work on terms we find acceptable or effectively eliminate costs, our business, results of operations and financial condition could be adversely affected.
There are a number of factors relating to our clients that are outside of our control which might lead them to terminate a contract or project with us, including:
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changes in the business and financial condition of our clients, such as financial difficulties;

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changes in ownership or management of our clients;

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changes in economic or market conditions in general or specific to a client’s industry;

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a change in strategic priorities, resulting in elimination of the impetus for the project or a reduced level of technology spending;

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a change in outsourcing strategy resulting in moving more work to the client’s in-house technology department or to our competitors;

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the replacement by our clients of existing software with packaged software supported by licensors; and

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mergers and acquisitions or significant corporate restructurings.

Failure to perform or observe any contractual obligations could result in cancellation or non-renewal of a contract, which could cause us to experience a higher than expected number of unassigned employees and an increase in our cost of revenue as a percentage of revenue, until we are able to reduce or reallocate our headcount. The ability of our clients to terminate agreements makes our future revenue uncertain. We may not be able to replace any client that elects to terminate or not renew its contract with us, which could materially adversely affect our revenue and thus our results of operations.
In addition, some of our agreements specify that if a change of control of our company occurs during the term of the agreement, the client has the right to terminate the agreement. If any future event, such as the sale of our shares by one of our principal shareholders, triggers any change-of-control provision in our client contracts, these agreements may be terminated, which would result in loss of revenue.
A majority of our client contracts contain provisions under which the client may terminate our services prior to the completion of the agreement on short notice and without significant early termination costs.
A majority of our client contracts provide that the client may terminate the contract without cause prior to the end of the term of the agreement by providing us with relatively short prior written notice of the termination and without significant early termination costs. As a result, the existence of contractual relationships with our clients is not an assurance that we will continue to provide services for our clients through the entire term of their respective agreements. If clients representing a significant portion of our revenue terminated their agreements unexpectedly, we may not be able to replace the revenue and income from such contracts, which would adversely affect our business, results of operations and financial condition. In the event of contract termination on short notice, we may be unable to reassign our IT professionals to new engagements without delay. The cancellation of an engagement could, therefore, reduce the utilization rate of our IT professionals, which would have a negative impact on our business, results of operations and financial condition. In addition, client contract terminations could harm our reputation which could negatively impact our ability to obtain new clients.
If the pricing structures that we use for our client contracts are based on inaccurate expectations and assumptions regarding the cost and complexity of performing our work, our contracts could be unprofitable, which could adversely affect our business, results of operations and financial condition from operation.
We perform our services primarily under time-and-materials contracts (where materials costs consist of travel and out-of-pocket expenses). We charge out the services performed by our employees under these contracts at daily or hourly rates that are agreed to at the time the contract is entered into. The daily or hourly rates and other pricing terms negotiated with our clients are highly dependent on the complexity of the project, the mix of staffing we anticipate using on it, internal forecasts of our operating costs and predictions of increases in those costs influenced by wage inflation and other marketplace factors. Our predictions are based on limited data and could turn out to be inaccurate. Typically, we do not have the ability to increase the daily or hourly rates established at the outset of a client project in order to pass through to our client increases in salary costs driven by wage inflation and other marketplace factors.
In addition to our time-and-materials contracts, we undertake some engagements on a fixed-price basis. Revenue from our fixed-price contracts represented 15.6%, 20.3% and 25.1% of total revenue for the years ended December 31, 2015, 2016 and 2017, respectively, and represented 26.2% of total revenue for the six months ended June 30, 2018. In the future, the share of total revenue which will be derived from fixed-price contracts may increase if we secure large fixed-price engagements. Our pricing in a fixed-price contract is highly dependent on our assumptions and forecasts about the costs we will incur to complete the related project, which are based on limited data and could turn out to be inaccurate. Any failure by us accurately to estimate the resources and time required to complete a fixed-price contract on time and on budget or any unexpected increase in the cost of our employees assigned to the related project, office space or materials could expose us to risks associated with cost overruns and could have a material adverse effect on our business, results of operations and financial condition. In addition, any unexpected changes in economic conditions that affect any of the foregoing assumptions and predictions could render contracts that would have been favorable to us when signed unfavorable.
If we are not successful in managing increasingly large and complex projects, we may not achieve our financial goals and our results of operations could be adversely affected.
To successfully market our service offerings and obtain larger and more complex projects, we need to establish close relationships with our clients and develop a thorough understanding of their operations. In addition, we may face a number of challenges managing larger and more complex projects, including:
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maintaining high-quality control and process execution standards;

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maintaining planned resource utilization rates on a consistent basis;

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maintaining productivity levels and implementing necessary process improvements;

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controlling costs; and

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maintaining close client contact and high levels of client satisfaction.

Our ability to successfully manage large and complex projects depends significantly on the skills of our management personnel and IT professionals, some of whom do not have experience managing large-scale or complex projects. In addition, large and complex projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. Such cancellations or delays may make it difficult to plan our project resource requirements. If we fail to successfully obtain engagements for large and complex projects, we may not achieve our revenue growth and other financial goals. Even if we are successful in obtaining such engagements, a failure by us to effectively manage these large and complex projects could damage our reputation, cause us to lose business, impact our margins and adversely affect our business, results of operations and financial condition.
Our profitability could suffer if we are not able to maintain favorable pricing rates.
Our profitability and operating results are dependent on the rates we are able to charge for our services. Our rates are affected by a number of factors, including:
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our clients’ perception of our ability to add value through our services;

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our competitors’ pricing policies;

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bid practices of clients and their use of third-party advisors;

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the mix of onsite and offshore staffing;

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employee wage levels and increases in compensation costs, including timing of promotions and annual pay increases;

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our ability to charge premium prices when justified by market demand or the type of service; and

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general economic conditions.

If we are not able to maintain favorable pricing for our services, our profitability could suffer.
If we are unable to collect our receivables from, or invoice our unbilled services to, our clients, our results of operations and cash flows could be adversely affected.
Our business depends on our ability to successfully obtain payments from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. We maintain provisions against receivables and unbilled services based on our assessment of the risk of non-collection. Actual losses on client balances could differ from those that we currently anticipate and as a result we might need to adjust our provisions. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions, such as a potential credit crisis in the global financial system, could also result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy. Such conditions could cause clients to delay payment, request modifications of their payment terms or default on their payment obligations to us, all of which could increase our receivables. Timely collection of fees for client services also depends on our ability to complete our contractual commitments and subsequently bill for and collect our contractual service fees. If we are unable to meet our contractual obligations, we might experience delays in the collection of or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience delays in billing and collection for our services, our cash flows could be adversely affected.
Our revenue, operating results or profitability may experience significant variability and our past results may not be indicative of our future performance.
Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. Factors that are likely to cause variations include:
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the number, timing, scope and contractual terms of business transformation projects in which we are engaged;

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delays in project commencement or staffing delays due to difficulty in assigning appropriately skilled or experienced IT professionals;

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the accuracy of estimates of resources, time and fees required to complete fixed-price projects and costs incurred in the performance of each project;

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changes in pricing in response to client demands and competitive pressures;

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changes in the allocation of onsite and offshore staffing;

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the business decisions of our clients regarding the use of our services;

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the ability to further grow revenue from existing clients;

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the available leadership and senior technical resources compared to junior engineering resources staffed on each project;

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seasonal trends, primarily our hiring cycle and the budget and work cycles of our clients;

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delays or difficulties in expanding our operational facilities or infrastructure;

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the ratio of fixed-price contracts to time-and-materials contracts in process;

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employee wage levels and increases in compensation costs, including timing of promotions and annual pay increases;

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unexpected changes in the utilization rate of our IT professionals;

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unanticipated contract or project terminations;

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the timing of collection of accounts receivable;

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the continuing financial stability of our clients; and

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general economic conditions.

In addition, such variability could make it difficult to make accurate financial forecasts, which could materially adversely affect our business, financial condition and results of operations.
We have incurred, and may continue to incur, share-based incentive expenses which could adversely impact our net income.
We have issued warrants under our equity incentive plans and entered into certain other share-based incentive arrangements in the past, as a result of which we have recorded €1.1 million ($1.2 million), €1.0 million ($1.1 million) and €0.7 million ($0.8 million) as share-based compensation expenses for each of the years ended December 31, 2015, 2016 and 2017, respectively and €0.2 million ($0.2 million) for the six months ended June 30, 2018.
IFRS prescribes how we account for share-based incentive arrangements, which could adversely or negatively impact our results of operations or the price of our Class A ordinary shares. IFRS requires us to recognize share-based payments as compensation expense in the statement of income (loss) based on the fair value of equity awards on the date of the grant, with compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. The expenses associated with share-based incentives may reduce the attractiveness of issuing equity awards under our equity incentive plan. However, if we do not grant equity awards, or if we reduce the number of equity awards we grant, we may not be able to attract and retain key personnel. If we grant more equity awards to attract and retain key personnel, the expenses associated with such additional equity awards could materially adversely affect our results of operations. In addition, the issuance of equity-based compensation would result in additional dilution to our shareholders.
Our computer networks may be vulnerable to security risks that could disrupt our services, and we could be held liable for damages or our reputation could suffer from security breaches or disclosure of confidential information or personal data.
We are dependent on information technology networks and systems to process, transmit and securely store electronic information and to communicate among our locations around the world and with our clients. Our information technology networks may be vulnerable to unauthorized access, computer hackers, computer viruses, worms, malicious applications and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information, including personally identifiable information, or cause interruptions or malfunctions in our operations. In addition, many of our engagements involve projects that are critical to the operations of our clients’ businesses. The theft and/or unauthorized use or publication of our, or our clients’, confidential information or other proprietary business information as a result of such an incident could adversely affect our competitive position and reduce marketplace acceptance of our services. Although we intend to continue to implement security measures, any failure, unauthorized access or breach of the networks or computer systems used by us or our clients could result in a claim for substantial damages against us and significant reputational harm, regardless of our responsibility for the failure, unauthorized access or breach.
In addition, we often have access to or are required to manage, utilize, collect and store sensitive or confidential client or employee data, including personal data. As a result, we are subject to numerous U.S. and non-U.S. laws and regulations designed to protect this information, such as the EU General Data Protection Regulation, or GDPR, and various U.S. federal and state laws governing the protection of personal data. To protect proprietary information and other intellectual property, we require our employees, independent contractors, vendors and clients to enter into written confidentiality agreements with us. If any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in our possession or control occurs, we could be subject to liability and penalties in connection with any violation of applicable privacy laws and/or criminal prosecution, as well as significant liability to our clients or our clients’ customers for breaching contractual confidentiality and security provisions or privacy laws. These risks will increase as we continue to grow and to store and process increasingly large amounts of our clients’ confidential information and data and host or manage parts of our clients’ businesses, especially in industries involving particularly sensitive data such as the financial services industry and the healthcare industry.
As cybersecurity threats rapidly evolve in sophistication and become more prevalent across the industry globally, the associated risks described above may increase. Our (and our third party providers’) information technology systems and networks likely will be subject to advanced computer viruses or other malicious codes, unauthorized access attempts, denial of service attacks, phishing and other cyber-attacks. Given that the techniques used in cyber attacks change frequently and may be difficult to detect for periods of time, we (and our third party providers) may face difficulties in anticipating and implementing adequate preventative measures or mitigating harms after such an attack. We cannot guarantee that our security efforts or the security efforts of our third-party providers will prevent breaches or failures of our or our third-party providers’ databases or systems. Unauthorized disclosure of sensitive or confidential client or employee data, including personal data, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation or otherwise, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems and networks or those we develop or manage for our clients, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, which could in turn have a material adverse effect on our business, results of operations and financial condition.
Our international operations involve risks that could increase our expenses, adversely affect our results of operations and require increased time and attention from our management.
We have operations and serve clients across Europe and North America and in other jurisdictions around the world including China, India, Singapore, Australia, Argentina and Ukraine. As a result, we may be subject to risks inherently associated with international operations, including fluctuations in foreign exchange and inflation rates, international hostilities, natural disasters, security breaches, and failure to maintain compliance with our clients’ control requirements. Our global operations also expose us to numerous and sometimes conflicting legal, tax and regulatory requirements, and violations or unfavorable interpretation by the respective authorities of these regulations could harm our business, results of operations and financial condition. In addition, emerging markets generally involve greater financial and operational risks than more mature markets such as the United States and Europe. Negative or uncertain political climates in countries or geographies where we operate could also adversely affect us.
On March 20, 2017, we executed a purchase and sale agreement to acquire certain business operations in Ukraine. In recent years, military activities in Ukraine and on its borders, including Russia asserting control over and declaring its annexation of the Crimean region, have combined with Ukraine’s weak economic conditions to create uncertainty about the future of Ukraine. Deterioration of Ukraine’s political and economic conditions, including a further outbreak of open hostilities with Russia, could impair our business operations in Ukraine and adversely affect our results of operations and financial condition.
In addition, our operations in Argentina expose us to risks associated with the unpredictable and significant levels of inflation Argentina has experienced in recent years. Our operating costs in Argentina are denominated in Argentine Pesos. Inflation in Argentina, without a corresponding Peso devaluation, could result in an increase in our operating costs without a commensurate increase in our revenue, which could adversely affect our results of operations and financial condition.
Additional risks associated with international operations include difficulties in enforcing contractual rights, the burdens of complying with a wide variety of foreign laws and potentially adverse tax consequences, including permanent establishment and transfer pricing issues, tariffs, quotas and other barriers and potential difficulties in collecting accounts receivable. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations. Additionally, such companies may have long-standing or well-established relationships with desired clients, which may put us at a competitive disadvantage. We may also face difficulties integrating new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. Our international expansion plans may not be successful and we may not be able to compete effectively in other countries. We cannot ensure that these and other factors will not impede the success of our international expansion plans or limit our ability to compete effectively in other countries.
Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violations of these regulations could harm our business, results of operations and financial condition.
Because we provide services to clients throughout the world, we are subject to numerous, and sometimes conflicting, legal rules on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, internal and disclosure control obligations, data privacy and labor relations. Violations of these laws or regulations in the conduct of our business could result in fines, criminal sanctions against us or our officers, prohibitions on doing business, damage to our reputation and other unintended consequences such as liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights. Our failure to comply with applicable legal and regulatory requirements could have a material adverse effect on our business, results of operations and financial condition.
Among other anti-corruption laws and regulations, we are subject to the Foreign Corrupt Practices Act, which prohibits improper payments or offers of improper payments to foreign officials to obtain business or any other benefit, and the U.K. Bribery Act. Violations of these laws or regulations could subject us to criminal or civil enforcement actions, including fines and suspension or disqualification from government contracting or contracting with private entities in certain highly regulated industries, any of which could have a material adverse effect on our business, results of operations and financial condition.
In addition, strict labor regulations in certain of the jurisdictions in which we operate, including France, may make it difficult for us to make changes to our workforce in response to changes in demand for our services, which could materially adversely affect our business, results of operations and financial condition. The terms of certain national collective bargaining agreements that apply to all businesses within specific industries are applicable to certain of our French employees. Certain of our French employees are also represented by an elected works council with which we have entered into collective bargaining agreements that provide, among other things, for terms of employment that are mandated under French law. These collective bargaining agreements may limit our ability to make changes to the terms of employment of certain of our French employees, for example to reduce costs, which could materially adversely affect our business, results of operations and financial condition.
Our work with government clients exposes us to additional risks inherent in the government contracting environment.
Our clients include national, provincial, state and local governmental entities. Revenue from our government clients represents 16.0%, 12.7%, 8.8% and 7.6% of our total revenue for the years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, respectively. Our government work carries various risks inherent in the government contracting process, which may affect our operating profitability. These risks include, but are not limited to, the following:
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Government entities often reserve the right to audit our contract costs, including allocated indirect costs, and conduct inquiries and investigations of our business practices with respect to our government contracts. If the client finds that the costs are not chargeable, then we will not be allowed to bill for them or the cost must be refunded to the client if it has already been paid to us. Findings from an audit may also result in adjustments of previously agreed upon rates for our work and may affect our future margins.

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If a government client discovers improper or illegal activities in the course of audits or investigations, we may become subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or unilateral debarment from doing business with other agencies of that government. The inherent limitations of internal controls may not prevent or detect all improper or illegal activities, regardless of their adequacy, and therefore we can only mitigate, and not eliminate, this risk.

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Government contracts are often subject to more extensive scrutiny and publicity than contracts with commercial clients. Negative publicity related to our government contracts, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts among commercial and governmental entities.

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Political and economic factors such as pending elections, changes in leadership among key governmental decision makers, revisions to governmental tax policies and reduced tax revenue can affect the number and terms of new government contracts signed.

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Terms and conditions of government contracts tend to be more onerous and are often more difficult to negotiate than those for commercial contracts. For example, many of our government contracts may be terminated for convenience, and our government clients may terminate or decide not to renew our contracts with little or no prior notice.

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Government contracts may not include a cap on direct or consequential damages, which could cause additional risk and expense in these contracts.

We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.
We believe that our available cash and cash equivalents, cash flows expected to be generated from operations, borrowings available to us and net proceeds from this offering will be sufficient to meet our projected operating and capital expenditure requirements for at least the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain another credit facility in addition to our existing credit lines related to assignment of receivables. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:
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investors’ perception of, and demand for, securities of business transformation services companies;

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conditions of the United States and other capital markets in which we may seek to raise funds; and

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our future results of operations and financial condition.

Financing may not be available in amounts or on terms acceptable to us, or at all, which could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.
We face risks associated with having significant resource commitments to provide services prior to realizing sales for those services.
We have a long selling cycle for our services, which requires significant investment of human resources and time by both our clients and us. Before committing to use our services, potential clients require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other business transformation services providers or in-house resources) and the timing of our clients’ budget cycles and approval processes. If our sales cycle unexpectedly lengthens for one or more large projects, it would negatively affect the timing of our revenue and hinder our revenue growth. For certain clients, we may begin work and incur costs prior to executing the contract. A delay in our ability to obtain a signed agreement or other persuasive evidence of an arrangement, to complete certain contract requirements in a particular quarter or to collect on work performed in a particular quarter could reduce our revenue in that quarter.
Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may experience delays in obtaining internal approvals or delays associated with technology, thereby further delaying the implementation process. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources. Any significant failure to generate revenue or delays in recognizing revenue after incurring costs related to our sales or services process could materially adversely affect our business, results of operations and financial condition.
We may not be able to recognize revenue in the period in which our services are performed, which may cause our margins to fluctuate.
Our services are performed under both time-and-material and fixed-price contract arrangements. All revenue is recognized pursuant to applicable accounting standards. We recognize revenue when the following criteria are met: the amount of revenue can be measured reliably, it is probable that the economic benefit will flow to us, the stage of completion at the balance sheet date can be measured reliably and the costs incurred, or to be incurred, can be measured reliably. When the above criteria are not met, revenue arising from the rendering of services should be recognized only to the extent of the expenses recognized that are recoverable.
We recognize revenue from fixed-price contracts using the percentage of completion method of accounting, which involves calculating the actual costs incurred relative to estimated costs to complete in order to estimate the progress toward completion to determine the amount of revenue to recognize. In instances where final acceptance of the system or solution is specified by the client, revenue is deferred until all acceptance criteria have been met. In the absence of a sufficient basis to measure progress toward completion, revenue is recognized upon receipt of final acceptance from the client. Our failure to meet all the acceptance criteria, or otherwise meet a client’s expectations, may result in our having to record the cost related to the performance of services in the period that services were rendered, but delay the timing of revenue recognition to a future period in which all acceptance criteria have been met.
Pursuant to our 2018 Omnibus Incentive Plan that we intend to establish in connection with this offering, we may grant options and other types of awards, which may result in increased share-based compensation expenses.
In connection with this offering, we intend to establish a new omnibus equity incentive plan, which we refer to as the 2018 Plan in this prospectus, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The maximum number of ordinary shares initially available for issuance under equity incentive awards granted pursuant to the 2018 Plan is expected to equal      ordinary shares. On January 1, 2019 and on January 1 of each calendar year thereafter, an additional number of shares equal to 5% of the Company’s total outstanding shares on December 31 of the immediately preceding year (or any lower number of shares as determined by the Board of Directors) are expected to be issuable under the 2018 Plan under the discretion of the Board of Directors.
We recognize share-based compensation expenses in our consolidated statement of income in accordance with IFRS as issued by the IASB. We believe the granting of share-based compensation is important to our ability to attract and retain key personnel and employees, and therefore we expect to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations. In addition, the issuance of additional equity upon the exercise of options or other types of awards would result in further dilution to our shareholders.
In addition, in connection with the completion of this offering, we expect to issue        equity incentive awards to certain employees, including      awards to our executive officers, which we expect to result in €     million of share-based compensation expense, which we expect to recognize in                                     .

Our effective tax rate could be materially adversely affected by a number of factors.
We conduct business globally and file income tax returns in multiple jurisdictions, including jurisdictions located in Europe, North America, Asia, Australia and Latin America. Our effective tax rate, results of operations and financial condition could be materially adversely affected by a number of factors, including changes in the amount of income taxed by or allocated to the various jurisdictions in which we operate that have different statutory tax rates; the resolution of issues arising from tax audits or examinations and any related interest or penalties; and changing tax laws, regulations and interpretations of such tax laws in multiple jurisdictions. Certain jurisdictions, including France, are actively contemplating tax reform and tax policy changes, which could adversely affect our business, results of operations and financial condition.
On December 22, 2017, the Tax Cuts and Jobs Act, or the Tax Act, significantly revised U.S. federal corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21%, limiting the tax deduction for interest expense to 30% of adjusted earnings, allowing immediate expensing for certain new investments, imposing an alternative “base erosion and anti-abuse tax,” or BEAT, on certain corporations that make deductible payments to foreign related persons in excess of specified amounts, and, effective for net operating losses arising in taxable years beginning after December 31, 2017, eliminating net operating loss carrybacks, permitting indefinite net operating loss carryforwards, and limiting the use of net operating loss carryforwards to 80% of current year taxable income. The reduction in the U.S. federal corporate income tax rate is expected to be beneficial to us in future years in which we have net income subject to U.S. federal income tax. However, the reduction in the U.S. federal corporate income tax rate also resulted in a net downward adjustment of €1.2 million ($1.4 million) to the amount of deferred tax assets and deferred tax liabilities reflected in our financial statements, and adversely affected our overall effective tax rate for 2017.
There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Act, including the provisions relating to the BEAT. In the absence of guidance on these issues, we will use what we believe are reasonable interpretations and assumptions in interpreting and applying the Tax Act for purposes of determining our cash tax liabilities and results of operations, which may change as we receive additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time. It is possible that the Internal Revenue Service, or the IRS, could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we previously made, which could have a material adverse effect on our cash tax liabilities, effective tax rate, results of operations and financial condition.
We report our results of operations based on our determination of the amount of taxes owed in the various jurisdictions in which we operate. We have certain intercompany arrangements among our subsidiaries in relation to various aspects of our business, including operations, marketing, sales and delivery functions that are subject to transfer pricing regulations of the respective jurisdiction.
We have significant tax benefits, the loss of which could materially adversely affect our results of operations, net income, cash flows and financial condition.
We enjoy tax incentives introduced by certain jurisdictions to partially offset the costs of research and development efforts by technology companies. In the past, we benefited from such tax benefits in Australia, Netherlands, Canada and France. We may try to benefit from similar tax incentives in other jurisdictions where we operate or will operate in the future. While we plan to continue our research and development effort in order to sustain our competitive advantage, there is a risk that currently existing tax benefits in the jurisdictions where we operate will be amended or withdrawn by the relevant jurisdictions, which would adversely impact our results of operations, net income, cash flows and financial condition. Tax attributes arising out of past research and development tax benefits may be challenged by tax authorities in the future, which could force us to pay additional taxes, interest and penalties and could adversely and materially impact our results of operations, net income, cash flows and financial condition.
In France and the United States, we have material tax losses that have been carried forward, some of which have been recognized as deferred tax assets. Should our net income be less favorable than what we anticipated when we determined the amount of deferred tax assets, we would be forced to impair the value of these deferred tax assets, which could adversely and materially impact our result of operations, net income, cash flows and financial condition.
Although we do not expect to be a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes in 2018 or in the immediately foreseeable future, if we were a PFIC, U.S. shareholders may be subject to adverse U.S. federal income tax consequences.
Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, certain non-active rents and royalties, and capital gains. Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, we do not expect to be a PFIC for our 2018 taxable year or in the immediately foreseeable future. However, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion. In addition, whether we will be a PFIC in 2018 or any future years is uncertain because, among other things: (i) we will own after the completion of this offering a substantial amount of passive assets, including cash, and (ii) the valuation of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may vary substantially over time. In particular, the calculation of the value of our intangible assets is based, in part, on the market value of our Class A ordinary shares, which is subject to change. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.
If we are a PFIC for any taxable year during which a U.S. investor holds Class A ordinary shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds Class A ordinary shares, even if we ceased to meet the threshold requirements for PFIC status. Such a U.S. investor would be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to take a qualified electing fund, or QEF, election that could mitigate the adverse U.S. federal income tax consequences should we be classified as a PFIC.
For further discussion, see “Taxation—Material U.S. federal income tax considerations for U.S. holders.”
If we fail to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
We must maintain effective internal control over financial reporting in order to accurately and timely report our results of operations and financial condition. In addition, as a public company listed in the United States, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley

Act, will require, among other things, that we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year starting with the end of the first full fiscal year after the completion of the offering. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting for so long as we are an “emerging growth company,” which may be up to five fiscal years following the date of this offering. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not.
Ensuring that we have adequate disclosure controls and procedures, including internal controls over financial reporting, in place so that we can produce accurate financial statements on a timely basis is costly, time-consuming and needs to be re-evaluated frequently. We are in the process of documenting, reviewing and improving our internal controls and procedures in anticipation of being a public company listed in the United States and eventually being subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. We will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. Our management may conclude that our internal controls over financial reporting are not effective due to our failure to cure any identified material weakness or otherwise.
Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may not conclude that our internal controls over financial reporting are effective. As a result, our accounting firm may decline to attest to the effectiveness of our internal controls over financial reporting or may issue a qualified report.
In addition, during the course of the evaluation, documentation and testing of our internal controls over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to report our financial information on a timely basis, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and we may suffer adverse regulatory consequences or violations of listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements.
The rules governing the standards that must be met for our management to assess our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that our audit committee be advised and regularly updated on management’s review of internal control over financial reporting. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a public company listed in the United States. If we fail to staff our accounting and finance function adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company listed in the United States, our business and reputation may be harmed and the price of our Class A ordinary shares may decline. In addition, undetected material weaknesses in our internal control over financial reporting could lead to restatements of financial statements and require us to incur the expense of remediation. Any of these developments could result in investor perceptions of us being adversely affected, which could cause a decline in the market price of our securities.

We have identified a material weakness related to the design and operation of our control environment. If we fail to improve and maintain our internal controls over financial reporting, the accuracy and timeliness of our financial reporting may be adversely affected, which could hurt our business, lessen investor confidence and depress the market price of our securities.
Prior to the completion of this offering, as a private company and, before that, as a public company listed outside of the United States, we have not been subject to the requirements of the Sarbanes-Oxley Act, including the obligation to formally evaluate the effectiveness of our internal controls. In connection with our preparation for this offering, we have identified a material weakness related to the design and operation of the control environment, as evidenced by:
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inadequate segregation of duties with respect to internal control over financial reporting, due to limited personnel in many subsidiaries of the company with sufficient accounting expertise (in particular for performing independent reviews of journal entries); and

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insufficient written policies and control procedures that would limit discrepancies within our different subsidiaries worldwide in applying IFRS accounting standards, in performing control activities or in using the IT systems (in particular for revenue recognition).

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.
We have taken steps to remediate the material weakness noted above. We have initiated or plan to initiate the following series of measures:
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improve segregation of duties related to data entry and review of journal entries by hiring additional personnel with the adequate expertise; and

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implement a new enterprise resource planning framework worldwide with the appropriate documentation of control procedures.

However, if we do not successfully remediate these issues or if we fail to design and operate effective internal controls in the future, it could result in material misstatements in our financial statements, result in the loss of investor confidence in the reliability of our financial statements and subject us to regulatory scrutiny and sanctions, which in turn could harm the market value of our Class A ordinary shares.
Changes in IFRS could have an adverse effect on our previously reported results of operations.
The standards comprising IFRS are subject to revision and interpretation by the IASB and by various bodies formed to promulgate and to interpret appropriate accounting principles including the International Financial Reporting Interpretations Committee and the Standard Interpretations Committee. A change in these standards or interpretations could have a significant effect on our previously reported results of operations and could affect the reporting of transactions completed before the announcement of a change.
In May 2014, the IASB issued a new revenue recognition standard under IFRS 15, “Revenue from Contracts with Customers,” which is applicable to annual periods beginning on or after January 1, 2018. IFRS 15 will replace the current standards on revenue recognition, in particular IAS 18, “Revenue,” IAS 11, “Construction Contracts” and the associated interpretations, when it becomes applicable. Under this new standard, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.
Also applicable beginning January 1, 2018, IFRS 9, “Financial Instruments,” modifies the recognition and measurement for hedging operations and the major accounting categories of financial assets and liabilities, as well as the recognition of credit risk on financial assets by considering expected losses versus losses incurred. Beginning January 1, 2019, we will be subject to IFRS 16, “Leases,” which changes the accounting for leases of tenants with the recognition of an asset and a liability representing the right to use upon delivery of the leased asset by the lessor. The new standard thus introduces a basis of separation between contracts with suppliers, based on a new accounting definition of a lease and a service contract.
In order to be able to comply with the requirements of IFRS 15, IFRS 9 and IFRS 16, we need to update and enhance our internal accounting systems, processes and our internal controls over financial reporting. This has required, and will continue to require, additional investments by us, and may require incremental resources and system configurations that could increase our operating costs in future periods.
We are in the process of identifying and analyzing the contracts subject to the application of IFRS 16. While we continue to assess the potential impact of this standard, we believe that the most significant impact will be related to the accounting for operating leases associated with office space. At this time, a quantitative estimate of the effect of the new standard has not been determined, but we anticipate a material impact to our statements of financial position due to the recognition of the present value of unavoidable future lease payments as lease assets and lease liabilities. The measurement of the total lease expense over the term of the lease is unaffected by the new standard; however, the required presentation on our consolidated statements of income will result in lease expenses being presented as depreciation of lease assets and finance costs rather than being fully recognized as general and administrative costs.
While we are continuing to evaluate the impact, we currently do not expect that the impact of adopting IFRS 15 and IFRS 9 will be material to our financial results. However, it is difficult to predict the exact impact of these or future changes to accounting standards or our accounting policies, any of which could negatively affect our results of operations.
Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results. IFRS and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, impairment of long-lived assets, leases and related economic transactions, intangibles, self-insurance, income taxes, property and equipment, litigation and equity-based compensation are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by us (i) could require us to make changes to our accounting systems to implement these changes that could increase our operating costs and (ii) could significantly change our reported or expected financial performance.
An exit by the United Kingdom from the European Union may have a negative effect on global economic conditions and financial markets and on our business, results of operations and financial condition.
In June 2016, a majority of those voting in a national referendum in the United Kingdom voted in favor of the United Kingdom’s exit from the European Union, commonly referred to as “Brexit.” On March 29, 2017, the United Kingdom gave formal notice under Article 50 of the European

Treaty of its intention to leave the European Union. The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations and has created political and economic uncertainty about the future relationship between the United Kingdom and the European Union and as to whether any other European countries may similarly seek to exit the European Union. The on-going process of negotiations between the United Kingdom and the European Union will determine the future terms of the United Kingdom’s relationship with the European Union, including access to European Union markets, either during a transitional period or more permanently. Brexit could lead to potentially divergent laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. We have material operations in the United Kingdom and the rest of Europe and our global operations serve many clients with significant operations in those regions.
In addition, we are currently an SE with our registered office in England. We may be required or choose to change our corporate form or country of registration prior to or concurrently with the completion of Brexit, depending, among other factors, on what arrangements are negotiated between the United Kingdom and the European Union in connection therewith. A change to our corporate form would likely deprive us of certain of the advantages of being an SE, including the ability to transfer our registered office to another European Union jurisdiction with relatively few restrictions. A change to our country of registration would subject us to a new legal regime that may have disadvantages compared to English law. As a result of the foregoing factors, our financial condition and results of operation may be significantly impacted by the effects of Brexit and the uncertainties surrounding it.
For the year ended December 31, 2017, revenue from our clients in the United Kingdom and the rest of Europe represented 12.5% and 66.7%, respectively, of our consolidated revenue. For the six months ended June 30, 2018, revenue from our clients in the United Kingdom and the rest of Europe represented 12.9% and 66.8%, respectively, of our consolidated revenue. A significant portion of our revenue from clients in the United Kingdom is denominated in British Pounds. This exposure subjects us to revenue risk with respect to our clients in the United Kingdom as well as to risk resulting from adverse movements in foreign currency exchange rates. In addition, revenue from our financial services clients represented 10.0% of our consolidated revenue for the year ended December 31, 2017 and 10.5% of our consolidated revenue for the six months ended June 30, 2018. Uncertainty regarding future U.K. financial laws and regulations, the withdrawal terms of the United Kingdom from the European Union and the future trade terms between the United Kingdom and the European Union could negatively impact the financial services sector globally, including our clients in such sector, and as a consequence adversely impact our financial condition and results of operations. Further, it is uncertain what impact the withdrawal of the United Kingdom from the European Union will have on general economic conditions in the United Kingdom, the European Union and globally. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.
Provisions in the U.K. City Code on Takeovers and Mergers may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders.
The U.K. City Code on Takeovers and Mergers, or the Takeover Code, applies, among other things, to an offer for an SE whose registered office is in the United Kingdom (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the Takeover Panel, to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
If at the time of a takeover offer the Takeover Panel determines that we have our place of central management and control in the United Kingdom, we would be subject to a number of rules and restrictions, including but not limited to the following: (1) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (2) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (3) we would be obliged to provide equality of information to all bona fide competing bidders.
International hostilities, terrorist activities, other violence or war, natural disasters, global health risks, pandemics and infrastructure disruptions could delay or reduce the number of new service orders we receive and impair our ability to service our clients.
International hostilities and acts of terrorism, violence or war, natural disasters, global health risks or pandemics or the threat or perceived potential for these events could materially adversely affect our operations and our ability to provide services to our clients. We may be unable to protect our people, facilities and systems against any such occurrences. Such events may cause clients to delay their decisions on spending for business transformation services and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to physical facilities and operations around the world, whether the facilities are ours or those of our clients, which could materially adversely affect our financial results. By disrupting communications and travel, giving rise to travel restrictions and increasing the difficulty of obtaining and retaining highly-skilled and qualified IT professionals, these events could make it difficult or impossible for us to deliver services to some or all of our clients. Travel restrictions could cause us to incur additional unexpected labor costs and expenses or could restrain our ability to retain the skilled IT professionals we need for our operations. In addition, any extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at, or security breaches in, our facilities or systems, could also adversely affect our ability to serve our clients.
Certain factors relating to our intellectual property
Our services or solutions could infringe upon or otherwise violate the intellectual property rights of others and we may be subject to claims of infringement or other violation of third-party intellectual property rights that could be time-consuming and costly to defend and harm our ability to generate future revenue.
We cannot be sure that our products, services and solutions, or the solutions of others that we offer to our clients, do not infringe upon or otherwise violate the intellectual property rights of others. Third parties may assert against us or our clients claims alleging infringement or other violation of patent, copyright, trademark or other intellectual property rights in relation to technologies, processes or services that are important to our business. Any such claims may result in us initiating or defending potentially protracted and costly litigation on behalf of ourselves and our clients, regardless of the merits of these claims, and such claims are often not subject to liability limits or exclusion of consequential, indirect or punitive damages. Such claims could also harm our reputation and prevent us from offering certain products, services or solutions or utilizing certain technologies or processes. In our contracts, we generally agree to indemnify our clients for certain expenses or liabilities resulting from potential infringement of the intellectual property rights of third parties. In some instances, the amount of our liability under these indemnities could be substantial. Any claims that our products, services or processes infringe or otherwise violate the intellectual property rights of others, regardless of the merit or resolution of such claims, may result in significant costs in defending and resolving such claims and may divert the efforts and attention of our management and technical personnel from our business. In addition, as a result of such claims, we could be required or otherwise decide that it is appropriate to:
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pay the third party making such claims (including to settle or otherwise resolve such claims);

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discontinue using, licensing or selling particular products, services or solutions subject to such claims;

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discontinue using the technology or processes subject to such claims;

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develop other technology or processes not subject to such claims, which could be costly or may not be possible; or

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license technology or processes from the third party claiming infringement or from other third parties, which license may not be available or may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of our assets and increase expenses. In addition, if we alter or discontinue our offering of affected products, solutions or services, our revenue could be affected. If any such claim were successful against us or our clients, an injunction might be ordered against our clients or our own services or operations, causing further damages.
We expect that the risk of infringement claims against us will increase if our competitors are able to obtain patents or other intellectual property rights for software products and methods, technological solutions and processes relevant to our business. We also may be subject to intellectual property infringement claims from certain individuals or companies (including non-practicing entities) that have acquired patent portfolios for the primary purpose of asserting such claims against other companies to obtain licensing revenue or other settlement payments. The risk of infringement claims against us may also increase as we continue to develop and license our intellectual property to our clients and other third parties. Any infringement claim or litigation against us could have a material adverse effect on our business, results of operations and financial condition.
We may not be able to enforce or protect our intellectual property rights, which may harm our ability to compete and harm our business.
Our future success will depend, in part, on our ability to protect our proprietary methodologies and other valuable intellectual property. We rely upon a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements and other contractual provisions and security measures to establish, maintain and protect our intellectual property rights. We intend to protect our intellectual property rights vigorously, however, there is no guarantee that these measures will, in all cases, be successful or that we will be able to obtain or maintain adequate protection or enforcement of our intellectual property rights. Additionally, we note that the laws of some foreign jurisdictions may not protect intellectual property rights to the same extent as the laws of Europe or the United States. The absence of internationally harmonized intellectual property laws may make it more difficult to ensure consistent protection and enforcement of our intellectual property rights.

We rely on our trademarks, trade names, service marks and brand names to distinguish our services and solutions from the services of our competitors, and have registered or applied to register several of these trademarks. We cannot guarantee that our trademark applications will be approved. Not all of the trademarks that we currently use have been registered in all of the countries in which we do business, and we may not seek such registrations in some of these countries. Some countries’ laws do not protect unregistered trademarks at all, or make them difficult to enforce, and third parties may have filed for such trademarks or similar trademarks in countries where we have not registered, or will not register, our trademarks. Accordingly, we may not be able to adequately protect and enforce our trademarks in some countries in the world and our use of such trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. Furthermore, third parties may oppose our trademark applications, or otherwise challenge our use or registration of our trademarks. In the event that our trademarks or our use thereof is successfully challenged, we could be forced to rebrand our services and solutions, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks in each such instance.
Although the laws, rules, regulations and treaties in effect in Europe, the United States and other countries in which we operate may provide meaningful protection from misappropriation, infringement or other unauthorized use of our intellectual property, there can be no assurance that these laws, rules, regulations and treaties will not change in ways that reduce such protection or otherwise prevent or restrict the transfer of software components, libraries, toolsets and other technology or data we use in the performance of our services. Furthermore, the existing laws of some countries in which we provide services may offer only limited protection of our intellectual property rights. There also can be no assurance that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation, infringement or other unauthorized use, or that we will be able to detect misappropriation, infringement or unauthorized use of our intellectual property.
Unauthorized use of our intellectual property may result in development of technology, products or services that compete with our products and services and unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. If we are unable to protect our intellectual property, our business may be adversely affected and our ability to compete may be impaired.
Depending on the circumstances, we might need to grant a specific client greater rights in intellectual property developed or used in connection with a contract than we normally do. In certain situations, we might forego all rights to the use of intellectual property we create and intend to reuse across multiple client engagements, which would limit our ability to reuse that intellectual property for other clients. Any limitation on our ability to provide a service or solution could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.
We may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.
Our ability to enforce our non-disclosure agreements, software license agreements, service agreements and other intellectual property rights is subject to general litigation risks, as well as uncertainty as to the enforceability of our rights in various countries. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable or licensed to the party against whom we are pursuing a claim. In addition, our assertion of rights may result in the other party seeking to assert alleged intellectual property rights or other claims against us, which could harm our business and result in substantial costs and diversion of resources and management attention. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular product, service or solution due to an injunction, or we may have to pay damages that could, in turn, harm our results of operations. In addition, governments may adopt laws or regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our rights under these circumstances may harm our competitive position and our business.
We may be liable to our clients for damages caused by violations of intellectual property rights and the disclosure of other confidential or proprietary information or systems failures or errors and our insurance policies may not be sufficient to cover these damages.
We often have access to sensitive or confidential client information, including personally identifiable information. Many of the jurisdictions in which we operate have laws and regulations relating to data privacy, security and protection of information. To protect such information, as well as other proprietary information and intellectual property, we have a practice of requiring our employees, independent contractors, vendors and clients to enter into written confidentiality agreements with us. We also employ certain measures intended to protect our information technology systems from unauthorized access and disclosure of personally identifiable information and our and our client’s other confidential and proprietary information. However, there is no guarantee that the measures we have implemented will prevent all such unauthorized access. Despite measures we take to protect the intellectual property and other confidential information, proprietary information and personally identifiable information of our clients, unauthorized parties, including our employees and subcontractors and third parties, may attempt to misappropriate (or otherwise access, use or disclose in an unauthorized manner) certain intellectual property rights and information that are proprietary to us or our clients or otherwise breach our or our clients’ confidences. The agreements we enter into with employees, independent contractors, vendors and clients may not provide meaningful protection for trade secrets, know-how or other proprietary or confidential information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary or confidential information. Furthermore, policing unauthorized access and use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation (or other unauthorized access and use) of our and our clients’ proprietary technology and information. Reverse engineering, unauthorized copying or other misappropriation of our and our clients’ proprietary technologies, tools and applications could enable third parties to benefit from our or our clients’ technologies, tools and applications without paying us or our clients for doing so. Unauthorized access or disclosure of sensitive or confidential client information, including personally identifiable information, or a violation of intellectual property rights, whether through employee misconduct, breach of our computer systems, systems failure or error or otherwise, may subject us to liabilities (including penalties, fines, litigation and other liabilities), damage our reputation and cause us to lose clients and harm our ability to obtain new clients. In addition, in the event we enforce our rights relating to such information through litigation, such litigation may not prove successful and might result in substantial costs and diversion of resources and management attention.
Our client contracts generally provide for indemnity for infringement of third party intellectual property rights that arise from our breach under such contracts. Although we attempt to limit our contractual liability for consequential damages in rendering our services, and provide limitation of liabilities for the amount of such liabilities, these limitations on liability may not apply in all circumstances, may be unenforceable in some cases or may otherwise be insufficient to protect us from liability for damages. There may be instances when liabilities for damages are greater than the insurance coverage we hold and we will have to internalize those losses, damages and liabilities not covered by our insurance. Furthermore, if any third party brings any claims against our clients, claiming that our work product or intellectual property transferred to our clients violates, or infringes upon, such third party’s intellectual property rights, any such claims could result in claims by our clients against us, which could result in substantial liabilities, costs and diversion of resources and management attention and the loss of such client, and could seriously damage our reputation, result in other clients terminating their engagements with us and make it more difficult to obtain new clients.
Our business is subject to evolving U.S. and foreign regulations regarding privacy and data protection. Changes in regulations regarding privacy and protection of customer data, or any failure to comply with such regulations, could adversely affect our business.
The collection, use, retention, protection, disclosure, transfer, and other processing of personal data are subject to a number of state, national, foreign and international laws and regulations. These privacy- and data protection-related laws and regulations are actively evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development and offering of new products and services.
For example, in October 2015, the European Court of Justice invalidated the 2000 US-EU Safe Harbor program as a legitimate and legally authorized basis on which the companies could rely for the transfer of personal data from the European Union to the United States. Now that the European Union and the United States have implemented a successor privacy framework called the Privacy Shield, we are reviewing and documenting our practices under the Privacy Shield. However, this new framework also faces a number of legal challenges, is subject to an annual review that could result in changes to our obligations, and also may be challenged by national regulators or private parties. In addition, the GDPR, which became effective in May 2018, contains numerous requirements and changes, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Furthermore, the GDPR will include significant penalties for non-compliance. Complying with the GDPR may cause us to incur substantial operational costs or require us to change our business practices. Despite our efforts to bring practices into compliance before the effective date of the GDPR, we may not be successful either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Furthermore, Brexit could require us to make additional changes to the way we conduct our business and transmit data between the United States, the United Kingdom, the European Union and the rest of the world.
If one or more of the legal bases for transferring personal data from the European Union to the United States is invalidated, or if we are unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services or adversely affect our business. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement actions, significant penalties or other legal action against us or our clients, a loss of customer confidence, damage to our brand, and a loss of clients, which could potentially have an adverse effect on our business.

Certain factors relating to our Class A ordinary shares and this offering
We do not know whether a market for our Class A ordinary shares will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.
If an active trading market for our Class A ordinary shares does not develop, you may have difficulty selling any of our Class A ordinary shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Global Market, or otherwise, or how liquid that market might become.
The initial public offering price for the Class A ordinary shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Class A ordinary shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our Class A ordinary shares may be influenced by many factors, some of which are beyond our control, including:
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technological innovations by us or competitors;

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actual or anticipated variations in our operating results;

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the failure of financial analysts to cover our Class A ordinary shares after this offering;

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changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our Class A ordinary shares or the shares of our competitors;

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announcements by us or our competitors of significant contracts or acquisitions;

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future sales of our shares;

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investor perceptions of us and the industries in which we operate; and

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general market conditions in the technology services industry or in the economy as a whole.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Class A ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations.
We are controlled by SiegCo SA, whose interests in our business may be different than yours.
SiegCo SA, our controlling shareholder, will control approximately     % of the combined voting power of our ordinary shares (or     % if the over-allotment option is exercised in full) after the completion of this offering. As a result of their ownership of our Class B ordinary shares, each share of which entitles its holder to 10 votes per share. SiegCo SA will continue to have majority combined voting power of our ordinary shares even when they own less than a majority economic interest in us. This concentration of voting power with SiegCo SA may have a negative impact on the price of our Class A ordinary shares. SiegCo SA may not be inclined to permit us to issue additional Class A ordinary shares, including for the facilitation of acquisitions, if it would dilute their holdings below the threshold required to maintain control. For more information on SiegCo SA’s ownership of our ordinary shares and the ownership of SiegCo SA, see “Principal shareholders.”

Additionally, SiegCo SA’s interests may not be fully aligned with yours, which could lead to actions that are not in your best interests. For example, SiegCo SA may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness. In addition, the structuring of future transactions may take into consideration tax or other considerations even where no similar benefit would accrue to us. In addition, SiegCo SA’s significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of our Class A ordinary shares might otherwise receive a premium for your shares over the then-current market price.
Our dual class structure may result in a lower or more volatile market price of our Class A ordinary shares.
We cannot predict whether our dual class structure, combined with the concentrated control of SiegCo SA, will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell announced that it plans to require new constituents of its indexes to have greater than 5% of the company’s voting rights in the hands of public shareholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indexes. Because of our dual class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A ordinary shares less attractive to other investors. As a result, the market price of our Class A ordinary shares could be adversely affected.
The disparity in the voting rights among the classes of our capital stock may have a potential adverse effect on the price of our Class A ordinary shares.
Each Class A ordinary share will entitle its holder to one vote per share on all matters submitted to a vote of our shareholders. Each holder of our Class B ordinary shares will be entitled to 10 votes per Class B ordinary share so long as the number of Class B ordinary shares is at least   % of the aggregate number of our outstanding ordinary shares on the record date for any general meeting of the shareholders. The difference in voting rights could adversely affect the value of our Class A ordinary shares by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B ordinary shares to have value.
Future sales, or the possibility of future sales, of a substantial number of our Class A ordinary shares could adversely affect the price of the shares and dilute shareholders.
Future sales of a substantial number of our Class A ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of our Class A ordinary shares. Following the completion of this offering, we will have           ordinary shares outstanding (assuming no exercise of the over-allotment option) based on           ordinary shares outstanding as of June 30, 2018 (after giving effect to our          -for-one share split). This includes the Class A ordinary shares in this offering, which may be resold in the public market immediately following the offering without restriction, unless purchased by our affiliates. Approximately          % of the ordinary shares outstanding are expected to be Class B ordinary shares held by existing shareholders. A significant portion of these ordinary shares will be subject to the lock-up agreements described in the “Underwriting” section of this prospectus. If, after the end of such lock-up agreements, these shareholders convert their Class B ordinary shares to Class A ordinary shares and sell substantial amounts of Class A ordinary shares in the public market, or the market perceives that such sales may occur, the market price of our Class A ordinary shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected. We also intend to enter into a registration rights agreement upon consummation of this offering pursuant to which we will agree under certain circumstances to file a registration statement to register the resale of the Class A ordinary shares issued upon conversion of Class B ordinary shares held by certain of our existing shareholders, as well as to cooperate in certain public offerings of such ordinary shares. In addition, following the completion of this offering, we intend to cease any new grants under our existing equity incentive plans and to adopt the 2018 Plan under which we would have the discretion to grant a broad range of equity-based awards to eligible participants. We intend to register all Class A ordinary shares that we may issue under this equity compensation plan. Once we register these Class A ordinary shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus. If a large number of our Class A ordinary shares or securities convertible into our Class A ordinary shares are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our Class A ordinary shares and impede our ability to raise future capital.
Transformation into a public company listed in the United States may increase our costs and disrupt the regular operations of our business, results of operations and financial condition.
This offering will have a significant transformative effect on us. Our business historically has operated as a public company listed on the Euronext in Paris and, most recently, as a privately owned company. We expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded Class A ordinary shares listed in the United States. We will also incur costs in excess of what we have incurred previously, including, but not limited to, increased costs and expenses for directors’ fees, increased directors and officers insurance and various other costs of being a public company listed in the United States.
We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit a qualified independent board.
The additional demands associated with being a public company listed in the United States may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.
English law differs from the laws in effect in the United States and may afford less protection to holders of our Class A ordinary shares.
We are an SE with our registered office in England. Therefore, we are treated to a large extent like an English public limited company and the rights of holders of our Class A ordinary shares are governed by English law, subject to certain provisions of European law, and by our articles of association (or statutes). These rights differ in certain respects from the typical rights of shareholders in U.S. corporations. For example, in certain cases, facts that would entitle a shareholder in a U.S. corporation to initiate a derivative action under U.S. law may not give rise to a cause of action under English law. See “English law considerations” in this prospectus for a description of the principal differences between the provisions of English law applicable to us and our shareholders and, for example, the Delaware General Corporation Law.
U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or members of senior management and the experts named in this prospectus.
We are an SE with our registered office in England and our subsidiaries are incorporated in various jurisdictions, including jurisdictions outside the United States. A number of our directors and executive officers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of England and Wales may render you unable to enforce a judgment against our assets or the assets of our directors and executive officers. In addition, it is doubtful whether English courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. Furthermore, because we are a foreign private issuer, our directors and executive officers will not be subject to rules under the Exchange Act that, under certain circumstances, would require directors and executive officers to forfeit to us any “short-swing” profits realized from purchases and sales of our equity securities. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in England will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.
As a result of the above, public holders of our Class A ordinary shares may have more difficulty in protecting their interest through actions against our management, directors or major shareholders than they would as shareholders of a U.S. public company.
Shareholders may not be able to exercise their pre-emptive rights.
Our shareholders have approved the disapplication of pre-emptive rights until September 1, 2023. Additionally, in the future we intend periodically to obtain shareholder approval for the disapplication of pre-emption rights under English law and there can be no assurance that any shareholder will be able to participate in any future offering of our equity securities. Even if shareholders are as a general matter offered such securities in a future pre-emptive offering, holders of shares in certain jurisdictions may not be able to exercise their pre-emptive rights unless securities laws have been complied with in such jurisdictions with respect to such rights and the related shares, or an exemption from the requirements of the securities laws of these jurisdictions is available. We currently do not intend to register the shares under the laws of any jurisdiction other than the United States, and no assurance can be given that an exemption from the securities laws requirements of other jurisdictions will be available to shareholders in these jurisdictions. To the extent that such shareholders are not able to exercise their pre-emptive rights, the pre-emptive rights would lapse and the proportional interests of such holders would be reduced.

As a European public limited liability company registered in England, certain capital structure decisions may require shareholder approval which may limit our flexibility to manage our capital structure.
English law applicable to us provides that a board of directors may only allot shares or grant rights to subscribe for, or convert any securities into, shares (other than shares or rights to subscribe for, or convert any securities into, shares in pursuance of an employee’s share scheme) with the prior authorization of shareholders, such authorization being subject to a maximum nominal amount of shares and maximum period of time (which must not be more than five years), each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by shareholders on its expiration (i.e., at least every five years).
Applicable English law also generally prohibits a European public limited liability company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution (a resolution passed by a simple majority of votes cast excluding, in certain circumstances, the votes of any shareholders to which the resolution relates) and other formalities. Such approval may be for a maximum period of up to five years.
Circumstances may arise that would cause the foregoing shareholder approval not to be obtained, which would deprive shareholders of substantial capital management benefits.
See the section entitled “Description of share capital and articles of association” of this prospectus.
English law will require the satisfaction of certain financial requirements before dividends can be declared or repurchases of shares can be made.
Under English law applicable to us, we will only be able to declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) out of  “distributable reserves.” Distributable reserves are a company’s accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written-off in a reduction or reorganization of capital duly made. In addition, as a European public limited liability company registered in England, we may only make a distribution if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that amount.
Our articles of association will permit shareholders by ordinary resolution to declare dividends provided that the directors have made a recommendation as to the amount. The dividend shall not exceed the amount recommended by the directors. The directors may also decide to pay interim dividends if it appears to them that the profits available for distribution justify the payment. When recommending or declaring the payment of a dividend, the directors will be required under applicable English law to comply with their duties, including considering our future financial requirements.
The Depository Trust Company, or DTC, may cease to act as depositary and clearing agent for our Class A ordinary shares
DTC will have discretion to cease to act as depositary and clearing agent for our Class A ordinary shares. If DTC determines at any time that our Class A ordinary shares are not eligible for continued deposit and clearance within their facilities, then we believe the Class A ordinary shares would not be eligible for continued listing on the Nasdaq Global Market and trading in our Class A ordinary shares would be disrupted. While we would pursue alternative arrangements to preserve the listing and maintain trading, any such disruption could have a material adverse effect on the trading price of our Class A ordinary shares and there may be adverse U.K. stamp duty and/or U.K. stamp duty reserve tax consequences.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to the Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act and although we are subject to U.K. laws and regulations with regard to such matters and intend to furnish quarterly financial information to the SEC, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of public companies that are not foreign private issuers.
As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we will rely on certain home country governance practices rather than the Nasdaq corporate governance requirements.
We are a foreign private issuer. As a result, in accordance with Nasdaq Listing Rule 5615(a)(3), we comply with home country governance requirements and certain exemptions thereunder rather than complying with certain of the corporate governance requirements of Nasdaq.
English law does not require that a majority of our board of directors consists of independent directors. Our board of directors therefore may include fewer independent directors than would be required if we were subject to Nasdaq Listing Rule 5605(b)(1). In addition, we are not subject to Nasdaq Listing Rule 5605(b)(2), which requires that independent directors regularly have scheduled meetings at which only independent directors are present.
English law does not prescribe a minimum number of directors that must serve on our audit committee. In accordance with Nasdaq Listing Rule 5615 (a)(3), we may default to home country requirements with respect to the audit committee by having fewer than three audit committee members. Were we to do so, our practice would vary from the requirements of Nasdaq Listing Rule 5605 (c)(2)(A), which requires an audit committee of at least three members.
Similarly, we have adopted a compensation committee, but English law does not require that we adopt a compensation committee or that such committee be fully independent. As a result, our practice varies from the requirements of Nasdaq Listing Rule 5605(d), which sets forth certain requirements as to the responsibilities, composition and independence of compensation committees. English law does not require that we disclose information regarding third-party compensation of our directors or director nominee. As a result, our practice varies from the third-party compensation disclosure requirements of Nasdaq Listing Rule 5250(b)(3).

In addition, as permitted by applicable English law, we have opted not to implement a standalone nominating committee. To this extent, our practice varies from the independent director oversight of director nominations requirements of Nasdaq Listing Rule 5605(e).
Furthermore, in accordance with English law, our statutes provide for quorum requirements applicable to general meetings of shareholders that differ from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. English law does not have a regulatory regime for the solicitation of proxies applicable to us, thus our practice varies from the requirement of Nasdaq Listing Rule 5620(b), which sets forth certain requirements regarding the solicitation of proxies. In addition, we may opt out of shareholder approval requirements for the issuance of securities in connection with certain events such as the acquisition of stock or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of us and certain private placements. To this extent, our practice will vary from the requirements of Nasdaq Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.
As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.
We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (a) at least 50% of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) at least half of our executive officers and directors must be non-U.S. citizens or residents, (ii) at least 50% of our assets must be located outside of the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.
We will be a “controlled company” under Nasdaq corporate governance rules.
A “controlled company” pursuant to Nasdaq corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group, or another company. Immediately after the completion of this offering, SiegCo SA will beneficially own          % of our Class B ordinary shares, representing    % of the voting power of our company. Following the completion of this offering and as long as SiegCo SA beneficially owns at least 50% of the voting power of our company, we will remain a “controlled company.” For more information on SiegCo SA’s ownership of our ordinary shares and the ownership of SiegCo SA, see “Principal shareholders.”
Though we have no current intention to do so, we may in the future elect to rely on the “controlled company” exemptions under the Nasdaq corporate governance rules, in particular in the event that we no longer qualify as a foreign private issuer and therefore cease to be eligible for the exemptions separately provided by such status. As a controlled company, we are eligible to and could elect not to comply with certain of the Nasdaq corporate governance standards. Such standards include the requirement that a majority of directors on our board of directors are independent directors and the requirement that we have a compensation committee consisting entirely of independent directors. In such a case, our shareholders would not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report under IFRS, as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the price of our ordinary shares may be more volatile.
We do not anticipate paying any cash dividends in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our ordinary shares. As a result, capital appreciation in the price of our Class A ordinary shares, if any, will be your only source of gain on an investment in our Class A ordinary shares.
If you purchase Class A ordinary shares in this offering, you will suffer immediate dilution of your investment.
The initial public offering price of our Class A ordinary shares is substantially higher than the as adjusted net tangible book value per ordinary share. Therefore, if you purchase Class A ordinary shares in this offering, you will pay a price per Class A ordinary share that substantially exceeds our as adjusted net tangible book value per ordinary share after this offering. To the extent outstanding warrants are exercised, you will incur further dilution. Based on the assumed initial public offering price of  $          per Class A ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of

$          per ordinary share, representing the difference between our as adjusted net tangible book value per ordinary share after giving effect to this offering and the assumed initial public offering price. In addition, purchasers of Class A ordinary shares in this offering will have contributed approximately          % of the aggregate price paid by all purchasers of our ordinary shares but will own only approximately          % of our ordinary shares outstanding after this offering. See “Dilution.”
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A ordinary shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A ordinary shares and our trading volume could decline.
The trading market for our Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Class A ordinary shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A ordinary shares or publish inaccurate or unfavorable research about our business, the price of our Class A ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A ordinary shares could decrease, which might cause the price of our Class A ordinary shares and trading volume to decline.

Cautionary statement regarding forward-looking statements
This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk factors” in this prospectus. These risks and uncertainties include factors relating to:
•
general economic, political, demographic and business conditions;

•
changes in economic conditions in the industries and countries in which our clients operate;

•
changes in market demand for, and level of spending on, digital marketing and technology;

•
the intensification of competition from next-generation IT services providers, digital agencies and design firms, large global consulting and outsourcing firms and traditional technology outsourcing IT services providers;

•
the levels of concentration of our revenue by geography, by industry vertical and by client and changes to such levels of concentration in the future;

•
our ability to implement our growth strategy, including identifying, acquiring and integrating strategic acquisition targets, and the demands we expect our rapid growth to place on our management and infrastructure;

•
the success of operating initiatives and our ability to continue to innovate and remain at the forefront of emerging technologies and related market trends;

•
the availability of skilled IT professionals in Europe and the United States and our ability to attract, retain and effectively utilize such personnel;

•
changes in wage rates in countries where we operate, particularly with respect to IT professionals, as well as changes in other operating costs;

•
our ability to retain the services of key management personnel;

•
changes in foreign exchange rates, especially relative changes in exchange rates between the Euro and the U.S. Dollar, the Swedish Krona, the British Pound, the Canadian Dollar and the Indian Rupee;

•
our ability to obtain new clients and generate repeat business from existing clients and to manage the length of our selling cycles with our clients;

•
changes in government regulation and tax matters; and

•
other risk factors discussed under “Risk factors.”

Moreover, new risks emerge from time to time as we operate in a very competitive and rapidly changing environment. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the ‘‘Risk factors’’ section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, although we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Use of proceeds
We estimate that we will receive net proceeds of approximately $      from the sale of the Class A ordinary shares offered in this offering, or approximately $     if the underwriters exercise their option to purchase additional Class A ordinary shares in full, based on an assumed initial public offering price of  $     per share (the midpoint of the range set forth on the cover of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of  $     per share would increase (decrease) our net proceeds by $     million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase (decrease) in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $     million, if the assumed initial public offering price stays the same.
The principal purposes of this offering are to (i) increase our capitalization and financial flexibility, (ii) increase our visibility in the marketplace and (iii) create a public market for our Class A ordinary shares. We currently expect to use the net proceeds from this offering for general corporate purposes, such as for working capital, potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies, opening new offices and hiring additional employees.
However, we have no specific allocation for the use of the net proceeds to us from this offering, and our management retains the right to utilize the net proceeds as it determines. The actual allocation of our resources to the above or other uses will depend on the needs and opportunities that our management perceives at the time of allocation.
Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. We do not expect that any proceeds will be used to fund dividends to ordinary shareholders.

Dividends and dividend policy
The amount of any dividends will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, cash requirements, prospects and any other factors deemed relevant by our board of directors.
Additionally, we are subject to English law constraints that may affect our ability to pay dividends on our ordinary shares and make other payments. Under English law, we may pay dividends or make distributions only out of our accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less our accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, as a European public limited liability company registered in England, we will not be permitted to declare and pay a dividend or make a distribution if, at the time, the amount of our net assets is less than the aggregate of our called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that amount.
At a meeting held on September 10, 2018 our shareholders approved, in accordance with our statutes, the payment of a dividend to SiegCo SA in the amount of  €970,000 for the purposes of discharging a statutory liability owed to us pursuant to certain provisions of the U.K. Companies Act 2006. This dividend was paid on September 10, 2018 and SiegCo SA then made a cash payment to us in the amount of  €964,065, which is equal to the amount of such statutory liability.
In addition, at a meeting held on September 14, 2018, our board of directors approved the payment of an interim dividend of  €0.25 per share, which was paid on            , 2018 in favor of all shareholders of record on such date. On            , 2018, SiegCo SA, our controlling shareholder, used funds received from the interim dividend to pay €             to Cosmoledo SPRL, one of its shareholders, which is owned by our Chief Executive Officer Sebastian Lombardo (indirectly through his ownership of A3 Investments SA), our Co-Chief Operating Officer Tomas Nores (indirectly through his ownership of Two Hundred SL) and our Co-Chief Operating Officer Olivier Padiou, to compensate such officers for their management of the Company in periods prior to this offering. See “Management Discussion & Analysis—Key components of our results of operation—Operating expenses—Administrative costs.”

Capitalization
The table below sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2018:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the creation of our          -for-one share split, our dual class of ordinary shares, our sale of the Class A ordinary shares in the offering and the receipt of approximately €             ($            ) in estimated net proceeds, based on an offering price of  €             ($            ) per Class A ordinary share (the midpoint of the range set forth on the cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, and the use of proceeds therefrom.

Investors should read this table in conjunction with our consolidated financial statements as well as “Use of proceeds,” “Exchange rates,” “Management’s discussion and analysis of financial condition and results of operations,” and the other financial information included in this prospectus. Our capitalization following the closing of the offering will be adjusted based on the actual initial offering price and other terms of the offering determined at pricing.
	As of June 30, 2018
(in thousands, except share data)	Actual	As adjusted
Cash and cash equivalents(1)	€51,457	€
Borrowings from credit institutions (non-current portion)	€74,532	€
Borrowings from credit institutions (current portion)	4,293
Total borrowings	78,825
Pre-IPO ordinary shares (28,089,433 Pre-IPO ordinary shares issued and outstanding on an actual basis and prior to our -for-one share split; no Pre-IPO ordinary shares issued and outstanding on an as adjusted basis)	3,521
Class A ordinary shares (no Class A ordinary shares issued and outstanding on an actual basis; Class A ordinary shares issued and outstanding on an as adjusted basis)	—
Class B ordinary shares (no Class B ordinary shares issued and outstanding on an actual basis; Class B ordinary shares issued and outstanding on an as adjusted basis)	—
Reserves	66,086
Net Income loss attributable to equity holders of the parent	3,299
Non-controlling interests	7,512
Total equity(1)	80,418
Total capitalization(1)(2)	€159,243	€
(1) Does not reflect €          in dividends paid by the Company after June 30, 2018, net of a capital contribution to us of €964,065. See "Summary financial and other information" for statement of financial position information as of June 30, 2018 that is pro forma for the Company's payment of the dividends. See “Dividends and dividend policy.” Each $1.00 increase (decrease) in the offering price per Class A ordinary share would increase (decrease) our cash and cash equivalents, total equity and total capitalization by €            ($           ) , assuming the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A 1,000,000 share increase (decrease) in the number of shares offered by us would increase (decrease) our cash and cash equivalents, total equity and total capitalization by €            ($           ).
(2) Total capitalization consists of total borrowings plus total equity.

Dilution
At June 30, 2018, after giving effect to our          -for-one share split, we had a net tangible book value of  €     million ($     million), or €     ($    ) per share, based on             ordinary shares outstanding after giving effect to our          -for-one share split. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by the total number of our ordinary shares outstanding.
After giving effect to our          -for-one share split and the sale by us of the             Class A ordinary shares offered by us in this offering, and based on an offering price of  €     ($    ) per Class A ordinary share (the midpoint of the range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value estimated at June 30, 2018 would have been approximately €     million ($     million), or €     ($    ) per ordinary share. This represents an immediate increase in net tangible book value of  €     ($    ) per share to existing shareholders and an immediate dilution in net tangible book value of  €      ($    ) per share to new investors purchasing Class A ordinary shares in this offering. Dilution for this purpose represents the difference between the price per ordinary share paid by these purchasers and the as adjusted net tangible book value per Class A ordinary share after giving effect to the offering, immediately after the completion of the offering.
The following table illustrates this per share dilution to new investors purchasing ordinary shares in this offering:
	Euros		U.S. dollars (convenience translation)*
Assumed initial public offering price
Net tangible book value per share at June 30, 2018 after giving effect to our -for-one share split
Increase per share attributable to new investors
As adjusted net tangible book value per share after giving effect to our -for-one share split and this offering
Dilution per share to new investors	€		$
Percentage of dilution in net tangible book value per share for new investors		%	%
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

Each $1.00 increase (decrease) in the offering price per Class A ordinary share would increase (decrease) our as adjusted net tangible book value by €     ($    ) per ordinary share (assuming no exercise of the underwriters’ option to purchase additional Class A ordinary shares) and the dilution to investors in the offering by €     ($    ) per ordinary share, assuming the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional Class A ordinary shares in full, as adjusted net tangible book value per share as of June 30, 2018 will increase to €     ($    ) per share, representing an increase to existing shareholders of  €     ($    ) per share, and there will be an immediate dilution of  €     ($    ) per share to new investors.

Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. New investors will experience further dilution if any of our outstanding warrants are exercised, new options or warrants are issued and exercised under the 2018 Plan or we issue additional ordinary shares, other equity securities or convertible debt securities in the future. See ‘‘Risk factors—Certain factors relating to our Class A ordinary shares and this offering—If you purchase Class A ordinary shares in this offering, you will suffer immediate dilution of your investment.’’

Exchange rates
A significant portion of our operating income is exposed to foreign exchange fluctuations, including fluctuations in the exchange rates among the U.S. dollar and the Euro. The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in U.S. dollars per Euro. The average rate is calculated by using the average of the U.S. Federal Reserve’s reported exchange rates on each day for which such information is available during a monthly period and on the last day for which such information is available of each month during an annual period. As of            , 2018, the exchange rate for the purchase of U.S. dollars last reported by the U.S. Federal Reserve was $     per Euro.
The translation rate applied to Euro amounts that have been translated into U.S. dollars was one Euro per $1.1677, the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018.
(U.S. dollars per Euro)	Period-end	Average for period	Low	High
Year ended December 31:
2013	1.3779	1.3303	1.2774	1.3816
2014	1.2101	1.3210	1.2101	1.3927
2015	1.0859	1.1032	1.0524	1.2015
2016	1.0552	1.1029	1.0375	1.1516
2017	1.2022	1.1297	1.0416	1.2041
Month ended:
March 31, 2018	1.2320	1.2334	1.2216	1.2440
April 30, 2018	1.2074	1.2270	1.2074	1.2384
May 31, 2018.	1.1670	1.1823	1.1551	1.2000
June 30, 2018	1.1677	1.1679	1.1577	1.1815
July 31, 2018	1.1706	1.1685	1.1604	1.1744
August 31, 2018	1.1596	1.1547	1.1332	1.1720
September , 2018

Selected financial and other information
The selected income statement and balance sheet data of Valtech, presented in Euros, as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 is derived from our audited consolidated financial statements prepared in Euros and included elsewhere in this prospectus. The selected income statement and balance sheet data of Valtech, presented in Euros, as of June 30, 2018 and for the six months ended June 30, 2017 and 2018 is derived from our unaudited interim consolidated financial statements prepared in Euros and included elsewhere in this prospectus. We maintain our books and records in Euros and prepare our consolidated financial statements in accordance with IFRS as issued by the IASB.
This financial information should be read in conjunction with “Presentation of financial and other information,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
	Year ended December 31,				Six months ended June 30,
	2015	2016	2017		2017	2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros	Euros	U.S. dollars (convenience translation)*
Consolidated statements of income (loss):
Revenue	€184,119	€204,589	€233,414	$272,558	€114,673	€136,469	$159,355
Other revenue	787	3,212	281	328	14	132	154
Total revenue	184,906	207,801	233,695	272,886	114,687	136,601	159,509
Cost of sales	(122,032)	(135,872)	(154,368)	(180,256)	(76,688)	(88,184)	(102,972)
Gross margin	62,874	71,929	79,327	92,630	37,999	48,417	56,537
Commercial costs	(11,462)	(13,900)	(16,523)	(19,294)	(8,071)	(8,984)	(10,490)
Administrative costs	(40,921)	(43,259)	(50,625)	(59,115)	(25,153)	(29,251)	(34,156)
Restructuring costs	(921)	(1,360)	(1,627)	(1,900)	(557)	(158)	(185)
Other income and operating expenses	428	(214)	(126)	(147)	(893)	(152)	(177)
Goodwill impairment	—	—	(1,141)	(1,332)	—	—	—
Operating result	9,997	13,196	9,285	10,842	3,325	9,872	11,528
Cost of gross financial debt	(168)	(804)	(2,378)	(2,777)	(948)	(1,802)	(2,104)
Interest income on cash and cash equivalents	25	51	127	148	39	22	26
Other financial income and expenses, net	218	(143)	(1,219)	(1,423)	(840)	311	363
Income before tax from continuing operations	10,072	12,301	5,815	6,790	1,576	8,403	9,812
Income tax expense	(3,135)	(3,416)	(5,583)	(6,519)	(1,805)	(3,440)	(4,017)
Net income (loss) from continuing operations	6,937	8,885	232	271	(229)	4,963	5,795
Income (loss) from discontinued operations	(1,519)	(4,703)	(1,684)	(1,966)	(798)	(1,664)	(1,943)
Net income (loss) attributable to equity holders of the parent	€5,418	€4,182	€(1,452)	$(1,696)	€(1,027)	€3,299	$3,852
Earnings per basic share (attributable to equity holders)	0.20	0.16	(0.05)	(0.06)	(0.04)	0.12	0.14
Earnings per diluted share (attributable to equity holders) . . .	0.19	0.14	(0.05)	(0.06)	(0.04)	0.11	0.13
Pro forma earnings per basic share (attributable to equity holders)(1)
Pro forma earnings per diluted share (attributable to equity holders)(1)
Pro forma as adjusted earnings per basic share (attributable to equity holders)(2)
Pro forma as adjusted earnings per diluted share (attributable to equity holders)(2)

*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(1)
On a pro forma basis, to give effect to our       -for-one share split, which will occur immediately prior to the completion of this offering.

(2)
On a pro forma basis, as adjusted to give effect to (i) our          -for-one share split, which will occur immediately prior to the completion of this offering and (ii) the payment of dividends declared after June 30, 2018. See note 24 to our audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,				June 30, 2018 pro forma(1)
	2016	2017	June 30, 2018
(in thousands)	Euros	Euros	Euros	U.S. dollars (convenience translation)*	Euros
Consolidated statements of financial position:
Goodwill	€28,247	€46,417	€57,132	$66,713
Intangible assets, net	11,111	20,045	27,273	31,847
Tangible assets, net	7,411	8,339	8,724	10,187
Non-current financial assets, net	2,754	2,825	2,963	3,460
Other non-current assets	—	—	86	100
Deferred tax assets	3,559	2,008	1,972	2,303
Non-current assets	53,082	79,634	98,150	114,619
Accounts receivable and related accounts	57,950	66,059	80,685	94,216
Other current assets	10,838	13,234	13,558	15,832
Cash and cash equivalents	48,577	61,703	51,457	60,086
Current assets	117,365	140,996	145,700	170,134
Total assets	€170,447	€220,630	€243,850	$284,744
Total equity	€63,529	€62,884	€80,418	$93,904
Provisions – non-current portion	1,572	2,854	2,413	2,818
Long-term borrowings	42,500	74,438	74,532	87,031
Other financial debt – non-current portion	3,298	16,671	16,789	19,605
Deferred tax liabilities	3,013	4,884	5,625	6,568
Non-current liabilities	50,383	98,847	99,359	116,022
Provisions – current portion	1,456	779	705	823
Short-term borrowings and bank overdrafts	777	4,218	4,293	5,013
Accounts payable and related accounts	19,676	24,001	27,219	31,784
Other financial debt – current portion	7,399	3,377	1,787	2,087
Other current liabilities	27,227	26,524	30,069	35,112
Current liabilities	56,535	58,899	64,073	74,818
Total liabilities	106,918	157,746	163,432	190,849
Total equity and liabilities	€170,447	€220,630	€243,850	$284,744
*
Convenience translation calculated using the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018 at the rate of one Euro per $1.1677.

(1)
See note 25 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

Management’s discussion and analysis of financial condition and results of operations
The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 and our unaudited interim consolidated financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and June 30, 2017 and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of financial and other information” and “Selected financial and other information.”
The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Cautionary statement regarding forward-looking statements” and “Risk factors.”
Our audited financial statements have been prepared in accordance with IFRS as issued by the IASB. All amounts are in Euros except where otherwise indicated.
Overview
Valtech is a next-generation business transformation services provider focused on helping medium and large organizations as they embrace the digital age. We provide a streamlined portfolio of integrated offerings, encompassing strategy, design, technology and marketing. We engineer experiences across the whole customer journey and build and run our clients’ critical customer experience and e-commerce platforms while maintaining their brand consistency.
Our end-to-end offerings span all areas of business transformation across the digital world. We help our clients design and map the right interactions and touchpoints across the customer journey, focusing on enhancing the end-user experience. We use existing data to provide our clients with a comprehensive view of their customers’ behaviors, allowing them to better target and personalize consumer experiences with their brand. Using this targeted approach, we design, build and integrate customer experience platforms that access multiple digital as well as physical channels, or touchpoints, in a consistent manner, while increasing the interactions and touchpoints and continuously enhancing our clients’ knowledge of their customers. In addition to our ability to design and build these platforms, we provide a wide array of ongoing digital services (such as channel and campaign management, content creation, data and analytics, personalization and automation of services, as well as conversion rate optimization) to help our clients operate and maximize the value of these platforms.
We offer deep domain expertise across select industry verticals, including retail, automotive, government, financial services, travel and hospitality, media and healthcare. By focusing on developing key solutions across select verticals, we have developed proprietary tools and methodologies, intellectual property and capabilities that we believe can enhance the performance of our clients’ platforms while continuously advancing our own technological capabilities.
Our clients primarily consist of medium and large corporations located across Europe, North America, South America, Asia and Australia and include companies like Audi, Rolex, L'Oréal, Henkel, Comcast and Westcon. Multi-national companies require trusted partners with the global reach and local presence to engage with them at their local offices, while simultaneously implementing a comprehensive business transformation coordinated across all regions in which they operate. Our multidisciplinary teams of engineers, programmers, business consultants, creative designers and marketers located, as of June 30, 2018, in 39 offices based in 16 countries across five continents consistently work together and collaborate to orchestrate omni-channel customer journeys that are tailored to the specific geographies of multi-national corporations.
We believe we have become one of the leading independent digital business transformation services providers in the world based on the composition of services we offer, with 2,416 employees as of June 30, 2018, and broad geographic and industry diversification. Our total revenue has grown from €184.9 million ($200.8 million) in the year ended December 31, 2015 to €207.8 million ($219.3 million) in the year ended December 31, 2016 and to €233.7 million ($280.9 million) in the year ended December 31, 2017, representing year-over-year annual growth rates of 12.4% and 12.5%, respectively. Our total revenue has grown from €114.7 million ($130.9 million) for the six months ended June 30, 2017 to €136.6 million ($159.5 million) for the six months ended June 30, 2018, representing a 19.1% increase.
On a constant currency basis, our total revenue growth was 15% for the year ended December 31, 2016 as compared to the year ended December 31, 2015, 14% for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and 13% for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.
Factors affecting our results of operations
Technology innovation and a shift towards a consumer-centric economy, the “economy of experience,” have created disruption for companies as they look to embrace the digital era that is driving business transformation. We believe the most significant challenge companies face today—particularly large and established global businesses—is the constant state of change in this new economy of experience, as it requires organizations to innovate and grow since cost-cutting measures are no longer sufficient to compete and drive value. This emphasis on innovation and growth, coupled with the arrival of the economy of experience, has created a large and growing market opportunity for a new type of service provider that has a deep understanding of these emerging technologies and related market trends and can offer a comprehensive approach to business transformation.
We believe that the most significant factors affecting our results of operations include:
•
Market demand for business transformation services and related market trends. The demand for business transformation services has grown significantly in recent periods in Europe and North America, which are the regions in which most of our clients operate. The growth in demand has and may continue to positively impact our revenue and results of operations. Conversely, if the growth in demand for business transformation services slows or declines in key regions in which we operate, our revenue and results of operations may be negatively affected.

•
Economic conditions in the industries and countries in which our clients operate and their impact on our clients’ spending on business transformation services. A substantial majority of our clients are concentrated in seven specific industry verticals (retail, automotive, government, financial services, travel and hospitality, media and healthcare), which accounted for 82.1% of our revenue for the year ended December 31, 2015, 83.6% of our revenue for the year ended December 31, 2016, 82.2% of our revenue for the year ended December 31, 2017 and 79.4% of our revenue for the six months ended June 30, 2018. In addition, most of our revenue is derived from clients located in Europe or the United States. Changing economic conditions in any of our targeted industries or in the countries where our clients operate may affect the amount and timing of our clients’ spending on business transformation services, which could affect our results of operations.

•
Increases in wage rates of, and competition for, IT professionals in countries where we operate. Wage rates of IT professionals in several of the countries in which we operate have increased in recent years, driven, among other factors, by increased competition for such professionals’ services. Salaries are our most significant operating expense, and if wage costs for IT professionals increase at unanticipated rates, it may reduce our profitability. The impact of wage inflation is mitigated to a limited extent by several factors, including our ability to rely on subcontractors for short-term staffing needs and our ability to pass some costs to our clients through specific contractual provisions. Additionally, increased worldwide competition for skilled technology professionals, particularly in Europe and in the United States, may lead to a shortage in the availability of qualified personnel in the locations where we operate and hire.

Our results of operations in any given period are directly affected by the following additional company-specific factors:
•
Our ability to manage the length of our selling cycles with our clients. We have a long selling cycle for our services, which requires a significant upfront investment of time on our part. Our ability to recognize revenue and consequently our results in any given period depend in part on our ability to manage the length of our selling cycles with our clients. Our average selling cycle is approximately six months, with smaller projects generally having a shorter selling cycle of approximately three months and larger projects often having a longer selling cycle.

•
Our ability to efficiently utilize skilled IT professionals and to adapt the size of our teams in response to changes in demand. Our IT professional headcount was 1,367 at December 31, 2015, 1,574 at December 31, 2016, 1,936 at December 31, 2017 and 2,071 at June 30, 2018, representing 86.0%, 85.7%, 85.4% and 85.7% of our total headcount as of each date, respectively. The total compensation paid to our IT professionals was €65.8 million, €75.7 million and €89.9 million in the years ended December 31, 2015, 2016 and 2017, respectively, and €52.1 million in the first half of 2018. We manage employee headcount and utilization based on ongoing assessments of our project pipeline and requirements for professional capabilities. An unanticipated termination of a significant project could cause us to experience lower employee utilization resulting from a higher than expected number of idle IT professionals. On the other hand, unanticipated increases in the demand for our services could place strains on our existing employees while we recruit and retain additional personnel. Our ability to effectively utilize our employees is typically improved by longer-term client relationships due to increased predictability of client needs over the course of the relationships.

•
Our ability to identify, integrate and effectively manage businesses that we acquire. We engage in strategic acquisitions to complement and expand our business. This will likely remain an important part of our competitive strategy. If we are unable to complete the number and kind of acquisitions for which we plan, or if we are inefficient or unsuccessful at integrating acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services. See also below discussion of  “Acquisitions.”

•
Changes in foreign exchange rates, especially relative changes in exchange rates between the Euro and the U.S. dollar and the British pound. See below discussion of  “Quantitative and qualitative disclosures about market risk—Foreign currency exchange rate risk.”

See “Risk factors” for further discussion of certain of these factors as well as other factors that may affect our results of operations.
Acquisitions and joint ventures
Strategic acquisitions to complement and expand our business have been and will likely remain an important part of our competitive strategy. Since January 1, 2016, we have completed seven acquisitions, which have allowed us to expand our existing verticals, increase revenue and create new service offerings. The financial impact of acquisitions may affect the comparability of our results from period to period. Our acquisition strategy also entails certain risks, including the risks that we may not be able to successfully integrate and effectively manage businesses that we acquire.
Acquisition of Graion (Argentina), now known as Valtech Digital SA
On June 1, 2016, we acquired the business assets of Graion, based in Buenos Aires, Argentina. We believe this acquisition will enable us to strengthen our production capacity in the Americas by integrating the expertise of 30 digital marketing consultants that Graion employed at the time of the acquisition. Pursuant to the purchase agreement, we paid Graion €0.4 million upon closing and €0.3 million in the form of our ordinary shares after closing of the acquisition, which will become Class B ordinary shares upon completion of the offering. The goodwill resulting from this transaction was €0.4 million including exchange rate variances.
Acquisition of eFocus Strategy & Webdesign B.V. (Netherlands), now known as Valtech BV
On July 1, 2016, we acquired the digital agency eFocus Strategy & Webdesign B.V., or eFocus, based in the Netherlands. eFocus’s revenue was €19.1 million for the year ended December 31, 2015 at the time of the acquisition and the company employed over 200 people in four Netherlands offices. Pursuant to the purchase agreement, we paid the sellers €9.4 million upon closing of the acquisition with a €1.2 million holdback payment and subsequently paid them €6 million in the form of our ordinary shares, which will become Class B ordinary shares upon completion of the offering. The shares are subject to a two-year lock-up period until July 1, 2019, after which the sellers have a put option exercisable at any time for a period of three months after the end of the lock-up period to sell all or a portion of the shares they received as payment back to us at the price at which such shares were valued when initially paid to the sellers. We made earn-out payments of  €0.3 million related to the performance of the company for the second half of 2016 and we owe €1.0 million of earn-out payments related to the performance of the company for 2017. Subject to certain conditions, the sellers are also entitled to receive additional earn-out payments, which will vary depending on the performance of the company measured from the time of the acquisition until 36 months after the acquisition. We believe this transaction will allow us to successfully expand into a new growing market, gain new customers and give us an opportunity to broaden our business relationship with them by leveraging our international network and broad service offering, while serving the Dutch affiliates of existing customers from other Valtech entities. The goodwill resulting from this transaction was €11.4 million.
Acquisition of People Interactive (Germany)
On January 30, 2017, we acquired People Interactive, a German digital creative agency, which has been merged into Valtech GmbH. People Interactive’s revenue was €9.6 million in the year ended December 31, 2016, and at the time of the acquisition the company employed around 80 people in Cologne. We believe this acquisition will strengthen our digital creative capabilities and help us gain new customers in Germany. We paid the sellers €6.5 million upon closing of the acquisition with a €0.9 million holdback payment and subsequently paid them €3.6 million in the form of our ordinary shares, which will become Class B ordinary shares upon completion of the offering. The shares are subject to a two-year lock-up period until December 31, 2019, after which the sellers have a put option exercisable at any time for a period of three months after the end of the lock-up period to sell all or a portion of the shares they received as payment back to us at the price at which such shares were valued when initially paid to the sellers. The last payment of the purchase price for €3.1 million based on certain conditions and the achievement of certain targets for the year ended December 31, 2017, was made in two installments in December 2017 and March 2018. The final amount of the purchase price differs from our original estimate, resulting in a positive impact of  €0.7 million in the income statements for the year ended December 31, 2017. The goodwill resulting from this transaction was €10.4 million.
Acquisition of El Chalten Ltd (The United Kingdom and Ukraine), now known as Valtech LLC
On March 31, 2017, we acquired the British company El Chalten Ltd, a company based in Ukraine developing ecommerce engines for a variety of customers. We believe that this acquisition will strengthen our ability to deliver ecommerce platforms to our customers worldwide. At the time of the acquisition, El Chalten employed around 100 people, and their revenue was €3.4 million in the year ended December 31, 2016. We agreed to pay a purchase price of  €2.6 million, of which €0.9 million has been paid to the sellers at closing of the acquisition, €1.2 million was subsequently paid in the form of our ordinary shares in December 2017, which will become Class B ordinary shares upon completion of the offering. €0.2 million was paid in the third quarter of 2017 and €0.3 million will be paid in cash before June 2018 subject to certain conditions. The shares are subject to a two-year lock-up period until December 31, 2019, after which the sellers have a put option exercisable at any time for a period of 90 days after the end of the lock-up period to sell all or a portion of the shares they received as payment back to us at the price at which such shares were valued when initially paid to the sellers. The goodwill resulting from this transaction was €2.8 million, including exchange rate variances.
Acquisition of Non-Linear Group (Canada, Brazil and the United Kingdom)
On June 1, 2017, we acquired the company Non-Linear with offices in three countries, Canada, Brazil and the United Kingdom. Non-Linear’s combined revenue was CAD$10.6 million in 2016 (year end of August), and at the time of the acquisition the company employed 80 people. We believe this acquisition will support the growth of our North American operations as well as our continued global expansion. We agreed to pay a purchase price of  €8.3 million, of which €4.5 million has been paid to the sellers at closing of the acquisition with a €0.5 million holdback paid in December 2017 and €3.3 million will subsequently be paid in the form of our ordinary shares, which will become Class B ordinary shares upon completion of the offering, subject to certain conditions. We estimated the provisional goodwill resulting from this transaction at around €5.1 million, including exchange rate variances.
Acquisition of Codehouse A/S (Denmark)
On November 1, 2017, we acquired Codehouse A/S, a digital web development agency, with offices in Denmark, which has been merged into Valtech A/S. At the time of the acquisition, Codehouse had 24 full-time employees in Denmark, including a team of 21 people working on Sitecore. We believe this acquisition will strengthen our production capacity and help us gain new customers and further develop our business in Denmark. We agreed to pay a purchase price of  €3.2 million, of which €0.8 million has been paid to the sellers at closing of the acquisition, with a €0.5 million holdback payment and an additional €0.9 million escrow payment. An additional €1.0 million was paid in the form of our ordinary shares, which will become Class B ordinary shares upon completion of the offering, in January 2018. We estimated the provisional goodwill resulting from this transaction at around €2.2 million. In connection with the acquisition, we also issued 6,792 warrants to certain key employees, portions of which were issued as part of the Sixth and Seventh Issuances on August 23, 2018.
Acquisition of True Clarity Limited (United Kingdom)
On February 9, 2018, we acquired True Clarity Limited, a digital web services company, with offices in Bristol and London. At the time of the acquisition, True Clarity had 40 full-time employees in the United Kingdom. We believe this acquisition will strengthen our technical capabilities and add several leading global corporations to our client base. We agreed to pay a purchase price of  €18.6 million, of which €9.1 million has been paid to the sellers at closing of the acquisition, with a €2.2 million holdback payment, and €7.3 million was subsequently paid in the form of our ordinary shares, which will become Class B ordinary shares upon completion of the offering, subject to certain exceptions and the achievement of certain targets. The ordinary shares may be bought back by Valtech if the targets are not met. We estimated the provisional goodwill resulting from this transaction at around €10.8 million, including exchange rate variances. In connection with the acquisition, we also issued 26,960 warrants to certain key employees within a year of closing, portions of which were issued as part of the Sixth and Seventh Issuances on August 23, 2018.
Joint venture with Audi (Germany)
On March 27, 2018, we entered into a strategic partnership with Audi pursuant to a joint venture agreement executed by our respective German subsidiaries Valtech GmbH and Audi Electronics Venture GmbH (“AEV”). The joint venture, Valtech Mobility GmbH (the “JV”), was formed on June 29, 2018 and is a company with limited liability under German law that is 51% owned by us and 49% owned by AEV, and it remains fully consolidated in our financial statements. Our initial contribution to the JV consisted of assets valued at €7.8 million including the contribution of a digital mobility business unit with 170 employees and a cash contribution of  €2.7 million, and AEV's initial contribution consisted of a cash contribution of €7.5 million.
The purposes of the joint venture include promoting long-term cooperation between ourselves and Audi in the conception, design, development, rollout and operation of innovative digital products and services in the field of digital mobility (including e-Mobility, connected car, connected mobility and digital retail), as well as consulting on related end-to-end organizational and business processes, both for Audi as well as for unrelated third parties. We believe that the JV and the related synergies from our collaboration with Audi will provide business opportunities beyond what would be available to us on a standalone basis and that have the potential to accelerate our growth.
Share-based compensation
We recognize share-based compensation expenses in our consolidated statement of income in accordance with IFRS as issued by the IASB. Historically, our equity incentive arrangements have included the granting of purchase warrants to our directors, officers and key employees. Warrant holders have been required to pay a subscription price to receive the warrants (in addition to the exercise price playable upon exercise of the warrants). There were 27,031,765 outstanding warrants as of June 30, 2018, which may be exercised to receive          Class B ordinary shares. The exercise rights of such warrants have been adjusted to account for our       -for-one share split and recently issued dividends. See “Dividends and dividend policy.” In 2015, 2016, 2017 and the first half of 2018, we recorded €1.1 million, €1.0 million, €0.7 million and €0.2 million of compensation expense related to warrants, respectively. In the third quarter of 2018, we granted a total of 114,752 warrants in the Sixth and Seventh Issuances. The terms of these warrants are substantially similar to the prior issuances except that the Seventh Issuance warrants were issued without a subscription price. We expect that the Sixth and Seventh Issuances will result in €          million of share-based compensation expense, to be recognized in the third quarter of 2018.
In connection with this offering, we intend to establish a new omnibus equity incentive plan, which we refer to as the 2018 Plan in this prospectus, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The maximum number of ordinary shares initially available for issuance under equity incentive awards granted pursuant to the 2018 Plan is expected to equal Class A ordinary shares. On January 1, 2019 and on January 1 of each calendar year thereafter, an additional number of shares equal to 5% of the Company’s total outstanding shares on December 31 of the immediately preceding year (or any lower number of shares as determined by the Board of Directors) are expected to be issuable under the 2018 Plan under the discretion of the Board of Directors.
In addition, in connection with the completion of this offering, we expect to issue          equity incentive awards to certain employees, including          awards to our executive officers, which we expect to result in €       million of share-based compensation expense, which we expect to recognize in                                              .
Key components of our results of operation
Revenue
Revenue is derived primarily from providing business transformation services to our clients, including digital platform development and digital marketing. Revenue consists of business transformation services revenue including reimbursable expenses, which primarily include travel and out-of-pocket costs that are billable to clients. Revenue reported as other revenue consists of revenue that is not related to the time our staff worked on projects, including, for example, proceeds from legal settlements.
We perform our services primarily under time-and-material contracts (where materials costs consist of travel and other out-of-pocket expenses) and, to a lesser extent, fixed-price contracts. Revenue from our time-and-material contracts represented 84.4%, 79.7% and 74.9% of total revenue for the years ended December 31, 2015, 2016 and 2017, respectively, and 72.9% of total revenue for the six months ended June 30, 2018. Revenue from our fixed-price contracts represented 15.6%, 20.3% and 25.1% of total revenue for the years ended December 31, 2015, 2016 and 2017, respectively, and 26.2% of total revenue for the six months ended June 30, 2018. The increase in the share of fixed-price contracts in our revenue from 2015 to 2016 and from 2016 to 2017 is primarily attributable to the development of our business with clients in the automotive and retail sectors.
We recognize revenue for time-and-materials services as and when services are provided and under fixed price contracts based on the percentage of completion method of accounting.
Below, we discuss the breakdown of our revenue by (i) geographic location, (ii) industry vertical and (iii) client concentration.
Revenue by geographic location
Our revenue is generated primarily by our business operations in two major geographic markets: Europe and North America. The table below sets forth the revenue from third parties billed by our offices in each of the specified countries by amount and as a percentage of our revenue for the years indicated. Projects not handled by a specific country are included in “Global Delivery,” and our operations in Argentina, Brazil, India and Ukraine are grouped under the category “Other.”

	Year ended December 31,						Six months ended June 30,
(in thousands; except for percentages)	2015		2016		2017		2017		2018
By geography
Germany	€34,309	18.6%	€41,358	19.9%	€57,085	24.4%	€26,032	22.7%	€35,390	25.9%
Sweden	31,813	17.2%	33,250	16.0%	31,089	13.3%	16,532	14.4%	17,715	13.0%
United Kingdom	34,874	18.9%	30,585	14.7%	29,185	12.5%	14,639	12.8%	17,667	12.9%
France	30,493	16.5%	28,965	13.9%	23,715	10.1%	12,077	10.5%	12,037	8.8%
Denmark	13,364	7.2%	14,191	6.8%	16,288	7.0%	7,886	6.9%	10,122	7.4%
Netherlands	—	—	10,675	5.1%	23,952	10.2%	12,197	10.6%	14,325	10.5%
Switzerland	723	0.4%	2,103	1.0%	3,668	1.6%	2,125	1.9%	1,548	1.1%
Europe	€145,576	78.7%	€161,127	77.5%	€184,982	79.2%	€91,488	79.8%	€108,804	79.6%
United States	29,997	16.2%	29,379	14.1%	23,863	10.2%	11,844	10.3%	10,105	7.4%
Canada	3,385	1.8%	7,648	3.7%	8,823	3.8%	3,837	3.3%	6,820	5.0%
North America	33,382	18.1%	37,027	17.8%	32,686	14.0%	15,681	13.6%	16,925	12.4%
Australia	2,098	1.1%	5,318	2.6%	4,101	1.8%	2,026	1.8%	1,058	0.8%
Singapore	184	0.1%	1,071	0.5%	1,495	0.6%	820	0.7%	1,038	0.8%
Asia–Pacific	2,282	1.2%	6,389	3.1%	5,596	2.4%	2,846	2.5%	2,096	1.6%
Global Delivery	—	—	74	0.0%	4,923	2.1%	2,422	2.1%	4,502	3.3%
Other	3,666	2.0%	3,184	1.5%	5,508	2.4%	2,250	2.0%	4,274	3.2%
Revenue	€184,906	100.0%	€207,801	100.0%	€233,695	100%	€114,687	100.0%	€136,601	100.0%
Revenue by industry vertical
We are a provider of business transformation services to enterprises in a range of industry verticals including, in particular, retail, automotive, government, financial services, travel and hospitality, media and healthcare—the seven verticals which are the focus of our business development efforts. We believe our focus on these verticals is one of the main drivers of our revenue growth. The following table sets forth our revenue by industry vertical by amount and as a percentage of our revenue for the years indicated.
	Year ended December 31,						Six months ended June 30,
(in thousands; except for percentages)	2015		2016		2017		2017		2018
By industry vertical
Retail	€36,578	19.8%	€49,978	24.1%	€69,695	29.8%	€34,124	29.8%	€38,763	28.4%
Automotive	21,732	11.8%	27,251	13.1%	35,704	15.3%	16,161	14.1%	25,130	18.4%
Financial services	16,829	9.1%	22,244	10.7%	23,283	10.0%	11,717	10.2%	14,367	10.5%
Government	29,637	16.0%	26,443	12.7%	20,524	8.8%	11,800	10.3%	10,318	7.6%
Travel	17,530	9.5%	18,632	9.0%	15,018	6.4%	7,694	6.7%	6,660	4.9%
Healthcare	13,647	7.4%	12,264	5.9%	14,335	6.1%	7,570	6.6%	7,559	5.5%
Media	15,783	8.5%	17,000	8.2%	13,567	5.8%	7,345	6.4%	5,598	4.1%
Manufacturing	3,506	1.9%	5,654	2.7%	6,469	2.8%	2,425	2.1%	5,996	4.4%
Technology	4,044	2.2%	4,281	2.1%	5,102	2.2%	2,332	2.0%	2,555	1.9%
Other	25,620	13.8%	24,054	11.5%	29,998	12.8%	13,519	11.8%	19,656	14.4%
Revenue	€184,906	100.0%	€207,801	100.0%	€233,695	100.0%	€114,687	100.0%	€136,601	100.0%
In 2016, the two industry verticals that contributed the most to our revenue from new clients were retail and financial services, which represented 38.4% and 9.3%, respectively, of our revenue from new clients. In 2017, the two industry verticals that contributed the most to our revenue from new clients were retail and financial services, which represented 26.7% and 12.4%, respectively, of our revenue from new clients. In the six months ended June 30, 2018, the two industry verticals that contributed the most to our revenue from new clients were financial services and retail, which represented 19.7% and 14.8%, respectively, of our revenue from new clients.

Revenue by client concentration
We have increased our revenue by expanding the scope and size of our engagements, and we have grown our key client base primarily through our business development efforts.
Revenue from our largest client was €23.3 million in 2015, €19.8 million in 2016 and €18.0 million in 2017, representing 12.6%, 9.5% and 7.7% of our revenue, respectively. For the six months ended June 30, 2018, revenue from our largest client was €11.0 million, representing 8.0% of our revenue. Our top 10 clients made up 37.1% of our revenue in 2015, 34.5% of our revenue in 2016 and 31.9% of our revenue in 2017. For the six months ended June 30, 2018, our top 10 clients made up 34.5% of our revenue.
Our ability to deliver a variety of business transformation services and our focus on the quality of our project delivery is reflected in the fact that existing clients contributed 77.8%, 83.8% and 86.4% of our revenue in 2015, 2016 and 2017, respectively, and 87.4% of our revenue for the six months ended June 30, 2018. The number of our clients that each accounted for at least €1 million of our annual revenue increased from 43 in 2015 to 50 in 2016 to 54 in 2017, primarily due to an increase in the size of our engagements and the expansion of their scope.
Operating expenses
Cost of sales
The principal components of our cost of sales are salaries, employee benefits, subcontractor costs and traveling expenses. Where services are performed by contractors, the entire cost of contractors is included in cost of sales. With respect to employees, the entire compensation for the time that our employees work for us is included in our cost of sales, regardless of the allocation of their time on projects. All traveling expenses of our employees and contractors working on projects for our clients are recorded in our cost of sales.
Also included in cost of sales is the portion of depreciation and amortization expense attributable to the portion of our property and equipment and intangible assets utilized in the delivery of services to our clients.
Costs incurred on internal projects that qualify to be recognized as internally generated intangible assets are deducted from cost of sales.
Our cost of sales grew in line with the increase in our revenue from 2015 to 2016, primarily driven by the addition of 246 new employees, from 1,590 as of December 31, 2015 to 1,836 as of December 31, 2016. Our acquisitions in 2016 of Graion and eFocus added a total of 238 employees to our headcount. Our cost of sales grew from €135.9 million in 2016 to €154.4 million in 2017, primarily driven by the addition of 430 employees, from 1,836 as of December 31, 2016 to 2,266 as of December 31, 2017. Our cost of sales grew from €76.7 million for the six months ended June 30, 2017 to €88.2 million for the six months ended June 30, 2018, primarily driven by the addition of 234 employees to our headcount. Our acquisitions in 2017 of People Interactive, El Chalten Ltd, Non-Linear Creations Inc. and Codehouse A/S added a total of 284 employees to our headcount. Between December 31, 2017 and June 30, 2018, 150 employees joined the company.
We expect that as our revenue grows in future periods, our cost of sales will increase.
Commercial costs
Commercial costs primarily represent selling and advertising costs and include items such as the salaries of our sales and marketing personnel, their traveling costs and publicity and marketing expenses, as well as the cost of sales automation software.

Our commercial costs have increased from €11.5 million in 2015 to €13.9 million in 2016 and to €16.5 million in 2017 and from €8.1 million for the six months ended June 30, 2017 to €9.0 million for the same period in 2018, to support the growth of our revenue. Depreciation of acquired customer relationships recognized as intangible assets is included in our commercial costs and amounted to €0.4 million in 2016 and €1.6 million in 2017, as a result of the several acquisitions that we made these years. Depreciation of acquired intangibles increased from €0.9 million in the first half of 2017 to €1.5 million in the same period of 2018, an increase of  €0.6 million, or 74.5%. We expect our commercial costs to continue to increase in the future in line with revenue growth. The growth of commercial costs is driven by the expansion of our sales and marketing teams, as well as an increase in marketing expenses. We anticipate that acquisitions of new businesses in the future may also increase the depreciation of acquired customer relationships recognized as intangible assets and thus our commercial costs.
Administrative costs
Administrative costs include compensation and other expenses of our senior management and administrative personnel. Administrative costs also include office related costs, costs for professional services, including legal, audit and insurance services, traveling costs of management and administrative personnel, depreciation of assets not specifically used on projects, taxes other than those levied on corporate income and other expenses. We expect that our administrative costs will increase as a result of costs associated with being a public company in the United States. In addition, we expect our administrative costs will increase as a result of increases in non-cash stock compensation expense associated with executive and employee compensation following this offering. See “—Share-based compensation” and “Management—Compensation of directors and officers.”
Prior to this offering, on                 , 2016, our Chief Executive Officer and our Co-Chief Operating Officers were provided loans totaling $6 million from our controlling shareholder, SiegCo SA, which will mature on December 1, 2019. See “Related party transactions—Loan arrangements.” In addition, on                 , 2018, SiegCo SA paid €          to Cosmoledo SPRL, one of its shareholders, which is owned by our Chief Executive Officer Sebastian Lombardo (indirectly through his ownership of A3 Investments SA), our Co-Chief Operating Officer Tomas Nores (indirectly through his ownership of Two Hundred SL) and our Co-Chief Operating Officer Olivier Padiou, to compensate such officers for their management of the Company in periods prior to this offering. This amount was paid from funds received by SiegCo SA from an interim dividend of  €0.25 per share paid by the Company to the shareholders of the Company on                 , 2018. See “Dividends and dividend policy.”
We also expect our continuing investments in business management software to increase the amount of depreciation of assets not specifically used on projects in the future and, thus, our administrative costs. However, we expect to benefit from more efficient administrative processes, including as a result of our implementation of business management software, to contain the growth rate of our administrative costs below the growth rate of our revenue and gross profit.
Cost of gross financial debt and other financial income and expenses
Our cost of gross financial debt includes interest paid to holders and fees from our 4.25% notes due July 2022 and our 4.50% notes due October 2024, fees paid to banks providing receivables-based credit facilities or overdraft facilities and fees paid to banks that assisted us in obtaining financing from lenders. Fees paid in connection with the July 2016 issuance of our €42.5 million principal amount of 4.25% notes due July 2022 and the October 2017 issuance of our €33 million principal amount of 4.50% notes due October 2024 are deducted from the financial debt reported in our statement of financial position and are included in the effective interest rate for the determination of the interest expense. Our cost of gross financial debt increased in 2016 as a result of the July 2016 issuance. Our cost of gross financial debt increased in 2017 as a result of the full-year impact of the July 2016 issuance and of the October 2017 issuance. Cost of gross financial debt increased from €0.9 million in the first six months of 2017 to €1.8 million for the same period in 2018 as a result of the new notes issued in October 2017.
Depending on market conditions and the availability of different sources of funding, and the cost thereof, we may increase our debt in the future to provide adequate funding to support our growth. If we do, we expect the cost of our gross financial debt to increase. We also expect the cost associated with our receivables-based credit facilities to increase if interest rates in Europe increase, as most of these facilities bear a variable interest rate based on EURIBOR.
Other financial income and expenses income includes foreign currency gains and losses and the impact of provisions for financial risks and charges.
Income tax expense
Our income tax expense includes both current and deferred income taxes. Because we operate in a number of countries, our income is subject to taxation in various jurisdictions with a range of tax rates. Therefore, we need to apply significant judgment to determine our consolidated income tax position. As a result of our multi-jurisdictional operations, we are exposed to a number of different tax risks including, but not limited to, changes in tax laws or interpretations of these tax laws.
We expect our income tax expense to grow as our profit before tax grows. We benefit from tax losses carried forward in certain jurisdictions that may reduce our average income tax expense rate if and when our operations in these jurisdictions record a profit before tax.
Depending on our estimates of our future profits in the jurisdictions where we benefit from tax losses carried forward, we may recognize additional deferred tax assets in the future, which may reduce our total income tax expense for the period in which we recognize these deferred tax assets.

Results of operations
We have based the following discussion on our consolidated financial statements. You should read it along with these financial statements, and it is qualified in its entirety by reference to them.
The following table summarizes our results of operations for the periods represented:
	Year ended December 31						Six months ended June 30,
(€ in thousands and as a % of total revenue)	2015		2016		2017		2017		2018
Consolidated statements of income (loss):
Revenue	€184,119	99.6%	€204,589	98.5%	€233,414	99.9%	€114,673	100.0%	€136,469	99.9%
Other revenue	787	0.4%	3,212	1.5%	281	0.1%	14	0.0%	132	0.1%
Total revenue	184,906	100.0%	207,801	100.0%	233,695	100%	114,687	100.0%	136,601	100.0%
Cost of sales	(122,032)	(66.0)%	(135,872)	(65.3)%	(154,368)	(66.1)%	(76,688)	(66.9)%	(88,184)	(64.6)%
Gross margin	62,874	34.0%	71,929	34.6%	79,327	33.9%	37,999	33.1%	48,417	35.4%
Commercial costs	(11,462)	(6.2)%	(13,900)	(6.7)%	(16,523)	(7.1)%	(8,071)	(7.0)%	(8,984)	(6.6)%
Administrative costs	(40,921)	(22.1)%	(43,259)	(20.8)%	(50,625)	(21.7)%	(25,153)	(21.9)%	(29,251)	(21.4)%
Restructuring costs	(921)	(0.5)%	(1,360)	(0.7)%	(1,627)	(0.7)%	(557)	(0.5)%	(158)	(0.1)%
Other income and expenses	428	0.2%	(214)	(0.1)%	(126)	(0.1)%	(893)	(0.8)%	(152)	(0.1)%
Goodwill impairment	—	—	—	—	(1,141)	(0.5)%	—	0.0%	—	0.0%
Operating result	9,997	5.4%	13,196	6.4%	9,285	4.0%	3,325	2.9%	9,872	7.2%
Cost of gross financial debt	(168)	(0.1)%	(804)	(0.4)%	(2,378)	(1.0)%	(948)	(0.8)%	(1,802)	(1.3)%
Interest income on cash and cash equivalents	25	0.0%	51	0.0%	127	0.1%	39	0.0%	22	0.0%
Other financial income and expenses, net	218	0.1%	(143)	0.1%	(1,219)	0.5%	(840)	(0.7)%	311	0.2%
Income before tax from continuing operations	10,072	5.4%	12,301	5.9%	5,815	2.5%	1,576	1.4%	8,403	6.2%
Income tax expense	(3,135)	(1.7)%	(3,416)	(1.6)%	(5,583)	(2.4)%	(1,805)	(1.6)%	(3,440)	(2.5)%
Net income from continuing operations	6,937	3.8%	8,885	4.3%	232	0.1%	(229)	(0.2)%	4,963	3.6%
Income (loss) from discontinued operations	(1,519)	(0.8)%	(4,703)	(2.3)%	(1,684)	(0.7)%	(798)	(0.7)%	(1,664)	(1.2)%
Net income (loss) attributable to equity holders of the parent	€5,418	2.9%	€4,182	2.0%	€(1,452)	(0.6)%	€(1,027)	(0.9)%	€3,299	2.4%
Six months ended June 30, 2017 compared to six months ended June 30, 2018
Revenue
Revenue grew from €114.7 million in the six months ended June 30, 2017 to €136.6 million in the six months ended June 30, 2018, representing an increase of  €21.9 million, or 19.1%. On a constant currency basis, our total revenue growth was 13% for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. The increase was primarily attributable to:
•
The growth in revenue from our existing activities in Germany from €26.0 million in the first half of 2017 to €35.4 million in the same period of 2018, which is mainly attributable to the development of our business in the automotive sector; the growth in revenue in the Netherlands from €12.2 million in the first half of 2017 to €14.3 million in the first half of 2018;

the growth of the revenue in our existing business in Canada (excluding Non-linear, which was acquired in June 2017), from €3.5 million in the first half of 2017 to €4.2 million the first half of 2018; and the increase in revenue of our Global Delivery business from €2.4 million in the first half of 2017 to €4.5 million in the same period of 2018.
•
The acquisition of Codehouse in Denmark in November 2017 and True Clarity in February 2018 in the United Kingdom, which added €3.5 million of revenue in the first half of 2018.

•
The full-year impact of the acquisitions of People Interactive in January 2017, El Chalten in April 2017 and Non-Linear in June 2017, which added €3.8 million of revenue in the first six months of 2018.

These positive contributors to our revenue in the first six months of 2018 were partially offset by the decrease of revenue in the United States from €11.8 million in the first half of 2017 to €10.1 million in the first half of 2018, a decrease of  €1.7 million, of which €1.2 million is due to the negative impact of the variation of the U.S. dollar against the Euro.
We experienced a strong growth of our business with clients in the following industries:
•
Retail: Revenue from retail grew €4.7 million, from €34.1 million in the first half of 2017 to €38.8 million in the first half of 2018. The increase in revenue in this industry vertical was primarily attributable to the growth of our revenue with our top 10 clients in this industry vertical.

•
Automotive: Revenue from automotive grew €8.9 million, from €16.2 million in the first half of 2017 to €25.1 million in the first half of 2018. The increase in revenue in this industry vertical was primarily attributable to the growth of revenue with our top three clients in this industry vertical.

•
Financial services: Revenue from financial services grew €2.7 million, from €11.7 million in the first six months of 2017 to €14.4 million in the first half of 2018. The increase in revenue in this industry vertical was primarily attributable to the growth of revenue with our top 10 clients.

•
Manufacturing: Revenue from manufacturing grew €3.6 million, from €2.4 million in the first half of 2017 to €6.0 million in the same period of 2018. The increase in revenue in this industry vertical was primarily attributable to the addition of several new clients.

Cost of sales
Cost of sales increased from €76.7 million in the first six months of 2017 to €88.2 million in the same period of 2018, representing an increase of  €11.5 million, or 15.0%. The increase was primarily attributable to an increase in staff costs, which grew €8.9 million, or 16.0%, from €55.4 million in the first half of 2017 to €64.3 million in the corresponding period of 2018, mainly due to an increase in our headcount of IT professionals from 1,837 in the first half of 2017 to 2,071 in the first half of 2018, an increase in subcontractor costs, which grew by €2.7 million, or 13.3%, from the first half of 2017 to the first half of 2018, and the negative impact of the decrease of internally-generated assets, which decreased by €0.3 million, or 25.3%, partially offset by a decrease of software costs and miscellaneous costs, which decreased by €0.3 million, or 17.1%, from €2.1 million in the first half of 2017 to €1.8 million in the first half of 2018, mainly due to the unusually high amount of software expense in the first half of 2017 that was driven by the addition of new information systems for our delivery teams. Consolidation with the businesses we acquired in 2018 added €1.3 million to our cost of sales in the first half of 2018.
Commercial costs
Commercial costs increased from €8.1 million in the first six months of 2017 to €9.0 million in the same period of 2018, representing an increase of  €0.9 million, or 10.8%. The cost of our sales and marketing staff decreased by €0.1 million, or 2.6%, from €5.6 million in the first half of 2017 to €5.5 million in the corresponding period of 2017. Our marketing expenses increased by €0.1 million, or 5.6%, from €1.3 million in the first half of 2017 to €1.4 million in the first half of 2018. Other commercial costs excluding marketing expenses increased by €0.6 million, or 50.6%, from €1.2 million in the first six months of 2017 to €1.8 million in the first six months of 2018, which is primarily due to the €0.6 million increase of the depreciation of acquired intangibles from €0.9 million in the first half of 2017 to €1.5 million in the same period of 2018. Commercial costs of businesses acquired in 2018 added €0.5 million in the first half of 2018.
Administrative costs
Administrative costs increased from €25.2 million in the first half of 2017 to €29.3 million in the first half of 2018, representing an increase of  €4.1 million, or 16.3%. The cost of our management and administrative staff increased from €11.9 million in the first half of 2017 to €13.2 million in the first half of 2018, an increase of  €1.3 million, or 11.4%, of which €0.7 million is due to the consolidation of recently acquired businesses. The cost of our offices increased from €7.3 million in the first six months of 2017 to €8.1 million in the first six months of 2018, an increase of €0.8 million, or 11.4%, of which €0.3 million is due to additional costs to support the growth of our business in Germany and €0.5 million was due to the cost of leasing offices for our newly acquired businesses. Recruiting, training and internal events costs increased from €1.8 million in the first half of 2017 to €3.0 million in the corresponding period of 2018, an increase of €1.2 million, or 65.4%, which is primarily attributable to the increased expenses of our European businesses to recruit and retain the staff required for the growth of our business. Professional fees increased by €0.5 million, or 24.4%, from €2.0 million in the first half of 2017 to €2.5 million in the same period of 2018, primarily due to the cost of various consulting services related to M&A activity and corporate reorganization. Administrative costs of recently acquired businesses added €1.6 million to our administrative costs in the first half of 2018.
Restructuring costs
Restructuring costs decreased from €0.6 million in the first half of 2017 to €0.2 million in the corresponding period of 2018, representing a decrease of  €0.4 million, or 71.6%, which is primarily attributable to the non-recurring effect of a one-time cost related to the merger of our subsidiary in Germany and severance costs in France.
Other income and expenses
Other income and expenses decreased from a loss of  €0.9 million in the first half of 2017 to a loss of  €0.2 million in the first half of 2018. Other income and expenses are mainly due to adjustments in the United States in the first half of 2017 related to the reconciliation of intercompany transactions and in Brazil in the first half of 2018 related to accrued expenses.
Cost of gross financial debt
Cost of gross financial debt increased from €0.9 million in the first six months of 2017 to €1.8 million in the first half of 2018, an increase of  €0.9 million, or 90.1%. The increase was primarily attributable to the impact of the issuance of notes in October 2017.
Other financial income and expenses, net
Other financial income and expenses produced a loss of  €0.9 million in the first half of 2017 and income of  €0.3 million in the first half of 2018. The variation is due to the impact of the movements of currency exchange rates.

Income tax expense
Income tax expense increased from €1.8 million in the first half of 2017 to €3.4 million in the first half of 2018, an increase of  €1.6 million, or 90.6%. The increase was primarily attributable to the increase in our income before tax from continuing operations, which increased from €1.6 million in the first six months of 2017 to €8.4 million in the corresponding period of 2018, an increase of €6.8 million, or 433.2%.
Income (loss) from discontinued operations
We had a loss from discontinued operations of  €0.8 million in the first half of 2017 and a loss from discontinued operations of  €1.7 million in the first half of 2018, representing an increase of €0.9 million, or 108.5%. The increase is primarily attributable to the cost of a legal dispute with the buyer of our disposed business in the United States, which is related to the payment of a portion of the price for the sale of this disposed business.
Net income (loss) attributable to equity holders of the parent
As a result of the foregoing, we had a loss of  €1.0 million in the first half of 2017 and income of €3.3 million in the first half of 2018, representing an increase of  €4.3 million.
Year ended December 31, 2016 compared to year ended December 31, 2017
Revenue
Revenue grew from €204.6 million in 2016 to €233.4 million in 2017, representing an increase of €28.8 million, or 14.1%. On a constant currency basis, our total revenue growth was 14% for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was primarily attributable to:
•
The growth of the revenue from our existing activities in Germany from €41.3 million in 2016 to €57.1 million in 2017, which is mainly attributable to the development of our business in the automotive sector; the growth in revenue in Denmark from €14.2 million in 2016 to €16.3 million in 2017, an increase of  €2.1 million, of which €0.5 million is due to the acquisition of Codehouse; and the increase in the revenue of our Global Delivery business from €0.1 million in 2016 to €4.9 million in 2017, which is primarily attributable to the development of our business with one of our top 10 clients.

•
The acquisitions of People Interactive, El Chalten, Non-Linear and Codehouse, which added €11.9 million of revenue in 2017.

•
The full-year impact of the acquisition of Graion in June 2016 and eFocus in July 2016, which added €25.7 million of revenue in 2017.

These positive contributors to our revenue in 2017 were partially offset by:
•
The decrease of the revenue in France from €28.9 million in 2016 to €23.7 million in 2017, which is primarily due to the winding down of the non-strategic professional training business in that country, which accounted for €2.4 million of the €5.2 million decrease in our revenue in France, and to our focus on higher-margin projects in that market.

•
The decrease of the revenue in the United States from €29.4 million in 2016 to €23.9 million in 2017, due to the €0.7 million negative impact of the variation of the exchange rate of the U.S. dollar against the Euro and to the negative impact of the internal reorganization that occurred at several of our top 10 clients in the United States.

We experienced significant growth of our business with clients in the following industries:
•
Retail:   Revenue from retail grew €19.7 million, from €50.0 million in 2016 to €69.7 million in 2017. The increase in revenue in this industry vertical was primarily attributable to the development of our business with a number of our top 10 clients that grew significantly and the impact of recent acquisitions of companies that derive a significant portion of their revenue from the retail sector.

•
Automotive:   Revenue from automotive grew €8.4 million, from €27.3 million in 2016 to €35.7 million in 2017. The increase in revenue in this industry vertical was primarily attributable to increased revenue from our top clients as well as the impact of recent acquisitions that provided additional automotive clients.

•
Healthcare:   Revenue from healthcare grew €2.1 million, from €12.3 million in 2016 to €14.3 million in 2017. The increase in revenue in this industry vertical was primarily attributable to two clients with projects that provided greater revenue during 2017.

Other revenue
Other revenue declined from €3.2 million in 2016 to €0.3 million in 2017, representing a decrease of €2.9 million, or 90.6%. The decrease was primarily attributable to the non-recurring impact in 2016 of the proceeds of a settlement agreement resolving a dispute between one of our competitors and us in the United States.
Cost of sales
Cost of sales increased from €135.9 million in 2016 to € 154.4 million in 2017, representing an increase of  €18.5 million, or 13.6%. The increase was primarily attributable to an increase in staff costs, which grew by €16.7 million, or 17.5%, from €95.3 million in 2016 to €112.0 million in 2017, mainly due to an increase in our average headcount from 1,698 in 2016 to 2,076 in 2017, to an increase in subcontractor costs, which grew by €0.7 million, or 1.9%, to an increase in the cost of software used for the delivery of projects and associated costs, which grew by €1.5 million, or 47.5%, from €3.2 million in 2016 to €4.7 million in 2017 mostly due to the development of our business and the addition of new information systems for our delivery teams, and to an increase in depreciations and provisions which grew by €0.8 million, or 68.7%, from €1.2 million in 2016 to €2.0 million in 2017, primarily due to the increase in tangible and intangible assets used to deliver projects to our clients, partially offset by the positive impact of the increase of internally-generated assets, which grew by €1.2 million, or 109.3%, from €1.1 million in 2016 to €2.3 million in 2017, as a result of our policy to develop innovative services for our customers as well as internal tools to foster operational efficiency.
Consolidation with the businesses we acquired in 2017 added €14.8 million to our cost of sales in 2017.
Commercial costs
Commercial costs increased from €13.9 million in 2016 to €16.5 million in 2017, representing an increase of €2.6 million, or 18.7%. The cost of our sales and marketing staff increased by €0.7 million, or 6.8%, from €10.3 million in 2016 to €11.0 million in 2017, of which €0.6 million is due to the consolidation of businesses acquired in 2017. Our marketing expenses increased by €0.3 million, or 13.0%, from €2.3 million to €2.6 million. Other commercial costs increased from €0.5 million in 2016 to €2.7 million in 2017, an increase of  €2.2 million, or 340%, which is primarily due to the increase of the depreciation of acquired intangibles from €0.4 million in 2016 to €2.0 million in 2017.

Commercial costs of recently acquired business added €2.8 million to our commercial costs in 2017.
Administrative costs
Administrative costs increased from €43.3 million in 2016 to €50.6 million in 2017, representing an increase of  €7.3 million, or 16.9%. The increase was primarily attributable to the €7.4 million increase in our administrative costs due to companies that became financially consolidated with us, partially offset by a slight decrease in the administrative costs of our existing businesses. The cost of our management and administrative staff increased from €19.1 million in 2016 to €23.0 million in 2017, an increase of  €3.9 million, or 20.4%, of which €2.7 million is due to the consolidation of recently acquired companies. The cost of our offices increased from €13.7 million in 2016 to €14.4 million in 2017, an increase of  €0.7 million, or 5.1%, primarily due to the full-year effect of new office space that we began leasing in London in July 2016 and to the cost of leasing offices for the companies we acquired in recent periods.
Restructuring costs
Restructuring costs increased from €1.4 million in 2016 to €1.6 million in 2017, representing an increase of  €0.2 million, or 14.3%. We recorded in 2016 and 2017 a similar amount of restructuring costs of our French business as well as a similar amount of provision for onerous office lease agreements. The increase in restructuring costs was primarily attributable to a one-off cost related to the merger of the German entities.
Other income and expenses
Other income and expenses decreased from a loss of  €0.2 million in 2016 to a loss of €0.1 million in 2017, representing a net decrease of 50%. Other income and expenses in both years was primarily attributable to the modification of the payment terms for the acquisition of the company Neon Stingray (now Valtech Digital Australia) in 2014.
Goodwill impairment
In 2017, an expense of  €1.1 million was recorded as a result of the impairment of the goodwill associated with our business in Australia, as a result of our decision to change the organization of our subsidiary in Australia.
Cost of gross financial debt
Cost of gross financial debt increased from €0.8 million in 2016 to €2.4 million in 2017, representing an increase of €1.6 million, or 200%. The increase was primarily attributable to the full-year impact of the July 2016 issuance and to the new notes issued in October 2017.
Other financial income and expenses, net
Other financial income and expenses produced a loss of  €0.1 million in 2016 and a loss of €1.2 million in 2017. The variation is due to the impact of the movements of currency exchange rates.
Income tax expenses
Income tax expense increased from €3.4 million in 2016 to €5.6 million in 2017, representing an increase of €2.2 million, or 64.7%. The increase was primarily attributable to the loss of a €1.2 million deferred tax asset in the United States as a result of the 2017 Tax Cuts and Jobs Act, to the non-recurring impact in 2016 of reduced income tax expense in India due to the settlement of several tax audits in our favor and to the full-year impact in 2017 of the acquisition of eFocus in July 2016.

Income (loss) from discontinued operations
We had a loss from discontinued operations of  €4.7 million in 2016 and a loss of €1.7 million in 2017, representing a decrease of €3.0 million, or 63.8%. The decrease was primarily attributable to the non-recurring impact in 2016 of the settlement of a legal dispute with a former customer of our disposed subsidiary in the United States, a legacy IT staffing firm that was deemed to be inconsistent with Valtech’s strategy.
Net income (loss) attributable to equity holders of the parent
As a result of the foregoing, our net income attributable to equity holders of the parent decreased from €4.2 million in 2016 to a loss of €1.5 million in 2017, representing a decrease of €5.7 million, or 135.7%.
Year ended December 31, 2015 compared to year ended December 31, 2016
Revenue
Revenue grew from €184.1 million in 2015 to €204.6 million in 2016, representing an increase of €20.5 million, or 11.1%. On a constant currency basis, our total revenue growth was 15% for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase was primarily attributable to the growth of our business in Germany, from €34.3 million in 2015 to €41.4 million in 2016, an increase of 20.7%, caused by the continuing development of our business in the automotive sector; the full year impact of the acquisition of a company in Canada in 2015, which added €7.6 million to our revenue in 2016; and to the acquisition of eFocus (Netherlands) which was consolidated for a period of six months in 2016 and contributed €10.7 million to our revenue. To a lesser extent, revenue in Australia was also a contributor to revenue growth and increased from €2.1 million in 2015 to €5.3 million in 2016, representing an increase of  €3.2 million. This growth was primarily attributable to the development of our business in Australia in our core digital marketing capabilities.
Revenue was negatively affected by the drop in the value of the British Pound compared to the Euro: the contribution of our revenue in the United Kingdom decreased from €34.9 million in 2015 to €30.6 million in 2016, a decrease of  €4.3 million or 12.3%, of which €3.9 million was due to the drop in the value of the British Pound.
We experienced significant growth of our business with clients in the following industries:
•
Retail: Our revenue from retail grew €13.4 million, from €36.6 million in 2015 to €50.0 million in 2016. The increase in revenue in this industry vertical was primarily attributable to a strong demand for services that help retailers and luxury brands respond to customer expectations for seamless and innovative shopping experiences both in store and online.

•
Automotive: Our revenue from automotive grew €5.5 million, from €21.7 million in 2015 to €27.2 million in 2016. The increase in revenue in this industry vertical was primarily attributable to a strong demand for services related to connectivity and entertainment in cars.

•
Financial services: Revenue from financial services grew from €16.8 million in 2015 to €22.2 million in 2016, representing an increase of  €5.4 million. The increase in revenue in this industry vertical was primarily attributable to a rising demand for digital marketing services by market leaders.

Other revenue
Other revenue grew from €0.8 million in 2015 to €3.2 million in 2016, representing an increase of €2.4 million, or 308.1%. The increase was primarily attributable to the proceeds of a settlement agreement resolving a dispute between one of our competitors and us in the United States.

Cost of sales
Cost of sales increased from €122.0 million in 2015 to €135.9 million in 2016, representing an increase of  €13.9 million, or 11.4%. The increase was primarily attributable to an increase in staff costs, which grew by €11.3 million, or 13.6%, from €84.0 million in 2015 to €95.3 million in 2016, and an increase in subcontractors costs, which grew by €3.6 million, or 10.0%, from €35.5 million in 2015 to €39.1 million in 2016. The increase in staff costs was mostly due to a higher headcount in IT professionals: we had 1,367 staff members as of December 31, 2015 and 1,574 as of December 31, 2016.
Consolidation with the businesses we acquired in the Netherlands and in Argentina added €6.2 million to our cost of sales in 2016. The full year impact of the company we acquired in Canada in 2015 added another €2.6 million to our cost of sales in 2016.
Commercial costs
Commercial costs increased from €11.5 million in 2015 to €13.9 million in 2016, representing an increase of  €2.4 million, or 20.9%. The cost of our sales and marketing staff increased by €1.4 million, or 15.7%, from €8.9 million in 2015 to €10.3 million in 2016. We reduced our marketing expenses by €0.2 million, or 8.0%, from €2.5 million in 2015 to €2.3 million in 2016 as we continuously reviewed and took action to lessen the cost impact of our marketing efforts, including, for example, by leveraging existing marketing materials. Other commercial costs, which include depreciation costs of our new sales automation software, rose from €0.1 million in 2015 to €0.5 million in 2016.
Commercial costs of the recently acquired business in the Netherlands, which was consolidated as of July 1 2016, accounted for €0.6 million of the total increase in our commercial costs in 2016.
Administrative costs
Administrative costs increased from €40.9 million in 2015 to €43.3 million in 2016, representing an increase of  €2.4 million, or 5.6%. The increase was primarily attributable to the impact on our administrative costs of companies that became financially consolidated with us of  €3.1 million, combined with higher office rent costs, which grew by €0.5 million due to the relocation of our office space in London and the expansion of our office space in New York, partially offset by savings in other locations. Other factors that contributed to the increase of our administrative costs were human resources expenses (training, events and recruitment fees), which grew by €0.6 million, and depreciation expense, which grew by €0.3 million in 2016 in connection with our investments in new offices and our continuing investments in business information systems.
Restructuring costs
Restructuring costs increased from €0.9 million in 2015 to €1.4 million in 2016, representing an increase of  €0.5 million, or 55.6%. The increase was primarily attributable to the cost of restructuring a non-core business in France and includes the cumulative loss on a sublease contract for premises that were no longer needed.
Other income and expenses
Other income and expenses decreased from a gain of  €0.4 million in 2015 to a loss of  €0.2 million in 2016, representing a net decrease of  €0.6 million. The decrease was primarily attributable to the net impact of the sale of a business in France and to the reevaluation of debt associated with an acquisition, both of which occurred in 2016, compared to the diminution of the same debt on acquisitions in 2015.

Cost of gross financial debt
Cost of gross financial debt increased from €0.2 million in 2015 to €0.8 million in 2016, representing an increase of  €0.6 million, or 300.0%. The increase was primarily attributable to the interest paid on the €42.5 million principal amount of our 4.25% notes due July 2022, which were issued in July 2016.
Income tax expenses
Income tax expense increased from €3.1 million in 2015 to €3.4 million in 2016, representing an increase of  €0.3 million, or 9.7%. The increase was primarily attributable to tax losses carried forward in 2015 in Germany resulting in a higher effective tax rate in Germany and fewer deferred tax assets recognized in 2016, partially offset by reduced income tax expense in India due to the settlement of several tax audits in our favor.
Income (loss) from discontinued operations
We had a loss from discontinued operations of  €1.5 million in 2015 and €4.7 million in 2016, representing an increase of  €3.2 million, or 213.3%. The increase was primarily attributable to the settlement of a legal dispute with a former customer of our disposed subsidiary in the United States, a legacy IT staffing firm that was deemed to be inconsistent with Valtech’s strategy.
Net income (loss) attributable to equity holders of the parent
As a result of the foregoing, our net income attributable to equity holders of the parent decreased from €5.4 million in 2015 to €4.2 million in 2016, representing a decrease of €1.2 million, or 22.2%.
Key performance indicators
Non-IFRS financial measures
Adjusted EBITDA and Adjusted Net Income are not measures of financial performance under IFRS and should not be considered substitutes for net income (loss) attributable to equity holders of the parent and net income from continuing operations, which we consider to be the most directly comparable IFRS measures. Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and when assessing our operating performance, you should not consider Adjusted EBITDA and Adjusted Net Income in isolation or as substitutes for statements of income data prepared in accordance with IFRS. Other companies may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, limiting their usefulness as comparative measures. For a reconciliation of these measures to net income (loss) attributable to equity holders of the parent for the periods presented above, see “Prospectus summary—Summary financial and other information.”
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) attributable to equity holders of the parent before income (loss) from discontinued operations, cost of gross financial debt, income tax expense, depreciation and amortization, goodwill impairment, share-based payment expense, restructuring costs, costs related to mergers and acquisitions, currency gains and losses and other financial gains and losses.
We believe that Adjusted EBITDA is useful to management and investors because it allows for a more meaningful comparison of operating fundamentals between companies within our industry by eliminating the impact of capital structure and taxation differences between the companies.

Adjusted EBITDA increased from €8.1 million for the first half of 2017 to €15.5 million for the first half of 2018, representing an increase of  €7.4 million, or 91.4%.
From 2016 to 2017, Adjusted EBITDA increased from €19.2 million to €20.0 million, representing an increase of  €0.8 million, or 4.3%, and from 2015 to 2016, Adjusted EBITDA increased from €14.6 million to €19.2 million, representing an increase of  €4.6 million, or 31.3%.
Adjusted Net Income
Adjusted Net Income is defined as net income (loss) attributable to equity holders of the parent before amortization of acquired intangibles, share-based payment expense, restructuring costs and costs related to mergers and acquisitions.
We consider Adjusted Net Income to be a useful measure for management and investors to facilitate operating performance comparisons from period to period.
Adjusted Net Income increased from €1.3 million for the first half of 2017 to €5.5 million for the first half of 2018, representing an increase of  €4.2 million, or 339.3%.
From 2016 to 2017, Adjusted Net Income decreased from €6.7 million to €3.2 million, representing a decrease of  €3.5 million, or 51.4%, and from 2015 to 2016, Adjusted Net Income decreased from €7.4 million for 2015 to €6.7 million for 2016, representing a decrease of €0.8 million, or 10.3%.

Quarterly financial information
The table below presents summary financial data for our quarterly unaudited consolidated statements of income (loss) for the three months ended September 30, 2016 and December 31, 2016, each of the quarters in the year ended December 31, 2017 and for the three months ended March 31, 2018 and June 30, 2018. We derived this information from our unaudited interim consolidated financial information. which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. The quarterly results of operations have been prepared by, and are the responsibility of, our management and have not been audited by our independent registered public accounting firm. The results of historical quarterly periods are not necessarily indicative of the results of operations for a full year or any future period. Summary financial data for quarterly periods in a given year may not exactly sum to the corresponding financial data for the full year period due to rounding. You should read this section with our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.
	Three months ended
(in thousands of euros)	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Consolidated statements of income (loss):
Revenue	€47,951	€54,424	€58,578	€56,095	€55,587	€63,153	€67,467	€69,003
Other revenue	2,538	292	44	(30)	225	43	57	75
Total revenue	50,489	54,716	58,622	56,065	55,812	63,196	67,523	69,078
Cost of sales	(32,652)	(34,985)	(38,529)	(38,160)	(36,705)	(40,974)	(43,525)	(44,659)
Gross margin	17,838	19,731	20,093	17,906	19,107	22,222	23,999	24,419
Commercial costs	(3,452)	(3,482)	(3,891)	(4,180)	(3,904)	(4,548)	(4,332)	(4,652)
Administrative costs	(11,527)	(9,542)	(12,299)	(12,855)	(12,157)	(13,313)	(14,035)	(15,217)
Restructuring costs	(134)	(572)	(194)	(363)	(124)	(947)	64	(223)
Other income and expenses	(727)	789	(486)	(408)	(145)	913	(93)	(59)
Goodwill impairment	0	0	0	0	(33)	(1,109)	—	—
Operating result	1,998	6,925	3,224	101	2,744	3,216	5,603	4,269
Cost of gross financial debt	(361)	(474)	(476)	(472)	(473)	(957)	(890)	(911)
Interest income on cash and cash equivalents	14	5	14	25	97	(9)	7	15
Other financial income and expenses, net	1,347	(1,365)	(23)	(817)	(64)	(315)	110	202
Income (loss) before tax from continuing operations	2,998	5,090	2,739	(1,163)	2,304	1,935	4,829	3,574
Income tax expense	(960)	(644)	(1,100)	(706)	(851)	(2,927)	(1,737)	(1,703)
Net income (loss) from continuing operations	2,038	4,446	1,640	(1,869)	1,453	(992)	3,092	1,871
Income (loss) from discontinued operations	1,432	(3,608)	(689)	(109)	(305)	(581)	(270)	(1,394)
Net income (loss) attributable to equity holders of the parent	€3,470	€838	€950	€(1,977)	€1,148	€(1,572)	€2,822	€477
Adjusted EBITDA(1):	€3,324	€8,771	€5,358	€2,709	€4,670	€7,279	€8,286	€7,212
Adjusted Net Income(2):	€3,807	€1,634	€1,907	€(644)	€1,972	€7	€3,924	€1,624
(1)
See “Management’s discussion and analysis of financial condition and results of operations—Key performance indicators” for a description of how we define Adjusted EBITDA and why we believe it is useful to investors. The following table shows a reconciliation of net income (loss) attributable to equity holders of the parent to Adjusted EBITDA for the periods indicated:

	Three months ended
(in thousands of euros)	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Reconciliation of Adjusted EBITDA:
Net Income (loss) attributable to equity holders of the parent	€3,470	€838	€950	€(1,977)	€1,148	€(1,572)	€2,822	€477
Income (loss) from discontinued operations	(1,432)	3,608	689	109	305	581	270	1,394
Cost of gross financial debt	353	452	476	472	473	957	890	911
Income tax expense	960	644	1,100	706	851	2,927	1,737	1,703
Depreciation and amortization	1,140	1,247	1,436	1,601	1,468	1,800	2,002	2,217
Goodwill impairment	5	(6)	2	2	33	1,105	0	0
Share-based payment expense	195	229	260	258	159	28	79	72
Restructuring costs	(130)	381	71	365	130	948	(80)	207
Costs related to mergers and acquisitions	112	27	365	384	137	181	683	447
Currency gains and losses	(662)	787	22	824	63	251	(109)	(201)
Other financial gains and losses	(687)	565	(13)	(32)	(95)	73	(7)	(16)
Adjusted EBITDA	€3,324	€8,771	€5,358	€2,709	€4,670	€7,279	€8,286	€7,212
(2)
See “Management’s discussion and analysis of financial condition and results of operations—Key performance indicators” for a description of how we define Adjusted Net Income and why we believe it is useful to investors. The following table shows a reconciliation of net income (loss) attributable to equity holders of the parent to Adjusted Net Income for the periods indicated:

	Three months ended
(in thousands of euros)	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Reconciliation of Adjusted Net Income:
Net Income (loss) attributable to equity holders of the parent	€3,470	€838	€950	€(1,977)	€1,148	€(1,572)	€2,822	€477
Amortization of acquired intangibles	159	159	261	328	399	422	420	420
Share-based payment expense	195	229	260	258	159	28	79	72
Restructuring costs	(130)	381	71	365	130	948	(80)	207
Costs related to mergers and acquisitions	112	27	365	384	137	181	683	447
Adjusted Net Income	€3,807	€1,634	€1,907	€(644)	€1,972	€7	€3,924	€1,624

Liquidity and capital resources
Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:
•
our ability to generate cash flows from our operations;

•
changes in working capital needs;

•
the level of our outstanding indebtedness and the interest we are obligated to pay on this indebtedness;

•
the availability of public and private debt and equity financing;

•
changes in exchange rates which will impact our generation of cash flows from operations when measured in Euros; and

•
our capital expenditure requirements.

Overview
As of June 30, 2018, our primary sources of liquidity were €49.9 million of cash and cash equivalents net of bank overdrafts and two factoring credit lines related to assignment of receivables that collectively provide up to €5.0 million of additional liquidity. Historically, we have been able to generate cash from our operations and through equity and debt financings, including €42.5 million of notes issued on July 27, 2016, which bear a fixed interest rate of 4.25% and mature in July 2022, and €33 million of notes issued on October 17, 2017, which bear a fixed interest rate of 4.50% and mature in October 2024. Currently, our subsidiaries invoice their local clients and receive cash in the countries in which they operate, while our subsidiaries in Ukraine, Argentina and India depend on transfer of funds from other subsidiaries of Valtech to fund their liquidity.
Our primary cash needs are for working capital requirements, capital expenditures and acquisitions of new businesses.
Comparative cash flows
The following table summarizes our cash flows from operational, investing and financing activities for the years indicated:
	Year ended December 31,			Six months ended June 30,
(in thousands)	2015	2016	2017	2017	2018
Net cash provided by (used in) operating activities	€2,700	€14,903	€7,257	€(7,488)	€1,921
Net cash used in investing activities	(4,515)	(20,031)	(25,898)	(15,479)	(15,902)
Net cash provided by (used in) financing activities	(6,531)	42,258	30,415	1,268	7,139
Impact of changes in foreign exchange rates	(125)	(4)	(465)	(132)	(172)
Cash flows from operations being discontinued	(168)	(6,126)	(1,322)	(475)	(1,664)
Overall net cash flows	(8,639)	31,000	9,987	(22,306)	(8,678)
Cash and cash equivalents at the beginning of the period	26,216	17,577	48,577	48,577	58,565
Cash and cash equivalents at the end of the period	€17,577	€48,577	€58,564	€26,271	€49,889

Operating activities
Net cash provided by operating activities consists of net income adjusted for certain non-cash items, including depreciation and amortization, as well as financial expenses, the discrepancy between income tax expenses and taxes paid and the net change in working capital.
	Year ended December 31,			Six months ended June 30,
(in thousands)	2015	2016	2017	2017	2018
Net income (loss)	€5,418	€4,182	€(1,452)	€(1,027)	€3,299
- Depreciation and amortization, net	2,347	3,977	6,307	3,037	4,218
- Increase (decrease) in provisions for loss	905	(225)	643	(229)	(543)
- Goodwill Impairment	—	—	1,141	—	—
- Capital losses (gains) on disposal of assets	48	271	(7)	2	37
- Share-based compensation expense	1,129	1,040	699	518	151
Financial expenses	143	919	3,470	909	1,780
Change of income tax for the period	3,249	3,499	4,600	2,027	3,995
Change in deferred tax for the period	(114)	(83)	983	(221)	(555)
Income tax paid	(3,249)	(3,415)	(2,434)	(841)	(4,759)
Net change in working capital	(7,176)	4,738	(6,693)	(11,663)	(5,702)
Net cash provided by operating activities	€2,700	€14,903	€7,257	€(7,488)	€1,921
Net cash used in operating activities was €7.5 million during the six months ended June 30, 2017, compared to the €1.9 million provided by operating activities during the six months ended June 30, 2018. This change was primarily attributable to the increase of our net income, from a loss of  €1.0 million during the six months ended June 30, 2017 to a profit of  €3.3 million during the six months ended June 30, 2018, and to the variation in the net increase in working capital, from €11.7 million in the six months ended June 30, 2017 to €5.7 million in the six months ended June 30, 2018. The smaller increase in working capital in the six months ended June 30, 2018 compared to the six months ended June 30, 2017 is primarily due to the positive impact of the change in current liabilities, including employee and tax liabilities, which decreased by €8.4 million during the six months ended June 30, 2017 and increased by €4.6 million during the six months ended June 30, 2018, partially offset by the larger increase in trade receivables, from an increase of  €6.5 million during the six months ended June 30, 2017 to an increase of  €14.8 million during the six months ended June 30, 2018.
Net cash provided by operating activities was €14.9 million in 2016 as compared to net cash provided by operating activities of  €7.3 million in 2017. This decrease in net cash provided by operating activities was primarily attributable to a net decrease in working capital in 2017 compared to an increase in working capital in 2016, mainly driven by a larger increase in the amount of trade receivables of  €8.1 million in 2017 compared to €2.4 million in 2016. The larger increase in trade receivables in 2017 as compared to 2016 is primarily attributable to the expansion of our activity in Germany and the acquisition of entities in Canada, Ukraine and Denmark in 2017 that caused their receivables to be consolidated with our own.
Net cash provided by operating activities was €2.7 million in 2015 as compared to net cash provided by operating activities of  €14.9 million in 2016. This increase in net cash provided by operating activities was primarily attributable to a net increase in working capital in 2016 compared to a net decrease in 2015, driven by a smaller increase in the amount of accounts receivable of  €2.4 million in 2016 as compared to €17.9 million in 2015. The smaller increase in the amount of accounts receivable in 2016 as compared to 2015 was primarily attributable to significant business expansion in North America and the U.K. between 2014 and 2015 and the acquisition of a Canadian entity in 2015 that caused its receivables to be consolidated with our own.

Historically, the change in our working capital needs has been primarily driven by the amount of outstanding trade receivables and prepayments on orders, which are in turn driven by the payment pattern of a small number of large customers.
Investing activities
Net cash used in investing activities was €15.5 million during the six months ended June 30, 2017, compared to €15.9 million during the six months ended June 30, 2018. The increase in net cash used in investing activities was primarily attributable to a higher amount of cash paid in relation to the acquisition of businesses, net of cash acquired from €10.4 million during the six months ended June 30, 2017 to €10.7 million during the six months ended June 30, 2018 and to the increase of the cash used to acquire tangible and intangible assets from €5.0 million during the six months ended June 30, 2017 to €5.1 million during the six months ended June 30, 2018.
Net cash used in investing activities was €20.0 million in 2016 as compared to net cash used in investing activities of  €25.9 million in 2017. This increase in net cash used in investing activities was primarily attributable to the acquisition of new businesses in Germany, Ukraine, Canada and Denmark and to a larger amount of investment in internally generated assets.
Net cash used in investing activities was €4.5 million in 2015 as compared to net cash used in investing activities of  €20.0 million in 2016. This increase in net cash used in investing activities was primarily attributable to the acquisition of new businesses in Argentina and the Netherlands, a high level of investment in tangible assets in connection with the relocation, expansion or refurbishment of several offices and an increase in intangible assets investments, including internal investment efforts resulting in internally generated assets.
Financing activities
Net cash provided by financing activities was €1.3 million during the six months ended June 30, 2017, compared to net cash provided by financing activities of  €7.1 million during the six months ended June 30, 2018. This increase in net cash provided by financing activities was primarily attributable to the one-time positive impact of the cash contribution of Audi Electronics Venture to our subsidiary Valtech Mobility GmbH for an amount of  €7.5 million during the six months ended June 30, 2018, which is partially offset by the negative impact of the purchase of our own shares for an amount of  €0.4 million during the six months ended June 30, 2018.
Net cash provided by financing activities was €42.3 million in 2016 as compared to net cash provided by financing activities of  €30.4 million in 2017. This decrease in net cash provided by financing activities was primarily attributable to the combination of the net proceeds of the issuance in October 2017 of  €33.0 million principal amount of our 4.50% notes due October 2024, as compared to the net proceeds of the issuance in July 2016 of  €42.5 million principal amount of our 4.25% notes due July 2022. Net cash used in financing activities was €6.5 million in 2015 as compared to net cash provided by financing activities of  €42.3 million in 2016. This increase in net cash provided by financing activities was primarily attributable to the issuance in July 2016 of €42.5 million principal amount of our 4.25% notes due July 2022. In 2015, the use of cash in financing activities was due to the buy-back of our shares for the purpose of providing liquidity on the Euronext stock-market and offsetting the expected dilution resulting from the payment in shares for potential acquisitions. The repurchased shares were eventually canceled in 2016.
Contractual obligations and commitments
Contractual obligations
The following table presents information relating to our contractual obligations as of December 31, 2017:

	Payment due by period
Contractual obligations(1) (in thousands)	Total	2018	2019	2020	2021	2022	Thereafter
Operating lease obligations	€29,346	€7,374	€6,347	€5,684	€3,937	€2,382	€3,622
Senior notes(2)	93,805	3,291	3,291	3,291	3,291	44,980	35,661
Debt on acquisitions(3)	8,818	3,377	4,723	718	0	0	0
Total	€131,969	€14,042	€14,361	€9,693	€7,228	€47,362	€39,283
(1) Payments related to pension and employee benefits obligations have not been reflected in the table as they are not material.
(2) Includes interest payments.
(3) “Debt on acquisitions” is amounts owed by us to the sellers of businesses that we acquired as consideration for the sale of such businesses as per the terms of acquisition contracts that we entered into.
Future capital requirements
We believe that our available cash and cash equivalents, cash flows expected to be generated from operations, borrowings available to us and the net proceeds from this offering will be sufficient to meet our projected operating and capital expenditure requirements for at least the next 12 months. In addition, we expect that the net proceeds to us from this offering will provide us with the additional financial flexibility to execute our strategic objectives, including the possibility of making strategic acquisitions and investments and entering new markets.
Our ability to generate cash is subject to our performance, general economic conditions, industry trends and other factors. To the extent that funds from this offering, combined with existing cash and cash equivalents and operating cash flows, are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing shareholders may occur. If we raise cash through the issuance of additional indebtedness, we may be subject to additional contractual restrictions on our business. We cannot assure you that we would be able to raise additional funds on favorable terms or at all.
Other matters
Equity incentive arrangements
From January 1, 2013 through the date of this prospectus, we granted a total of 30,366,598 warrants to certain of our directors, officers, senior managers and key employees, including 280,552 warrants in connection with certain acquisitions. Subject to applicable terms and restrictions, 26,090,212 of the warrants we granted may be exercised to receive our Class B ordinary shares at a ratio of     -to-1 from July 12, 2016 to June 30, 2019, 460,250 warrants may be exercised to receive our Class B ordinary shares at a ratio of     -to-1 from June 1, 2018 to May 31, 2020, 116,400 warrants may be exercised to receive our Class B ordinary shares at a ratio of     -to-1 from April 10, 2020 to April 9, 2022 and 114,752 warrants may be exercised to receive our Class B ordinary shares at a ratio of     -to-1 from July 31, 2021 to July 29, 2022 or from July 31, 2022 to July 29, 2023. The exercise rights of such warrants have been adjusted to account for our       -for-one share split and recently issued dividends. See “Dividends and dividend policy.”
In accordance with IFRS 2 Share-based payment, the fair values of the warrants were determined on their grant dates using a Monte Carlo valuation model and are based on data and assumptions that are deemed by our management to be reasonable as of the reporting dates.

There were 27,031,765 outstanding warrants as of June 30, 2018, which may be exercised to receive           Class B ordinary shares. In 2015, 2016, 2017 and the first half of 2018, we recorded €1.1 million, €1.0 million, €0.7 million and €0.2 million of compensation expense related to warrants, respectively.
Off-Balance sheet guarantees
As of June 30, 2018, we had off-balance sheet commitments of  €4.4 million, including guarantees related to a bank guarantee to the lessor of certain premises we lease in France, Germany and Brazil, guarantees to the lessor of certain premises we lease in the United Kingdom and Sweden and a guarantee to the buyer pledged in connection with the sale of a divested business. As of December 31, 2016 and 2017, we had aggregate off-balance sheet guarantees of  €6.3 million and €4.9 million, respectively, including guarantees related to a bank guarantee to the lessor of certain premises we lease in Paris, France, guarantees to the lessor of certain premises we lease in London, United Kingdom and Stockholm, Sweden, and a guarantee to the buyer pledged in connection with the sale of a divested business.
Quantitative and qualitative disclosures about market risk
Risk management
In the ordinary course of our business activities, we are exposed to various market risks that are beyond our control, including fluctuations in foreign exchange rates and increases in wage rates for IT professionals, which may have an adverse effect on the value of our financial assets and liabilities, future cash flows and profit. Our policy with respect to these market risks is to assess the potential of experiencing losses and the consolidated impact thereof and to mitigate these market risks. We are not currently exposed to significant interest rate risk because all of our long-term debt is at fixed interest rates.
Foreign currency exchange rate risk
Our consolidated financial statements are reported in Euros. However, we generate a significant portion of our revenue and incur a significant portion of our expenditures in certain non-Euro currencies, principally U.S. Dollars, Swedish Krona and British Pound. We are exposed to fluctuations in foreign currency exchange rates primarily on revenue generated from sales in these foreign currencies. We do not use derivative financial instruments to hedge the risk of foreign exchange volatility. Our results of operations can be affected if the U.S. Dollar, the Swedish Krona or the British Pound appreciate or depreciate against the Euro. Based on our results of operations for the year ended December 31, 2017, a 1.0% appreciation / (depreciation) of the U.S. Dollar against the Euro would result in an estimated increase / (decrease) of €0.2 million in revenue and €12,000 in net income, a 1.0% appreciation / (depreciation) of the Swedish Krona against the Euro would result in an estimated increase / (decrease) of  €0.3 million in revenue and €17,000 in net income and a 1.0% appreciation / (depreciation) of the British Pound against the Euro would result in an estimated increase / (decrease) of  €0.3 million in revenue and €16,000 in net income. The value of the British Pound decreased following the Brexit vote, resulting in a decrease from 2015 to 2016 of the yearly average conversion rate of the British Pound to the Euro that we use to convert British Pound denominated revenue into Euro in our consolidated financial statements. Such decrease negatively impacted our revenue for the year ended December 31, 2016 by €3.9 million.
To the extent that we need to convert U.S. Dollars we receive from this offering into foreign currencies for our operations, appreciation of such foreign currencies against the U.S. Dollar would adversely affect the amount of such foreign currencies we receive from the conversion.

Inflation risk
Inflationary factors such as increases in the cost of our services and overhead costs may adversely affect our operating results. Inflation in wage costs for IT professionals could also lead to payroll increases, which may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of revenue if the selling prices of our services do not increase in line with increases in costs. We estimate that we are exposed to high inflation in Argentina, which, based on our result of operations for the year ended December 31, 2017, represented 1.2% of our total costs and based on our result of operations for the six months ended June 30, 2018, represented 0.9% of our total costs.
Concentration of credit and other risk
Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable and related accounts. These financial instruments approximate fair value due to short-term maturities. We maintain our cash and cash equivalents and short-term investments with what we believe to be high credit quality financial institutions. Our investment portfolio is primarily comprised of time deposits and liquid mutual funds invested in short term treasury investments. We believe that our credit policies reflect normal industry terms and business risk. We do not anticipate non-performance by the counterparties and, accordingly, do not require collateral.
Accounts receivable and related accounts are generally dispersed across our clients in proportion to the revenue we generate from them. For the years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, our top 10 clients accounted for 37.1%, 34.5%, 31.9% and 34.5% of revenue, respectively. Accounts receivable and related accounts for these clients were 24.9%, 16.8%, 22.5% and 42.2% of accounts receivable and related accounts as of December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, respectively. For the years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, our top client accounted for 12.6%, 9.5%, 7.7% and 8.0% of revenue, respectively. Accounts receivable and related accounts for this client were 12.9%, 9.5%, 1.3% and 5.0% of accounts receivable and related accounts as of December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, respectively.
Historically, credit losses and write-offs of accounts receivable and related accounts balances have not been material to our consolidated financial statements.
Interest rate risk
We have not been exposed to material risks due to changes in market interest rates. As of June 30, 2018, our indebtedness consisted primarily of  €75.5 million aggregate principal amount of notes, which accrue annual interest at a fixed rate of 4.25% for the €42.5 million principal amount of notes due July 2022 and at a fixed rate of 4.5% for the €33.0 million principal amount of notes due October 2024. We do not use derivative financial instruments to hedge against interest rate volatility.
Critical accounting policies and estimates
We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB, which require us to make judgments, estimates and assumptions about (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenue and expenses during each reporting period. We evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions and expectations regarding the future based on available information and what we believe to be reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimate is revised if the revision affects only that year or in the year of the revision and future years if the revision affects both current and future years. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.
Some of our accounting policies require higher degrees of judgment than others in their application. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management.
An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.
Recognition of revenue
The revenue corresponds to the amount of the services and, marginally, our income from sale of licenses. The method of recognition of revenue depends on the nature of services:
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Time and materials service

If the contract includes an hourly fee (time and materials), revenue is recognized in the amount to which Valtech has a right to invoice, according to IFRS 15 — Revenue from Contracts with Customers. Customers are normally invoiced on a monthly basis and consideration is payable when invoiced.
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Fixed price projects

For fixed price projects with a contractual obligation to deliver a specific outcome, revenues and expenses are recorded in accordance with IFRS 15 — Revenue from Contracts with Customers. The core principle of IFRS 15 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration expected to be entitled in exchange of those goods and services. Revenue is recognized when a performance obligation is satisfied, i.e., when control of the service is transferred to the customer. For fixed price projects, revenue is recognized over time, since the performance does not create an asset with alternative use and there is an enforceable right to payment for performance completed to date.
When the result of a contract can be estimated reliably, income and expenses are recorded depending on the stage of completion of the contract at the closing date.

When the result of a contract cannot be estimated reliably, revenue is recorded to the extent of the costs incurred if it is likely that these costs will be recovered. When the projected cost price of a contract exceeds the contractual revenue, a provision for onerous contract is recorded for the extent of the difference.
Stage of completion is calculated monthly by comparing costs of completed work hours against total estimated costs of work hours to finalize the project.
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Government grants. Government grants that compensate the expenses incurred by Valtech and its subsidiaries are recorded under IAS 20 as operating income in the statement of income for the period in which expenses were incurred. It relates primarily to research and development tax credits in France (Crédit d’Impôt Recherche).

Accounts receivable and related accounts
Accounts receivable are recorded at nominal value, which generally approximates their fair value.
Doubtful accounts receivable are subject to provision allowances determined according to the risk of non-payment by the debtor.
We regularly enter into agreements to assign, sell or transfer receivables in certain countries:
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When the risks associated with trade receivables are not transferred in substance to third parties such as financing institutions, the trade receivables are retained on the balance sheet under receivables, and a financial liability is recorded as short-term financial liability.

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When the risks associated with trade receivables are transferred to third parties such as financing institutions, according to the IFRS standards (IAS 39), cash received is recognized as cash and cash equivalents and the receivables assigned, sold or transferred are derecognized in the balance sheet.

Business combinations
Business combinations are accounted for using the acquisition method whereby the assets acquired and the liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date in accordance with the requirements of the revised IFRS 3 standard (“IFRS 3R”): “Business combination.”
The evaluation of the purchase price, including, where appropriate, the estimated fair value of contingent consideration, is completed within twelve months following the acquisition. In accordance with IFRS 3R, any adjustments of the purchase price beyond the twelve-month period are recognized in the consolidated statements of income (loss).
On the acquisition date, the goodwill corresponds to the aggregate of the consideration transferred and the amount of any non-controlling interest in the acquiree minus the net amounts (usually at fair value) of the identifiable assets acquired and the liabilities assumed at the acquisition date. Goodwill is subject to annual impairment tests or more frequently if events or changes in circumstances indicate that goodwill might be impaired.
Transaction costs directly attributable to an acquisition are recorded as expenses in the period during which the costs are incurred, except for the borrowing costs, which must be recorded in accordance with IAS 32 — Financial Instruments: Presentation and IAS 39 — Financial Instruments:Recognition and Measurement.
Contingent consideration or earn-outs are recorded in equity if the contingent payment is settled by delivery of a fixed number of the acquirer’s equity instruments (according to IAS 32). In all others cases, they are recognized in liabilities related to business combinations. Contingent consideration or earn-outs are measured at fair value at acquisition date. This initial measurement is subsequently adjusted through goodwill only when additional information is obtained after the acquisition date about facts and circumstances existing on that date. Such adjustments are made only during the 12-month measurement period that follows the acquisition date. Any other subsequent adjustments are recorded through the income statement.
Accounting for goodwill
Goodwill is allocated to cash generating units, or “CGUS”. These units correspond to entities whose economic activity generates cash flows that are largely independent of each other. These may be geographical areas but also business lines.
Goodwill is recognized in the currency of the acquired company in accordance with revised IFRS 3R.
Goodwill is not amortized, but is subject to impairment testing whenever there is any indication that an asset may be impaired, and at least once a year in accordance with the methods and assumptions described in note 1.7 to our audited consolidated financial statements included elsewhere in this prospectus.
Other intangible assets
Software and user rights acquired under full ownership, software developed for internal use as well as development of new or enhanced services, which are expected to generate future cash flows, are capitalized and amortized over a period ranging from three to five years.
The capitalized development costs of either software developed for internal use or an internal project are those directly associated with their production, which primarily consists of expenses related to salary costs of personnel who developed the software or the internal project.
An intangible asset that results from the development of an internal project is recorded if we can demonstrate that all of the following conditions have been met:
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The technical feasibility of completing the intangible asset so that it will be available for use or sale;

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The intention to complete the intangible asset and use or sell it;

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The ability to use or sell the intangible asset;

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The capacity of the intangible asset to generate probable future economic benefits (among other things, we may demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, its usefulness);

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The availability of adequate technical, financial and other resources to complete the development, and to use or sell the intangible asset; and

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The ability to reliably measure the expenditures attributable to the intangible asset during its development.

Taxes
Current income tax assets and liabilities for the current period are established based upon the amount expected to be recovered from or paid to the taxation authorities and reflected in the statement of financial position. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generate taxable income.

Current income tax relating to items recognized directly in equity or in other comprehensive income is recognized respectively in equity or in other comprehensive income, and not in the statement of income. Management periodically evaluates positions taken in our tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes are computed in accordance with the liability method for all temporary differences arising between the tax basis of assets and liabilities and their carrying amounts, including the reversal of entries recorded in individual accounts of subsidiaries solely for tax purposes. All amounts resulting from changes in tax rates are recorded in equity, net income (loss) or other comprehensive income for the year in which the tax rate change is enacted.
Deferred tax assets are recorded in the consolidated balance sheet when it is probable that the tax benefit will be realized in the future. Deferred tax assets and liabilities are not discounted.
To assess our ability to recover deferred tax assets, the following factors are taken into account:
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existence of deferred tax liabilities that are expected to generate taxable income, or limit tax deductions upon reversal;

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forecasts of future operating results;

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the impact of non-recurring costs included in income or loss in recent years that are not expected to be repeated in the future;

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historical data concerning recent years’ tax results; and

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if required, tax planning strategy, such as planned disposals whose values are higher than their book values.

Share-based payment
Certain of our directors, officers and employees may benefit from participating in our equity incentive arrangements.
Issuances of equity warrants are valued on the date of grant using the Monte Carlo valuation model which allows for fair value to be determined on the grant date and takes into account various parameters such as stock price, exercise price, expected volatility, expected dividends, risk free interest rate and the life of the option.
Warrant holders, with the exception of recipients of the Seventh Issuance, are required to pay a subscription price to receive the warrants. This amount and the exercise price together represent a significant consideration in the calculation of the value of the warrants as described above at the time of grant.
The cost determined according to the valuation described above is recorded as personnel expenses for the counterparty for the period of vesting in consolidated reserves.
Recent accounting pronouncements
New standards, amendments and interpretations implemented in our financial statements are disclosed in note 1.2.1 to the audited consolidated financial statements and in note 1.2.1 to the unaudited interim consolidated financial statements included elsewhere in this prospectus. New standards, amendments and interpretations not yet adopted are disclosed in note 1.2.2 to the audited consolidated financial statements and in note 1.2.2 to the unaudited interim consolidated financial statements included elsewhere in this prospectus.

JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an emerging growth company. As a result, we are electing to take advantage of the following exemptions:
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not providing an auditor attestation report on our system of internal controls over financial reporting;

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if we cease to qualify as a foreign private issuer, not providing all of the compensation disclosure that may be required of non-emerging growth public companies under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act;

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if we cease to qualify as a foreign private issuer, not disclosing certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation; and

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not complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

We may take advantage of these exemptions for a period of five years following the completion of our initial public offering or until we no longer meet the requirements of being an “emerging growth company,” whichever is earlier. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.
The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Given that we currently report and expect to continue to report under IFRS, as issued by the IASB, we have elected not to avail ourselves of this extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Business
Company overview
Valtech is a next-generation business transformation services provider focused on helping medium and large organizations as they embrace the digital age. We provide a streamlined portfolio of integrated offerings, encompassing strategy, design, technology and marketing. We engineer experiences across the whole customer journey and build and run our clients’ critical customer experience and e-commerce platforms while maintaining their brand consistency. As our clients seek to effectively compete in the digital age, we provide tools and data-driven solutions that allow our clients to redesign their customer journeys and provide the experiences that consumers have come to expect, which we refer to as closing the “experience gap.”
We define “business transformation” as the approach of envisioning, creating, selling, delivering, servicing and consuming products and services with increased agility, time-to-market, reliability and scalability. This new approach impacts many aspects of our clients’ operating models, from the way investment decisions are made, measured and managed to the sales experience and engagement offered to our clients’ customers.
Our end-to-end offerings span all areas of business transformation across the digital world. We help our clients design and map the right interactions and touchpoints across the customer journey, focusing on enhancing the end-user experience. We use existing data to provide our clients with a comprehensive view of their customers’ behaviors, allowing them to better target and personalize consumer experiences with their brand. Using this targeted approach, we design, build and integrate customer experience platforms that access multiple digital as well as physical channels, or touchpoints, in a consistent manner, while increasing the interactions and touchpoints and continuously enhancing our clients’ knowledge of their customers. In addition to our ability to design and build these platforms, we provide a wide array of ongoing digital services (such as channel and campaign management, content creation, data and analytics, personalization and automation of services, as well as conversion rate optimization) to help our clients operate and maximize the value of these platforms.
We offer deep domain expertise across select industry verticals, including retail, automotive, government, financial services, travel and hospitality, media and healthcare. We understand the trajectories and trends of the verticals we service and deliver critical solutions to help keep our clients current and competitive within their respective industries. By focusing on developing key solutions across select verticals, we have developed proprietary tools and methodologies, intellectual property and capabilities that we believe can enhance the performance of our clients’ platforms while continuously advancing our own technological capabilities. We believe our innovative thinking, ability to develop comprehensive and integrated solutions and deep domain expertise in offering ongoing business transformation services provides us with superior operational skills that differentiate us in the marketplace.
Historically, legacy IT services providers have focused on process optimization and internal IT development, while lacking creative and marketing service offerings. In contrast, digital agencies and consulting practices have focused on innovative design and strategic thinking, respectively, while lacking the depth of technological expertise required to properly address the requirements of comprehensive business transformation. We believe that this lack of balance has created a need for a business transformation services provider, like ourselves, that combines strategic thinking and deep industry expertise with marketing skills, world-class engineering and creative design capabilities. Our end-to-end offerings allow us to create, orchestrate and improve seamless and consistent customer experiences across all channels at a global scale and in an agile way, enabling our clients to adapt quickly to a fast-changing operational environment.

While our expertise is in technology, marketing, strategic consulting and experience design, our passion is in addressing the transformational business challenges our clients face in closing the “experience gap”. We believe that delivering seamless and memorable digital experiences around the customer, at a global scale and in an agile way, fosters revenue growth, reduces time-to-market and increases returns on digital investments for our clients.
Multi-national companies require trusted partners with the global reach and local presence to engage with them at their local offices, while simultaneously implementing a comprehensive business transformation coordinated across all regions in which they operate. Our multidisciplinary teams of engineers, programmers, business consultants, creative designers and marketers located, as of June 30, 2018, in 39 offices based in 16 countries across five continents consistently work together and collaborate to orchestrate omni-channel customer journeys that are tailored to the specific geographies of multi-national corporations. Our teams operate locally, in real-time and in the same languages as our clients. In doing so, we create higher-value partnerships and foster longer-lasting relationships with our clients.
Our clients primarily consist of medium and large corporations located across Europe, North America, South America, Asia and Australia, and include companies like Audi, Rolex, L’Oréal, Henkel, Comcast and Westcon. 79.2% of our 2017 revenue was generated from clients located in Europe, 14.0% from clients located in North America and 6.8% from clients located in the rest of the world. Our focus on delivering quality to our clients is reflected by an average of 85.5% and 66.7% of our revenue in 2017 coming from clients that have used our services for at least two years. 9.4% of our revenue in 2017 and 10.8% of our revenue in 2016 came from new clients. In addition, we have significantly grown the size of our existing accounts. As of December 31, 2016 and 2017, the number of clients from which we generated over €3 million in annual revenue was 12 and 15, respectively, as compared to nine in 2015.
We believe we have become one of the leading independent digital business transformation services providers in the world based on the composition of services we offer, with 2,416 employees as of June 30, 2018, and broad geographic and industry diversification. Our total revenue has grown from €184.9 million ($200.8 million) in the year ended December 31, 2015 to €207.8 million ($219.3 million) in the year ended December 31, 2016 and to €233.7 million ($280.9 million) in the year ended December 31, 2017, representing year-over-year annual growth rates of 12.4% and 12.5%, respectively. Our total revenue has grown from €114.7 million ($130.9 million) for the six months ended June 30, 2017 to €136.6 million ($159.5 million) for the six months ended June 30, 2018, representing a 19.1% increase.
On a constant currency basis, our total revenue growth was 15% for the year ended December 31, 2016 as compared to the year ended December 31, 2015, 14% for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and 13% for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.
Market overview
Technology innovation and a shift towards a consumer-centric economy, the “economy of experience,” have created disruption for companies as they look to embrace the digital era that is driving business transformation. We believe the most significant challenge companies face today—particularly large and established global businesses—is the constant state of change in this new economy of experience, as it requires organizations to innovate and grow since cost-cutting measures are no longer sufficient to compete and drive value. Furthermore, the pressure for companies to become more agile and cope with digital disruption is increasing due to the rapid emergence of new technologies and shifting consumer demands which are giving rise to new forms of competition. The next era of the digital revolution requires business leaders to transition from a product-centric to a consumer-centric focus in order to increase the economic value of their goods and services for their customers.
As this transition continues, companies need to transform their operating models in order to find new ways of interacting with customers. In its 2016 CMO Spend Survey, Gartner reported that marketing budgets increased for three consecutive years between 2014 and 2016, comprising on average 10%, 11% and 12% of companies' revenues for 2014, 2015 and 2016, respectively. In its 2017 CMO Spend Survey, Gartner reported that marketing budgets as a percentage of revenue had declined to 2015 levels, but that two-thirds of company CMOs were planning to increase investment in digital marketing in 2018. We believe the impact of the new digital era on the economic performance of companies, while already significant, is at its early stages. As a result, we believe that marketing budgets, and more specifically the digital components of these budgets, are likely to continue increasing. Furthermore, the level of digital maturity of our clients is evolving at a slower pace than the disruption they experience, as they are burdened by legacy systems and siloed organizational structures. This, coupled with the arrival of the economy of experience, has created a large and growing market opportunity for a new type of service provider that has a deep understanding of these emerging technologies and related market trends and can offer a comprehensive approach to business transformation.
According to Gartner CMO Strategy Survey 2017, only half of CMOs regard themselves as effective at acquiring and managing technology. As the level of digital maturity of organizations increases, we believe executives will realize that they can no longer address IT, creative design and strategic thinking independently. Rather, they will have to look at these elements holistically in real-time and adapt to the increasing pace of innovation.
This comprehensive approach results in a large addressable market that represents the convergence of three large and growing sub-markets in which we operate. According to the 2017 IBIS World Global Management Consultants Industry report, the market for strategy and industry expertise is expected to grow at a 1.8% CAGR from 2017 to 2022, with the market representing a $660 billion opportunity by 2022. According to the 2018 IDC Worldwide Services Forecast, the market for services spending is expected to grow at a 4.3% CAGR from 2017 to 2022, with the market representing a $1.2 trillion opportunity in 2022. According to the 2018 Technavio Global Ad Spending Market report, the market for creative / digital marketing is expected to grow at a 11.7% CAGR from 2017 to 2022, with the market representing a $362 billion opportunity by 2022.
Market trends
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Web Content Platforms—We believe the Web Content Platform market will continue to rapidly grow, fueled by the inclusion of cloud-based Web Content Management solutions (e.g., email, social media marketing, automation) and additional content collaboration. Web Content Platforms are the digital tools that allow companies to provide consumers the information they need when they need it. As the adoption of digital technologies continues to proliferate across industry verticals, companies will increasingly need to adopt Web Content Management solutions. Creating and centrally managing digital content helps ensure seamless access and efficiency across the company, helping organizations effectively manage their marketing programs in real-time across various channels and geographies.

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Digital Commerce Platforms—Digital Commerce Platforms enable organizations to build B2B, B2C or B2B-to-consumer commerce sites, supporting a continuum of business objectives, from the generation of incremental revenue to the enablement of business transformation. Given the rising number of point solutions coming to market, Gartner predicted that by 2018, the majority of commerce sites will need to integrate technologies from more than 15 vendors to deliver a digital customer experience. This will inevitably lead to higher complexity and larger execution risk for companies embarking on business transformations across the digital world.
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CMO Technology Spend—As business transformation becomes a more relevant issue for executives, investment in technology is shifting to a revenue-generating initiative, as opposed to a cost-saving effort within organizations. In 2017, Gartner estimated that marketing budgets constituted 11% of company revenue, up from 10% in 2014. Spurring this growth is the development and implementation of marketing technology. In 2017, Gartner estimated that marketing technology spend comprised 22% of overall CMO spend. The top-three categories in Gartner’s 2017 Marketing Spend report were marketing analytics, website and digital advertising, demonstrating how critical a company’s ability to utilize digital tools to remain innovative has become. With pressure mounting on CMOs to translate marketing campaigns into financial results, strategic digital projects will continue to increase in relevance and size. Areas such as data and analytics will become even more important as the need for real-time targeting, personalized approaches and quicker decision making all weigh on CMOs, highlighting the need for an agile marketing approach.

Disruptive emerging technologies
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Big data and analytics, or BDA—Analytics is now at the forefront of customer contact, with machine learning and predictive analytics being applied through targeted marketing efforts to increase customer engagement and improve user experience. Stratecast | Frost & Sullivan projected that the BDA market will grow from $41.18 billion in 2014 to $67.89 billion in 2019, a five-year CAGR of 10.5%. The Customer Experience, Marketing, and Sales Analytics segment, one of five such BDA segments, represented 18.8%, or $8.35 billion, of the total BDA market that accounted for $44.39 billion in 2015. Applying analytics builds knowledge about potential customers and enables companies to spend their marketing dollars more effectively.

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Internet of things, or IoT—According to Gartner estimates, there were 8.4 billion internet-enabled “things” worldwide in 2017, with that number expected to reach 20 billion by 2020. Services and products related to IoT were projected to reach $273 billion in 2017. As this market expands, the amount of data collected and exchanged will grow exponentially, enabling companies to create new partnerships, improve customer acquisition rates and reduce overall costs through more accurate and readily accessible information about value opportunities and potential efficiencies across consumer touchpoints.

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Augmented reality/virtual reality, or AR/VR—We believe that AR/VR technology could become as popular as smartphones, with these technologies having the potential to change operational processes and create an entirely new segment within consumer entertainment and media consumption. By bridging the physical and digital worlds, AR/VR technologies will allow companies to fully engage with their customers in digital, customizable and interactive experiences. Although still nascent, IDC predicts the AR/VR market to grow from $11 billion in 2017 to $215 billion by 2021 (2017-2021 CAGR of 181.3%), according to the IDC 2017 Worldwide Semiannual Augmented and Virtual Reality Spending Guide.

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Zero User Interface, or Zero UI—Zero UI represents the emergence of alternative channels of engagement beyond a screen (e.g., through voice, touch and movement). By 2020, Gartner predicts that 30% of Web browsing will be done without a screen. Zero UI integrates non-screen-driven technologies with artificial intelligence and machine learning, helping capture data more naturally and consistently. We believe this transition will help companies not only become less reliant on data scientists, but also enable them to capture more data than ever before, leading to more personalized experiences, real-time interaction and new outlets to engage with customers.

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Artificial Intelligence, or AI—Understanding customers and delivering personalized experiences are key to successful marketing. AI technology, such as chatbots, transform the traditional company-to-customer marketing model into a two-way dialogue in which companies can learn more about their customers, improve user engagement and increase customer loyalty. According to Gartner, AI chatbots will power 85% of all customer service interactions by the year 2020. As data proliferation continues to grow at unprecedented rates, companies will increasingly need to rely on AI to harness this information and create engaging and innovative concepts and products.

We believe that as companies continue to embrace these market trends and adopt these emerging technologies, service providers that can combine strategic thinking with deep industry expertise, world-class engineering and creative design capabilities, such as Valtech, will be able to take advantage of a significant growth opportunity.
The Valtech approach
Delivering a unique and personal customer experience requires a vast range of capabilities. We understand the complexities of customer experience and create platforms designed to provide a holistic view of the customer using real-time data to track and analyze the customer journey across all channels. This view enables marketers to make return-on-investment-driven decisions based on facts rather than assumptions.
We have designed a new way of approaching business transformation. It is a digital-first approach that is based on our belief that companies of today need to be able to adapt to constantly evolving technologies and customer demands. Our approach allows our clients to seize the varied opportunities that digital technologies offer, providing rapid adaptability to changing economic conditions and granting them the ability to measure results, all while keeping their consumers at the center of every business strategy. As one of the world pioneers in agile methodologies, Valtech’s approach to our clients’ projects, called “Valtech Agile Marketing,” is built on three key pillars:
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Design thinking (“do the right thing”),

•
Agile development (“do things right & fast”) and

•
Agile business (“constant evolution”)

We believe that the Valtech approach not only transforms companies’ connections with consumers, but also provides a continuous improvement cycle that drives greater precision and optimized business results. Once each iteration is complete, the cycle begins again with new analytics and insights that lead to further optimization.

Create
03
Discover
01
Design
& build
Run
& optimize
04
Grow
02
Prove

Based on our vision, we utilize a “Build” and “Run” approach to create effective multi-channel marketing, centralizing digital brand identity, product information and data on consumers on one unique platform.
Our Build and Run approach is designed around all different phases of the business lifecycle:
1.
discover new business opportunities based on unmet user needs;

2.
prove a critical hypothesis that underpins a business case;

3.
create digital products and services and the underlying customer experience platform; and

4.
grow business outcomes by running and optimizing the platform, content and campaigns.

Build
Customer experience strategy (“discover future potential and prove that it exists”):
We design and market products, services and consumer interactions that enhance the end-user experience for our client's customers. This activity is at the center of all of our client engagements. We collaborate with clients to create a comprehensive view of their customers with relevant mapping of their customer journeys at all stages and touchpoints in an effort to create the best possible customer experience. We visualize the process that users follow before, during and after using the service or product and then highlight the specific points at which the service or product responds (or does not respond) to the user’s needs. The customer journey map is a living document that supports ever-evolving end-user experiences. By mapping this customer pathway, the performance of a product, service or targeted interaction can be tracked over time using data analytics. The analysis and interpretation of this data provides an overview of what needs to be changed about a given product, service or combination to better meet the end-user’s needs and our clients’ business objectives.
For each service or product, our goal is to create a complete user experience, in order to maximize return on investment, or ROI. Our process includes:
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market research and contextual interviews to better understand the consumer;

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discussion and definition of the user objectives and the product or service;

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qualitative and quantitative data research and insights;

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alignment of key stakeholders with a shared statement of vision and intention for the product/service;

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identification of the client’s critical success factors for the product/service; and

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a complete creative design approach to enhance the experience backed by our user experience, or UX, labs, which employ a combination of UX experts and technology to monitor UX efficiency.

Experience and e-Commerce platforms (“build seamless experiences across multiple touchpoints”):
Experience platforms
In order to successfully engage with digital consumers, marketing teams within organizations must ensure that appropriate content is available across all existing delivery channels. We work with our clients to develop powerful multi-channel marketing solutions, centralizing each brand’s digital assets, product information and consumer data on one unique platform. We refer to these custom-built solutions as Customer Responsive Platforms™. These platforms contain essential building blocks such as Digital Asset Management, Product Information Management and Web Content Management, along with a suite of marketing services. In developing our offerings, we have chosen to partner with key technology and software providers (such as Adobe, Episerver and Sitecore) offering integrated solutions with superior performance, which lead to reduced implementation time and costs for our clients.
The combination of these components facilitates the management of global marketing campaigns that promote constant and consistent dialogue with end consumers. These building blocks are interconnected with a unique product and content view, which we believe enables clients to seamlessly offer relevant content at all brand touchpoints, thus enhancing the customer experience and driving brand consistency. Since content, digital assets and data are all centralized with one interface, clients can ensure that all creative elements are used in the right channel, at the right time and with the right message.
E-Commerce platforms
Experience-driven e-commerce is the next stage of evolution beyond the basic e-commerce solutions that most consumer-facing brands have introduced in recent years. Consumers want to be able to buy products and services at any time and from anywhere, whether onsite, through a website, in a car, on social media or through an application. Experience-driven e-Commerce is defined as a customer touchpoint where the brand offering is prevalent through engaging content, with superior customer service available on demand, and with nearly seamless integration with other digital channels and customer touchpoints.
Having built strong partnerships with the leading solutions providers in the digital space (including SAP Hybris, Episerver, Salesforce, Magento and Commerce Tools), we have developed a set of best practices that can guide global brands through their transitions to experience-driven e-commerce, allowing us to be at the forefront of disruption. Our user-centered design approach helps drive change, re-engineering processes and leveraging new skills and competencies to set in place new digital marketing and commerce platforms that we believe are superior to other market offerings. We provide more value by integrating these platforms with new interfaces, such as AR/VR.
Connected services & AI (“connect the offline world to create smart experiences”):
Digital content and commerce platforms started as online-only entities. Using affordable sensors and the internet, we design and build connected services and products to connect digital content and commerce platforms with offline physical products and environments. Some of our key areas of focus are cars, retail stores and connected consumer products. From an end-user perspective, this creates a seamless experience between on- and offline touchpoints. From our clients’ perspective, this creates new opportunities to improve marketing efforts and logistics, and most importantly, to create new, disruptive services for their customers.
In order to develop unique and personal experiences across all touchpoints, the use of artificial intelligence and data science is key given the vast amounts of data that are processed through machine learning, which allows us to respond to customer needs in real time.
Emergent technology (“innovate with new digital technology”):
The ability to adapt to new digital technologies is becoming a critical element in growth strategies across many different industries. In addition to our design thinking services, platform offerings and connected services, we also help our clients evaluate new, disruptive technologies.

We do constant research on new digital technologies and invest in labs where we experiment in areas such as voice, AR, IoT and blockchain. Because we are already involved in the business transformation of our clients into the digital world, we are able to bring new opportunities to market more quickly.
We focus mainly on three key themes:
•
No Interface: technologies that make frictionless interactions between customers and companies possible. This includes voice, (chat) bots and AR/VR.

•
IoT: connecting the offline world with smart sensors, cameras and connected devices.

•
Machine learning: the ability to act on customer intent in real-time with artificial intelligence and data science.

Run
Once a client has assessed and designed their strategy, developed a fully-functioning, experience-driven platform and evaluated the available technologies at their disposal, we provide the client the option of running the platform on their own or engaging us to run it. The latter constitutes our Run services, whereby we assist companies in capturing market share and improving both their relationships with customers and their ROI through a wide array of ongoing digital services.
For clients, our operation of their platform shortens their time-to-market (lowering the risk of disruption from a competitor), optimizes their results and provides them access to a strategic technological partner charged with continuously improving their platform. Given the recurring nature of the Run services and our long-term relationships with key clients, providing Run services gives us visibility into our revenue stream and keeps us informed of evolving market trends affecting the industries we serve.
Content & campaigns (“drive continuous growth with engaging content & campaigns”):
We offer a variety of services to increase consumer traffic and improve the business performance of the client’s platform. We are able to integrate those offerings to help maximize the ROI of new customer acquisition cost.
Channel management services	• Includes social/conversations, Search Engine Optimization, or SEO, Search Engine Advertising, or SEA, e-mail, content creation and programming/displays.

•
Through channel management, we can increase and engage the customer base of our clients through social media channels such as LinkedIn and Facebook, create relevant text and image content to drive customer engagement and increase brand associations as well as optimize web presence through sophisticated SEO/SEA strategies.

Campaign Management Services	• Includes always-on marketing, product launches, brand campaigning, event support and end-of-year business reporting.

•
Through Campaign Management, we can help generate customer excitement around new products or services launches with tailored content for all digital touchpoints; increase offline and online engagement around events and campaigns through pre-event, contemporaneous and post-event activities; and create lasting campaigns that provide rich brand associations.

Conversion Rate Optimization Services	• Includes A/B testing, heatmaps, eye-tracking, consumer interviews and user testing.
• Through Conversion Rate Optimization testing, we can design and refine an optimal customer journey through continuous user testing and optimization activities.
Personalization & Automation Services
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Includes base management, automated campaigns, customer profiling and data management platforms.

•
Through Personalization & Automation services we identify and provide detailed consumer information and personalized solutions to different verticals.

Full-service Agile approach
Within our Build and Run model, we also have the flexibility to offer solely Build or solely Run capabilities to fulfill the needs of our clients during any phase of their business transformation. Furthermore, we have had a number of experiences where clients have initially engaged us to perform our Run services and proceeded to request our help in redesigning or building their platforms. Whether clients seek to develop or upgrade legacy responsive platforms or need support in optimizing existing ones, our strategic partnerships, vertical expertise and technological skillsets allow us to shorten a client’s time-to-market and enhance their ROI. Our flexible approach provides us the opportunity to access new clients that require varying levels of service, thus strengthening our market position as a full-service provider of digital business transformation services. We believe our flexible approach will further contribute to the expansion of our global client base and drive our future growth.
Data Science & AI (“deliver real-time insights to act on user intentions”):
Work-driven data analytics provide an individualized and holistic view of the consumer for enhanced personalization and targeting and more valuable measurement and feedback. Although clients increasingly understand the need to extract value out of consumer data (and the growing opportunity to monetize it), they struggle to do so in an efficient and effective manner. We have developed our own methodology to help our clients overcome these challenges, which we refer to as Agile Data.
Through Agile Data, we first work with our clients to attain control over the most valuable aspects of their data. We then prioritize extraction and analysis to solve client problems.
Through targeting and customization, we can better respond to the expectations and needs of the ultimate consumer, creating value for our clients. Valtech’s Agile Data offers control, experimentation and continuous optimization of data.
Partnerships
We have structured our services and solutions in a way that allows us to build long-standing and trusted relationships with our clients as they embark on their business transformations. To supplement our offerings, we partner with select players in the digital marketing ecosystem, in particular with software providers and innovative start-ups, helping us attain insights into future technologies, research and development projects and key consumer trends. For example, to support our Valtech Agile Marketing methodology, we have selected best-in-class software solutions (such as Adobe, Episerver, SAP Hybris, Salesforce, Demandware and Sitecore). Contrary to the vast majority of IT services companies that claim a software-agnostic approach to technology vendors and environments, we have elected to align with key technological partners that are proven market leaders, driven by the superior quality of their products and offerings.

We believe that these strong relationships provide us a more precise view of future technologies and consumer trends. Our partners provide fast and privileged access to new customers, which we believe will contribute to our future growth. This tailored approach to partnerships is pervasive across all of our offerings.
Our competitive strengths
We believe the following strengths will form the basis of our continued growth:
Comprehensive and seamless integration of strategic consulting, creative design and innovative technology capabilities across the business transformation process
We believe we offer our clients a unique market proposition, providing a differentiated approach to business transformation. We combine creativity and high-end design with leading-edge technology, providing a more holistic offering for our clients across consumer touchpoints. In that respect, three of the technological partners whose tools we utilize, Adobe, Sitecore and Episerver, were categorized as leaders in web content management in Gartner's 2017 Magic Quadrant for Web Content Management report. We believe this integrated vision, along with our continued commitment to staying at the forefront of emerging technologies and key market trends, allows us to provide optimized and innovative solutions for our clients. By partnering with our clients to offer innovative solutions that span the entire spectrum of the business transformation process, we more deeply ingrain ourselves with our clients, enabling us to distinguish ourselves from our competitors.
A vision rooted in innovation and technology, which allows us to consistently offer cutting-edge solutions for our clients
Since our inception, we have placed innovation and technology at the core of our business strategy. Although our Build and Run model and deep domain expertise provide us with a differentiated go-to-market strategy, we understand the ever-evolving nature of business transformation requires us to constantly adapt and enhance our offerings. Drawing from our customer-centric vision, our agile methodologies, our global footprint and the local expertise of our talented employees, we strive for a constant state of innovation. This provides us the means to support our vision in different areas of our business and to be at the forefront of emerging usages, new technologies and new digital strategies, helping us provide our clients the best possible services.
Our multidisciplinary teams across the world continuously analyze markets to become proficient in emerging technologies, sharing and collaborating across locations and functions to enhance and enrich our capabilities. This fosters an entrepreneurial culture of ideas and design, leading to prototyping of new concepts, which often translates into some of our most disruptive and unique platforms, demonstrated in concepts such as “No Interface” or “Zero User Interface” (AR/VR, artificial intelligence); “Everything connected” (IoT) and “physical/digital integrated experiences” (Valtech’s Digital Physical Store). We believe this innovative thinking and proactive approach to embracing new technologies has and will continue to help us provide differentiated offerings.
Deep domain expertise across key verticals
We have traditionally focused on verticals with high exposure to disruption. Leveraging the knowledge of our subject matter experts and our prior successful engagements, we have developed strong core competencies across seven industry verticals: retail, automotive, government, financial services, travel and hospitality, media and healthcare. Our multi-vertical approach allows us to share cultivated knowledge and lessons learned across teams, enhancing the ultimate customer experience for all of our clients.

We have dedicated thought leaders in charge of marketing and sharing their sector’s expertise with our teams across our global offices, further developing our understanding of the industries we serve. This cross pollination of expertise also allows us to better implement global projects, helping us target and acquire marquee clients that require the necessary capabilities and experience. It also facilitates the creation of global and local teams to conceive, deliver and run the required digital platforms.
Our deep domain expertise is demonstrated in the research materials we have compiled and developed throughout our years in the business transformation space. We have published white papers around specific frameworks, helping companies to better understand the changes affecting their industries and providing insights into how they can evolve to turn the disruptions they face into advantages.
Deep and established relationships with clients
We have built a strong global client base, including a growing list of premier clients such as Audi, Rolex, Chanel, LVMH, L’Oréal, Danone, Comcast, Novartis and Henkel. Our development of these long-term relationships reflects the value of our service offerings during both the Build and Run phases. As of June 30, 2018, our top 10 clients had an average relationship tenure of four years.
We have traditionally focused on companies that require a strategic partner to help them understand and develop a vision for their business transformations. Once our solutions are implemented, we believe they often become mission critical to our clients and are embedded within their work streams. We believe that this business model creates a sticky customer base, thus limiting our customer churn.
Global multidisciplinary teams with diverse skill sets
Our business model is inherently based on work between multidisciplinary teams including creative, business consulting, digital marketing consulting and technical competencies. We have established a collaborative environment to promote knowledge-sharing across all teams in all countries in which we operate. This culture of continuous collaboration within Valtech allows for stronger market awareness, as local teams are able to share insights with offices in other regions of the world in real time.
We offer a global delivery model that can scale and meet the evolving needs of our clients. Our delivery model operates across multiple channels, maintaining global brand consistency while addressing local needs. Our global presence provides clients with the peace of mind that our business will be able to meet their global demands, while our local presence provides us with specialized knowledge of the local market and culture, ensuring our ability to work side by side with our clients on innovative and effective solutions and to communicate with them in their own language. We believe this to be one of our greatest differentiators in the market, providing us the ability to attract, service and retain large global clients. As of June 30, 2018, we delivered services through our platforms on five continents with 39 offices across 16 countries.
Growth strategy
Medium and large organizations are increasingly challenged by disruption as we move deeper into the new digital age. Although organizations have begun to review and transform all components of their operating models, it can no longer be done in silos if they want to achieve relevancy, reduce time-to-market and maximize ROI on redesigning their customer experiences.
By designing, building and running the platforms that deliver the most relevant and memorable customer experiences, we seek to be the partner of choice for companies embarking on their transformation journeys into the digital age. The key elements of our strategy for achieving our growth objectives are as follows:

Grow revenue with existing clients
We have a strong core of existing clients who rely on our services to successfully navigate key business challenges. We plan to continue to deepen our relationships with our clients on several engagements across our platform of services. This is reflected in our ability to grow revenue with our existing clients. For the years ended December 31, 2015, 2016 and 2017, 77.8%, 83.8% and 86.4% of total revenue was derived from existing clients, respectively. For the six months ended June 30, 2018, existing clients accounted for 87.4% of total revenue.
We plan to continue to grow the size of our business with our largest clients, as we believe that we can leverage our relationship with our largest clients to increase the scope and size of our engagements. Our revenue derived from our top 20 clients (for the period ended June 30, 2018) grew at a compound annual growth rate of 17.4% from the year ended December 31, 2015 to the year ended December 31, 2017. From the six months ended June 30, 2017 to the six months ended June 30, 2018, our revenue derived from our top 20 clients increased by 26.4%.
We believe continuous innovation will be key to growing revenue with existing clients. As client needs shift and new technologies emerge, we plan to continue to offer differentiated capabilities and identify new solutions for them. Our agile methods allow us to rapidly test and refine our offerings so we can ensure we are fully aligned with our clients at all stages of development. We plan to continue developing our Build and Run platform through our targeted vertical focus, enabling us to accelerate the business transformations of our clients.
Target and acquire new clients by leveraging our global / local model
We believe our ability to identify specific needs of companies in the verticals we serve will allow us to continue to expand our portfolio of clients. We seek to acquire larger global clients who rely on trusted partners that have global scale but can also speak their languages and engage their teams at the local level. We have strategically selected our office locations to help us best serve our existing clients and allow us to target new ones. In 2017 and the first half of 2018, 12.8% and 17.1% respectively, of all clients were served out of two countries or more. In the future, we plan to selectively open new offices in locations with strategic value and may finance such expansion with proceeds from this offering.
Our business model has enabled us to provide a cohesive solution across markets, regions and channels, thus preserving brand consistency and reducing time-to-market for our clients.
Capitalize on the business opportunity in North America
We view the North American market as greatly underserved. According to the 2017 Worldwide Digital Transformation Professional Services Forecast from IDC, the Americas Digital Transformation spend is expected to grow at a 14.5% CAGR from 2016-2021 and represents nearly 52.5% of the forecasted $238 billion global market in 2020.
In 2017 and the first half of 2018, North America comprised 14.0% and 12.4% of our total revenue, respectively. We plan to expand our footprint in North America by leveraging:
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our current relationships with European clients with North American presence,

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our vertical expertise relevant to key North American markets and

•
increased brand awareness among potential clients via our planned U.S. public listing.

By leveraging our global capabilities, we believe that we will be able to further penetrate the North American market and gain improved access to major requests for proposals, or RFPs. We believe our U.S. listing will aid us in building global recognition of our brand, providing us access to larger, top-tier customers that require a holistic approach to business transformation services.

Execute on a disciplined and impactful M&A strategy
We have an extensive track record of successfully identifying, acquiring and integrating companies into our business. Our entrepreneurial culture has allowed us to retain key employees from prior acquisitions, which has enhanced our offerings and diversified our talent pool. As we continue to grow our technological capabilities, expand into new verticals and enhance our geographic footprint, we plan to opportunistically pursue strategic acquisitions, some of which may be funded with proceeds from this offering.
Our verticals
We have historically focused on verticals with high exposure to disruption. Leveraging the knowledge of our subject matter experts and our prior successful engagements, we have developed strong core competencies and established deep domain expertise. Our industry experts drive thought leadership in each of seven industry verticals that we focus on, helping whole industries advance the business transformation conversation.
The case studies included in this section provide representative examples of how clients in each of our verticals have benefitted from the services we offer. These case studies are illustrative only and may not be representative of the results achieved in other client engagements.
Retail
The retail industry faces increasing disruption as brands race to build fully integrated customer experiences with leading technological solutions that support people-based marketing. We believe that over the next five years, retailers will continue making considerable investments in data democratization and analytics, especially as location-tracking devices (such as those in automobiles, wearables and smartphones) provide more opportunities for customer segmentation using data science methodologies such as spatial analysis.
We work together with retail clients throughout the entire business transformation process, from strategic consulting to re-designing the customer experience both online and in-store. Together, we incorporate multiple emotional and rational touchpoints to transform the customer retail experience.
In recent years, we have helped some of the top retailers, including three of the top-ten fashion/luxury brands in the world (as measured by 2017 revenue), to design and build unified digital solutions, customer-facing visualization applications and innovative omni-channel customer experiences. Our clients within this vertical include luxury retailers, athletic and apparel retailers, B2C and B2B e-tailers, specialty retailers and grocers. Our retail services revenue has continued to expand, with our success attributed to a mix of business growth from both long-term and new clients.
The revenue derived from our retail vertical grew 90.5% from 2015 to 2017, contributing 29.8% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our retail vertical accounted for 28.4% of our total revenue.
Case study: L’Oréal
Our client, L’Oréal, wanted to enhance its customers’ online experience by streamlining and improving the design and content of its websites while simultaneously reducing the complexity around the technology and systems needed to operate those websites around the world for several L’Oréal brands. We co-located with L’Oréal to promote true agile cooperation and to drive a global program and we worked to enhance our client’s global digital presence. The program involved 15 brands in over 60 countries. The initiative incorporated Valtech personnel in our offices around the world including the United States, United Kingdom, Singapore, India, Denmark, France, Germany, Holland, Canada, Brazil, Argentina and Ukraine.
We applied our global presence and expertise as well as our knowledge of local markets, helping to render L’Oréal’s digital presence more globally consistent and locally targeted. To provide a more centralized and streamlined global digital experience, we transitioned L’Oréal from its prior use of more than 10 website design technologies to one technology (Sitecore), brought all brands onto a single platform. We also optimized L’Oréal’s websites for mobile and cut page download times by more than half. Based on the success of this and other projects we have worked on for L’Oréal, the company has become one of our top customers.
We have been providing the services discussed in this case study since 2016 and the project is still ongoing.
Automotive
Now more than ever, the consumer expects his or her car to be a part of a connected world. As a result, the automotive sector is undergoing a structural change with rapid innovation cycles and new business models.
We understand how to transform the customer expectations of mobility in new digital business models due to our deep domain expertise and project experience in connected vehicle solutions, which we have been building since 2009. We understand carmakers’ focus on quality, processes and standards. As agile software experts, we deliver end-to-end digital products from ideation, through concept design and prototyping, ending with series production.
We specialize in designing, building and integrating IoT platforms for connected vehicles, across all strategic fields of original equipment manufacturers, including connected vehicle, mobility, electrification and digital sales. Over the past several years, we have supplied connected vehicle services for Audi, Bentley, BMW, Lamborghini, Porsche, SEAT, Skoda and Volkswagen. Furthermore, our solutions have had global reach in markets spanning Europe, Asia Pacific and North America.
Connectivity is driving the future of the automotive industry. The ability to interface with externally connected products is redefining how consumers view their automobiles as extensions of their workplaces and homes. This key driver inspired the creation of Valtech’s Acon (automotive connectivity) platform, which transforms cars into connected IoT devices. This capability fills a technology gap as the development of, and demand for, in-car applications rises.
The revenue derived from our automotive vertical grew 64.3% from 2015 to 2017, contributing 15.3% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our automotive vertical accounted for 18.4% of our total revenue.
Case study: Audi
Our client, Audi, wanted to better understand how its Big Data infrastructure could grow to support the real-time streaming of data and ultimately provide higher value to customers. We piloted a new fleet of test vehicles that streamed far more data than the client’s initial production vehicles. This pilot program helped establish the potential for using data in real-time, while also allowing internal stakeholders to refine which user capabilities to focus on during the production refresh of their next models. We delivered an end-to-end infrastructure, including in-vehicle operator control units based on Valtech Acon; data analytics stack with HortonWorks and a smartphone app for timely delivery of data providing recommendations, vehicle

maintenance and regulatory support, which includes maintenance and support work that           is obligated to perform under law, to Audi customers. We provided integration to SAS Event Streaming Processing that enabled Audi to evaluate the usefulness of in-stream analytics. Overall, Audi improved its data science capabilities and offerings and we believe created higher value for the end customer.
We provided the services discussed in this case study in 2016.
Financial services
The financial services industry, or FSI, is in the midst of major disruption. Financial institutions increasingly struggle with a lack of customer interest, legacy systems, outdated technology implementation strategies, inefficient use of data assets and a lack of innovation. These challenges, along with the changing behaviors and expectations of consumers, have driven competition from both traditional and non-traditional industry players. As these organizations become increasingly more aware of the potential value of every customer, they are rethinking their relationships with their clients, the services they provide and the channels they use to provide them.
We are building on our experience with “no-interface” solutions to facilitate the dialogue between our FSI clients and their customers using artificial intelligence, chatbots and digital platforms. Driven by the domain expertise and experience gained in other verticals, we have landed key client wins in FSI by implementing customer-centric digital platforms and services.
We have been working with major FSI clients for over 15 years, demonstrating our deep experience implementing our Agile delivery approach within insurance, wealth management, retail and investment banking, as well as payment institutions, central banks, credit agencies and stock exchanges.
The revenue derived from our FSI vertical grew 38.4% from 2015 to 2017, contributing 10.0% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our financial services vertical accounted for 10.5% of our total revenue.
Case study: National Bank of Canada
The National Bank of Canada, or the NBC, is one of the largest commercial banks in Canada with over 450 branches and 2.4 million customers. In recent years, the NBC has commenced a digital transformation journey and asked Valtech to help the bank rebuild its website to create a more unified experience, simplify its offering and focus on banking advice. Among the NBC's goals were to simplify web access and optimize for mobile. This was part of a broader decision at the NBC to shift toward content and digital while working to meet client expectations for personalized experiences. This shift coupled with the migration of all of the NBC's digital properties to the Adobe Experience Manager platform led the NBC to initiate the website rebuild. Together, the NBC and Valtech worked to launch a new commercial banking website supported by a targeted content marketing strategy. Our engagement with the NBC has focused on improving customer experience, positioning the NBC as a market leader and, most notably, increasing traffic and conversion. After our completion of the first project, a successful commercial banking website, in February 2017, NBC engaged Valtech to execute three additional projects related to commercial banking, retail banking and the NBC's subsidiary, National Bank Investments.
We have been providing the services discussed in this case study since the end of 2015.

Government
In the same way businesses and companies are improving and reinventing their processes to be more competitive in the digital era, we have also seen government entities from various countries decide to modify their approaches and embrace a digital strategy to better serve their citizens through new digital services. And we have developed specific offerings tailored to their needs.
Valtech and the U.K. Government Digital Service, or GDS, entered into an agreement and set out to make government “digital-first.” We have been a partner to the GDS and have been involved in many projects over time where our design thinking approach and agile delivery were instrumental in ensuring the delivery of the best possible experiences and associated services for U.K. citizens.
The revenue derived from our government vertical declined 30.7% from 2015 to 2017, contributing 8.8% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our government vertical accounted for 7.6% of our total revenue. This decrease is mostly due to a strategic decision to disengage from large public contracts and instead focus on growing in parallel with our private clients as well as the impact of foreign exchange fluctuations of the British Pound.
Case study: Carer’s Allowance, U.K. Government
The GDS mandated that all new or redesigned transactional services had to be “digital by default” by April 2014. However, only 20.0% of Carer’s Allowance’s 250,000 transactions were being completed online. As a result, Valtech was engaged to replace the non-compliant and challenging interface of the client’s original website by converting reluctant paper users into users of the new online format.
As with all of our projects, whether in the public or private sector, we design, develop and deliver with the end-user in mind. This user-centric approach proved to be the most important factor in simplifying the online process. Valtech repeatedly tested the platform with actual users, recording their responses and behaviors for the organization, bringing both users and the service more in line with each other.
Employing Typesafe’s technology stack of Scala and Play, Valtech successfully built the Department of Work and Pensions’ first government digital service platform within nine weeks, re-imagining the new digital Carer’s Allowance service. The platform’s design allowed it to be fully responsive, available on all browsers and devices and, most importantly, simple to use.
We provided the services discussed in this case study in 2013 – 2016.
Travel & hospitality
With the emergence of new players such as AirBnB and Booking.com, seamless integrated offerings and the evolution of consumers’ expectations in terms of personalized services and connectivity, the travel and hospitality industry is undergoing significant disruption. Consumers in the industry increasingly demand more information on flight and baggage statuses, future and past reservation details and loyalty reward data. Furthermore, technological innovations such as near field communication keyless entry for rooms, onboard video streaming on customer-owned devices and onboard Wi-Fi are disrupting the way companies interact with their customers.
We have continuously endeavored to reimagine the travel and hospitality experience for the connected traveler. We support some of the world’s largest and most prominent airlines and hospitality brands in managing their operations and enhancing their customers’ experiences. Our clients in the industry include Lufthansa, American Airlines, EasyJet, Hyatt and Scandics hotels.

The revenue derived from our travel and hospitality vertical declined 14.3% from 2015 to 2017, contributing 6.4% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our travel vertical accounted for 4.9% of our total revenue.
Case study: Lufthansa
Lufthansa, a leading airline based on global revenue with a reputation for quality in the travel industry, wanted to create a seamless and consistent customer journey across many different touchpoints both on and offline.  The airline sought a digital agency that could help it achieve this goal and improve its business performance with customer experience, customer experience, design.  Lufthansa engaged Valtech, which has been its preferred customer experience agency for many years. We oversee Lufthansa's entire digital driven customer journey and are responsible for the design of key digital touchpoints, whether they are web, app or in flight. Among the services that we provide for Lufthansa are customer journey mapping, user experience, research, and graphic design, prototyping and content creation, helping to ensure consistency and improve the overall user experience across many different touchpoints. Our engagement with Lufthansa is project based as well as continuous in its nature.
We have been providing the services discussed in this case study since 2010 and the project is still ongoing.
Case study: Scandic Hotels
Scandic Hotels, or Scandic, is a chain operating over 260 hotels in mostly Nordic countries. With threats from new operators such as hotels.com, booking.com and Airbnb, Scandic sought a more aggressive and competitive approach to help it attract digital travelers. Scandic engaged Valtech to upgrade the Scandic brand to communicate a new focus on creating experiences instead of just filling rooms.
Valtech implemented an improved platform with new design and commerce functionality, such as a booking funnel and upgraded payment solutions, along with architecture enabling Scandic to show content and gather data through other channels such as mobile. The platform allows Scandic to easily add new services, which is a key feature. To enhance customer experiences, Valtech also built functionality for add-on purchases upon customer arrival at a hotel room, in addition to crafting a New Loyalty Program, or NLP. The NLP has launched and includes a new customer-facing dashboard, showing loyalty points and allowing members to pay with both points and cash for rooms and ancillary services. Valtech's ongoing work for Scandic includes service design and user experience projects with a focus on reducing customer pain points, increasing booking conversions, optimizing the booking funnel and increasing internal work efficiency.
We have been providing the services discussed in this case study since 2014 and the project is still ongoing.
Healthcare
Healthcare professionals, or HCPs, must develop a deeper understanding of consumer and patient needs to adapt to the challenges brought on by the widespread consumerization of health-tech. Regardless of the delivery method (the cloud, wearable technology, mobile apps, direct messaging, etc.), digital is the primary channel for engaging patients and healthcare providers. Even with strong competition from established players, as well as regulatory constraints in the industry, we have been able to develop projects and establish a presence in the sector.
Based on our deep understanding of healthcare stakeholder needs and engagement preferences, we have created comprehensive and integrated customer experiences for our clients, allowing them to maximize the value of their digital opportunities, leveraging their domain expertise and marketing capabilities to break down stakeholder barriers, impact their behavior and demonstrate more cost-effective outcomes.

In the past few years we have helped some of the top healthcare companies, including three of the top 25 pharmaceutical companies in the world (as measured by 2017 revenue), design and build consistent global digital solutions and tools for HCPs, patients and payers; patient and HCP support programs at both the global and local level; synergistic digital ecosystems; replicable and customizable programs for internal communication; customer-centric lead acquisition engines; applied data for digital optimization; and robust infrastructure to support new omni-channel platforms.
The revenue derived from our healthcare vertical grew 5.0% from 2015 to 2017, contributing 6.1% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our healthcare vertical accounted for 5.5% of our total revenue.
Case study: Novartis
Our client, Novartis, came to us with a need for a web solution that would allow for higher flexibility and that could support changes in business needs and units, while providing various services to a wide variety of stakeholders. The scope of the project included 36 different sites covering 19 countries using 10 different languages. The final solution, based on a modular, template approach, supports quick localization and allows healthcare professionals to engage with Novartis in a more personalized way. We believe that this project demonstrated our depth and breadth as a global systems integrator and design agency and led to additional digital projects with the client.
We have been providing the services discussed in this case study since 2014 and the project is still ongoing.
Media
Driven by technological advancement, the media industry has and continues to undergo one of its largest shifts in market dynamics since the invention of television, disrupting business models and leading to redefined consumer behavior from passive consumption to interactive participation.
Business models need to evolve as digital and over-the-top, or OTT, offerings (content delivered over the internet without the involvement of a multiple-system operator) are creating new markets and opportunities, and threatening traditional media industry value propositions. Innovation and solutions to properly serve the “on-demand” generation (that clamors for a ubiquitous offering: everywhere, anytime, on any device) are critical to survival.
We have been entrusted to deliver digital innovation for national broadcasters and global media companies. We help our clients reduce their time-to-market and operational costs when implementing OTT and TV Everywhere, creating an appealing experience to improve audience acquisition, monetization and retention on any device or screen.
As it relates to investments in OTT services and products, the business value is evolving from market share preservation to revenue generation for media companies. Our cloud-based platform Ready4Air is a turn-key application for developing premium video on demand, or VOD, and live OTT products. We provide a comprehensive toolkit, enabling companies to expedite media delivery and to develop a single application for multi-screen deployment, saving the initial development and post-development costs associated with annual maintenance.
The revenue derived from our media vertical declined 14.0% from 2015 to 2017, contributing 5.8% of our total revenue for the year ended December 31, 2017. In the first half of 2018, our media vertical accounted for 4.1% of our total revenue.

Case study: Comcast
Our client, Comcast, the largest global telecommunications company by revenue, wanted to empower its subscribers to watch their favorite shows or programs when they want and how they want. We proposed a best-in-class VOD platform that would allow customers to stream and view mid-tail video content on web browsers, mobile devices and set-top boxes. We applied a research-and-development-oriented delivery approach, combining multiple skills including Java, IPTV (delivery of television via internet protocol) and mobile technologies, to develop this platform. With the new platform, consumers can now watch their favorite channels and programs anywhere, at any time.
We have been providing the services discussed in this case study since 2013 and the project is still ongoing.
Our clients
We focus on delivering innovative end-user customer experiences that increase adoption and engagement, while strengthening the relationship of our clients with their end consumers. Not only do we help clients develop new products and services by identifying opportunities across consumer touchpoints, we also work with them in a Run capacity to analyze the vast amount of data that ultimately provides new insights into their products and customer usage. We believe that our business model deepens our relationships with our existing clients and leads to additional revenue opportunities as a result of our ability to analyze and capitalize on this data. We also target new clients by showcasing our strategic consulting, graphic design and technological innovation capabilities along with our deep understanding of emerging technologies and related market trends.
Our clients include primarily medium- to large-sized industry incumbent companies based in Europe, North America, South America, Asia and Australia, generally operating in seven verticals of focus: retail, automotive, government, financial services, travel and hospitality, media and healthcare. We believe the strength of our relationships with our clients derives from our ability to understand their businesses and help them drive revenue, the integration of our local and onsite teams within their organizations combined with our global presence as well as the innovative and differentiated solutions that we deliver through high-quality execution. We have been able to retain and expand relationships with our clients by merging their industry knowledge with our expertise in the latest market trends to deliver tangible business value.
We typically enter into a master services agreement with our clients, outlining the scope of work, as well as the timing, pricing terms and performance criteria for each individual engagement.
Client concentration
Our client concentration spans companies that vary by revenue, geography and industry. Our top 10 clients by revenue contributed 37.1%, 34.5% and 31.9% of total revenue for the years 2015, 2016 and 2017, respectively, and contributed 34.5% of our total revenue for the first half of 2018. The U.K. government, our largest client in 2015 and 2016, accounted for approximately 10.0% of our total revenue in 2015 and 2016. Revenue from Audi, our largest client in 2017 and in the six months ended June 30, 2018, accounted for 7.7% of our total revenue in 2017 and 8.0% for the six months ended June 30, 2018. We are not dependent on any one client or industry.
Our global platform has enabled us to service clients in 45 countries around the world. This global presence has allowed us to:
•
secure and service key clients globally,

•
leverage global expertise for local clients,

•
leverage acquisition skillsets globally and

•
leverage local innovations for the entire company.

The following table sets forth the percentage of our revenue by geography for the periods presented:
	Year ended December 31,						Six months ended June 30,
(in thousands; except for percentages)	2015		2016		2017		2017		2018
By geography
Germany	€34,309	18.6%	€41,358	19.9%	€57,085	24.4%	€26,032	22.7%	€35,390	25.9%
Sweden	31,813	17.2%	33,250	16.0%	31,089	13.3%	16,532	14.4%	17,715	13.0%
United Kingdom	34,874	18.9%	30,585	14.7%	29,185	12.5%	14,639	12.8%	17,667	12.9%
France	30,493	16.5%	28,965	13.9%	23,715	10.1%	12,077	10.5%	12,037	8.8%
Denmark	13,364	7.2%	14,191	6.8%	16,288	7.0%	7,886	6.9%	10,122	7.4%
Netherlands	—	—	10,675	5.1%	23,952	10.2%	12,197	10.6%	14,325	10.5%
Switzerland	723	0.4%	2,103	1.0%	3,668	1.6%	2,125	1.9%	1,548	1.1%
Europe	€145,576	78.7%	€161,127	77.5%	€184,982	79.2%	€91,488	79.8%	€108,804	79.6%
United States	29,997	16.2%	29,379	14.1%	23,863	10.2%	11,844	10.3%	10,105	7.4%
Canada	3,385	1.8%	7,648	3.7%	8,823	3.8%	3,837	3.3%	6,820	5.0%
North America	33,382	18.1%	37,027	17.8%	32,686	14.0%	15,681	13.6%	16,925	12.4%
Australia	2,098	1.1%	5,318	2.6%	4,101	1.8%	2,026	1.8%	1,058	0.8%
Singapore	184	0.1%	1,071	0.5%	1,495	0.6%	820	0.7%	1,038	0.8%
Asia–Pacific	2,282	1.2%	6,389	3.1%	5,596	2.4%	2,846	2.5%	2,096	1.6%
Global Delivery	—	—	74	0.0%	4,923	2.1%	2,422	2.1%	4,502	3.3%
Other	3,666	2.0%	3,184	1.5%	5,508	2.4%	2,250	2.0%	4,274	3.2%
Revenue	€184,906	100.0%	€207,801	100.0%	€233,695	100%	€114,687	100.0%	€136,601	100.0%
The following table sets forth the percentage of our revenue by industry vertical for the periods presented:
	Year ended December 31,						Six months ended June 30,
(in thousands; except for percentages)	2015		2016		2017		2017		2018
By industry vertical
Retail	€36,578	19.8%	€49,978	24.1%	€69,695	29.8%	€34,124	29.8%	€38,763	28.4%
Automotive	21,732	11.8%	27,251	13.1%	35,704	15.3%	16,161	14.1%	25,130	18.4%
Financial services	16,829	9.1%	22,244	10.7%	23,283	10.0%	11,717	10.2%	14,367	10.5%
Government	29,637	16.0%	26,443	12.7%	20,524	8.8%	11,800	10.3%	10,318	7.6%
Travel and hospitality	17,530	9.5%	18,632	9.0%	15,018	6.4%	7,694	6.7%	6,660	4.9%
Healthcare	13,647	7.4%	12,264	5.9%	14,335	6.1%	7,570	6.6%	7,559	5.5%
Media	15,783	8.5%	17,000	8.2%	13,567	5.8%	7,345	6.4%	5,598	4.1%
Manufacturing	3,506	1.9%	5,654	2.7%	6,469	2.8%	2,425	2.1%	5,996	4.4%
Technology	4,044	2.2%	4,281	2.1%	5,102	2.2%	2,332	2.0%	2,555	1.9%
Other	25,620	13.9%	24,054	11.6%	29,998	12.8%	13,519	11.8%	19,656	14.4%
Revenue	€184,906	100.0%	€207,801	100.0%	€233,695	100.0%	€114,687	100.0%	€136,601	100.0%
Sales & marketing
Our sales and marketing organization is set up at a country level, with our sales force supported by local marketing teams dedicated to new businesses and account farming. Our sales force operates with the support of our vertical thought leaders, corporate marketing team and skill and innovation centers in order to provide insight and proposals that target new clients or new perspectives and opportunities to grow activities with our existing clients.

Our offices are located in some of the most important economic centers in North America, Europe and Asia. These strategically selected locations form the backbone of our localized go-to-market strategy and further enhance our competitive differentiation and local awareness of business opportunities. Each Valtech office is embedded in the local or regional market, bringing our full offering of services and vertical knowledge to that market. This helps us take advantage of our global presence, while building deep and lasting relationships with local businesses and brands that also have a global reach. We serve our clients under our global / local model, which not only facilitates the development of long-standing relationships and revenue streams with clients, but also differentiates us from our global competitors.
Sales
Farming of existing accounts
We are focused on taking a strategic approach to account management. Every client is assigned an account manager who is dedicated to growing the account and positioning Valtech as a strategic and trusted partner. Moreover, our innovation lab seminars, white papers and publications help to forge a new level of discussion, driven by current and future challenges, to guide our existing clients towards a business transformation plan, helping them succeed in the digital era.
Business development of new accounts
Our business development initiatives are fueled by leads coming from our marketing engine and industry-focused events. Our sales teams operate under guidelines that determine, for each country, what type of services will be promoted to a specific industry. The services with high ROI are supported with both assets and marketing support in order for us to differentiate ourselves and maximize our ability to win new business.
Strategic clients and targets
Given the nature of services we provide to our strategic clients (which often require significant transformation of business environments and strategy), sales cycles typically last from three to six months, requiring multidisciplinary teams from various countries to work with our potential and existing clients to define the scope of work. Our top executives and senior engagement managers handle these strategic clients or target relationships directly. They constantly look for strategic opportunities to expand the scope of our client activities and define the right message or proposals.
Marketing
Our marketing strategy consists of our participation at industry-focused events as well as publication of research works in our verticals of expertise.
Industry-focused events
Our team regularly attends industry-focused events as a means to engage with the business and technology communities. For example, every year we participate in the IBC symposium in Amsterdam, the media industry’s leading trade show, which has helped us establish relationships with large customers in the industry such as Comcast. Other events where we have participated as an exhibitor and/or presenter include Dmexco in Germany, the largest business event of the digital economy in Europe, and the NRF’s annual convention in New York, the biggest retail show in the world. We believe our continued involvement in these events not only increases our brand recognition, but also provides the perfect setting to engage with key potential clients to discuss their business needs.

Publication of research works
Our marketing ecosystem is also fueled by our publication of research reports, white papers and case studies, which help our clients and prospects better understand their current and future challenges, anticipate disruption and engage with their own customers. Examples of some of our publications include:
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Agile marketing, the new imperative

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The future of retail

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How digital health will impact the pharma industry

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Digital transformation: a case for digital change

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The state of Nordic e-commerce

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The digital airport in the age of the connected traveler

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Innovating the customer experience in financial services

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The big data revolution

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Digital learning: building on a developmental and educational theoretical basis

Public relations
Our thought leaders speak at conferences, publish blogs and papers and are active on social media to maintain our visibility in each of the various industries we serve. Furthermore, we are continuously showcased in targeted third-party publications, highlighting our industry expertise and our thought leadership within key verticals for marquee clients. These efforts are supported by a strong public relations strategy and ongoing relationships with editors, publishers and other media influencers.
Commitment to continuous learning and improvement
We invest in the ongoing education of all of our people, including our sales and marketing personnel. We leverage modern distributed communication platforms that provide the backbone of a fully modern intranet, complete with internal wikis, topic conversation productivity tools, instant messaging/video conferencing, project archives and craft circles for every discipline. Our sales and marketing employees not only participate and have access to this vast, constantly updated knowledge base, but they also attend an annual sales and marketing summit where they can engage with their peers.
Trends, insights and best practices are also shared within our organization to ensure our practices are consistent and based on the latest information and that we are able to help our clients in every region of the world.
People
Our employees are the key to our success. Our employees come from all over the world, enabling us to best showcase our global presence and delivery platform. Our teams are multidisciplinary and equipped with versatile skill-sets, a combination that provides us with the ability to tackle our clients’ most significant business transformation challenges with both technical acumen and creativity.
While we have a global presence, we also operate locally. Global companies continue to seek and demand third-party partners that can engage with them on site. Because of the complex nature of the business problems we help our clients address, our teams operate on-shore, in real-time and in the same languages as our clients. For example, it is not unusual for our clients’ teams to set up working stations at our local offices for extended periods during an engagement, leading to strengthened relationships deeply rooted in trust and quality of service.
As of June 30, 2018, we had 2,416 employees, comprised of strategists, creatives, designers and engineers, supported by a team of staff in administrative functions. Due in large part to our entrepreneurial culture which allows our employees to take ownership of their projects and continuously innovate, as well as the high profile of our client base, we have historically experienced minimal employee attrition.
The table below summarizes our employees by location as of June 30, 2018:
June 30, 2018
Entity
Argentina	70
Australia	23
Brazil	62
Canada	122
China	6
Denmark	149
France	164
Germany	334
India	518
Netherlands	248
Singapore	14
Sweden	252
Switzerland	8
Ukraine	177
United Kingdom	148
United States	121
Total	2,416
Recruiting
We continue our commitment to promoting the development of young minds through our global talent program, serving new college graduates who have an international outlook, ambitious goals and have demonstrated a strong aptitude in one or more of our core service areas. Our program allows participants to spend time in real-world business scenarios while traveling and living in a handful of different countries and offices. They gain a better understanding of international business, of places they may want to live and of the skills and technologies needed to be successful in today’s demanding business environment. While these programs enrich the lives and experience of participants, they have also enabled us to recruit hundreds of young and passionate individuals who demonstrate proven capabilities and who understand and embrace our culture.
Training and retention
We are heavily focused on training and developing our talent. Our rigorous training sessions keep teams up to date on the latest technology trends and best practices. Our training programs also provide an opportunity for employee dialogue and knowledge sharing. The cross pollination of expertise allows us to better implement global projects and facilitates our ability to conceive, deliver and integrate digital solutions for our clients.

In addition to helping those who have not yet started their careers, we are also a forward-thinking, modern workplace. We encourage employees to explore assignments in other countries and support their efforts in continuing education, cutting edge training and symposiums, speaking engagements and research publishing. We also support community development around employee areas of interest. For example, in almost every country we sponsor and host agile development user groups and meetups—offering our offices after work. This not only supports our employees but is also a fruitful source of new employees and even new clients.
Competitive landscape
We are more than an agency, more than a consultancy and more than an IT services integrator. We are a unique business transformation services provider operating across the entire digital spectrum, enabling us to help our clients transform themselves and redesign their digital journeys from end-to-end. We believe that the market is shifting towards a need for integrated solutions as the lines between marketing and business initiatives continue to blur. This creates a unique business opportunity for us as traditional market players provide inadequate or incomplete solutions for business transformation.
Depending on how we engage with a new client, we compete with strategic consultancies, IT integrators or digital agencies. Strategic consultancies compete to help companies develop digital strategies, while IT integrators and digital agencies compete to help companies build and maintain commerce and marketing platforms.
The markets in which we compete are evolving rapidly. We believe that the principal competitive factors in our business include:
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the ability to innovate;

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client business and industry knowledge;

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end-to-end solution offerings;

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reputation and track record for high-quality and on-time delivery of work;

•
effective employee recruiting;

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training and retention;

•
responsiveness to clients’ business needs;

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scale; and

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financial stability.

We primarily face competition from:
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next-gen IT services providers such as Globant, EPAM and Luxoft;

•
digital agencies and design firms such as SapientNitro, RGA, AKQA and DigitasLBI;

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large global consulting and outsourcing firms, such as Accenture, McKinsey, BCG and IBM; and

•
traditional technology outsourcing IT services providers, such as Cognizant and Capgemini.

Large scale consulting firms can offer strategy but lack implementation capabilities; IT integrators can implement, but lack the digital creativity and marketing skillsets; and digital agencies provide a piece of the business transformation puzzle, but often lack the ability to consult on strategy or business decisions. We believe that our holistic approach focused on delivering Valtech’s Customer Responsive Platforms that drive our clients’ business transformations positions us well to compete effectively today and in the future.

Company history
Valtech was founded in 1993 in France as an IT consultancy specializing in delivering complex software through early adoption of object-oriented developments and pioneering Agile methodologies. In its 2004 report, Offshore Outsourcing and Agile Development, Forrester featured Valtech as one of the first companies to successfully apply Agile development processes to offshore projects. The Company was listed on the Paris stock exchange in 1999 and thereafter continued building a global presence and expanding its capabilities through several acquisitions.
In March 2010, our Chief Executive Officer, Argentinian entrepreneur Sebastian Lombardo, partnered with our Co-Chief Operating Officers, American executive Tomas Nores and French digital entrepreneur Olivier Padiou. Together, with the financial support of an affiliate of Verlinvest SA (a Belgian family-owned investment holding company currently holding direct and indirect ownership of Valtech, as discussed in “Principal shareholders”), they took control of the Company. Since then, alongside a talented management team, our focus has been on redefining our strategic objectives, divesting non-core assets and conducting targeted acquisitions geared towards complementing a comprehensive portfolio of offerings capable of addressing our clients’ critical customer engagement and e-commerce needs.
In December 2015, an initial tender offer to take the Company private was launched. A second offer was launched in February 2017, successfully resulting in SiegCo SA, a holding company that is majority held by Verlinvest SA, controlling, together with Verlinvest SA, 100% of Valtech’s outstanding shares as of the end of March 2017.
In November 2014, we adopted the corporate form of a European public limited liability company (Societas Europaea, or SE), pursuant to the laws of the European Union, and became Valtech SE. Our registered office is located in England, where we are currently registered under the number SE000106.
Intellectual property
We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. Our intellectual property includes the trademarked brand “Valtech” (which is registered or pending registration in various jurisdictions, including the European Union, the United States, Australia, Canada, France, Germany, India, China, Singapore, Switzerland, Ukraine and Brazil), 12 additional trademarks that are registered or pending registration in one or multiple jurisdictions, 43 active domain names, and two pending patent applications in the United States, as well as non-patented proprietary tools and methods that can enhance the performance of the platforms we develop and be applied across various sector verticals.
We do not believe that any individual registered intellectual property right, other than our rights in our name and logo, is material to our business.
Our three pending patent applications cover technologies developed internally that contribute to the seamless implementation and superior technological value proposition of our online-to-offline projects.
We have also developed non-patented proprietary tools and methods that considerably accelerate and facilitate the implementation of platforms for client projects. With a dedicated asset development budget, these tools and methods are improved on an ongoing basis, allowing us to maintain our competitive advantage over the industry: a reduction in project build time increases our efficiency and reduces our implementation costs and risks.

Among other proprietary tools, we have developed platform-specific starter kits, including some specific components adapted to some of our verticals or covering specific functional needs (for example, on extending DAM solution). We have enhanced agile work methodologies from Design thinking to Agile delivery which allows us to be more effective for Digital projects as well as to support our Agile Marketing vision.
Corporate and social responsibility
The fabric of our day-to-day culture is stitched together by our strong focus on initiatives that make a difference. We craft programs that support our incredibly diverse and global workforce. We invest in strengthening the communities in which we live and work today, along with where we hope to be in the future. As part of our global mission, we educate and empower the future leaders of the tech industry. By bringing technology and people together, we enact change that inspires new paths forward for employees and communities around the globe.
A diverse world
We believe that celebrating different cultures, languages and experiences makes us stronger. There is power in our diversity. One of our most popular programs is the Valtech International Talent Program. Each year, we select a talented group of university students to join our team for an internship that we believe is unlike any other. The interns work and travel together to several of our offices, including Paris, Munich and Copenhagen, and manage high-level projects alongside Valtech web teams. At the end of the internship, they have improved their English and technical skills and gained invaluable work experience. Our interns often will have also secured a full-time offer upon leaving.
We have other professional exchange programs, including the Valtech Marketing Exchange, where marketing employees enjoy the opportunity to travel internationally for work in order to collaborate alongside different colleagues from around the globe. We specifically design our professional exchange programs to serve dual purposes: combining work and social interaction to nurture well-rounded professionals with a more comprehensive view of the world and our clients.
A strong community
We depend on the communities that support us, and we strongly believe in investing in people. For example, we established our “Joy of Giving” committee in our India offices to promote philanthropic initiatives. Last year, the committee was able to donate funds to purchase a Cardiac Ambulance for the Sri Jayadeva Institute of Cardiovascular Sciences and Research.
Similarly, we are committed to Arbusta, an Argentinean-based program aimed at increasing opportunities and providing training, education and job placement to citizens below the poverty line. Participants enjoy a multitude of job placement options in the tech industry, from quality control to content management support. We were Arbusta’s first contributor four years ago and we remain its biggest one. The program has been successful and is now spreading to other countries in Latin America.
Education for the Future
We believe in educating, empowering and inspiring the future of technology. Through different internships and vocational programs, Valtech educates and empowers students and professionals already aiming to work in the digital world. One of our favorite programs at Valtech is the Tech Girl program, where we aim to inspire young girls to develop coding skills and an interest in programming. The course is designed for girls by girls, run by an all-female Valtech teaching team, including some of our top developers and UX-engineers. Since 2014, we have run the program six times and have reached out to other companies to start their own Tech Girl programs.
Facilities and infrastructure
As of June 30, 2018, we occupied 39 facilities throughout 16 countries. All of our facilities are leased.
Legal proceedings
We are, from time to time, involved in litigation and claims arising out of our operations in the normal course of business. We accrue liabilities when it is probable that future costs will be incurred and such cost can be reasonably estimated.
At the present time, we are not a party to any material legal proceeding. In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us.

Management
Board of directors
In accordance with the SE Regulation, Valtech SE is managed by its administrative organ which operates in a similar manner to a board of directors. In this prospectus, references to the board of directors are to the administrative organ and references to the directors are to members of the administrative organ.
Our board of directors is currently composed of four members. Our directors do not have a retirement age requirement under our articles of association.
The following table presents the names of our director and director nominees.
Name	Age	Position
Sebastian Lombardo	45	Chairman
Frédéric de Mevius	59	Director
Daniel Grossmann	46	Director
Laurent Schwarz	60	Director
The following is a brief summary of the business experience of our directors and director nominees. Unless otherwise indicated, the current business addresses for our directors is Valtech SE, 46 Colebrooke Row, London, N1 8AF, England, United Kingdom.
Sebastian Lombardo has served as Chairman of the Board and Chief Executive Officer of Valtech since March 9, 2010 and was first appointed as a director of Valtech on February 4, 2010. He is also a director of SiegCo SA. He has 19 years of experience in the IT sector and with innovative technologies. Over the past 10 years, he has founded, co-founded and invested in a dozen companies and helped create thousands of jobs in a variety of areas in IT. Mr. Lombardo holds an MBA from Grenoble School of Management.
Frédéric de Mevius has been a member of the board of directors of Valtech since December 21, 2012. Previously, Mr. de Mevius had been a member of the Board as a legal representative of Le Domaine de la Falize SA since April 22, 2010. He founded Verlinvest SA, or Verlinvest, in 1995 and was its Managing Director until his resignation in December 2012. He remains a director and Chairman of the board of directors of Verlinvest and is also a director of SiegCo pursuant to the shareholders’ agreement described in “Related party transactions—Shareholders’ agreement.” Mr. de Mevius served as a director at Interbrew (now AB-Inbev) from 1991 to 2004 and of Spadel (Belgium) from 1993 to 2000. Before assuming those positions, he served as an investment banker at Lehman Brothers for eight years and as a manager at SG Warburg & Co for four years. Mr. de Mevius graduated with a degree in Finance and Economics from the University of Louvain-la-Neuve.
Daniel Grossmann has been a member of the board of directors of Valtech since September 14, 2018. Previously, he had been a representative of Next Consulting SPRL and an administrator of the board of directors of Valtech in that capacity since April 22, 2010. He is also the co-founder and managing partner of Kharis Capital. Previously, Mr. Grossmann led direct investments and internal developments for Verlinvest and remains an advisor to Verlinvest. He is also a director of various companies, including ITWP (Toluna), BK SEE, QSR Belgium and Kharis Capital group companies. He began his career as a lawyer at Allen & Overy before joining private equity fund G Partners, which focused on investments in the retail domain. Mr. Grossmann holds a law degree from the Free University of Brussels (Université Libre de Bruxelles) and is a Stanford University SEP graduate.

Laurent Schwarz has been a member of the board of directors of Valtech since September 14, 2018. Previously, he had been a representative of Luckyway SPRL and an administrator of the board of directors of Valtech in that capacity since December 15, 2015. Before that, he had been a member of the board of directors as a representative of Astove Sprl since April 22, 2010. He is currently a director at Tevizz. Mr. Schwarz was also assistant professor at HEC and was appointed Chairman of the supervisory board of Novedia in July 2007 and resigned in February 2014. He is a founding partner of Alten, a company where he was a Managing Director until 2007, and was a member of Alten’s board of directors.
Executive officers
Our executive officers are responsible for the management and representation of our company. We have a strong centralized management team led by Sebastian Lombardo, our CEO, with broad experience in information technology, strategy, operations, finance, sales, communications and training. Our senior management has an average of 17 years of experience in the IT industry. Many of the members of our management team have worked together as a team for many years.
The following table lists our current executive officers:
Name	Age	Position
Sebastian Lombardo	46	Chief Executive Officer
Olivier Padiou	53	Chief Operating Officer
Tomas Nores	51	Chief Operating Officer
Laurent Pretet	46	Chief Financial Officer
Paul Lewis	52	Chief Marketing Officer
Ulf Sidemo	54	Managing Director—SE, U.K. & NL
Carsten Brogaard Jensen	45	Managing Director—DK, DE & FR
Alexandra de la Martinière	54	General Counsel
The following is a brief summary of the business experience of our non-director executive officers. Unless otherwise indicated, the current business addresses for our executive officers is Valtech SE, 46 Colebrooke Row, London, N1 8AF, England, United Kingdom.
Olivier Padiou is the Chief Operating Officer of Valtech. Mr. Padiou steers and runs Valtech’s sales, marketing and delivery operations across the globe in Europe, Asia and North and South America. He supports Valtech’s business development worldwide and manages key strategic clients. Mr. Padiou began his career with Apple where he gained a passion for using technology to create the best possible experience for consumers. He has extensive experience in the digital industry, co-founding French digital agency MDEO in 1993. He was also involved in the creation of the international agency network Zentropy Partners (now MRM Partner Worldwide). Mr. Padiou joined Valtech in 2002 as General Manager. In 2004, he founded a new digital agency focused on the luxury field that would later become a part of Valtech. Mr. Padiou holds a Master’s degree in Computer Science.
Tomas Nores is the Chief Operating Officer of Valtech. Mr. Nores joined Valtech in March 2010. He is responsible for M&A activity and corporate development. He has over 24 years of experience in telecommunications and media, in large international groups specializing in technologies, applications, software and services. Before joining Valtech, Mr. Nores has held several management positions in marketing and sales worldwide in Novedia and Alcatel-Lucent groups. He also holds an MBA from the MIT Sloan School of Management.
Laurent Pretet is the Chief Financial Officer of Valtech. Mr. Pretet joined Valtech in November 2012. Before joining Valtech, he was Chief Financial and Administrative Officer for

four years and a board member of the Novedia Group, a marketing and technology consulting company for digital projects. He began his career in corporate banking before co-founding a company providing mobile telephony services. Mr. Pretet is a graduate of HEC in Paris.
Paul Lewis is the Chief Marketing Officer of Valtech. He joined Valtech in November 2014. He was most recently the Global Director of Partner Marketing at Adobe. Prior to his position at Adobe, Mr. Lewis was the Global Director of the Society of Digital Agencies. Mr. Lewis was also the CEO of an independent agency, MindComet Corporation, from September 2006 to August 2008. He holds a Computer Science degree from the University of Central Florida.
Ulf Sidemo has served as the Managing Director for Valtech Sweden since October 2003, Valtech United Kingdom since 2012 and Valtech Netherlands since 2016. He began his career at Ericsson where he successively held the positions of software engineer in Sweden and Dallas (the United States) and project manager for a project in Lahore (Pakistan) before becoming responsible for the Romanian market, and then for the United Kingdom, France, Belgium, Turkey and Africa. Mr. Sidemo holds a Master’s degree in Science and an MBA from the University of Gothenburg.
Carsten Brogaard Jensen is the Managing Director of Valtech Denmark, Valtech Germany and Valtech France. He joined Valtech in 2000. Within the company, he previously served as Management Consultant and Sales Director. Prior to working at Valtech, Mr. Brogaard Jensen led an international career as a trade officer in Singapore and technology consultant at Cap Gemini. He also holds a Master of Science in International Business from the Copenhagen Business School.
Alexandra de la Martinière has been General Counsel of Valtech since July 2012. She is in charge of the legal department and serves as the Company Secretary of the board of directors. Ms. de la Martinière was General Counsel of Radio France for seven years, before which she worked for 10 years at various international law firms. She holds a law degree from the University Paris I.
Family relationships
There are no family relationships among any of our executive officers or directors.
Director independence
Upon consummation of the IPO, our board of directors will be composed of four members, three of whom qualify as “independent” under the listing standards of the Nasdaq Global Market and one of whom qualifies as “independent” under the heightened independence standards for service on the audit committee. The compensation committee will not be comprised entirely of independent directors. We will not have a nominating and corporate governance committee.
Corporate governance practices
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq Global Market. In order to list on the Nasdaq Global Market, we are required to comply with certain of the Nasdaq Rules. As a foreign private issuer, we may follow our home country’s corporate governance practices in lieu of certain of the Nasdaq Rules. Our corporate governance practices differ in certain respects from those that U.S. companies must adopt in order to maintain a Nasdaq Global Market listing. See “Risk Factors—Certain factors relating to our Class A ordinary shares and this offering—As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we will rely on certain home country governance practices rather than the Nasdaq corporate governance requirements.”
Committees of the Board of Directors
Audit committee
The audit committee, which is expected to consist of Mr. Grossmann, Mr. de Mevius and Mr. Schwarz, will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent registered public accounting firm. Mr. Schwarz will serve as the chair of the committee. The audit committee will consist exclusively of members of our board of directors who are financially literate, and Mr. Grossmann is considered an “audit committee financial expert” as defined by the SEC. Our board of directors has determined that Mr. Schwarz satisfies the independence requirements set forth in Rule 10A-3 under the Exchange Act and Mr. Grossmann, Mr. de Mevius and Mr. Schwarz satisfy the independence requirements under the current listing standards of the Nasdaq Global Market. We expect to take advantage of the exemption set forth in Rule 10A-3 permitting us to have all but one member of our audit committee who is exempt from the independence requirements of such rule for 90 days from the date of effectiveness of the registration statement of which this prospectus forms a part and to have a minority who are exempt from such requirements for one year from the date of effectiveness. We believe that our Audit Committee otherwise complies with the applicable requirements of the Nasdaq Global Market. Our audit committee is directly responsible for, among other things:
•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function;

•
reviewing material related person transactions or those that require disclosure; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee
The compensation committee, which is expected to consist of Mr. Grossmann, Mr. Lombardo and Mr. Schwarz, will assist our board of directors in overseeing our cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations. Mr. Schwarz will serve as the chair of the committee. A majority of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act. In accordance with Nasdaq Listing Rule 5615(a)(3), we have defaulted to home country requirements with respect to the compensation committee. As a result, our practice varies from the requirements of Nasdaq Listing Rule 5605(d), which sets forth certain requirements as to the responsibilities, composition and independence of compensation committees. Our compensation committee is responsible for, among other things:
•
reviewing and approving, or recommending that our board of directors approves, the compensation of our executive officers;

•
reviewing and approving the compensation (including equity-based compensation) for our directors;

•
administering our stock and equity incentive plans;

•
reviewing our management succession planning; and

•
reviewing our overall compensation philosophy.

Mr. Lombardo may not be present during voting or deliberations related to, and will recuse himself from voting on, his own compensation.
Code of ethics
We have adopted a code of ethics applicable to the board of directors and all employees, which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as insider trading and equal opportunity.
Compensation of directors and officers
For the years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, the aggregate compensation expense accrued or paid by the Company to the non-executive members of our board of directors for services in all capacities was €          million, €          million, €          million and €          million, respectively. For the years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2018, the aggregate compensation expense accrued or paid by the Company to our executive officers for services in all capacities was €          million, €          million, €          million and €          million, respectively. On or prior to consummation of this offering, we expect to enter into new employment arrangements with our executive officers as a result of which we expect that the aggregate compensation expense (including non-cash stock based compensation expense) to be accrued or paid by the Company to our executive officers for services in all capacities will increase following this offering to €          million (€          million of which is expected to be cash compensation) in 2019, including as a result of equity incentive awards granted under the 2018 Plan. Such amounts are subject to change depending on the performance of the business and any changes to our executive officer team, among other things. In addition, prior to this offering, on              , 2016, certain executive officers were provided loans totaling $6 million from our controlling shareholder, SiegCo SA, which will mature on December 1, 2019. See “Management’s discussion and analysis of financial condition and results of operations—Share-based compensation” and “Management’s discussion and analysis of financial condition and results of operations—Administrative costs.”
During the year ended December 31, 2017, we had no performance-based compensation programs for directors. Certain officers were eligible to receive annual incentive bonuses on an individual basis based on their achievement of performance targets that are defined annually.
The amount set aside or accrued by us to provide pension, retirement or similar benefits to members of our board of directors or executive officers amounted to a total of  €200,000 in the year ended December 31, 2017.
Employment agreements
We have entered into employment agreements with each of the following executive officers: Messrs. Padiou, Pretet, Lewis, Sidemo and Brogaard Jensen and Ms. de la Martinière. On September 30, 2014, the Company entered into an offer letter with Mr. Lewis providing for an annual base salary and customary U.S. employee benefits. The employment agreements with the other executive officers provide for their base and incentive compensation, including certain equity grants, contain termination notice periods ranging from three months to six months and describe certain pension benefits available under statutory French law. The agreement with Mr. Sidemo provides for severance benefits equal to six months of base compensation. Our employment agreements with Messrs. Pretet and Brogaard Jensen provide for a 12-month non-compete period following the termination of employment, and we must pay Mr. Pretet €5,000 per month during the non-compete period applicable to him or waive his non-compete restriction. Our employment agreement with Mr. Padiou provides for a six-month non-compete period following the termination of employment. Our employment agreements with Messrs. Padiou and Pretet provide for a one-year and two-year non-solicit, respectively, of employees following the termination of employment, and our employment agreement with Ms. de la Martinière provides for a five-year non-solicit of employees following the termination of employment.
Additionally, we currently compensate Messrs. Lombardo and Nores, and we previously compensated Ms. de la Martinière, through service agreements with entities controlled by each such executive officer. See “Related party transactions—Service agreements or arrangements with certain executive officers.”
Issuance of warrants
We have implemented a policy for the issuance of warrants to certain of our employees, which, subject to the recipient paying a subscription price (with the exception of recipients of the Seventh Issuance, as defined below), represent a right to receive Class B ordinary shares upon the payment of an exercise price. Recipients of warrants are determined in the discretion of the Board and, once a recipient is issued a warrant, he or she must pay the subscription price associated with such warrant or such warrant is forfeited.
We have issued warrants on each of July 12, 2013 (the First Issuance), January 27, 2015 (the Second Issuance), June 15, 2015 and July 21, 2015 (together, the Third Issuance), July 3, 2015 (the Fourth Issuance), April 7, 2017 (the Fifth Issuance), August 23, 2018 (the Sixth Issuance) and August 23, 2018 (the Seventh Issuance), including to our executive officers, and the terms of each issuance of warrants is set forth in the table below. The exercise rights of such warrants have been adjusted to account for our       -for-one share split and recently issued dividends. See “Dividends and dividend policy.”
Issuance	Aggregate number of warrants issued to Executive Officers	Number of warrants that must be exercised to receive one Class B ordinary share	Subscription Price (all prices in € )	Exercise Price (all prices in € )	Beginning of Exercise Period	End of Exercise Period
First	18,444,602		.03		7/12/16	6/30/19
Second	5,828,567		.05		7/12/16	6/30/19
Third	50,000		.80		6/1/18	5/31/20
Fourth	0		.80		6/1/18	5/31/20
Fifth	0		1.25		4/10/20	4/9/22
Sixth	0		1.60		7/31/21	7/29/22
					7/31/22	7/29/23
Seventh	0		N/A		7/31/21	7/29/22
					7/31/22	7/29/23
2018 Omnibus Incentive Plan
In connection with this offering, we intend to establish a new omnibus equity incentive plan, the Valtech SE 2018 Omnibus Incentive Plan (the 2018 Plan), with the purpose of advancing the interests of our shareholders by enhancing our ability to attract, retain and motivate individuals who are expected to make important contributions to us. The 2018 Plan is expected to govern issuances of equity incentive awards from and after the closing of this offering.
The maximum number of ordinary shares initially available for issuance under equity incentive awards granted pursuant to the 2018 Plan is expected to equal      ordinary shares. On January 1, 2019 and on January 1 of each calendar year thereafter, an additional number of shares equal to 5% of the Company’s total outstanding shares on December 31 of the immediately preceding year (or any lower number of shares as determined by the Board of Directors) are expected to be issuable under the 2018 Plan at the discretion of the board of directors.
Plan Administration. The 2018 Plan is expected to be administered by the board of directors, provided that the board of directors may delegate its authority to administer the 2018 Plan to any member or members of the board of directors.
Eligibility. Equity incentive awards may be granted to our employees, non-employee directors, consultants or other advisors, as well as holders of equity compensation awards granted by a company that may be acquired by us in the future.
Awards. Equity incentive awards under the 2018 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other share-based awards. For U.S.-based participants, stock options and stock appreciation rights are expected to have an exercise price determined by the plan administrator but that is no less than the fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the 2018 Plan are expected to be set forth in the applicable award documentation.
Termination of Service and Change in Control. The treatment of awards granted under the 2018 Plan on a termination of the grantee’s service or a change in control (as defined in the 2018 Plan, unless a different definition is provided for the applicable award document) is expected to be set forth in the applicable award documentation. If the applicable award document does not set forth the treatment of awards on a change in control, the plan administrator may, in its discretion, take a number of actions with respect to awards outstanding under the 2018 Plan, including accelerating the vesting of any equity incentive award or terminating or cancelling any equity incentive award for cash payment.
Term. The 2018 Plan is expected to have a 10-year term.
Grants in connection with the IPO
In connection with the completion of this offering, we expect to issue       equity incentive awards to certain employees, including     awards to our executive officers. The award agreements for these grants provide for                            .
SiegCo SA shareholders’ agreement
See “Principal shareholders—SiegCo SA shareholders’ agreement” for a description of the SiegCo SA shareholders’ agreement, which contains terms that will influence how SiegCo SA votes its ordinary shares of Valtech with respect to the election of Valtech’s directors.

Employee Benefit Trust
The Valtech Employee Benefit Trust, or the EBT, is a discretionary trust between Valtech and an independent off-shore professional trustee company, or the trustee, as trustee of the EBT, through which shares and other benefits may be provided to existing and former employees of Valtech and its subsidiaries (which, for these purposes includes executive directors), and certain of their relatives in satisfaction of their rights in accordance with grants made in connection with this offering, as well as equity incentive awards made under the 2018 Plan. Valtech may issue shares to the EBT in connection with the vesting of share incentive arrangements, including those granted in connection with this offering and under the 2018 Plan. The trustee is an independent provider of fiduciary services.
Pursuant to the terms of the EBT, no participant will have the right to receive any benefit from the EBT unless and until the trustee exercises its discretion to confer a benefit. Neither Valtech nor any of its subsidiaries will be permitted to be a beneficiary of the EBT. Subject to the exercise of the trustee’s discretion, shares held by the EBT may be delivered to the participants in satisfaction of their rights under the share incentive arrangements established by Valtech. We may make non-binding recommendations to the trustee regarding the EBT.
The trustee may amend the EBT, subject to our consent, but not in any manner that would confer on Valtech any benefit or possibility of benefit. Unless we direct otherwise, the trustee of the EBT may not vote any of the ordinary shares held by the EBT and generally will be obliged to forgo dividends.
Valtech intends to fund the EBT’s acquisition of our ordinary shares by way of gifts or through interest-free loans that are repayable on demand, but without recourse to any assets other than those held by the trustee in its capacity as trustee of the EBT.
Nominee
The trustee of the EBT (or such person nominated by the Board) may act as nominee on behalf of employees, non-employee directors, consultants and other advisors who receive grants in connection with this offering, as well as equity incentive awards under the 2018 Plan. Under such grants they will authorize Valtech to deposit any ordinary shares the participants have received under these programs with such nominee and to hold them in accordance with the terms of such grants.

Principal shareholders
The following table presents information relating to the beneficial ownership of our ordinary shares as of        (as adjusted to give effect to our    -for-one share split and the creation of a dual class of ordinary shares) by:
•
each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding ordinary shares;

•
each of our executive officers and directors that will be in place as of the consummation of this offering; and

•
all executive officers and directors as a group.

The number of ordinary shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, or with respect to which the individual has the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days of             through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.
We have based our calculation of the percentage of beneficial ownership prior to this offering on           Class B ordinary shares that would have been outstanding as of       after giving effect to our     -for-one share split and the creation of our dual class ordinary shares and we have based our calculation of the percentage of beneficial ownership after this offering on      Class A ordinary and            Class B ordinary shares outstanding immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional Class A ordinary shares. Ordinary shares that a person has the right to acquire within 60 days of             are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers directors as a group. Unless otherwise indicated below, the address for each beneficial owner is c/o Valtech SE, 46 Colebrooke Row, London, N1 8AF, England, United Kingdom.
	Shares beneficially owned before the offering		Shares beneficially owned after the offering				% of Total Voting Power After the Offering
	Class B		Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Shareholders:
SiegCo SA(2)		%				%	%
Cosmoledo SPRL(3)		%				%	%
Verlinvest SA(4)		%				%	%
Named Executive Officers and Directors:
Sebastian Lombardo(3)		%				%	%
Frédéric de Mevius(5)	—	*			—	*	*
Daniel Grossmann	—	*			—	*	*
Laurent Schwarz(6)	—	*			—	*	*
Olivier Padiou(7)	—	*			—	*	*
Tomas Nores(7)	—	*			—	*	*

	Shares beneficially owned before the offering		Shares beneficially owned after the offering				% of Total Voting Power After the Offering
	Class B		Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
Laurent Pretet(8)		*				*	*
Paul Lewis	—	*			—	*	*
Ulf Sidemo	—	*			—	*	*
Carsten Brogaard Jensen(9)		*				*	*
Alexandra de la Martinière(10)		*				*	*
*
Less than 1%

(1) Assumes no exercise of the underwriters’ over-allotment option. See “Underwriting.”
(2) The address for SiegCo SA is Place Flagey 18, 1050 Brussels, Belgium. No shareholder of SiegCo SA is individually entitled to direct the voting and investment power over the ordinary shares held by SiegCo SA. Ownership of SiegCo SA as of            , 2018 is indicated in the following table:
SiegCo SA shareholder	Percentage of outstanding SiegCo SA shares owned
Verlinvest SA	70.46%
Cosmoledo SPRL	9.46%
Mousseluxe S.à r.l.	8.61%
LuckyWay SPRL	5.70%
KC Digitech S.C.Sp.	5.77%
Total	100%
LuckyWay SPRL is wholly owned by Laurent Schwarz, one of our directors, and ownership of Verlinvest and Cosmoledo SPRL is as described in notes (3) and (4), respectively. Daniel Grossmann, one of our directors, is the managing partner of KC Digitech S.C.Sp. Verlinvest SA is indirectly controlled by Vedihold SA. See note 4 for additional information on Verlinvest SA and its shareholders.
(3) Consists of            Class B ordinary shares issuable upon exercise of warrants held by Cosmoledo SPRL and excludes the ordinary shares of Valtech SE held indirectly by Cosmoledo SPRL through its ownership of SiegCo SA. Ownership of Cosmoledo SPRL as of            , 2018 is indicated in the following table:
Cosmoledo SPRL shareholder	Percentage of outstanding Cosmoledo SPRL shares owned
A3 Investments SA	63.00%
Two Hundred SL	25.00%
Olivier Padiou	12.00%
Total	100%
A3 Investments SA is the controlling shareholder of Cosmoledo SPRL and is wholly owned by Sebastian Lombardo. Therefore, Sebastian Lombardo may be deemed to have beneficial ownership over the ordinary shares held by Cosmoledo SPRL. Mr. Lombardo disclaims beneficial ownership of the ordinary shares held by Cosmoledo SPRL, except to the extent of any pecuniary interest therein. Two Hundred SL is wholly owned by Tomas Nores. The address for Cosmoledo SPRL is Place du Champ de Mars 5, 1050 Brussels, Belgium.
(4) Consists of ordinary shares held directly by Verlinvest SA and excludes the ordinary shares held indirectly by Verlinvest SA through its ownership of SiegCo SA. Verlinvest SA is indirectly controlled by Vedihold SA. Except for Vedipar SA, which holds 37.68% of the shares and voting rights of Vedihold SA, no person owns, directly or indirectly, 10% or more of the shares in Vedihold SA and there are no voting agreements, shareholder agreements, by-laws or other arrangements in place under which an individual or legal entity, acting individually or jointly with others, directly and/or indirectly, is in a position to exercise control over Vedihold SA. No person owns, directly or indirectly, 10% or more of the shares in Vedipar SA or greater than 20% of the voting rights in Vedipar SA and there are no voting agreements, shareholder agreements, by-laws or other arrangements in place under which an individual or legal entity, acting individually or jointly with others, directly and/or indirectly, is in a position to exercise control over Vedipar SA. Frédéric de Mevius, one of our directors,is the controlling shareholder and manager of DLF Participations SCA, which indirectly holds less than 2% of the shares in Verlinvest SA. DLF Participations SCA intends to sell these indirect interests in Verlinvest SA prior to or shortly after the consummation of this offering. Frédéric de Mevius is also a director and Chairman of the Board of Verlinvest SA. The address for Verlinvest SA is Place Flagey 18, 1050 Brussels, Belgium.
(5) Excludes ordinary shares held indirectly by Mr. de Mevius through his indirect holdings in Verlinvest SA and SiegCo SA through DLF Participations SCA as further described in note 4.
(6) Excludes ordinary shares held indirectly by Mr. Schwarz through his indirect holdings in SiegCo SA through LuckyWay SPRL.
(7) Excludes ordinary shares held indirectly by Mr. Nores and Mr. Padiou through their indirect holdings in SiegCo SA through Cosmoledo SPRL and          Class B ordinary shares issuable to Cosmoledo SPRL upon exercise of warrants that it holds.
(8) Consists of         Class B ordinary shares issuable upon exercise of warrants held by Mr. Pretet.
(9) Consists of         Class B ordinary shares issuable upon exercise of warrants held by Mr. Brogaard Jensen.
(10) Includes        Class B ordinary shares issuable upon exercise of warrants held by Ms. de la Martinière.
Significant changes in ownership by major shareholders
On January 12, 2016, SiegCo SA launched a public tender offer for all shares in Valtech not previously held by SiegCo SA or Verlinvest SA. The offered price was €11.50 per Valtech share. The public tender offer closed on February 1, 2016. A total of 2,595,863 shares (or    shares after giving effect to our     -for-one share split) of Valtech were acquired under the offer and, following the offer, SiegCo SA and Verlinvest SA together held 87.87% of the outstanding voting rights in Valtech.
In July 2016, SiegCo SA acquired 60,000 shares (or    shares after giving effect to our     -for-one share split) in Valtech from Neon Stingray Pty Ltd. for €690,000. The amount paid by SiegCo SA was advanced to SiegCo SA by Verlinvest SA. Also in July 2016, SiegCo SA acquired 80,000 shares (or    shares after giving effect to our     -for-one share split) in Valtech in a market transaction for €920,000. The amount paid by SiegCo SA was advanced to SiegCo SA by Verlinvest SA.
On February 2, 2017, SiegCo SA launched a public tender offer for all shares in Valtech not previously held by SiegCo SA or Verlinvest SA. The offered price was €12.50 per Valtech share. The public tender offer closed on February 15, 2017. A total of 690,123 shares (or    shares after giving effect to our     -for-one share split) of Valtech were acquired under the offer and, following the offer, SiegCo SA and Verlinvest together held 96.38% of the outstanding voting rights in Valtech. The tender offer was followed by a compulsory transfer procedure as required by the organizational documents of Valtech, which resulted in SiegCo SA acquiring the remainder of the Valtech shares not already in its possession (excluding the shares held by Verlinvest SA). The price offered to the Valtech shareholders in this compulsory transfer procedure was €12.50 per Valtech share. The compulsory transfer procedure was accomplished by the end of March 2017, with a total of 971,729 shares (or    shares after giving effect to our     -for-one share split) of Valtech being acquired by SiegCo SA.
We have experienced significant changes in the percentage ownership held by major shareholders as a result of the purchases described above and our delisting from Euronext and expect to experience significant changes as a result of this offering. Prior to our delisting from Euronext on March 8, 2017, our principal shareholders were SiegCo SA (84.30%), Verlinvest SA (7.00%) and public investors on the Euronext exchange. Subsequent to our delisting from Euronext and prior to this offering, our principal shareholders were SiegCo SA (88.09%) and Verlinvest SA (6.66%). Verlinvest SA held a majority of the outstanding shares of SiegCo SA both before and after the delisting from Euronext on March 8, 2017.

Furthermore, from January 1, 2013 through the date of this prospectus, we granted a total of 30,366,598 warrants to certain of our directors, officers, senior managers and key employees, including 280,552 warrants in connection with certain acquisitions. 23,153,666 warrants were granted on July 12, 2013 (the First Issuance), 6,485,155 warrants were granted on January 27, 2015 (the Second Issuance), an aggregate of 422,625 warrants were granted on June 15, 2015 and July 21, 2015 (together, the Third Issuance), 70,000 warrants were granted on July 3, 2015 (the Fourth Issuance), 120,400 warrants were granted on April 7, 2017 (the Fifth Issuance), 12,523 warrants were granted on August 23, 2018 (the Sixth Issuance) and 102,229 warrants were granted on August 23, 2018 (the Seventh Issuance). Subject to applicable terms and restrictions, the warrants issued in the First Issuance and Second Issuance may be exercised to receive our Class B ordinary shares at a ratio of   -to-1 from July 12, 2016 to June 30, 2019, the warrants issued in the Third Issuance and Fourth Issuance may be exercised to receive our Class B ordinary shares at a ratio of   -to-1 from June 1, 2018 to May 31, 2020, the warrants issued in the Fifth Issuance may be exercised to receive our Class B ordinary shares at a ratio of   -to-1 from April 10, 2020 to April 9, 2022, and the warrants issued in the Sixth Issuance and Seventh Issuance may be exercised to receive our Class B ordinary shares at a ratio of            -to-1 from July 31, 2021 to July 29, 2022 or from July 31, 2022 to July 29, 2023. The exercise rights of such warrants have been adjusted to account for our           -for-one share split and recently issued dividends. See “Dividends and dividend policy.” As of the date of this prospectus, 22,529,409 equity warrants are held by Cosmoledo SPRL, which is owned by Sebastian Lombardo, our Chief Executive Officer (indirectly through his ownership of A3 Investments SA), and Tomas Nores and Olivier Padiou, our Co-Chief Operating Officers. For further information on the equity warrants, see “Management’s discussion and analysis of financial condition and results of operation— Equity incentive arrangements.”
Immediately prior to this offering, (i) our     -for-one share split will occur and (ii) all outstanding ordinary shares will convert to Class B ordinary shares and all outstanding warrants to purchase ordinary shares will convert into warrants to purchase Class B ordinary shares.
While none of our existing shareholders are participating in this offering, the percentage ownership held by such shareholders is expected to decrease as a result of the issuance of the Class A ordinary shares sold by us in this offering.
SiegCo SA shareholders’ agreement
On June 27, 2017, an amended and restated shareholders’ agreement in respect of SiegCo SA, our controlling shareholder, was entered into among Verlinvest SA, Cosmoledo SPRL, Luckyway SPRL, Mousserena L.P. and KC Digitech S.C.Sp., each in their capacity as shareholders, Sebastian Lombardo, Tomas Nores and Olivier Padiou, each in their capacity as managers of Valtech, and SiegCo SA. Among other things, pursuant to this agreement: (i) SiegCo SA and Verlinvest SA are obliged to respect certain transfer restrictions on their ordinary shares in Valtech, which govern any sale of any of our ordinary shares held by SiegCo SA or Verlinvest SA; (ii) upon a third-party acquisition, directly or indirectly, of all of the Valtech ordinary shares held by SiegCo SA, the managers of Valtech agree to remain with Valtech for a minimum period of six months to ensure a smooth transition period and to reasonably consider requests for longer commitments; (iii) Cosmoledo SPRL has a limited liquidity right to sell a portion of its shares in SiegCo SA beginning one year after execution of the shareholders’ agreement and a call option to purchase shares of SiegCo SA from Verlinvest SA, Mousserena L.P. and KC Digitech S.C.Sp., respectively, exercisable between one and four years after execution of the shareholders’ agreement, in each case, subject to various restrictions; (iv) Verlinvest SA, Mousserena L.P. and KC Digitech S.C.Sp. have a put option to sell shares of SiegCo SA to Cosmoledo SPRL, exercisable during a six-monthperiod beginning four years after execution of the shareholders’ agreement, subject to certain restrictions; (v) Mousserena L.P. and KC Digitech S.C.Sp. have an exit right allowing each of them to instruct SiegCo SA to sell a number of shares in Valtech corresponding to the shares that they hold in SiegCo SA beginning three years after execution of the shareholders’ agreement, and Verlinvest SA and Luckyway SPRL benefit from a similar right with respect to part of their sharesin SiegCo SA; (vi) the shareholders of SiegCo SA have agreed to cause SiegCo SA to endeavor to cause the board of directors of Valtech to include two directors selected by Verlinvest SA, two directors selected by Cosmoledo SPRL and one director selected by Luckyway SPRL; and (vii) the shareholders of SiegCo SA have agreed that with respect to certain matters and decisions relating to the governance of Valtech (including, among other things, the approval of the business plan and the budget, the approval of acquisitions and divestments, the nomination of members of senior management, such as a Chief Executive Officer, Chief Operational Officer, Chief Financial Officer or Managing Director, the issue of shares or other securities, the distribution of dividends and the amendments to the articles of association) SiegCo SA will only take an action, and, in its capacity as a shareholder of Valtech, will endeavor to cause Valtech to only take an action, if such actionhas received the approval of  (a) Verlinvest SA, in regards to decisions taken by a meeting of shareholders of Valtech and/or SiegCo, or (b) a representative of Verlinvest SA on the board of directors of SiegCo SA and/or a member of the board of director of Valtech selected by Verlinvest SA (as described in clause (vi) above),in regards to decisions taken by the board of directors of SiegCo or Valtech, respectively. The shares of SiegCo SA held by Verlinvest SA, Mousserena L.P. and KC Digitech S.C.Sp. that are subject to the call and put options specified in the foregoing clauses (iii) and (iv) comprise 10.82% of SiegCo SA’s outstanding shares.
On November 20, 2017, Mousserena L.P. sold all its SiegCo SA shares to (its affiliate) Mousseluxe S.à r.l. and Mousseluxe S.à r.l. has, to this effect, executed a deed of adherence to the abovementioned shareholders’ agreement on October 24, 2017 in order to become a party to this shareholders’ agreement and to be bound by the obligations and commitments contained therein in lieu of Mousserena L.P.

Related party transactions
Related person transaction policy
Prior to the consummation of this offering, we intend to enter into a new related person transaction policy. Pursuant to such related person transaction policy, any related person transaction must be approved or ratified by our board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.
Loan arrangements
On May 11, 2018, we provided a loan of  $150,000 to Olivier Padiou, our Chief Operating Officer, for personal use. The loan bore an interest rate of 1% plus the legal rate of interest, which is a reference rate determined by the French Ministry of the Economy. As of September 20, 2018, the loan was repaid in full.
On January 12, 2013, we provided a loan of  €79,988 to Olivier Padiou, our Chief Operating Officer, for personal use. The loan bore an interest rate of 1.0% plus the legal rate of interest, which is a reference rate determined by the French Ministry of the Economy. The loan had a maturity date of February 28, 2018. As of September 20, 2018, the loan was repaid in full.
On May 16, 2014, we provided a loan of  $20,000 to Laurent Pretet, our Chief Financial Officer, for personal use. The loan bears an interest rate of 5.0% and had a maturity date of April 30, 2018. As of August 14, 2018, the loan was repaid in full.
On June 28, 2016, Verlinvest SA, one of our principal shareholders, loaned us €5 million to help finance the acquisition of eFocus, Strategy & Webdesign B.V. The loan bore an interest rate of 7.0% and had a maturity date of September 30, 2016. We repaid the loan in full on July 29, 2016.
SiegCo SA has provided loans totaling $6,000,000 at an interest rate of 4% per annum to three managers of Valtech: Sebastian Lombardo, our Chief Executive Officer ($3,020,000), Tomas Nores, one of our Chief Operating Officers ($1,450,000), and Olivier Padiou, our other Chief Operating Officer ($1,530,000). These loans are due for repayment by December 1, 2019.
Service agreements or arrangements with certain executive officers
We compensate Sebastian Lombardo, our Chief Executive Officer, and Tomas Nores, our Chief Operating Officer, through service agreements with entities controlled by each such executive officer. Before April 2015, we also compensated Alexandra de la Martinière, our General Counsel, through a service arrangement with an entity controlled by her.
Sebastian Lombardo
We entered into an agreement with SkyJet Ltd on April 1, 2011 for the provision of business development services and administrative assistance. SkyJet Ltd is controlled by Mr. Lombardo. Under this agreement, we were obligated to pay SkyJet Ltd an annual fixed fee of  €693,000 and a variable bonus fee that was based on our financial performance and determined by our nomination and remuneration committee. The agreement was for an indefinite period terminable at will. We paid a fixed fee of  €693,000 and a variable bonus fee of  €282,000 for such services in the year ended December 31, 2014.
The agreement with SkyJet Ltd was terminated on January 27, 2015 and replaced by an agreement with A3 Investments SA, which is controlled by Mr. Lombardo. Pursuant to this agreement, A3 Investments SA provides us with business development services and administrative assistance. Under the agreement with A3 Investments SA, we are obligated to pay an annual fee of  €950,000, of which €296,000 corresponds to certain specific services A3 Investments SA provides concerning development in the United States. The agreement was for a term of 12 months, beginning January 28, 2015. The agreement was last renewed on January 30, 2018 for 12 months. The agreement is terminable at will. We paid €1.2 million and €261,000 to A3 Investments SA for such services in the years ended December 31, 2015 and 2017, respectively.
Valtech Argentina entered into a commercial arrangement with JOP Inc. in August 2016, pursuant to which four Valtech engineers are working on an app called JOP, a marketplace for on-demand services developed by Sebastian Lombardo and his wife. Sebastian Lombardo is a shareholder of JOP Inc.
Tomas Nores
We entered into an agreement with Twenty Plus Consulting LLC on January 1, 2015 for the provision of business development services and administrative assistance. Twenty Plus Consulting LLC is controlled by Mr. Nores and his wife, Marina Font. Under this agreement, we are obligated to pay Twenty Plus Consulting LLC an annual fixed fee of  €360,000 and a variable bonus fee based on the achievement of certain annual performance objectives defined by our compensation committee. The agreement is for an indefinite period terminable at will with a one-month notice period. We paid €828,000, €270,000 and €377,000 to Twenty Plus Consulting LLC for such services in the years ended December 31, 2015, 2016 and 2017, respectively.
Alexandra de la Martinière
From July 2012 through March 2015, we compensated Ms. de la Martinière for her services through a company she controls, ALM Conseil, on the basis of monthly invoices delivered to us by ALM Conseil. Pursuant to this arrangement, we paid €129,000 and €25,000 to ALM Conseil in the year ended December 31, 2014 and 2015 respectively. Since April 2015, we have compensated Ms. de la Martinière directly pursuant to an employment contract we entered into with her.
Registration rights agreement
Effective upon consummation of this offering, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Siegco SA, Verlinvest SA, Cosmoledo SPRL and certain other pre-IPO shareholders, including our executive officers.
At any time beginning 180 days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, Siegco SA and Cosmoledo SPRL may require that we register for public resale under the Securities Act all ordinary shares constituting registrable securities that they request be registered so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $20 million. If we become eligible to register the sale of our securities on Form F-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, Siegco SA and Cosmoledo SPRL have the right to require us to register the sale of the registrable securities held by them on Form F-3, subject to offering size and other restrictions.

If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan, a corporate reorganization, other Rule 145 transactions, in connection with a dividend reinvestment plan or for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity), Siegco SA, Verlinvest SA, Cosmoledo SPRL and certain other pre-IPO shareholders, including our executive officers, are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.
In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).
Employment agreements
Certain of our executive officers have entered into employment agreements with us, certain of which provide for notice of termination periods and include restrictive covenants. None of our non-executive officer directors have entered into service agreements with us. See “Management—Employment agreements.”
Issuance of warrants
We have implemented a policy for the issuance of warrants to certain of our employees, which, subject to the recipient paying a subscription price (with the exception of recipients of the Seventh Issuance, which is not associated with a subscription price), represent a right to receive Class B ordinary shares upon the payment of an exercise price. The subscription price, exercise price and period of exercisability are described above. See “Management—Issuance of warrants.”
Indemnification agreements
We intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by law.
Employment of Katia Lenogue and Ilan Schwarz
Katia Lenogue, the wife of Laurent Pretet, our Chief Financial Officer, is employed by us as SVP Group Internal Control based in the United States. Prior to her employment for the Company, Katia Lenogue was the director of finance for Pole emploi, the French governmental agency for unemployment. We believe Katia Lenogue's compensation package is aligned with the compensation packages of similar positions in other companies in the United States. Katia Lenogue is not an executive officer of the Company.
Ilan Schwarz, the son of Laurent Schwarz, one of our directors, is employed by one of our subsidiaries as an IT technician in the United Kingdom. We believe Ilan Schwarz’s compensation package is aligned with the compensation packages of similar positions in other companies in the United Kingdom. Ilan Schwarz is not an executive officer of the Company.

Description of share capital and articles of association
General
The following information is a summary of the material terms of the Class A ordinary shares and Class B ordinary shares which have a nominal (i.e., par) value of  €0.01 per share as specified in our articles of association that will become effective upon the closing of this offering. We are registered as a European public limited liability company in the United Kingdom and our affairs are governed by our articles of association and English law. You are encouraged to read the articles of association which will become effective upon the closing of this offering.
The following description summarizes the most important rights attached to our share capital, as they are expected to be in effect upon the closing of this offering. We will adopt amended and restated articles of association in connection with this offering, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the rights attaching to our Class A ordinary shares and Class B ordinary shares, you should refer to our articles of association, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of English law. For more information, see the comparison of relative rights described in “English law considerations.”
We may be required or choose to change our corporate form or country of registration prior to or concurrently with the completion of Brexit, depending, among other factors, on what arrangements are negotiated between the United Kingdom and the European Union in connection therewith. A change to our corporate form would likely deprive us of certain of the advantages of being an SE, including the ability to transfer our registered office to another European Union jurisdiction with relatively few restrictions. A change to our country of registration would subject us to a new legal regime that may have disadvantages compared to English law. See “Risk Factors — Certain factors relating to our business and our industry — An exit by the United Kingdom from the European Union may have a negative effect on global economic conditions and financial markets and on our business, results of operations and financial condition.”
Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer the Valtech SE shares in the same manner and under the same terms as U.K. residents or nationals.
Share capital
General
Our issued share capital as of the date of this prospectus is €      , divided into        ordinary shares with a nominal value of  €0.125347364 per share. Upon completion of this offering our issued share capital will be redesignated with each existing ordinary share with a nominal value of  €0.125347364 being subdivided into           Class B ordinary shares with a nominal value of €0.01 per share and deferred shares comprising the share capital not represented by the Class B ordinary shares. The deferred shares will have no voting rights and effectively no economic rights and it is anticipated that, in accordance with their terms, the deferred shares will be transferred to Valtech SE following completion of this offering and, in accordance with applicable law, cancelled.
The board of directors has been authorized to exercise all of the powers of Valtech SE to allot and issue shares in Valtech SE, and to grant rights to subscribe for or to convert any security into shares of Valtech SE, up to a maximum aggregate nominal amount (i.e., par value) of  €14,000,000 comprised of any of the following:

(a)
Class A ordinary shares, each of which will be entitled to one vote in respect of all matters other than with respect to matters that require a class vote and will form a single class with the other ordinary shares in the capital of the Company for such purposes. Each Class A ordinary share will rank equally with all other ordinary shares in the capital of Valtech SE for any dividend, capitalization of profits or distribution made on a winding up or otherwise;

(b)
Class B ordinary shares, each of which will be entitled to ten votes in respect of all matters other than with respect to matters that require a class vote and will form a single class with the other ordinary shares in the capital of the Company for such purposes. Each Class B ordinary share will rank equally with all other ordinary shares in the capital of Valtech SE for any dividend, capitalization of profits or distribution made on a winding up or otherwise. Class B ordinary shares may be redesignated (i.e., converted) at any time at the election of the holder into Class A ordinary shares;

(c)
preference shares, which will have such rights as the board of directors shall determine at the time of allotment and issuance and may be issued in one or more classes with or without votes attaching to them, with the board of directors to determine the existence of such voting rights, if any, and the ranking of such voting rights in relation to the other shares in the capital of Valtech SE. The board of directors will also determine any other terms and conditions of the preference shares, including with respect to their rights: (i) to receive dividends (which may include, without limitation, the right to receive preferential or cumulative dividends); (ii) to the distributions made by Valtech SE upon a winding up or otherwise (which may include, without limitation, preferential distributions); and (iii) to be convertible into, or exchangeable for, shares of any other class or classes of shares, at such price or prices or at such rates of conversion or exchange and with such adjustments as may be determined by the board of directors; and

(d)
any other shares of one or more classes with such rights and restrictions as Valtech SE shareholders may by ordinary resolution determine or as the board of directors shall determine.

The authorization referred to above is subject to the rights of the shares in issue and the statutes and will expire on September 1, 2023. Renewal of such authorization is expected to be sought at least once every five years and possibly more frequently.
Conversion and restrictions on transfer
The Class A ordinary shares cannot be redesignated (i.e., converted) pursuant to their terms into any other class of shares of Valtech SE. Class B ordinary shares can be converted as follows:
(a)
at the option of a holder at any time, each Class B ordinary share may be converted into a Class A ordinary share; or

(b)
if directed by a special resolution at a meeting of the holders of the Class B ordinary shares, each Class B ordinary share will be converted into a Class A ordinary share.

In addition, each Class B ordinary share will automatically convert into a Class A ordinary share:
(a)
upon any transfer, whether or not for value, except for certain permitted transfers described in the articles of association; or

(b)
if, on the record date for any general meeting of Valtech SE or meeting of the holders of the Class B ordinary shares, the number of Class B ordinary shares then outstanding is less than    percent of the aggregate number of all ordinary shares then outstanding.

Dividends and distributions
Under English law, Valtech SE may only pay dividends out of profits available for that purpose. Valtech SE’s profits available for distribution are its accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of Valtech SE’s distributable reserves is a cumulative calculation. Valtech SE may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.
Additionally, Valtech SE may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.
The articles of association permit the Valtech SE shareholders, by ordinary resolution, to declare dividends but no dividend shall exceed the amount recommended by the directors.
In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed for 12 years.
The articles of association also permit a scrip dividend scheme under which the board of directors may offer any holders of Valtech SE shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part determined by the board of directors), all or any dividend subject to certain terms and conditions set out in the articles of association.
Under the articles of association, Class A ordinary shares and Class B ordinary shares rank equally with each other for any dividend declared or distribution made.
Voting rights
The voting at a general meeting must be taken by poll. Subject to any relevant special rights or restrictions attached to any shares, on a poll taken at a general meeting, each qualifying Valtech SE shareholder present in person or by proxy (or, in the case of a corporation, a corporate representative) and entitled to vote on the resolution will have one vote for every Class A ordinary share of which he, she or it is the holder and 10 votes for every Class B ordinary share of which he, she or it is the holder, and every person present who has been appointed as a proxy shall have one vote for each Class A ordinary share in respect of which he or she is the proxy and ten votes for every Class B ordinary share in respect of which he or she is the proxy.
In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.
The necessary quorum for a general meeting is two shareholders present in person or by proxy and entitled to vote at the meeting, save that if Valtech has only one shareholder entitled to attend and vote at the general meeting, one qualifying shareholder present at the meeting and entitled to vote is a quorum.
Amendment to the articles of association
Under English law, shareholders may amend the articles of association of a company by special resolution (i.e., a resolution approved by at least 75% of the votes cast).
General meetings and notices
An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). Subject to the U.K. Companies Act 2006, or the Companies Act, all other general meetings may be called by at least 14 clear days’ notice. Any adjourned meeting shall be held at such time and place as the chairman of the meeting may, subject to the Companies Act, determine. Subject to the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except that when a meeting is adjourned for thirty (30) days or more, or for an indefinite period, notice shall be sent at least seven (7) clear days before the date of the adjourned meeting specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to send any notice of an adjournment or of the business to be dealt with at an adjourned meeting.
The notice of a general meeting must be given to the Valtech SE shareholders (other than any who, under the provisions of the articles of association or the terms of allotment or issue of shares, are not entitled to receive notice), to the board of directors, to the beneficial owners nominated to benefit from information rights under the Companies Act and to the auditors. Under English law, Valtech SE is required to hold an annual general meeting of its shareholders within six months from the day following the end of its financial year. Subject to the foregoing, a general meeting may be held at a time and place determined by the board of directors.
Under English law, the board of directors must convene such a meeting once it has received requests to do so from Valtech SE shareholders representing at least 5% of the paid-up share capital of the Company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares).
Under the articles of association, a general meeting may also be called if the Company has fewer than two directors and the director, if any, is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Valtech SE shareholders may call a general meeting, or instruct the secretary to do so, for the purpose of appointing one or more directors.
Winding up
In the event of a voluntary winding up of Valtech SE, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the Companies Act, divide among the Company's shareholders the whole or any part of the assets of Valtech SE, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Company's shareholders as the liquidator, with such sanction, may determine. No Valtech SE shareholder shall be compelled to accept any assets upon which there is a liability.
On a return of capital on a liquidation, reduction of capital or otherwise, subject to the prior payment in full of any preferential amounts to which Valtech SE’s holders of preference shares may be entitled, the surplus assets of Valtech SE available for distribution shall be applied pro rata (rounded to the nearest whole number) with the ordinary shares ranking equally.
Rights of pre-emption on new issues of Valtech SE shares
Under the Companies Act, the allotment of  “equity securities” (except pursuant to an employees’ share scheme and as bonus shares) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which Valtech SE shareholders’ approval would be required to renew the exclusion). “Equity securities” means ordinary shares or rights to subscribe for, or convert securities into, ordinary shares where ordinary shares means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. In relation to Valtech, “equity securities” will therefore include the Class A ordinary shares and Class B ordinary shares, and all rights to subscribe for or convert securities into such shares.
At a meeting of shareholders held on September 10, 2018, the directors were authorized to exercise all powers of Valtech SE to allot shares in Valtech SE, or to grant rights to subscribe for or to convert or exchange any security into shares in Valtech SE, up to an aggregate nominal amount of €4,200,000 in connection with this offering and €14,000,000 after the closing of this offering for a period expiring (unless previously renewed, varied or revoked by Valtech SE in a general meeting) on September 1, 2023, being a date which is not more than five years from the date of the shareholder resolution granting such authority, and the pre-emptive rights under the Companies Act will not apply in respect of allotments of shares for cash made pursuant to such authority. Renewal of such authorization is expected to be sought at least once every five years and possibly more frequently.
The Companies Act prohibits Valtech SE from issuing shares at a discount to nominal value or for no consideration, including with respect to grants of restricted shares made pursuant to equity incentive plans. If the shares are issued upon the lapse of restrictions or the vesting of any restricted share award or other share-based grant underlying any Valtech SE shares, the nominal value of the shares must be paid up pursuant to the Companies Act.
Disclosure of ownership interests in Valtech SE shares
Section 793 of the Companies Act gives Valtech SE the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any Valtech SE shares to disclose specified information regarding those Valtech SE shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default.
Under the articles of association, if any Valtech SE shareholder, or any other person appearing to be interested in Valtech SE shares held by such Valtech SE shareholder, has been duly served with a notice under Section 793 and fails to give Valtech SE the information required by such notice or has made a statement which is false or inadequate in a material particular, then the board of directors may, in its absolute discretion at any time by notice, withdraw voting rights and place restrictions on the rights to receive dividends and refuse to register a transfer of such shares.
Variation of rights attaching to Valtech SE shares
Subject to the provisions of the Companies Act, while the capital of Valtech SE is divided into different classes of shares, any variation of the class rights attaching to such Valtech SE shares (unless otherwise provided by the terms of allotment of shares of the relevant class) must be approved in such manner (if any) as may be provided by the rights of the relevant class of shares, with the written consent of the holders of shares of that class comprising 75% in nominal value of the relevant class or by a special resolution approved at a separate general meeting of the holders of the relevant class of shares.
The rights of the Class A ordinary shares and Class B ordinary shares will be deemed to be varied by:
(a)
the reduction of the capital paid up on that class of shares otherwise than by a purchase or redemption by Valtech SE of its own shares; and

(b)
except as a result of the exercise by the board of any power permitting the allotment of Class A ordinary shares or Class B ordinary shares, the allotment of another share ranking in priority for payment of a dividend or in respect of capital or which confers on its holders voting rights more favorable than those conferred by that share or class of shares.

The rights of the Class A ordinary shares and Class B ordinary shares will not be deemed to be varied by:
(a)
the creation or issue of another share ranking equally with, or subsequent to, that share or class of shares;

(b)
the purchase or redemption by Valtech SE of its own shares or the holding of such shares as treasury shares in accordance with the Companies Act;

(c)
the sale of any share held as treasury shares in accordance with the Companies Act; and

(d)
Valtech SE permitting the holding of and transfer of title to shares in uncertificated form in accordance with applicable law.

Alteration of share capital/repurchase of Valtech SE shares
Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, Valtech SE may, from time to time, among other things:
•
increase its share capital by allotting and issuing new shares in accordance with the articles of association and any relevant shareholder resolution;

•
consolidate all or any of its share capital into shares of a larger nominal amount than the existing shares;

•
subdivide any of its shares into shares of a smaller nominal amount than its existing shares; or

•
redenominate its share capital or any class of share capital.

Valtech may not consolidate, divide, sub-divide or redenominate any class of ordinary shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) the other classes of ordinary shares and, except as expressly contemplated by the rights of the Class A ordinary shares and Class B ordinary shares set out in the articles of association, Class A ordinary shares and Class B ordinary shares must be redesignated on an equal per share basis so that each Class B ordinary share, or any redesignated shares, may be redesignated into a Class A ordinary share, or any redesignated share, on the same basis as contemplated by the articles of association.
English law prohibits Valtech SE from purchasing its own shares unless such purchase has been approved by its shareholders. Valtech SE shareholders may approve two different types of such share purchases: “on-market” share purchases or “off-market” share purchases. “On-market” purchases may only be made on a “recognised investment exchange,” which does not include Nasdaq, which is the only exchange on which Valtech SE’s shares will be traded. In order to purchase its own shares, Valtech SE must therefore obtain shareholder approval for “off-market” share purchases. This requires that Valtech SE shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a maximum period of up to five years.
Transfer of Valtech SE shares
The articles of association allow holders of Valtech SE shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which the Valtech SE board of directors may approve.

The instrument of transfer must be executed by or on behalf of the transferor, and in the case of a transfer of a Valtech SE share that is not fully paid, by or on behalf of the transferee. The articles of association also permit transfer of shares in uncertificated form by means of a relevant electronic system.
Valtech SE may not charge a fee for registering the transfer of a share.
The board of directors may, in its absolute discretion, refuse to register a transfer of a share in certificated form if it is not fully paid (provided that the refusal does not prevent dealings in the Valtech SE shares from taking place on an open and proper basis) or is with respect to a share on which Valtech SE has a lien and sums in respect of which the lien exists are payable and are not paid within 14 clear days after due notice has been sent. If the board of directors refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with Valtech SE (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. Any instrument of transfer which the board of directors refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.
The registrar of Valtech SE will maintain the share register, registration in which will be determinative of ownership of shares of Valtech SE. A shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the clearance service or depositary (for example, Cede & Co, as nominee for the Depository Trust Company, or DTC, or GTU Ops, Inc., as nominee for Computershare Trust Company, N.A.) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who holds such shares beneficially through a clearance service or depositary or other nominee will not be registered in Valtech SE’s official share register, as the depositary or other nominee will remain the record holder of any such shares.
In the event that Valtech SE notifies one or both of the parties to a share transfer that it believes stamp duty or stamp duty reserve tax is required to be paid in connection with a transfer of shares of Valtech SE, if the parties to the transfer have an instrument of transfer duly stamped to the extent required and then provide such instrument of transfer to Valtech SE’s share registrar, the buyer will be registered as the legal owner of the relevant shares on the official share register, subject to the rights of Valtech SE with respect to the disclosure of interests in its shares.
Annual accounts and independent auditor
Under English law, a “quoted company,” which includes a company whose equity share capital is admitted to dealing on Nasdaq, such as Valtech SE, must deliver to the Registrar of Companies a copy of:
•
the Company’s annual accounts;

•
the directors’ remuneration report;

•
the directors’ report;

•
any separate corporate governance statement;

•
a strategic report; and

•
the auditor’s report on those accounts, on the auditable part of the directors’ remuneration report, on the directors’ report, the strategic report and any separate corporate governance statement.

The annual accounts and reports must be presented to the Valtech SE shareholders at a general meeting, although a vote is not mandatory in respect of such documents. Under the articles of association, copies of the annual accounts and reports for that financial year must be sent to every Valtech SE shareholder, every debenture holder and every person entitled to receive notice of general meetings at least 21 clear days before the date of the meeting at which copies of the documents are to be presented. The articles of association provide that any documents to Valtech SE shareholders may be distributed in electronic form or by making them available on a website, as long as Valtech SE shareholders have agreed that such documents may be sent or supplied in that form.
Under English law, Valtech SE must appoint an independent auditor to audit the annual accounts of the Company. The auditor of a public company may be appointed by ordinary resolution at the general meeting of the Company at which the Company’s annual accounts are laid. Directors can also appoint auditors at any time before the Company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.
The remuneration of an auditor is fixed by the Valtech SE shareholders by ordinary resolution or in a manner that the Valtech SE shareholders by ordinary resolution determine.
Action by written consent
The Companies Act requires that shareholder resolutions are passed at a general meeting of the shareholders; as such, shareholder resolutions of Valtech SE cannot be passed by unanimous written consent.
Inspection of books and records
The articles of association only permit shareholders of Valtech SE the right to inspect any accounting records or other book or document of Valtech SE as conferred by statute or as authorised by the board of directors, by ordinary resolution of Valtech SE or by a court of competent jurisdiction.
Directors
Number
Unless otherwise determined by the shareholders of Valtech SE by ordinary resolution, the number of directors (other than alternate directors) shall be not less than two and not greater than fifteen.
Election and term of office of directors
Directors will be appointed for a term that will automatically expire at the conclusion of the next annual general meeting of Valtech SE following such director’s appointment. At every annual general meeting of Valtech SE, all the directors at the date of the notice convening the annual general meeting shall retire from office. A director who retires at an annual general meeting may, if willing to act, be re-appointed to the board of directors.
Subject to the provisions of the articles of association, Valtech SE may, by ordinary resolution of the shareholders, appoint any person who is willing to act to be a director, either to fill a casual vacancy or as an addition to the existing board of directors.
Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board of directors has power to appoint any person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing board of directors.

Except as otherwise permitted under English law, a motion for appointment of two or more persons as directors by a single resolution shall not be made unless a resolution that it should be made has first been approved by all shareholders attending and voting at the relevant meeting of shareholders without any vote against such proposal.
Resignation, removal and disqualification of directors
Directors can resign their office by giving notice to Valtech SE of their intention to do so. In addition, the articles of association require that the office of a director shall be vacated and a director shall cease to be a member of any committee or sub-committee of the directors if:
(a)
that person ceases to be a director by virtue of any provision of the Companies Act or is prohibited from being a director by law;

(b)
a bankruptcy order is made against the director;

(c)
a composition is made with that director’s creditors generally in satisfaction of the director’s debts;

(d)
a registered medical practitioner who is treating the director gives a written opinion to Valtech SE stating that the director has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)
by reason of that director’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

(f)
in the case of a director who holds executive office, his appointment as such is terminated or expires and the board of directors resolves that he should cease to be a director;

(g)
notification is received by Valtech SE from the director that the director is resigning or retiring from office and such resignation or retirement has effect in accordance with its terms or his office as a director is vacated upon expiration of a fixed term in accordance with the articles;

(h)
the director has been absent for more than six consecutive months without permission of the board of directors from meetings of the board of directors held during that period and his alternate director (if any) has not attended in his place during that period and the board of directors resolves that his office be vacated;

(i)
the director receives notice approved by not less than three quarters of the other directors stating that the director should cease to be a director, which shall be calculated by (x) excluding any alternate director appointed by the director and (y) counting as a single director any director and any alternate director appointed by him so that notice by either shall be sufficient; and

(j)
the director dies.

In addition to any power of removal conferred by the articles of association, Valtech SE may by ordinary resolution remove any director before the expiration of their term of office despite anything in the articles of association or in any agreement between Valtech SE and the director. Such removal shall be without prejudice to any claim which such director may have for damages for breach of contract of service between him and Valtech SE.
Liability of Valtech SE and its directors and officers
Subject to English law, directors and other officers of Valtech SE or an associated company (other than auditors), including persons formerly holding such positions, shall, to the fullest extent permitted under the Companies Act, be indemnified by Valtech SE against costs, charges, expenses or liabilities incurred in the exercise, execution or discharge of his powers or duties for Valtech SE.
Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Takeover provisions
Regulation of takeover bids
The takeover provisions applicable to Valtech SE differ from those applicable to a Delaware corporation by virtue of the differences between the DGCL and (i) the Companies Act and (ii) the articles of association.
The Takeover Code applies, among other things, to an offer for an SE whose registered office is in the United Kingdom (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the Takeover Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). The Takeover Panel will determine whether a company has its place of central management and control in the United Kingdom by looking at various factors, including the structure of the board of directors, the functions of the directors and where they reside.
As a European public limited liability company with its place of central management and control outside of the United Kingdom, and given our shares are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom or a regulated market in one or more member states of the European Economic Area (and for these purposes NASDAQ does not fall within the definition of regulated market or multilateral trading facility), we are of the view that we are not presently subject to the Takeover Code, or the Takeover Panel.
On that basis, any takeover proposal for the company would not, therefore, at the present time be governed by the Takeover Code and the Takeover Panel would not have jurisdiction in relation to any such transaction.
Issuance of preference shares
The board of directors has the authority until September 1, 2023, but subject to their statutory and fiduciary duties and to the requirements of English law applicable to Valtech SE, to allot and issue Valtech SE shares, or to grant rights to subscribe for or to convert any security into Valtech SE shares, up to an aggregate nominal amount of €4,200,000 in connection with this offering and €14,000,000 after the closing of this offering and to exclude pre-emptive rights in respect of such issuances for the same period of time. Such authority will continue until September 1, 2023, but Valtech SE may seek renewal for additional terms of up to five years more frequently. Subject to the articles of association, the shares allotted and issued pursuant to any such authorities may comprise (in whole or in part) preference shares or other shares, in one or more classes with such rights and restrictions as the board of directors may determine. The issuance of preference shares on various terms could adversely affect the holders of Valtech SE shares. The potential issuance of preference shares may discourage bids for Valtech SE shares at a premium over the market price, may adversely affect the market price of Valtech SE shares and may discourage, delay or prevent a change of control of Valtech SE.

Listing
The Company will apply to list the ordinary shares on the Nasdaq Global Market under the symbol “VTEC.”
Transfer agent and registrar
The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

English law considerations
There are differences between your rights under the Delaware General Corporation Law, or DGCL, and under applicable English law. The following discussion is a summary of the material differences and certain similarities in your rights under each regime. The following summary does not include a description of the rights or obligations under the U.S. federal securities laws or relevant Nasdaq listing requirements or standards. In addition, our Class A ordinary shares will be held through the facilities of DTC and, as a result, investors’ rights will also be governed by the rules and procedures of that clearance service and the relationship between investors and the bank, broker or other financial institution who holds Valtech SE Class A ordinary shares on their behalf. As such, this summary does not cover all the differences and similarities between applicable English law and the DGCL affecting corporations and their stockholders. While we believe this summary is accurate in all material respects, the identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist and the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable European law, including Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE), or the SE Regulation, and Council Directive 2001/86/EC of 8 October 2001, or the SE Directive, supplementing the Statute for a European company with regard to the involvement of employees, applicable English law, including the Companies Act and The European Public Limited-Liability Company Regulations 2004 (No. 2326) (as amended) and the DGCL. References to English law in this prospectus shall be read to include the SE Regulation and the SE Directive. We encourage you to read those laws and documents.
Delaware	England and Wales
Voting rights
Voting, generally; supermajority vote requirements
Each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless the certificate of incorporation provides otherwise.	Each holder of ordinary shares of Valtech SE is entitled to one vote for each Class A ordinary share held by such shareholder and 10 votes for each Class B ordinary share held by such shareholder in respect of all matters on which voting shares in the capital of Valtech SE have voting rights. Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters except as otherwise required by English law and shall form a single class with the other.
If issued, the voting rights of holders of preferred stock will be determined by the certificate of incorporation or the certificate of designation with respect to such preferred stock.	If issued, the voting rights of holders of preference shares will be determined by an ordinary resolution of Valtech SE or by our board of directors in accordance with the articles of association and as specified in the documents memorializing the terms and conditions of the preference shares.
Under English law, certain matters require an “ordinary resolution,” which must be approved by at least a simple majority of the votes cast by shareholders present (in person or by proxy) at the relevant meeting and entitled to vote, and certain other matters require a “special

Delaware	England and Wales

resolution,” which requires the affirmative vote of at least 75 percent of the votes cast by shareholders present (in person or by proxy) at the relevant meeting and entitled to vote (in either case, abstentions and non-votes are not counted as a vote for or against).
Approval by ordinary resolution of the shareholders of a company is required to, amongst other things, give, vary, revoke or renew a director’s authority to allot and issue shares.
A special resolution is needed to (amongst other things): alter a company’s articles of association, exclude statutory preemptive rights on allotment of securities for cash (for up to five years); reduce a company’s share capital; and re-register a public company as a private company (or vice versa).
Any resolution put to a vote at a general meeting of Valtech SE shall be decided by poll where each shareholder present and entitled to vote will have one vote for every Valtech SE Class A ordinary share held and 10 votes for every Valtech SE Class B ordinary share held.

Quorum
Holders of at least a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by Delaware law.	Two shareholders present in person or by proxy at a meeting of a public company under English law shall constitute a quorum.
Cumulative voting
Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	Holders of ordinary shares shall have no cumulative voting rights.
Action by written consent
Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take	Under English law, a public limited company’s shareholders cannot pass a resolution in accordance with the statutory written procedure although it is possible for

Delaware	England and Wales
the action at a shareholders’ meeting at which all voting shares were present and voted.	shareholders of a public limited company to act by unanimous consent.
Shareholder proposals and shareholder nominations of directors
Shareholder proposals
Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Under English law, the ownership of shares (by one or more shareholders) representing five percent of the paid-up capital of Valtech SE carrying voting rights (excluding any paid-up capital held as treasury shares) gives the right to requisition the holding of a general meeting.
One or more shareholders holding at least five percent of the voting rights of a public limited liability company or at least 100 members entitled to vote can require one or more additional items to be put on the agenda of an annual general meeting (including, for the avoidance of doubt, a resolution to appoint a director). The request must be received at least 6 weeks before the relevant annual general meeting or, if later, the time at which notice of the meeting is given. If so requested, the company is required to give notice of a resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.
A resolution may be put to shareholders at an annual general meeting unless: it would, if passed be ineffective (whether by reason of inconsistency with any law or the company’s articles of association); it is defamatory of any person; or it is frivolous or vexatious.

Nomination of candidates for election to the board of directors
Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.	Shareholders, whether individually or collectively, who do not meet the above thresholds will not be entitled to nominate a director or propose a shareholder resolution for consideration at a meeting of the shareholders (see “Shareholder proposals” above), but may propose matters to be included in Valtech SE’s proxy materials in compliance with SEC Rule 14a-8 under the Exchange Act.

Delaware	England and Wales
Sources and payment of dividends
Sources of dividends

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of
(1) surplus of the corporation, which is defined as net assets less statutory capital; or
(2) if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year;
provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under English law, Valtech SE may declare and pay dividends on its issued share capital only out of its “distributable reserves” defined as accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less realized losses, to the extent not previously written off in a reduction or reorganization of capital. For this purpose, share capital includes any share premium, being an amount equal to the excess of the consideration for the issue of shares over the aggregate nominal amount (i.e., par value) of such shares.
In addition, under English law, Valtech SE will not be permitted to declare and pay a dividend if, at the time, the amount of its net assets is less than the aggregate of its issued and called-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

Payment of dividends

Provided always that Valtech SE has sufficient distributable reserves available, the board of directors of Valtech SE has the power to pay interim dividends and the shareholders (in respect of an amount not exceeding the board of directors’ recommendation) have the power to declare and pay dividends.
So-called “interim” dividends are decided solely by the board of directors of Valtech SE and “final dividends” are declared by shareholders following a recommendation from the board of directors.
Dividends become a debt payable to the shareholders, in the case of final dividends, when they are approved by the shareholders and, in the case of interim dividends, when they are paid (rather than when the board of directors resolves to pay the interim dividend). In accordance with the Valtech SE articles of association, dividends can be paid in any currency or currencies that the board of directors shall determine.
The Valtech SE articles of association provide that a dividend approved by ordinary resolution may be satisfied wholly or partly by

Delaware	England and Wales

the distribution of assets, including (without limitation) paid up shares or debentures of another corporation.
The Valtech SE articles of association also provide that the board of directors may offer any shareholder the right to elect to receive fully paid shares instead of cash in respect of the whole or some part (to be determined by the board of directors) of all or any dividend.
The entitlement to a dividend lapses if unclaimed for 12 years.

Purchase and redemption of stock

Under Delaware law, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall:
(1) Purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced;
(2) Purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or
(3) Redeem any of its shares unless their redemption is authorized by a subsection of the Delaware Code and then only in accordance with such section and the certificate of incorporation.
Under Delaware law, a corporation has a right to resell any of its shares theretofore purchased or redeemed out of surplus and which have not been retired, for such consideration as shall be fixed by the board of directors.

As a listed company, Valtech SE can engage in “off-market” purchases of its own shares subject to the following conditions being satisfied: (i) the articles of association must not forbid the buy-back of shares (which is satisfied in respect of the Valtech SE articles of association); (ii) the buy-back will be made pursuant to a contract which has been approved by ordinary resolution of its shareholders; and (iii) Valtech SE must have the necessary funds available to acquire the relevant shares, being either distributable reserves or the proceeds from a new issue of shares.
Any shares bought by Valtech SE may be cancelled or held in treasury if purchased out of distributable reserves or must be cancelled if purchased from the proceeds of a new issue of shares.
The company may sell treasury shares for cash consideration subject to the application of pre-emption rights (unless such pre-emption rights have been disapplied) or transfer them for the purposes of or pursuant to an employees’ share scheme. If the proceeds of sale are equal to or less than the purchase price paid by the company, the proceeds are treated as a realized profit of the company. If the proceeds of sale exceed the purchase price paid by the company, an amount equal to the purchase price is treated as a realized profit and the excess must be transferred to the company’s share premium account.
The company may at any time cancel the treasury shares, following which the amount of the company’s share capital will be reduced by the nominal amount of the shares cancelled

Delaware	England and Wales

and the amount by which the share capital is reduced must be transferred to the capital redemption reserve. The company must deliver a return including a statement of capital to the registrar of companies no later than 28 days after the cancellation.
Valtech SE may redeem outstanding redeemable shares, if any, subject to such conditions and procedures as the board of directors may have determined on or prior to the allotment and issuance of such shares. Valtech SE may redeem shares only if the shares are fully paid and only out of distributable reserves or the proceeds of a new issue of shares made for the purpose of the redemption.
Shares redeemed are automatically cancelled and the issued share capital is reduced by the nominal value of the redeemed shares.
The Valtech SE articles of association permit Valtech SE to issue redeemable shares.

Voting treasury stock

Under Delaware law, shares of its own capital stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, are neither entitled to vote nor counted for quorum purposes; however, a corporation has a right to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
Under Delaware law, shares which have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date on which written notice of redemption has been sent to holders thereof and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the shares upon surrender of certificates therefor.
While a U.K. registered European public limited liability company may hold treasury shares, companies holding treasury shares must not exercise any rights (including any right to attend or vote at meetings or participate in any rights issue made to holders of the class of treasury shares) in respect of those shares. Any purported exercise of such a right is void.

Delaware	England and Wales
Meetings of shareholders
The DGCL requires notice to stockholders of the place (if any), date, hour and means of remote communication, if any, of each annual and special stockholders’ meeting at least 10 days, but no more than 60 days, before the meeting date, unless other provisions of the DGCL require a different notice. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called. Pursuant to the DGCL, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date.
A European public limited liability company must hold a general meeting at least once each calendar year, within six months of the end of its financial year.
Under English law, an annual general meeting must be called by at least 21 clear days’ notice.
English law requires that notice of a general meeting of shareholders other than an annual general meeting must be delivered to the shareholders at least 14 clear days prior to the meeting. This notice period can be shortened if not less than a majority in number of shareholders who are permitted to attend and vote together holding 95% of the shares by nominal value agree to the shorter notice.
In addition, certain matters (such as the removal of directors or auditors) require special notice of 28 clear days.
“Clear days” means calendar days and excludes: (i) the day of receipt or deemed receipt of the notice; and (ii) the day of the meeting itself.
Where a general meeting is requisitioned by a shareholder (see “Calling a special meeting” below), the directors must send notice of a general meeting within 21 days of the receipt of the requisition notice and the meeting itself should be held not more than 28 days after the date of the notice calling the meeting.
This notice must state, among other things, the place, date and time of the meeting and the purpose or purposes for which the meeting is called, must indicate whether a particular resolution will be proposed as a special resolution and must include the text of the proposed special resolution.
A notice of annual general meeting must, among other things (and where notice is given more than six clear weeks before the meeting), include a statement in relation to the right of shareholders to require the company to provide notice of resolutions to be moved at the annual general meeting and a statement in relation to the right of shareholders to require the company to include other business to be dealt with at the annual general meeting. The notice of an annual general meeting should also identify the

Delaware	England and Wales
meeting as being an annual general meeting. Business transacted at any general meeting of shareholders shall be limited to the purposes stated in the notice.
Special meetings of shareholders
Calling a special meeting
Under Delaware law, any stockholder may petition the Court of Chancery to order a meeting to elect directors if such meeting, or action to elect directors by written consent in lieu of a meeting, has not been held within thirteen months.
Under English law, one or more shareholders representing at least five percent of the paid-up capital of the Company carrying voting rights (excluding any paid-up capital carrying voting rights held as treasury shares) have the right to requisition the holding of a general meeting.
The shareholders who called for the general meeting may themselves call the general meeting where the directors fail to do so within the requisite time period (see “Meetings of shareholders” above).
A meeting called by shareholders of the Company under these circumstances must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the shareholders requesting the meeting by reason of the failure of the directors to duly call a meeting must be reimbursed by the Company. At a general meeting called by a requisition, no business may be transacted except that stated by the requisition or proposed by the Company’s board of directors.

Appraisal rights
To whom are appraisal rights available
Under Delaware law, stockholders of a corporation involved in a merger who hold shares of stock on the date a demand is made with respect to such shares, who continuously hold such shares through the effective date of the merger or consolidation, and who have neither voted in favor of the merger or consolidation nor consented thereto in writing generally have the right to demand and receive payment in cash of the fair value of their stock as determined by the Delaware Court of Chancery, in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares	English law does not provide for “appraisal rights” similar to those rights under Delaware law. However, English law will provide for dissenter’s rights which permit a shareholder to object to a Court in the context of the compulsory acquisition of minority shares. See “Shareholders’ votes on certain transactions” below.

Delaware	England and Wales
(1) listed on a national securities exchange; or (2) held of record by more than 2,000 stockholders.
Exceptions to appraisal rights

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:
(1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof;
(2) shares of stock of any other corporation or depositary receipts in respect thereof that, at the effective date of the merger, will be either (a) listed on a national securities exchange; or (b) held of record by more than 2,000 holders;
(3) cash in lieu of fractional shares of the stock or depositary receipts received; or
(4) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in the foregoing (1)–(3).
In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.
English law does not provide for “appraisal rights” similar to those rights under Delaware law. However, English law will provide for dissenter’s rights which permit a shareholder to object to a Court in the context of the compulsory acquisition of minority shares. See “Shareholders’ votes on certain transactions” below.
Preemptive rights
Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation.
Under English law, the issuance for cash of:
(1) ordinary shares, (i.e., shares other than shares which, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution); or
(2) rights to subscribe for, or convert securities into, ordinary shares, must be offered first to the existing ordinary shareholders in proportion to their respective nominal values (i.e., par values) of their holdings. English law permits a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude preemptive rights for a period of up

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to five years.
Preemptive rights do not generally apply to a company’s issuance of shares in exchange for consideration other than cash or the issuance of shares in respect of an employee incentive plan that is compliant with the requirements of English law.
The board of directors has been granted the authority (without the need for further shareholder resolution) to allot and issue shares, or to grant rights to subscribe for, or to convert or exchange any securities into shares, up to an aggregate nominal value (i.e., par value) of  €4,200,000 in connection with this offering and €14,000,000 after the closing of this offering for cash, free of statutory pre-emption rights for a period of five years from the grant of such authority. Renewal (by shareholder resolution) of the authorization to allot and issue shares and the exclusion of statutory pre-emption rights is expected to be sought at least once every five years, and possibly more frequently.

Amendment of governing instruments
Amending the certificate of incorporation

Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires
(1) recommendation of the board of directors;
(2) the affirmative vote of a majority of the outstanding stock entitled to vote; and
(3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote.
Under Delaware law, stockholders have the power to adopt, amend or repeal by-laws by the affirmative vote of a majority of the stock present and entitled to vote at a meeting at which a quorum is present, unless the certificate of incorporation or the by-lawsspecify a greater vote.

The provisions in the articles of association of an English public limited company are generally equivalent to the collective provisions in a certificate of incorporation and by-laws of a Delaware corporation.
Under English law, the Valtech SE articles of association may be amended by a special resolution of the shareholders unless a provision is entrenched or is a right attached to a particular class of shares.
If a provision is “entrenched” that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution.

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Amending the by-laws
Under Delaware law, if provided by the certificate of incorporation, the board of directors has the power to adopt, amend or repeal the by-laws of a company.	Under English law the Valtech SE articles of association cannot be amended by the board of directors.
Preferred stock/preference shares

A company’s Delaware’s certificate of incorporation may authorize the board of directors
(1) to provide for the issuance of one or more series of preferred stock;
(2) to establish from time to time the number of shares to be included in such series; and
(3) to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each such series.

Preferred shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.
Subject to the directors having sufficient authorization to allot and issue preference shares, the Valtech SE articles of association permit the directors to allot and issue preference shares with such rights (including voting rights), powers and preferences, if any, to be determined by the board of directors prior to allotment and issuance.

Shareholders’ votes on certain transactions
Approval of mergers and acquisitions generally; supermajority vote requirement

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or substantially all of a corporation’s assets or dissolution requires:
(1) the approval of the board of directors; and
(2) approvals by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under English law, and subject to applicable U.S. securities laws and securities exchange rules and regulations, where Valtech SE proposes to acquire another company, approval of Valtech SE’s shareholders is not required.
Under English law, where another company proposes to acquire Valtech SE, the requirement for the approval of the shareholders of Valtech SE depends on the method of acquisition.
Under English law, a statutory merger between Valtech SE and another English public company whether by transfer of each company of their assets to a third public company or a transfer of the assets of one public company to the other (in each case as opposed to an acquisition by one company of the entire issued share capital of the other) requires, subject to exceptions, approval of the shareholders of both companies (being, for each, a majority in number, representing 75 percent in value, of each class of members present and voting either in person or by proxy at a meeting).
A takeover of an English public company may be carried out by statutory scheme of

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arrangement between the target company and its shareholders. Schemes of arrangement are also used in certain types of reconstructions, amalgamations or capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (i) a majority in number of shareholders representing 75 percent in value of the shareholders or; if relevant, each class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the English court; and (ii) the English court.
Once approved by the shareholders, sanctioned by the English court and the court order is filed with the Registrar of Companies, all shareholders and creditors of the relevant class are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Delaware law.
The Companies Act also provides that where (i) a takeover offer is made for shares, and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90 percent in value of the shares to which the takeover offer relates, and not less than 90 percent of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer.
A dissenting shareholder may object to the transfer on the basis that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given.
A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

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Related party transactions
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing rules of the Nasdaq Global Market require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of ordinary shares.
Under English law, certain transactions between a director (or a person connected with a director) and a related company of which he or she is a director are prohibited unless approved by shareholders, such as loans (including quasi-loans), credit transactions and substantial property transactions.
Directors who have an interest in a proposed transaction or arrangement with Valtech SE are required to declare the nature of their interest at a meeting of the board of directors or by notice (see Standard of Conduct for Directors below). Furthermore, pursuant to the Valtech SE articles of association (and subject to certain specified exceptions) a director is not permitted to vote on any matter in which he or she has an interest that can reasonably be regarded as giving rise to a conflict of interest with Valtech SE. This restriction may be suspended or relaxed, either generally or in respect of a particular matter, by an ordinary resolution of the shareholders or, in respect of a particular matter, by a resolution of the board of directors.

Rights of inspection

Delaware law allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:
(1) The corporation’s stock ledger, a list of its stockholders, and its other books and records; and
(2) A subsidiary’s books and records, to the extent that:
a. The corporation has actual possession and control of such records of such subsidiary; or
b. The corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:
(i) The stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary

Generally, the register and index of names of shareholders of a company may be inspected at any time (1) for free, by its shareholders, and (2) for a fee by any other person.
The inspecting shareholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.
Under English law, Valtech SE must make available for inspection without charge by its shareholders at its registered office (or single alternative inspection location) minutes of all proceedings of general meetings for at least ten years. A shareholder may obtain copies of the minutes for a fee.
The service contracts of directors can be inspected without charge and during business hours. In this context under applicable English law, a “service contract” includes any contract under which such a director undertakes personally to provide services to Valtech SE or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Where service contracts are not in

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and a person or persons not affiliated with the corporation; and
(ii) The subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

writing, a written memorandum setting out the terms must be provided by Valtech SE.
In addition, Valtech SE will be required by English law to file specified documents with the Registrar of Companies which operates a publicly accessible database (both physically and online) of filed documents and, therefore, certain documents pertaining to Valtech SE will be available for members of the public to access including: the articles of association, confirmation statements, statements of capital, annual accounts, records of special resolutions passed and details of charges and mortgages.
Under English law, the shareholders of a company do not have the right to inspect the corporate books of a subsidiary of that company.

Standard of conduct for directors
Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of the board of directors is thus determined by the courts of the State of Delaware. In general, directors have a duty to act in good faith, on an informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.
English law imposes certain specific obligations on the directors of a company. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:
(1) to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;
(2) to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;
(3) to exercise independent judgment;
(4) to exercise reasonable care, skill and diligence;
(5) to avoid conflicts of interest;
(6) not to accept benefits from third parties; and
(7) to declare an interest in a proposed transaction with the company.

Structure of the board of directors

Valtech SE has a one-tier governance structure. Under English law, Valtech SE must have at least two directors.
Subject to the provisions of the SE Regulation, the Companies Act, Valtech SE’s articles of

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association and directions given by special resolution to take, or refrain from taking, specified action, the business of Valtech SE shall be managed by the board of directors who may exercise all the powers of Valtech SE, including, without limitation, the power to dispose of all or any part of the company.
The board of directors must meet at least once every three months at intervals specified by the articles of association.

Classification of the board of directors
Delaware law permits the certificate of incorporation or a stockholder-adopted by-law to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.	Under the SE Regulation, members of the board of directors may be appointed for a period specified in the articles of association of a European public limited liability company for a period not exceeding 6 years. However, English law also requires that any employment agreement with a director with a guaranteed term of more than two years is subject to a prior approval of shareholders at a general meeting.
Removal of directors

Delaware law provides that a director or the entire board may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors, except that
(1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and
(2) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

Under English law, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions in the company’s articles of association, provided that 28 clear days’ notice of the resolution is given to the company.
The director has a right to: (i) make written representations not exceeding a reasonable length, which the company must circulate to shareholders, as to why he or she should not be removed; and (ii) be heard orally at the general meeting.
Any action to remove a director will not vitiate any separate rights the director may have as an employee of Valtech SE or any subsidiary of Valtech SE.

Vacancies on the board of directors

Under Delaware law, unless otherwise provided in the certificate of incorporation or the by-laws,
(1) vacancies on a board of directors; and
(2) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office,

The Valtech SE articles provide that vacancies on the board of directors may be filled by the board of directors or by an ordinary resolution of the shareholders.
Any directors appointed by the board of directors or by ordinary resolution to fill a vacancy will be designated as the same class of

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although less than a quorum, or by a sole remaining director. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
Under Delaware law, unless otherwise provided in the certificate of incorporation or the by-laws, when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

director and subject to re-election at the same time as his or her predecessor.
If there are no directors in office, a shareholder may convene a general meeting for the purpose of appointing directors.

Remuneration of directors

The board of directors of Valtech SE will be required to prepare a directors’ remuneration report which must include: (i) an annual report on the directors’ remuneration in the financial year being reported on, setting out actual payments to directors, which should be put to an annual non-binding vote of Valtech SE’s shareholders at the annual general meeting; and (ii) a future remuneration policy, which should be put to a binding vote of Valtech SE’s shareholders at the annual general meeting at least once every three years. Remuneration payments made to directors and former directors will need to be consistent with the terms of the approved remuneration policy or otherwise approved by shareholder resolution.
English law provides that a service contract with a director that provides for a fixed term of greater than two years will require prior approval by the shareholders of Valtech SE. A resolution approving such a provision must not

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be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to shareholders of Valtech SE both (i) at Valtech SE’s registered office for not less than 15 days ending with the date of the relevant general meeting; and (ii) at the relevant general meeting itself.
Liability of directors and officers

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for
(1) any breach of his or her duty of loyalty to the corporation or its stockholders;
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
(4) any transaction from which he or she derives an improper personal benefit.

English law does not permit a company to exempt any director from any liability in connection with negligence, default, breach of duty or breach of trust by him or her in relation to the company. However, despite this prohibition, an English company is permitted to purchase and maintain limited insurance for a director against any such liability.
Shareholders can ratify by ordinary resolution a director’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Indemnification of directors and officers

Delaware law provides that a corporation may indemnify a person who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding on account of being a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person
(1) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(2) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

English law does not permit a company to exempt a director from, or (subject to exceptions) indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.
The exceptions allow a company to:
(1) purchase and maintain director and officer insurance, or D&O Insurance, against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and
(2) provide a qualifying third party indemnity provision, or QTPIP. This permits a company to indemnify its directors (and directors of an “associated company,” which is a company that is a parent, subsidiary or sister company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for:

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the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies); and
(3) indemnify a director in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director will not be required to reimburse the company.
(4) provide a qualifying pension scheme indemnity provision, or QPSIP. This permits a company to indemnify a director that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as trustee of the scheme, except for: the legal costs of an unsuccessful defense of criminal proceedings; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies.
In addition to the provisions of the articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director which indemnifies the director against claims brought by third parties to the fullest extent permitted under English law.
Valtech SE has entered into, or expects to enter into, new deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates).

Shareholders’ suits

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must
(1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares
Under English law, generally, a company, rather than its shareholders, will be the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. A court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of a company) against

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thereafter devolved on the plaintiff by operation of law; and
(2) allege with particularity:
(a) the efforts, if any, made by the plaintiff to obtain the action the plaintiff desires from the directors; or
(b) the reasons for the plaintiff’s failure to obtain the action or for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the court.
An individual may also maintain a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

a director and/or third party in respect of a cause of action or omission arising from a director’s negligence, default, breach of duty or breach of trust.
English law also permits a shareholder whose name is on the register of shareholders of a company to apply for a court order:
(1) when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or
(2) when any act or omission of the company’s is or would be so prejudicial.
The UK Limitation Act 1980 imposes a limitation period, with certain exceptions, for civil claims. The period in England and Wales is six years in respect of actions in contract and tort, and twelve years for breach of any obligation in a deed. The period starts to run on the date the action accrued. In the case of contract, that is the date on which the breach occurred and in tort the date on which the damage occurred.
Note that there is no limitation period for the bringing of an unfair prejudice petition. However, the longer a petitioner delays, the greater the risk he or she will be found to have acquiesced in any unfairly prejudicial acts or omissions of which he or she is aware. In addition, the court has discretion to refuse to entertain a petition where it is brought after a period of inordinate and unexplained delay.
The Valtech SE articles of association provide that the English courts will have exclusive jurisdiction with respect to any suits brought by shareholders against Valtech or its directors.

Share acquisitions

Section 203 of the Delaware General Corporation Law prohibits “business combinations.” A corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:
(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
There is no equivalent of Section 203 of the Delaware General Corporation Law under English law.

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(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Anti-Takeover matters

A Delaware court will generally uphold board of director decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that
(1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and
(2) the board action taken was reasonable in relation to the threat posed.

Valtech SE believes that it is not presently subject to the UK Takeover Code. Consequently, the board of directors will be permitted to adopt certain anti-takeover measures provided that such measures are consistent with their general duties (as described above under “Standard of Conduct of Directors; Composition of the Board”).
It is possible that the Takeover Code could apply to Valtech SE in the future. If Valtech SE becomes subject to the Takeover Code, the ability of directors of Valtech SE to engage in defensive measures to seek to frustrate takeover bids may be further restricted.

Disclosure of interests
Short form disclosure

Certain acquisitions of stock may require disclosure under the Exchange Act. Some acquisitions, however, may qualify for a short-form disclosure on Schedule 13G. Generally, an acquisition of more than a five percent interest in a U.S. publicly-held issuer by
(1) certain types of persons, including a broker-dealer, a bank, an insurance company,

English law provides that a public limited liability company may, by notice in writing, require a person whom the company knows or has reasonable cause to believe to be, or to have been within the three preceding years, interested in its issued voting share capital to:
(1) confirm whether this is or is not the case; and

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an investment company and an investment adviser, or
(2) a “passive investor” who is not seeking to acquire or influence control of the issuer, so long as the investor owns less than 20 percent of the class of stock it is acquiring, may be disclosed on a Schedule 13G.

(2) if this is the case, to give further information that it requires relating to his or her interest and any other interest in the company’s shares of which he or she is aware.
The disclosure must be made within a reasonable period as specified in the relevant notice which may be as short as one or two clear working days in cases of urgency.

Amendments to short form disclosure

A buyer who files a Schedule 13G must amend it periodically
(1) to report any change in the information previously reported; or
(2) if it acquires more than 10 percent of the class of stock and, thereafter, if it undergoes any change in ownership of five percent or more of the class of stock.
A person who has responded to a notice in respect of whether the person has an interest in shares in the company is not obliged to amend the information periodically.

Class A ordinary shares eligible for future sale
Subsequent to our delisting from Euronext and prior to this offering, there was no market for our Class A ordinary shares. Future sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of ordinary shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A ordinary shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. The Company will apply to list the Class A ordinary shares on the Nasdaq Global Market under the symbol “VTEC.”
Upon completion of this offering, we will have       ordinary shares outstanding, assuming no exercise of the underwriters’ option to purchase additional Class A ordinary shares. Of these shares,       Class A ordinary shares, or       Class A ordinary shares if the underwriters exercise their option in full to purchase additional Class A ordinary shares, will be freely transferable without restriction or registration under the Securities Act, except for any Class A ordinary shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining ordinary shares are “restricted shares” as defined in Rule 144. After the expiration of the contractual lock-up periods described below (if applicable), these ordinary shares may be sold in the public market (once converted to Class A ordinary shares) only if registered, sold pursuant to an exemption under Rule 144 or sold outside of the United States pursuant to Regulation S, which rules and regulation are summarized below.
In addition, we have reserved and may issue additional ordinary shares as part of the purchase price for certain acquisitions we have completed. Such shares are, or upon issuance would be, “restricted shares” as defined in Rule 144 and are subject to the contractual restrictions on resale set forth below.
Rule 144
In general, under Rule 144 of the Securities Act as currently in effect, a person who has beneficially owned our ordinary shares that are restricted shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our ordinary shares that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of our Class A ordinary shares then outstanding, which will equal       Class A ordinary shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•
the average weekly trading volume of our Class A ordinary shares on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us in connection with a compensatory plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.
Regulation S
Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act. Accordingly, restricted securities may be sold in offshore transactions in compliance with Regulation S.
Equity incentive plans
We intend to file with the SEC a registration statement under the Securities Act covering the Class A ordinary shares that we may issue upon exercise of warrants or options or in connection with other equity compensation granted under the 2018 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under such registration statement may be available for sale in the open market following the effective date of such registration statement, subject to the lock-up agreements described below, if applicable.
Registration rights
Effective upon consummation of this offering, we intend to enter into a registration rights agreement with our existing shareholders pursuant to which we will grant them customary registration rights for the resale of the Class A ordinary shares held by our existing shareholders (including Class A ordinary shares acquired upon conversion of Class B ordinary shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Related party transactions—registration rights agreement.”
Lock-up agreements
All of our directors, executive officers and substantially all existing holders of our ordinary shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities for a period of 180 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of J.P. Morgan Securities LLC. This lock-up provision applies to ordinary shares and to securities convertible into or exercisable or exchangeable for ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. See “Underwriting.”
Acquisition-related shares
We have issued 1,315,918 ordinary shares as part of the purchase price for certain acquisitions that we have completed, which, upon completion of this offering, will become Class B ordinary shares, and we will reserve and may issue additional ordinary shares as part of the purchase price for acquisitions we have recently completed. Such shares are, or upon issuance would be, “restricted shares” as defined in Rule 144. In addition, all of the recipients to whom we have or may issue such ordinary shares have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such ordinary shares they are issued for a specified period of time that, in each case, includes at a minimum the 180 days following the date of this prospectus, or make any demand for or exercise any right with respect to the registration of any ordinary shares, without our prior written consent. We may not grant such consent without the consent of J.P. Morgan Securities LLC.

Taxation
The following summary contains a description of certain U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Class A ordinary shares. The summary is based upon the tax laws of the United Kingdom and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Material U.K. tax considerations for U.S. holders
The following is a general summary of material U.K. tax considerations relating to the ownership and disposal of Class A ordinary shares. The comments set out below are based on current U.K. tax law as applied in England and Wales, and our understanding of HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply to you only if you are a “U.S. Holder” (as defined in the section below entitled “Material U.S. federal income tax considerations for U.S. holders”). This summary only applies to you if you are not resident in the United Kingdom for U.K. tax purposes and do not hold Class A ordinary shares for the purposes of a trade, profession, or vocation that you carry on in the United Kingdom through a branch, agency, or permanent establishment in the United Kingdom and if you hold Class A ordinary shares as an investment for U.K. tax purposes and are not subject to special rules.
This summary does not address all possible tax consequences relating to an investment in Class A ordinary shares. In particular it does not cover the U.K. inheritance tax consequences of holding Class A ordinary shares. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. Holders of Class A ordinary shares are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in Class A ordinary shares.
U.K. tax residence
We manage our affairs, and intend to continue to manage our affairs, such that we are resident for tax purposes solely in the United Kingdom.
U.K. taxation of dividends
We will not be required to withhold amounts on account of U.K. tax at source when paying a dividend in respect of Class A ordinary shares.
U.S. Holders who hold their Class A ordinary shares as an investment and not in connection with any trade carried on by them should not be subject to U.K. tax in respect of any dividends.
U.K. taxation of capital gains
An individual holder who is a U.S. Holder should not be liable to U.K. capital gains tax on capital gains realized on the disposal of his or her Class A ordinary shares unless such holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the Class A ordinary shares are attributable.
An individual holder of Class A ordinary shares who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while he or she was not resident in the United Kingdom.

A corporate holder of Class A ordinary shares that is a U.S. Holder should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of Class A ordinary shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the Class A ordinary shares are attributable.
Material U.K. tax considerations for U.K. holders
The following is a general summary of material U.K. tax considerations relating to the ownership and disposal of Class A ordinary shares. The comments set out below are based on current U.K. tax law as applied in England and Wales, and our understanding of HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply to you only if you are solely resident in the U.K. for taxation purposes (a “U.K. Holder”).
This summary does not address all possible tax consequences relating to an investment in Class A ordinary shares. In particular it does not cover the U.K. inheritance tax consequences of holding Class A ordinary shares. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. Holders of Class A ordinary shares are strongly urged to consult their tax advisers in connection with their investment in Class A ordinary shares.
U.K. taxation of dividends
We will not be required to withhold amounts on account of U.K. tax at source when paying a dividend in respect of Class A ordinary shares.
Individual U.K. Holders will be entitled to a tax free dividend allowance (£2,000 for tax year 2018-2019). Although the dividend allowance is exempt, this dividend income will count as taxable income for the purposes of determining how much of a tax band has been used by the U.K. Holder. Dividend income received over the dividend allowance will be taxed at either 7.5%, 32.5% or 38.1% depending on the applicable tax band.
Provided certain conditions are met, corporation tax should not be payable on dividends received by corporate U.K. Holders.
U.K. taxation of capital gains
Individual U.K. Holders will be entitled to realise an exempt amount of gains (£11,700 for tax year 2018–2019) in each tax year without being liable to tax. Capital gains from disposals of Class A ordinary shares realized above the annual exempt amount will generally be taxed at either 10% or 20% depending on the total amount of taxable income and gains in the tax year in which a disposal is made, subject to the availability of any relief or exemption.
Corporate U.K. Holders will generally have to pay corporation tax (currently 19%) on gains from the sale of Class A ordinary shares. The effective tax rate may be lower if a relief or exemption is available.
Stamp duty and stamp duty reserve tax
This summary is intended as a general guide and applies to you if you are a U.K. or a U.S. Holder.
No stamp duty is payable on the issuance of Class A ordinary shares. No stamp duty reserve tax, or SDRT, should be payable on the issuance of Class A ordinary shares, on the basis of case law and HMRC guidance in which HMRC has confirmed that it will no longer seek to apply the 1.5% SDRT charge on the issuance of shares into a depositary receipt system or a clearance service, on the basis that this charge is not compatible with European Union law. The 2017 Autumn Budget included a statement that the U.K. Government will not reintroduce the 1.5% charge on the issuance of shares into such systems following the U.K.’s exit from the European Union.
No stamp duty or SDRT should, in practice, be payable on transfers of, or agreements to transfer, Class A ordinary shares through the facilities of a clearance service, provided that no election under section 97A(1) of the Finance Act 1986 has been made by the clearance service which applies to the Class A ordinary shares. We understand that HMRC regards DTC as a clearance service for these purposes and that no relevant election under section 97A(1) has been made.
The transfer on sale of Class A ordinary shares (outside the facilities of a clearance service such as DTC) by a written instrument of transfer will generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer. The purchaser normally pays the stamp duty.
An agreement to transfer Class A ordinary shares (outside the facilities of a clearance service such as DTC) will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.
If Class A ordinary shares are withdrawn from the facilities of DTC, a charge to stamp duty or SDRT at 1.5% may arise on a subsequent re-deposit of Class A ordinary shares into the facilities of DTC.
A share buy-back by us of our Class A ordinary shares will give rise to stamp duty at the rate of 0.5% of the consideration payable by us, and such stamp duty will be paid by us.
Material U.S. federal income tax considerations for U.S. holders
In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of owning and disposing our Class A ordinary shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire Class A ordinary shares.
This discussion applies only to a U.S. Holder that holds Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
certain financial institutions;

•
dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding Class A ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the Class A ordinary shares;

•
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•
entities classified as partnerships for U.S. federal income tax purposes;

•
tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•
persons that own or are deemed to own ten percent or more of our shares, by vote or value; or

•
persons holding Class A ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Class A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Class A ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the Class A ordinary shares.
This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Class A ordinary shares, who is eligible for the benefits of the Treaty and who is:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Class A ordinary shares in their particular circumstances.
Taxation of distributions
As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our Class A ordinary shares. In the event that we do make distributions of cash or other property, subject to the passive foreign investment company rules described below, distributions paid on Class A ordinary shares, other than certain pro rata distributions of Class A ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to the discussion under "Passive foreign investment company rules" below, for so long as our Class A ordinary shares are listed on the Nasdaq Global Market or we are eligible for benefits under the Treaty, dividends paid to individuals and other non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of a dividend will include any amounts withheld by us in respect of U.K. income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S.

dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, U.K. income taxes withheld from dividends on Class A ordinary shares at a rate not exceeding the rate provided by the Treaty will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any U.K. income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Sale of other disposition of Class A ordinary shares
Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of Class A ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A ordinary shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class A ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.
Passive foreign investment company rules
Under the Code, we will be a PFIC for any taxable year in which either (i) 75% or more of our gross income consists of  “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains. Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, we do not expect to be a PFIC for our 2018 taxable year or in the immediately foreseeable future. However, there can be no assurance that the IRS will agree with our conclusion. In addition, whether we will be a PFIC in 2018 or any future years is uncertain because, among other things: (i) we will own after the completion of this offering a substantial amount of passive assets, including cash, and (ii) the valuation of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may vary substantially over time. In particular, the calculation of the value of our intangible assets is based, in part, on the market value of our Class A ordinary shares, which is subject to change. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any year during which a U.S. Holder held Class A ordinary shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder continued to hold Class A ordinary shares, even if we ceased to meet the threshold requirements for PFIC status.
If we were a PFIC for any taxable year during which a U.S. Holder held Class A ordinary shares (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the Class A ordinary shares would be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its Class A ordinary shares exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.
A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Class A ordinary shares, provided that the Class A ordinary shares are “marketable.” Class A ordinary shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the Class A ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the Class A ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class A ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).
In addition, a U.S. person that owns stock in a PFIC for U.S. federal income tax purposes that receives certain information from the PFIC (on an annual basis) generally can mitigate the adverse consequences of the excess distribution rules described above by electing to treat the PFIC as a “qualified electing fund” under the Code. However, we do not expect this option to be available to you because we do not intend to provide information necessary for U.S. Holders to make a qualified electing fund elections.
In addition, if we were a PFIC or, with respect to particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to individuals and other non-corporate U.S. Holders would not apply.
If a U.S. Holder owns Class A ordinary shares during any year in which we are a PFIC, the holder generally must file annual reports containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the holder’s federal income tax return for that year.
U.S. Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.
Information reporting and backup withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with respect to foreign financial assets
Certain U.S. Holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to an interest in our Class A ordinary shares, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the Class A ordinary shares.

Underwriting
We are offering the Class A ordinary shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A ordinary shares listed next to its name in the following table:
Name	Number of Class A ordinary shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Cowen & Company, LLC
Oddo BHF SCA
William Blair & Company, L.L.C.
Total
The underwriters are committed to purchase all the Class A ordinary shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the Class A ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of  $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to       additional Class A ordinary shares from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional Class A ordinary shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per Class A ordinary share less the amount paid by the underwriters to us per Class A ordinary share. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional Class A ordinary shares exercise	With full option to purchase additional Class A ordinary shares exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $     . We have agreed to reimburse the underwriters for expenses in connection with the Financial Industry Regulatory Authority review of this offering in an amount not to exceed $     .
At our request, the underwriters have reserved up to     % of the Class A ordinary shares being offered by this prospectus for sale at the initial public offering price to certain persons associated with us. The sales will be made by                                                                , through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares of Class A common stock available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus, subject to certain exceptions, including:
(A)
the ordinary shares to be sold in this offering;

(B)
any ordinary shares issued upon the exercise of options or warrants granted or sold under our equity incentive plans, including ordinary shares issued upon the exercise of the outstanding warrants described in this prospectus;

(C)
any options or warrants granted or sold under equity incentive plans described in this prospectus;

(D)
the filing of any registration statement on Form S-8 (or equivalent form) relating to an equity incentive plan described in this prospectus;

(E)
up to       ordinary shares (or warrants to purchase such ordinary shares) issuable pursuant to agreements we entered into in connection with the acquisition of assets or equity of another entity prior to this offering and described in the prospectus; or

(F)
      ordinary shares or other securities issued by us in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or equity of another entity (whether by merger, consolidation, acquisition of equity interests or otherwise), provided that (x) the aggregate number of shares issued does not exceed       percent (     %) of the total number of outstanding ordinary shares immediately following this offering and (y) such ordinary shares or other securities are subject to contractual or other restrictions prohibiting the recipient thereof from selling, exchanging or otherwise transferring any portion of its interest in such ordinary shares or other securities during the 180-day period described above.

Furthermore, we have agreed that, in the case of clauses (B), (C) or (E) above, we will not amend, supplement or accelerate the vesting of any such outstanding warrants without the prior written consent of J.P. Morgan Securities LLC.
Our directors and executive officers, and substantially all of our significant shareholders have entered into lock-up agreements prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, or any securities convertible into or exercisable or exchangeable for ordinary shares (including without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers and significant shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option, right or warrant), or publicly disclose the intention to make any such offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any of our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares, in each case subject to certain exceptions, including:
(A)
transfers of ordinary shares or such other securities (i) as a bona fide gift or gifts, (ii) to any immediate family member, (iii) to any trust for the direct or indirect benefit of such directors, executive officers and significant shareholders or immediate family of such person, (iv) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such directors, executive officers and significant shareholders or (v) pursuant to a negotiated divorce settlement;

(B)
if any such director, executive officer or significant shareholder is a corporation, partnership, limited liability company, investment fund or other entity, the distribution of ordinary shares or such other securities to members, shareholders or limited partners of such person or to an entity that is controlled or managed by, or under common control or management with, such person;

(C)
the exercise of a share option or warrant by such directors, executive officers and significant shareholders that was granted pursuant to an equity incentive plan described in this prospectus and any disposition of ordinary shares or such other securities by such directors, executive officers and significant shareholders or withholding of ordinary shares or such other securities by us to effectuate the exercise of such options on a “cashless” or “net exercise basis,” including in respect of the exercise price and any resulting taxes, provided that the ordinary shares or such other securities received by such person upon any such exercise shall continue to be subject to the restrictions on transfer set forth in the lock-up agreements;
(D)
the disposition of ordinary shares or such other securities by such directors, executive officers and significant shareholders to us or the withholding of ordinary shares or such other securities by us in connection with the payment of taxes due by such person with respect to the issuance or vesting of ordinary shares or such other securities under an equity incentive plan described in this prospectus;

(E)
transfers of ordinary shares or such other securities to SiegCo SA, provided that any such ordinary shares or other securities transferred to SiegCo SA shall continue to be subject to restrictions on transfer pursuant to a lock-up agreement between SiegCo SA and J.P. Morgan Securities LLC;

(F)
(i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or such other securities, provided that no sales of ordinary shares or such other securities shall be made pursuant to such 10b5-1 plan during the 180-day period referred to above and (ii) to the extent a public announcement or filing under any applicable law, including the Exchange Act, is required of or voluntarily made by or on behalf of such directors, executive officers and significant shareholders or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the 180-day period referred to above;

(G)
transfers of ordinary shares or such other securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction that is made to all holders of ordinary shares and involves a change of control occurring after the date of this offering and approved by our board of directors, provided that, in the event that such change of control is not completed, such ordinary shares or other securities shall remain subject to the restrictions contained in the lock-up agreements and title to such ordinary shares or other securities shall remain with such directors, executive officers and significant shareholders;

(H)
transfers of ordinary shares or such other securities expressly required pursuant to a court order or the order of any other governmental authority having jurisdiction over such directors, executive officers and significant shareholders;

(I)
purchases of ordinary shares or such other securities by us from a director, officer or employee in connection with a termination of employment or resignation of such director, officer or employee; and

(J)
transfers or dispositions of ordinary shares acquired in open market transactions after completion of this offering;

provided that in the case of any transfer or distribution pursuant to clause (A) or (B), each transferee, donee or distributee shall execute and deliver to J.P. Morgan Securities LLC a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), (C), (D), (E) and (J), no filing under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such transfer or distribution (other than certain required filings on Schedule 13G (or 13G-A)). For purposes of the lock-up agreements, “immediate family” means any relationship by blood, marriage, civil union or adoption, not more remote than first cousin, and “change of control” means, in one transaction or a series of related transactions with a person or group of affiliated persons in each case that are not affiliates of Valtech SE, (i) the sale of all or substantially all of the assets of Valtech SE or (ii) the transfer or change of ownership (whether by tender offer, merger, consolidation or other similar transaction) of Valtech SE’s voting securities if, after such transaction or series of related transactions, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of Valtech SE (or the surviving entity).
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We will apply to have our Class A ordinary shares approved for listing on the Nasdaq Global Market under the symbol “VTEC.“
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Class A ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the Class A ordinary shares, which involves the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in this offering, and purchasing Class A ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A ordinary shares, including the imposition of penalty bids. This means that if the representative of the underwriters purchases Class A ordinary shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A ordinary shares or preventing or retarding a decline in the market price of the Class A ordinary shares, and, as a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.
Subsequent to our delisting from Euronext and prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of our Class A ordinary shares will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Selling restrictions outside the United States
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a Relevant Member State), no offer of Class A ordinary shares may be made to the public in that Relevant Member State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A ordinary shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus has been prepared on the basis that any offer of Class A ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A ordinary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Class A ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Class A ordinary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.
Notice to prospective investors in the United Kingdom
This document is only for distribution to and directed at: (i) qualified investors having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) or being high net worth entities falling within Article 49(2)(a) to (d) of the Order; and (ii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this document relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.
Notice to prospective investors in Canada
The Class A ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Switzerland
The Class A ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the Class A ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of Class A ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A ordinary shares.
Notice to prospective investors in Hong Kong
The Class A ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “OCO”) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
In addition, except when relying on the “professional investor” exemption under the OCO or the SFO, the following prescribed wording should be included:
“WARNING
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.”

In addition, where the representative seeks to rely on the “professional investor” exemptions under section 103 of the SFO and the OCO, we would advise including in any material a clear and prominent statement providing that such material is solely addressed to and in relation to products that are to be sold to people/entities meeting the professional investor requirements under the SFO.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A ordinary shares pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in China
This Document does not constitute a public offer of Class A ordinary shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Class A ordinary shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Class A ordinary shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to prospective investors in Korea
The Class A ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Class A ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the Class A ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). With the exception of the Nasdaq Global Market, the Class A ordinary shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Class A ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Class A ordinary shares. By the purchase of the Class A ordinary shares, the relevant holder thereof will be deemed to represent and warrant that, if it is in Korea or is a resident of Korea, it purchased the Class A ordinary shares pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Taiwan
The Class A ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A ordinary shares in Taiwan.
Relationships with underwriters
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Expenses of the offering
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
SEC registration fee	$
Nasdaq listing fee
FINRA filing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous fees and expenses
Total	$
All amounts in the table are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.

Legal matters
Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the Class A ordinary shares and certain other matters of U.K. law will be passed upon for us by Davis Polk & Wardwell London LLP.
Experts
The consolidated statement of financial position of Valtech SE as of December 31, 2016 and 2017, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, included in this prospectus have been audited by Deloitte & Associés, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The offices of Deloitte & Associés are located at 6 place de la Pyramide, 92908 Paris La Défense Cedex, France.

Enforcement of judgments
We are a Societas Europaea with our registered office in England. As a result, the rights of holders of our Class A ordinary shares will be governed by English law and our articles of association. A number of our directors and executive officers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us, our directors and executive officers and some of the named experts referred to in this prospectus or have any of them appear in a U.S. court.
The United States and the United Kingdom do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a U.S. federal or state court in the United Kingdom will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a U.K. court would recognize the basis on which a U.S. court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the United Kingdom of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.

Where you can find more information
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Index to financial statements
Audited consolidated financial statements—Valtech
Unaudited interim consolidated financial statements—Valtech

Valtech S.E.
European Public Limited Liability Company
46, Colebrook Row
London N1 8AF
England, United Kingdom

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Valtech S.E.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Valtech S.E. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income (loss), consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Associés
Deloitte & Associés
Paris, France
May 24, 2018
We have served as the Company’s auditor since 2010.

Consolidated statements of income (loss)
(in thousands of euros)	2015	2016	2017	Note
Revenue	184,119	204,589	233,414	3.4
Other revenue	787	3,212	281	3.4
Total revenue	184,906	207,801	233,695
Cost of sales	(122,032)	(135,872)	(154,368)	5
Gross margin	62,874	71,929	79,327
Commercial costs	(11,462)	(13,900)	(16,523)	5
Administrative costs	(40,921)	(43,259)	(50,625)	5
Restructuring costs	(921)	(1,360)	(1,627)	6
Other income and expenses	428	(214)	(126)	6
Goodwill impairment	—	—	(1,141)	6.9
Operating result	9,997	13,196	9,285
Cost of gross financial debt	(168)	(804)	(2,378)	7
Interest income on cash and cash equivalents	25	51	127	7
Other financial income and expenses, net	218	(143)	(1,219)	7
Income before tax from continuing operations	10,072	12,301	5,815
Income tax expense	(3,135)	(3,416)	(5,583)	8
Net income from continuing operations	6,937	8,885	232
Income (loss) from discontinued operations (*)	(1,519)	(4,703)	(1,684)
Net income (loss) attributable to equity holders of the parent	5,418	4,182	(1,452)
Average number of basic shares (thousand)	26,940	26,575	27,248	14
Average number of fully diluted shares (thousand)	29,196	29,443	29,747	14
Earnings per basic share (from continuing operations)	0.26	0.33	0.01	14
Earnings per basic share (attributable to equity holders)	0.20	0.16	(0.05)	14
Earnings per diluted share (from continuing operations)	0.24	0.30	0.01	14
Earnings per diluted share (attributable to equity holders)	0.19	0.14	(0.05)	14
Unaudited pro forma as adjusted average number of basic shares (thousand)				24
Unaudited pro forma as adjusted average number of fully diluted shares (thousand)				24
Unaudited pro forma as adjusted earnings per basic share (from continuing operations)				24
Unaudited pro forma as adjusted earnings per basic share (attributable to equity holders)				24
Unaudited pro forma as adjusted earnings per diluted share (from continuing operations)				24
Unaudited pro forma as adjusted earnings per diluted share (attributable to equity holders)				24
(*) On January 1, 2016, Valtech disposed of its business assets which were held by Valtech Services (see note 2.1.4). In accordance with IFRS 5—Noncurrent assets held for sale and discontinued operations, costs related to the disposal have been reclassified in “Income (loss) from discontinued operations” in the amounts of  €1,684 thousand for the year ended 2017, €4,703 thousand for the year ended 2016 and €1,519 thousand for the year ended 2015.

Consolidated statements of comprehensive income (loss)
(in thousands of euros)	2015	2016	2017
Net income (loss) for the period	5,418	4,182	(1,452)
Foreign currency translation adjustment	1,247	(897)	(1,637)
Items that will not be reclassified to the statement of income	1,247	(897)	(1,637)
Actuarial gains on employee benefits	—	—	210
Items that will be reclassified to the statements of income	—	—	210
Total comprehensive income (loss ) attributable to equity holders of the parent	6,665	3,285	(2,879)
Total comprehensive income (loss) attributable to non-controlling interests	—	—	—

Consolidated statements of financial position
(in thousands of euros)	December 31, 2016	December 31, 2017	Notes
Goodwill	28,247	46,417	9
Intangible assets, net	11,111	20,045	10
Tangible assets, net	7,411	8,339	11
Non-current financial assets, net	2,754	2,825	12
Deferred tax assets	3,559	2,008	8
Non-current assets	53,082	79,634
Accounts receivable and related accounts	57,950	66,059	13
Other current assets	10,838	13,234	13
Cash and cash equivalents	48,577	61,703	17
Current assets	117,365	140,996
Total assets	170,447	220,630
Share capital	3,333	3,446	14
Reserves	56,014	60,890	14
Net income attributable to equity holders of the parent	4,182	(1,452)	14
Total equity	63,529	62,884
Provisions–non-current portion	1,572	2,854	15
Long-term borrowings	42,500	74,438	18
Other financial debt–non-current portion	3,298	16,671	18
Deferred tax liabilities	3,013	4,884	8
Non-current liabilities	50,383	98,847
Provisions–current portion	1,456	779	15
Short-term borrowings and bank overdrafts	777	4,218	17.18
Accounts payable and related accounts	19,676	24,001	16
Other financial debt–current portion	7,399	3,377	18
Other current liabilities	27,227	26,524	16
Current liabilities	56,535	58,899
Total liabilities	106,918	157,746
Total equity and liabilities	170,447	220,630

Consolidated statements of cash flows
(in thousands of euros)	2015	2016	2017
Net income (loss)	5,418	4,182	(1,452)
—Depreciation and amortization, net	2,347	3,977	6,307
—Goodwill impairment	—	—	1,141
—Increase (decrease) in provision for loss	905	(225)	643
—Capital losses on disposal of assets	48	271	(7)
—Share-based compensation expense	1,129	1,040	699
Financial expenses	143	919	3,470
Change of income tax for the period	3,249	3,499	4,600
Change in deferred tax for the period	(114)	(83)	983
Income tax paid	(3,249)	(3,415)	(2,434)
Net change in working capital	(7,176)	4,738	(6,693)
Net cash provided by operating activities	2,700	14,903	7,257
Acquisition of tangible assets	(2,864)	(4,994)	(3,871)
Acquisition of intangible assets	(1,192)	(3,943)	(5,872)
Proceeds from the sale of non current assets	1,519	915	198
Payments for acquired businesses, net of cash acquired	(2,663)	(10,206)	(16,264)
Increase (decrease) of the financial investments	685	(1,803)	(89)
Net cash used in investing activities	(4,515)	(20,031)	(25,898)
Interest paid	(143)	(267)	(1,847)
Cash received from subscription of warrants	723	—	150
Cash received from exercise of warrants	—	46	240
Issuance (repayment) of financial liabilities	(828)	42,500	31,938
Purchase of treasury shares	(6,167)	—	(66)
Others	(116)	(21)	—
Net cash provided by (used in) financing activities	(6,531)	42,258	30,415
Impact of changes in foreign exchange rates	(125)	(4)	(465)
Increase (decrease) in cash and cash equivalents	(8,471)	37,126	11,309
Cash flows from operations being discontinued	(168)	(6,126)	(1,322)
Overall net cash flows	(8,639)	31,000	9,987
Cash and cash equivalents at the beginning of the fiscal year	26,216	17,577	48,577
Cash and cash equivalents at the end of the fiscal year	17,577	48,577	58,564
Reference note	17	17	17
Pursuant to IFRS 5—Non-current assets held for sale and discontinued operations, cash flows related to a business held by Valtech Services that has been sold in 2016 are presented separately in the statements of cash flows as discontinued operations.

Consolidated statements of changes in shareholders’ equity
The changes in shareholders’ equity during the years ended December 31, 2015, 2016 and 2017 are as follows:
(in thousands of euros)	Number of shares	Capital	Additional paid-in capital	Reserves	Share-based compensation	Net income	Treasury shares	Translation difference	Total Group share	Minority interests	Total
December 31, 2014	27,503,262	3,331	102,437	(50,445)	2,543	1,709	(710)	(2,057)	56,808	—	56,808
Appropriation of income	—	—	—	1,709	—	(1,709)	—	—	—	—	—
Net income for the FY	—	—	—	—	—	5,418	—	—	5,418	—	5,418
Gains and losses recognized in Other Comprehensive Income	—	—	—	—	—	—	—	1,247	1,247	—	1,247
Overall result	—	—	—	—	—	5,418	—	1,247	6,665	—	6,665
Share-based compensation	—	—	—	—	1,129	—	—	—	1,129	—	1,129
Subscription of new warrants	—	—	—	723	—	—	—	—	723	—	723
Purchase of treasury shares	—	—	—	—	—	—	(6,167)	—	(6,167)	—	(6,167)
Total of transactions with the shareholders	—	—	—	723	1,129	—	(6,167)	—	(4,315)	—	(4,315)
December 31, 2015	27,503,262	3,331	102,437	(48,013)	3,672	5,418	(6,877)	(810)	59,158	—	59,158
Appropriation of income	—	—	—	5,418	—	(5,418)	—	—	—	—	—
Net income for the FY	—	—	—	—	—	4,182	—	—	4,182	—	4,182
Gains and losses recognized in Other Comprehensive Income	—	—	—	—	—	—	—	(897)	(897)	—	(897)
Overall result	—	—	—	—	—	4,182	—	(897)	3,285	—	3,285
Share-based compensation			—	—	1,040	—	—	—	1,040	—	1,040
Exercise of warrants	18,429	2	44	—	—	—	—	—	46	—	46
Cancellation of treasury shares	(929,721)	—	—	(6,877)	—	—	6,877	—	—	—	—
Total of transactions with the shareholders	(911,292)	2	44	(6,877)	1,040	—	6,877	—	1,086	—	1,086
December 31, 2016	26,591,970	3,333	102,481	(49,472)	4,712	4,182	—	(1,707)	63,529	—	63,529
Appropriation of income	—	—	—	4,182	—	(4,182)	—	—	—	—	—
Net income for the FY	—	—	—	—	—	(1,452)	—	—	(1,452)	—	(1,452)
Gains and losses recognized in Other Comprehensive Income	—	—	—	210	—	—	—	(1,637)	(1,427)	—	(1,427)
Overall result	—	—	—	4,392	—	(5,634)	—	(1,637)	(2,879)	—	(2,879)
Share-based compensation	—	—	—	—	699	—	—	—	699	—	699
Subscription of new warrants	—	—		150	—	—	—	—	150	—	150
Exercise of warrants	102,287	13	227	—	—	—	—	—	240		240
Increase in capital(1)	799,170	100	1,110	—	—	—	—	—	1,210	—	1,210
Purchase of treasury shares(2)	(4,375)	—	—	—	—	—	(66)	—	(66)	—	(66)
Total of transactions with the shareholders	897,082	113	1,337	150	699	—	(66)	—	2,234	—	2,234
December 31, 2017	27,489,052	3,446	103,818	(44,930)	5,411	(1,452)	(66)	(3,344)	62,884	—	62,884
(1)   See details in note 2.3.6.
(2)   See details in note 14.2.

Valtech SE
Notes to the financial statements
The accompanying notes to the consolidated financial statements form an integral part of such consolidated financial statements (notes 3 to 8 primarily relate to the statements of income and notes 9 to 23 primarily relate to the consolidated statements of financial position), which are herein referred to as the “Consolidated Financial Statements”.
NOTE 1—Accounting policies
1.1. Basis of preparation
Incorporated in November 2016, Valtech SE (hereinafter referred to as “Valtech,” or the “Company” as the parent company or, together with its consolidated subsidiaries, the “Group”) is a Societas Europaea (“SE”) incorporated and registered in England, United Kingdom. The registered office of the company is located at 46 Colebrooke Row, London, N1 8AF, United Kingdom.
The Company prepared its Consolidated Financial Statements for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The term “IFRS” refers collectively to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the interpretations committees (IFRIC and SIC), whose application is mandatory for the year ended December 31, 2017. Comparative figures are presented for December 31, 2016 and December 31, 2015 for consolidated statements of income (loss), consolidated statements of comprehensive income (loss), consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity, and for December 31, 2016 for consolidated statements of financial position.
The Consolidated Financial Statements are presented in thousands of euros unless stated otherwise. Some amounts may be rounded for the calculation of financial information contained in the Consolidated Financial Statements. Accordingly, the totals in some tables may not be the exact sum of the preceding figures.
The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain items such as financial assets and liabilities measured at fair value.
The Societas Europaea is a form of European company with a board of directors, subject to the provisions of United Kingdom law. In accordance with such law, the accompanying Consolidated Financial Statements will be approved by Valtech at the shareholders’ meeting, which will take place later in 2018. Such Consolidated Financial Statements were approved and authorized for issuance by the board of directors of Valtech (the “Board of Directors” or the “Board”) on May 24, 2018.
1.2.1.
New standards, amendments and interpretation implemented in the financial statements of the group for the year ended December 31, 2017

The Company has applied, in its Consolidated Financial Statements for the year ended December 31, 2017, new standards and amendments, for which the application is mandatory as of January 1, 2017. The new standards have no material impact on the Group’s financial statements.

Valtech SE

The new standards and interpretations applicable on a mandatory basis for fiscal years beginning on or after January 1, 2017, mainly relate to:
—
Amendment to IAS 7 « Disclosure initiative » the amendment requires entities to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, while distinguishing cash and non-cash flows. The Group has provided disclosure in compliance with this amendment, allowing users of the financial statements to reconcile the variations in liabilities and related amounts recorded in the consolidated statements of cash flows (see note 18.5)

—
Amendment to IAS 12 « Recognition of Deferred Tax Assets for Unrealised Losses ». The amendment clarifies the accounting for deferred tax assets for unrealized losses on debt instruments measured at fair value, in order to address the differences in current market practices.

—
Amendment to IFRS 12 « Annual improvements to IFRS Standards 2014-2016 » mainly the standard IFRS 12—Disclosures of interests in other entities, clarifying the scope of the disclosure requirements.

1.2.2.
New standards, amendments and interpretations not adopted early

The recently released standards and amendments whose application is not mandatory for the year ended December 31, 2017 and which the Group has decided not to apply in advance are:
1. IFRS 15—Revenue from Contracts with Customers (January 1, 2018): published in May 2014, provides a new framework for recognizing revenue. IFRS 15 will replace the current standards on revenue recognition, in particular IAS 18—Revenue, IAS 11—Construction Contracts and the associated interpretations when it becomes applicable. The standard establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be entitled to in exchange for those goods or services.
The standard will be applicable to annual periods beginning on or after January 1, 2018 and is permitted to be applied retrospectively using one of two methods: either by calculating the cumulative effect of the new method at the opening date of initial application, or by restating the comparative periods presented. The standard also requires new disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
Based on the analyses performed to date, we expect that the adoption of the standard will have a marginal impact on our financial position, results of operations and cash flows, as we are finalizing the evaluation of the impact of adopting IFRS 15.
2. IFRS 9—Financial Instruments (January 1, 2018): modifies the recognition and measurement for hedging operations and the major accounting categories of financial assets and liabilities. IFRS 9 also modifies the recognition of credit risk on financial assets by considering expected losses versus the losses incurred. The impact of these standards on the Group’s financial position, results of operations and cash flows is currently being assessed but the impact is expected to be marginal.
3. IFRS 16—Leases (January 1, 2019): this standard on the accounting for leases will be applicable for reporting periods beginning January 1, 2019. It is to be applied retrospectively either on the first application date or on the opening date of the comparative year presented. This standard mainly changes the accounting for leases of tenants with the recognition of an asset and a

Valtech SE

liability representing the right to use upon delivery of the leased asset by the lessor. The standard thus introduces a new basis of separation between contracts with suppliers, based on a new accounting definition of a lease and a service contract. We launched a project in 2017 to identify and analyze the contracts subject to the application of IFRS 16. While the Company continues to assess all potential impacts and transition provisions of this standard, the Company believes that the most significant impact will be related to the accounting for operating leases associated with office space (see note 21.1 for a breakdown of commitments related to operating leases). At this time, a quantitative estimate of the effect of the new standard has not been determined, but the Company anticipates a material impact to its statements of financial position due to the recognition of the present value of unavoidable future lease payments as lease assets and lease liabilities. The measurement of the total lease expense over the term of the lease is unaffected by the new standard; however, the required presentation on our consolidated statements of income will result in lease expenses being presented as depreciation of lease assets and finance costs rather than being fully recognized as general and administrative costs.
The group has not applied in advance any of the standards, interpretations and amendments whose mandatory application is subsequent to December 31, 2017.
1.3. Presentation of the statements
The Group presents one income statement by function, highlighting the following:
—cost of sales (expenses necessary for project implementation),
—commercial costs, and
—general and administrative expenses.
In addition, in accordance with IAS 1, expenses are provided by nature in note 5.
1.4. Scope and methods of consolidation
The Consolidated Financial Statements include the statements of the parent company Valtech SE and all its significant subsidiaries, majority-owned or controlled directly or indirectly under IFRS 10—Consolidation.
The financial statements of each of the Group’s companies are prepared in accordance with the accounting principles and regulations in force in their respective countries. They are adjusted to comply with the applicable accounting policies and principles of the Group.
The income (loss) of subsidiaries acquired or sold during the year is included in the consolidated net income of the Group from the effective date control is obtained or lost. The scope of consolidation is detailed in note 1.26 to our Consolidated Financial Statements.
Subsidiaries full consolidation
Pursuant to IFRS 10 Consolidated Financial Statements, three criteria must be met simultaneously in order to determine the exercise of control of an entity by the parent company over its subsidiaries:
—
The parent company has power over the subsidiary when it has effective rights that give it the ability to direct the relevant activities—i.e., the activities that significantly affect the subsidiary’s returns. Power may arise from existing and/or potential voting rights and/or

Valtech SE

contractual arrangements. Voting rights must be substantial—i.e., they must be able to be exercised when decisions about the relevant activities are to be made without limitation and particularly in decision-making on relevant activities. Assessing how much power is held depends on the subsidiary’s relevant activities, its decision-making process and the way the rights of its other shareholders are distributed;
—
The parent company is exposed or entitled to variable returns due to its connections to the subsidiary, which may vary according to its performance. The concept of return is defined broadly, and includes dividends and other forms of distributed financial benefits, the valuation of the investment, cost savings, synergies, etc.;

—
The parent company has the ability to use its power to affect the subsidiary’s returns. Any power that does not entail this kind of influence does not qualify as control.

1.5. Use of estimates
To prepare the Group’s financial statements under IFRS, Valtech’s management must make estimates and assumptions that may affect the financial statements of future fiscal years. Management revises its estimates and assessments on a regular basis to take into account past experience and other factors deemed relevant in light of economic conditions. Depending on the evolution of these different assumptions or conditions, the amounts in future financial statements may differ from current estimates.
Future facts and circumstances could lead to changes in these estimates or assumptions, which would affect the Group’s financial condition, results of operations and cash flows.
Such estimates and assumptions are related to the following:
•
recognition of revenue,

•
allowance for uncollectible accounts receivable,

•
goodwill, subject to impairment testing, which is based primarily on assumptions of future cash flows, discount rates and terminal values based on rates of long-term growth,

•
capitalization of development costs,

•
share-based payment,

•
recognition of deferred tax assets related to tax loss carry forwards.

The Consolidated Financial Statements reflect the best estimates based on information available on the date such statements are authorized.
1.6. Business combinations and accounting for goodwill
Business combinations
Business combinations are accounted for using the acquisition method whereby the assets acquired and the liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date in accordance with the requirements of the revised IFRS 3 standard (“IFRS 3R”): “Business combination.”

Valtech SE

The evaluation of the purchase price, including, where appropriate, the estimated fair value of contingent considerations, is completed within twelve months following the acquisition. In accordance with IFRS 3R, any adjustments of the purchase price beyond the twelve-month period are recognized in the consolidated statements of income (loss).
On the acquisition date, the goodwill corresponds to the aggregate of the consideration transferred and the amount of any non-controlling interest in the acquiree minus the net amounts (usually at fair value) of the identifiable assets acquired and the liabilities assumed at the acquisition date. Goodwill is subject to annual impairment tests or more frequently if events or changes in circumstances indicate that goodwill might be impaired.
Transaction costs directly attributable to an acquisition are recorded as expenses in the period during which the costs are incurred, except for the borrowing costs, which must be recorded in accordance with IAS 32—Financial Instruments: Presentation and IAS 39—Financial Instruments: Recognition and Measurement.
Contingent consideration or earn-outs are recorded in equity if the contingent payment is settled by delivery of a fixed number of the acquirer’s equity instruments (according to IAS 32). In all others cases, they are recognized in liabilities related to business combinations. Contingent consideration or earn-outs are measured at fair value at acquisition date. This initial measurement is subsequently adjusted through goodwill only when additional information is obtained after the acquisition date about facts and circumstances existing on that date. Such adjustments are made only during the 12-month measurement period that follows the acquisition date. Any other subsequent adjustments are recorded through the income statement.
Accounting for goodwill
Goodwill is allocated to cash generating units, or “CGUs”. These units correspond to entities whose economic activity generates cash flows that are largely independent of each other. These may be geographical areas but also business lines.
Goodwill is recognized in the currency of the acquired company in accordance with revised IFRS 3R.
Goodwill is not amortized, but is subject to impairment testing whenever there is any indication that an asset may be impaired, and at least once a year in accordance with the methods and assumptions described in note 1.7 to our Consolidated Financial Statements.
1.7. Impairment tests (IAS 36)
The Group conducts regular impairment testing of assets (tangible assets, goodwill and other intangible assets). These tests consist of comparing the carrying value of assets to their recoverable amount, which is defined as the greater of the asset fair value less costs to sell, and the value in use, estimated by the net present value of the future cash flows generated by the asset.
For tangible and intangible assets with finite lives, this impairment test is performed whenever indicators of impairment are observable.
For goodwill and other intangible assets with indefinite lives, an impairment test is performed each year, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Valtech SE

The carrying amount of assets is compared with the net present value of future cash flows excluding financial expenses.
The method projects to perpetuity a normative amount with a growth rate. The discount rate applied to those cash flows corresponds to the average cost of capital for each CGU (see assumptions used in note 9.3 to our Consolidated Financial Statements).
In case the annual impairment test reveals a recoverable amount lower than the carrying amount, an impairment is recognized to reduce the book value of the asset or of the goodwill to its recoverable amount. If the recoverable amount of an intangible (excluding goodwill) or tangible asset appreciates in subsequent years and the recoverable amount exceeds the carrying amount, any impairment losses recognized during prior years is reversed in the consolidated statements of income (loss).
The impairment losses recognized on goodwill may not be reversed in the consolidated statements of income (loss).
1.8. Intercompany transactions
All intercompany transactions between the consolidated companies are eliminated.
1.9. Transactions in foreign currencies
The functional currency of the parent company is the euro.
The income and expenses related to foreign currency transactions are recorded at their euro equivalent based on the exchange rate on the date of the transaction. Assets and liabilities in foreign currencies are converted at the closing rate and the exchange differences resulting from this conversion are recognized in either equity (if relating to hedging of assets and liabilities) or the consolidated statement of income (in all other cases).
1.10. Conversion of financial statements of foreign subsidiaries
Assets and liabilities of foreign subsidiaries are converted at the exchange rate at the closing date of each reporting period. The statement of income is converted at the average exchange rate for the period. The resulting conversion difference is recorded directly in equity under ‘Foreign currency translation reserves’. This difference impacts the consolidated statements of income (loss) if there is a subsequent sale of the entity. At such point in time, the related foreign currency translation adjustment is recycled through the statement of income.
1.11. Other intangible assets
Software and user rights acquired under full ownership, software developed for internal use as well as development of new or enhanced services, which are expected to generate future cash flows, are capitalized and amortized over a period from 3 to 5 years.
The capitalized development costs of either a software developed for internal use or an internal project are those directly associated with their production, which primarily consists of expenses related to salary costs of personnel who developed the software or the internal project.
An intangible asset that results from the development of an internal project is recorded if the Group can demonstrate that all of the following conditions have been met:

Valtech SE

—
The technical feasibility of completing the intangible asset so that it will be available for use or sale;

—
Its intention of completing the intangible asset to use or sell it;

—
Its ability to use or sell the intangible asset;

—
The capacity of the intangible asset to generate probable future economic benefits;

—
Among other things, the Group may demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, its usefulness;

—
The availability of adequate technical, financial and other resources to complete the development, and to use or sell the intangible asset;

—
Its ability to reliably measure the expenditures attributable to the intangible asset during its development.

1.12. Tangible assets
The tangible assets are recorded under assets in the statements of financial position at historical amortized cost, minus any impairment. They are not subsequently revalued.
Depreciation is calculated using the straight line method over the estimated useful lives of the different asset categories. It is calculated on the basis of the purchase price, minus any residual value. The assets are depreciated over their expected life, as follows:
•
Fixtures, fitting, technical facilities: depending on term of the real estate lease agreement

•
Hardware: 3–5 years

•
Furniture: 5–7 years

1.13. Leases
Financial leases
Leases of assets, having an effect of transferring to the Group substantially all the risks and economic benefits related to ownership, are accounted for as financial leases. Assets acquired in the form of financial leases are depreciated over the shortest period between the useful life of the asset and the lease term.
Operating leases
Leases where the lessor substantially retains all the risks and economic benefits related to ownership are classified as operating leases. Payments under the leases (net of discounts or rebates received by the lessor) are recorded as operating expenses over the lease period on a straight-line basis. In accordance with SIC 15, Operating leases—Incentives, concerning advantages granted by the lessor to the lessee under operating leases, the Group recognizes the benefits accrued under the rent-free periods as a reduction of rental expense over the lease term.
1.14. Accounts receivable and de-recognition of financial assets
Accounts receivable are recorded at nominal value, which generally approximates their fair value.

Valtech SE

Doubtful accounts receivables are subject to provision allowances determined according to the risk of non-payment by the debtor.
The Group regularly enters into agreements to assign, sell or transfer receivables in certain countries:
—
When the risks associated with trade receivables are not transferred in substance to third parties such as financing institutions, the trade receivables are retained on the balance sheet under receivables, and a financial liability is recorded as short-term financial liability.

—
When the risks associated with trade receivables are transferred to third parties such as financial institutions, cash received is recognized as cash and cash equivalents and the receivables assigned, sold or transferred are derecognized in the statement of financial position.

1.15. Financial instruments
Financial assets and liabilities
Financial assets include assets classified as available-for-sale and held-to-maturity, assets at fair value through profit and loss, asset derivative instruments, loans and receivables and cash and cash equivalents.
Financial liabilities include borrowings, other financing and bank overdrafts, liability derivative instruments and payables.
The recognition and measurement of financial assets and liabilities is governed by IAS 39—Financial Instruments: recognition and measurement (“IAS 39”).
The Group determines the classification of its financial assets and liabilities at initial recognition. In the statement of financial position, financial assets are classified in accounts receivable and related accounts, other current assets and cash and cash equivalents. Financial investments in third parties are classified as long term receivables from associates. Joint ventures and third parties are classified as loans and receivables; derivative assets are regarded as held for hedging unless they do not meet the strict hedging criteria under IAS 39.
Financial liabilities are classified in long-term borrowings, other financial debt—current & non-current portion and short-term borrowings and bank overdrafts.
Financial assets and liabilities at fair value through profit or loss
Financial assets and liabilities at fair value through profit or loss include financial assets and liabilities held for trading and financial assets and liabilities designated upon initial recognition at fair value through profit or loss. Financial assets and liabilities are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39.
Loans, receivables and borrowings
After initial measurement, loans, receivables and borrowings are measured at amortized cost using the Effective Interest Rate method (EIR), less impairment, if any. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that

Valtech SE

are an integral part of the transaction. Amortization, calculated using the EIR, is included in cost of gross financial debt, interest income on cash and cash equivalents and other financial income and expenses in the statement of income. The impairment of loans and receivables, which is represented by the difference between net carrying amount and recoverable value, is recognized in the statement of income and can be reversed if recoverable value rises in the future.
Held-to-maturity investments
The Group did not have any held-to-maturity investments during the years ended December 31, 2017 and 2016.
Available-for-sale financial assets
Available-for-sale financial assets include investments in non-consolidated companies and are recorded at cost upon acquisition including transaction costs.
After initial measurement, available-for-sale financial assets are subsequently measured at their fair value. The fair value for listed securities on an active market is their market price. If a reliable fair value cannot be established, securities are valued at cost. Fair value changes are accounted for directly in other comprehensive income. When a decline in the fair value of an available-for-sale financial asset has been recognized in other comprehensive income and objective evidence of impairment of that financial asset exists (for instance, a significant or prolonged decline in the value of the asset), an irreversible impairment loss is recorded in the income statement. This loss can only be released upon the sale of the securities concerned.
The Group did not have any available-for-sale financial assets during the years ended December 31, 2017 and 2016.
Fair value of financial instruments
The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.
For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include:
•
using recent arm’s length market transactions;

•
reference to the current fair value of another instrument that is substantially the same; and

•
a discounted cash flow analysis or other valuation models.

An analysis of fair values of financial instruments and further details as to how they are measured is detailed in note 19 to our Consolidated Financial Statements.
The fair values of financial instruments are categorized into a fair value hierarchy of three levels. The levels depend on the type of input used for the valuation of the instruments:
Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: inputs other than quoted prices included under Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Valtech SE

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable input).
Amounts recognized as other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognized or when a forecast sale occurs.
1.16. Cash and cash equivalents
In accordance with IAS 7—Cash Flow Statements, cash and cash equivalents presented in the consolidated statements of cash flows include cash (cash on hand and demand deposits) and cash equivalents (short-term, highly liquid investments that are readily convertible to cash and which are subject to an insignificant risk of change in value).
Investments with initial maturity over three months without possibility of early termination as well as bank accounts subject to restrictions (escrow accounts) other than those related to regulations specific to individual countries or sectors (exchange controls, etc.) are excluded from cash and cash equivalents in the statements of cash flows.
1.17. Provisions for retirement and related benefits
Obligations related to defined-benefit pension plans are provided in the consolidated statements of financial position for both current and former employees (people with deferred stock unit plans and pensioners). They are determined as per the projected unit credit method under IAS 19—Employee Benefits (“IAS 19”) on the basis of actuarial assessments made at each year end. The actuarial assumptions used to determine the obligations vary, depending on the economic conditions of the country or on the monetary zone in which the plan is in force. The accounting for each plan is carried out separately.
Under the provisions of IAS 19, for defined-benefit plans financed under external management (pension funds), the excess or deficiency of the fair value of assets compared to the present value of obligations is recognized under the assets or liabilities of the consolidated balance sheet. This recognition is subject to the capping rules of the assets and the minimum funding requirements set out by IFRIC 14.
The expense recognized in the operating result during each period includes the cost of services rendered and the effects of any change, reduction or settlement. The impact of interest recognized on the actuarial debt and the interest income on plan assets is recognized under other financial income and expenses in the consolidated statements of income (loss). Interest income on plan assets is calculated using the discount rate of the obligation for defined-benefit plans.
The revaluation impacts of the net liability related to defined-benefit pension plans (when appropriate, of the asset) are recognized in other comprehensive income. They include:
—
Actuarial gains and losses on the commitment resulting from changes in actuarial assumptions and experience adjustments (differences between the retained actuarial assumptions and observed reality);

Valtech SE

—
Outperformance (underperformance) of the plan assets, i.e. the difference between the actual return on plan assets and their remuneration calculated based on the discount rate of actuarial debt; and

—
The change in the effect of the asset ceiling.

1.18. Share-based payment
Certain employees and board members of the group can benefit from share warrants (redeemable equity warrants).
The redeemable equity warrants are valued at fair value at grant date using financial valuation methods.
The cost thus determined is recorded as personnel expenses over the vesting period with a corresponding increase in equity in accordance with IFRS 2—Share-based payment.
1.19. Provisions
Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.
Measurement of the provisions is revised if the impact is considered significant.
In accordance with IAS 37—Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), the recognition criteria for accounting for a restructuring reserve are (i) the company has an obligation towards a third party at the statement of financial position date, (ii) it is probable (more likely than not) that a liability (future outflow to settle the obligation) has been incurred, and (iii) this liability can be reasonably estimated.
To meet such criteria when reserving for restructuring actions, we consider that the appropriate level of management must approve the restructuring plan and must announce it by the date of the statement of financial position, specifically identifying the restructuring actions to be taken (for example, the number of employees concerned, their job classifications or functions and their locations). Before the statement of financial position date, detailed conditions of the plan must be communicated to employees, in such a manner as to allow an employee to estimate reasonably the type and amount of benefits he/she will receive. Also, the related restructuring actions that are required to be completed must be estimated to be achievable in a relatively short (generally less than 1 year) timeframe without likelihood of change.
Restructuring costs primarily refers to severance payments, early retirement, costs for notice periods not worked, training costs of terminated employees, costs linked to the closure of facilities or the discontinuance of product lines and any costs arising from plans that materially change the scope of the business undertaken by the Group or the manner in which such business is conducted.
Other costs (removal costs, training costs of transferred employees, etc.) and write-offs of fixed assets, inventories, work in progress and other assets, directly linked to restructuring measures, are accounted for as incurred (as linked to ongoing activities), in restructuring costs in the statement of income.

Valtech SE

1.20. Revenue recognition
The revenue corresponds to the amount of the services provided by the Group and the income from sale of licenses. The method of recognition of revenue depends on the nature of services:
•
Time and materials service

The revenue of  ‘time and materials’ services is recognized as and when services are provided under IAS 18—Revenue.
•
Fixed price projects

In cases where contracts are concluded in fixed price project mode with a contractual obligation to deliver a specific outcome, revenues and expenses are recorded in accordance with IAS 11—Construction Contracts using the method of progress defined by the IAS 11 standard with the following features:
—
when the result of a contract can be estimated reliably, income and expenses are recorded depending on the stage of completion of the contract at the closing date,

—
when the result of a contract cannot be estimated reliably, revenue is recorded to the extent of the costs incurred if it is likely that these costs will be recovered,

—
when the projected cost price of a contract exceeds the contractual revenue, a provision for onerous contract is recorded for the extent of the difference.

1.21. Accounting for government grants
Government grants that compensate the expenses incurred by the Group are recorded under IAS 20 as operating income in the statement of income for the period in which expenses were incurred. It relates primarily to research and development tax credits in France (Crédit d’Impôt Recherche).
1.22. Other income and expenses
Other income and expenses includes gains from disposal of tangible and intangible assets. It excludes income (loss) related to discontinued operations, impairment of assets and restructuring costs.
1.23. Taxes
Current income tax
Current income tax assets and liabilities for the current period are established based upon the amount expected to be recovered from or paid to the taxation authorities and reflected in the statement of financial position. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.
Current income tax relating to items recognized directly in equity or in other comprehensive income is recognized respectively in equity or in other comprehensive income, and not in the statement of income.

Valtech SE

Management periodically evaluates positions taken in the Group’s tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes
Deferred taxes are computed in accordance with the liability method for all temporary differences arising between the tax basis of assets and liabilities and their carrying amounts, including the reversal of entries recorded in individual accounts of subsidiaries solely for tax purposes. All amounts resulting from changes in tax rates are recorded in equity, net income (loss), or other comprehensive income for the year in which the tax rate change is enacted.
Deferred tax assets are recorded in the consolidated statements of financial position when it is probable that the tax benefit will be realized in the future. Deferred tax assets and liabilities are not discounted.
To assess the ability of the Group to recover deferred tax assets, the following factors are taken into account:
•
existence of deferred tax liabilities that are expected to generate taxable income, or limit tax deductions upon reversal;

•
forecasts of future operating results;

•
the impact of non-recurring costs included in income or loss in recent years that are not expected to be repeated in the future;

•
historical data concerning recent years’ tax results; and

•
if required, tax planning strategy, such as a planned disposal whose values are higher than their book values.

1.24. Earnings per share
Basic and diluted earnings per share are calculated using the weighted average number of outstanding shares during the year, less the average number of treasury shares and deducted from equity.
The earnings per diluted share takes into account, if necessary, a dilutive effect under the ‘treasury stock method’.
1.25. Non-current assets held for sale
IFRS 5—Non-Current Assets Held for Sale and Discontinued Operations sets out the accounting treatment applicable to assets held for sale and presentation and disclosure requirements for discontinued operations. The assets and liabilities that are immediately available to be sold, and whose sale is highly probable, are classified as assets and liabilities held for sale. When multiple assets are held for sale during a single transaction, we consider the group of assets as a whole, along with the associated liabilities.
Assets or groups of assets held for sale are valued at the lowest amount between the net book value and the net fair value less the cost of sale.
Non-current assets classified as held for sale are no longer amortized.

Valtech SE

1.26. Presentation of the scope of consolidation
The Consolidated Financial Statements of Valtech SE and its subsidiaries on December 31, 2017, 2016 and 2015 include the statements of the companies listed in the table below:
Country	Scope		% of interest 2017	% of interest 2016	% of interest 2015	Acq. or creation date	Consolidation method
United Kingdom	Valtech S.E.		Parent company
	Valtech Ltd.		100%	100%	100%	1996	Full consolidation
	Valtech Inside		100%	100%		2016	Full consolidation
	El Chalten Ltd		100%			2017	Full consolidation
	Non Linear Creations UK Ltd		100%			2017	Full consolidation
Argentina	Valtech Digital SA (formerly Graion)		100%	100%		2016	Full consolidation
Australia	Valtech Holdings Australia		100%	100%	100%	2014	Full consolidation
	Valtech Digital Australia (formerly Neon Stingray)		100%	100%	100%	2014	Full consolidation
Brazil	Non Linear Brasil Technologica Ltda		100%			2017	Full consolidation
Canada	Valtech Canada (formerly W.illi.am)		100%	100%	100%	2015	Full consolidation
	Valtech Digital Canada (formerly Non Linear Creations)		100%			2017	Full consolidation
China	Valtech Digital China Co. Ltd.		100%	100%		2016	Full consolidation
Denmark	Codehouse A/S		100%			2017	Full consolidation
	Valtech A/S		100%	100%	100%	2000	Full consolidation
France	Valtech Training		100%	100%	100%	2002	Full consolidation
	Valtech Global Projects		100%	100%	100%	2006	Full consolidation
Germany	People Interactive	(1)				2017	Full consolidation
	Valtech AG	(2)			100%	2000	Full consolidation
	Valtech GmbH		100%	100%	100%	1999	Full consolidation
Hong Kong	Valtech HK ltd (no operations)		100%	100%	100%	2010	Full consolidation
India	Valtech India Systems Private Ltd		100%	100%	100%	1997	Full consolidation
Netherlands	Valtech BV (formerly eFocus)		100%	100%		2016	Full consolidation
Singapore	Valtech Digital Singapore		100%	100%	100%	2014	Full consolidation
Spain	Valtech Digital Spain (no operations)		100%	100%	100%	2014	Full consolidation

Valtech SE

Country	Scope		% of interest 2017	% of interest 2016	% of interest 2015	Acq. or creation date	Consolidation method
Sweden	Valtech AB		100%	100%	100%	1999	Full consolidation
	Kiara Scandinavia AB	(3)		100%	100%	2008	Full consolidation
	Neon Stingray Scandinavia AB		100%	100%	100%	2014	Full consolidation
Switzerland	Valtech Digital Switzerland		100%	100%	100%	2014	Full consolidation
Ukraine	Valtech LLC		100%			2017	Full consolidation
USA	Valtech Inc.		100%	100%	100%	1997	Full consolidation
	Valtech Solutions		100%	100%	100%	2010	Full consolidation
	Valtech Services	(4)	100%	100%	100%	2014	Full consolidation
	Non Linear Creations Inc		100%			2017	Full consolidation
(1) People Interactive was merged with Valtech GmbH on July 1 2017.
(2) Valtech AG was merged into Valtech GmbH in 2016.
(3) Kiara Scandinavia AB was merged with Valtech AB in 2017.
(4) Business activity in Valtech Services was sold in 2016.
NOTE 2—Major events of the period
2.1 Year 2015
2.1.1. Transfer of the company to Luxembourg
The Board of Directors which met on April 21, 2015 approved the company’s proposed transfer to Luxembourg. This proposal was approved by the Combined General Meeting of Shareholders held on June 30, 2015. According to the indicative timetable which was made available to the General Meeting, the transfer of the company took place in October 2015. The transfer had no impact on the financial statements, apart from calculation of company income tax.
2.1.2. Acquisition of the company w.illi.am (henceforth Valtech Canada)
On July 3, 2015, Valtech completed the acquisition of the digital agency w.illi.am located in Montreal (Canada). The company is integrated in Valtech’s scope of consolidation as of July 1, 2015. w.illi.am employs around 50 people. The acquisition was fully paid for in cash, the purchase price amounting to €4.0 million. The goodwill resulting from this transaction is €1.7 million.
2.1.3. Simplified tender offer
On December 15, 2015, Valtech SE’s controlling shareholder, SiegCo, which held, in conjunction with the group Verlinvest, 73.32% of the capital, presented a simplified tender offer for Valtech shares, at a price of  €11.50 per share, to Valtech’s Board of Directors, which approved it.
In accordance with the applicable regulations, SiegCo, via Degroof Petercam Bank, filed with the French Financial Markets Authority (Autorité des Marchés Financiers) on December 15, 2015, a simplified tender offer for the existing shares not held by SiegCo or Verlinvest, excluding the Company’s treasury shares. The offer therefore covered a maximum number of 6,418,198 shares, representing 23.34% of the capital and theoretical voting rights of Valtech.

Valtech SE

After the offer, which was open from January 12 to February 1, 2016 and the Extraordinary General Meeting of February 5, 2016, SiegCo held together with Verlinvest, 90.9% of Valtech S.E.’s capital.
2.1.4. Disposal of assets Valtech Services, United States
During the first half of 2015, the Group took the decision to sell certain of its American assets and dedicated IT staff as this business was no longer deemed to be consistent with the Group’s strategy. On December 31, 2015, the Group concluded an agreement to sell this business, and the effective sale occurred on January 1, 2016.
According to IFRS 5—Non-current assets held for sale and discontinued operations, assets held for sale are not depreciated, are measured at the lower of carrying amount and fair value less cost to sell, and are presented separately in the statement of financial position. The disposal of Valtech Services has been accounted for according to IFRS 5. The loss from discontinued operation has been reported separately in the consolidated statements of income (loss) and assets available for sale has been reported separately in the consolidated statements of financial position.
2.2. Year 2016
2.2.1. Transfer of the registered offices of the Company to the United Kingdom
The Board of Directors, which met on April 19, 2016, approved the Company’s proposed transfer of headquarters from Luxembourg to the United Kingdom. This proposal was approved by the Combined General Meeting of Shareholders held on June 30, 2016, and the transfer took place on November 25, 2016. The transfer had no impact on the Consolidated Financial Statements, apart from calculation of income tax.
In June 2016, a majority of voters in the United Kingdom voted in a national referendum in favor of the United Kingdom’s exit from the European Union, commonly referred to as “Brexit.” On March 29, 2017, the United Kingdom gave formal notice under Article 50 of the European Treaty of its intention to leave the European Union. The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations and has created political and economic uncertainty about the future relationship between the United Kingdom and the European Union and as to whether any other European countries may similarly seek to exit the European Union. The on-going process of negotiations between the United Kingdom and the European Union will determine the future terms of the United Kingdom’s relationship with the European Union, including access to European Union markets, either during a transitional period or more permanently. Brexit could lead to potentially divergent laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Valtech’s principal operating company is an SE with a registered office in the United Kingdom. Valtech has material operations in the United Kingdom and the rest of Europe and our global operations serve many clients with significant operations in those regions. As a result, Valtech’s financial condition and results of operation may be significantly impacted by the effects of Brexit and the uncertainties surrounding it.
We estimate that the decline in the value of the British Sterling following the Brexit vote negatively impacted our revenue for the year ended December 31, 2016 by €3.9 million.
2.2.2. Acquisition of the company Graion (Argentina)
On June 1, 2016, Valtech completed the acquisition of the business assets of the company Graion, based in Buenos Aires (Argentina). Valtech Digital Argentina (the acquirer of the assets) is part of

Valtech SE

Valtech’s scope of consolidation as of June 1, 2016. This acquisition enables Valtech to strengthen its production capacity in the Americas by integrating the expertise of 30 digital marketing consultants that Graion employed at the time of the acquisition. The purchase price varies depending on the performance of the company over the 15 months following the acquisition date, measured against indicators defined in the asset purchase agreement. The purchase price has been paid in full. Pursuant to the purchase agreement, Valtech paid Graion €0.4 million upon closing and €0.3 million in shares of Valtech SE, for a total consideration of  €0.7 million. The determination of the fair value of assets acquired and liabilities assumed has been finalized and no asset nor liability has been recognized. The final goodwill resulting from this transaction is at €0.5 million including exchange rate variances.
2.2.3. Acquisition of the company eFocus Strategy & Webdesign B.V (the Netherlands)
On July 1, 2016, Valtech acquired the digital agency eFocus Strategy & Webdesign B.V. based in the Netherlands. The company is part of Valtech’s scope of consolidation as of July 1, 2016. eFocus’s revenue was €19.1 million for the year ended December 31, 2015, and the company employed over 200 people in four offices. The purchase price varies depending on the performance of the company over the 36 months following the acquisition date. Part of the purchase price can be paid by shares in Valtech SE, and is accounted for in nominal value. Pursuant to the purchase agreement, Valtech paid the sellers €9.4 million upon closing with an additional €1.2 million holdback payment released in 2016 and subsequently paid €6 million in shares. Subject to certain conditions the sellers are also entitled to receive earn-out payments, which will vary depending on the performance of the company measured from the time of the acquisition until 36 months after the acquisition. As of December 31, 2017, our best estimate of the earn-out payments is €3.4 million. The total consideration is €20.1 million. The determination of the fair value of assets acquired and liabilities assumed has been finalized. The goodwill resulting from this transaction is at €11.4 million.
2.2.4. Disposal of assets in Toulouse, France
On September 1, 2016, Valtech sold its business in Toulouse to GFI Informatique. The Toulouse business was no longer considered a strategic asset for the continuing development of the Group. The Toulouse business revenue was €2.5 million from January 1 to August 31, 2016, and €4.4 million for the year ended December 31, 2015. As a result of this disposal, a gain of €271 thousand has been recognized in the statement of income and classified in other income and expense for the year ended December 31, 2016.
2.2.5. Share based earn-out amendment
On July 12, 2016, a share-based earn-out amendment agreement was signed between the Company and the founders of Valtech Digital Australia PTY Ltd (former Neon Stingray), with the intention of clarifying the original Share Purchase Agreement signed as of July 31, 2014 with Neon Stingray PTY Ltd (which encompassed a payment in shares with a price guarantee), further to the delisting of the company as part of Valtech’s acquisition of 100% ownership of the company’s shares. According to the agreement, the Company will, no later than June 30, 2017, issue an additional 20,000 shares and in total 60,000 shares to the former owners of the company, subject to an extension of the lock-up period until December 31, 2018.
The shares were issued to the former owners of Neon Stingray in full on April 27 and 28, 2017, and were valued at €15 per share.

Valtech SE

2.2.6. Issue of bonds
On July 27, 2016, Valtech issued bonds with a principal amount of  €42.5 million. The bonds bear a fixed annual interest rate of 4.25% with a maturity period of 6 years. The purpose of the issuance is to support future growth. Bonds issued have been classified as financial liabilities. In 2016, interest related to the bonds was €0.8 million.
2.2.7. Settlement of disputes in the United States
In the second half of 2016, Valtech settled two unrelated disputes in the US. One of them originated in 2010 when the American subsidiary of Valtech began discussions with a former client over services delivered since 2007. The services that were disputed in this litigation were part of the historical US business that has been disposed of and the financial consequences of the settlement are classified in “Income (Loss) from discontinued operations” according to IFRS 5—Non-current assets held for sale and discontinued operations.
In the second dispute, the US subsidiary of Valtech sued a competitor on the grounds of tortuous interference in its business. The US subsidiary of Valtech negotiated with the defendant and reached a settlement agreement. The financial consequences of this settlement resulted in income of  €2.3 million and is reported as other revenues in the consolidated statements of income (loss) for the fiscal year ended December 31, 2016.
2.3. Year 2017
2.3.1. Simplified tender offer
On January 9, 2017, Valtech SE’s controlling shareholder, SiegCo, which held, in conjunction with the group Verlinvest, 91.40% of the capital, presented a project for a simplified tender offer for Valtech shares, at a price of  €12.50 per share, to Valtech’s Board of Directors, which approved it.
In accordance with the applicable regulations, SiegCo, via Oddo & Cie, filed with the French Financial Markets Authority (Autorité des Marchés Financiers) on January 10, 2017, a simplified tender offer for the existing shares not held by SiegCo or Verlinvest.
When the Offer was actually open on February 2, 2017, Siegco and Verlinvest held together 93.79% of the capital. Therefore, the Offer covered a maximum of  (i) 1,653,104 existing shares, representing 6.3% of the capital and theoretical voting rights of Valtech and (ii) 308,056 shares which might be issued upon exercise of warrants, i.e. a maximum number of 1,961,160 shares.
In compliance with Section 75 of Valtech’s statutes, the Offer allowed the possibility for Siegco to ask for the issuance of a Remainder Sale Notice, pursuant to which the remaining minority shareholders could be requested to sell their shares to Siegco at the price of the Offer, i.e. at €12.50 per share.
After the Offer, which was open from February 2 to 15, 2017 and the enforcement of the Compulsory Transfer Clause, Siegco and Verlinvest held 100% of Valtech S.E.’s capital.
The Company was delisted on March 8, 2017 from the Euronext Stock Exchange.
2.3.2. Acquisition of the company People Interactive (Germany)
On January 30, 2017, Valtech acquired the German company People Interactive. Founded in 1999, in Cologne, Germany, People Interactive is a digital creative agency, employing 80 employees and generating €10 million in revenue for the year ended December 31, 2016.

Valtech SE

People Interactive is consolidated in the Valtech accounts as of February 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €6.5 million upon closing with an additional €0.9 million holdback payment and subsequently paid them €3.6 million in shares of Valtech S.E. Subject to certain exceptions and the achievement of certain targets, the sellers are also entitled to receive €3.1 million in cash, paid in two instalments in December 2017 and in March 2018. As some targets were not achieved in 2017, the earn-out has been reassessed, leading to an income of  €720 thousand in “other income and expense” of the statement of income. The total consideration is €14.1 million.
The determination of the fair value of assets acquired and liabilities assumed has been finalized. The fair value of net assets acquired amounts to €4,446 thousand, out of which €3,766 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The goodwill resulting from this transaction is €10.4 million (see note 9 to our Consolidated Financial Statements).
People Interactive has merged with Valtech GmbH as of July 1, 2017.
2.3.3 Acquisition of the company El Chalten (United Kingdom)
On March 31, 2017, Valtech acquired the British company El Chalten Ltd, a company based in Ukraine developing ecommerce engines for a variety of customers with around 100 employees at the time of the acquisition. El Chalten Ltd is consolidated in the Valtech accounts as of April 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €0.9 million upon closing with an additional €0.5 million holdback payment. An additional €1.2 million was paid in shares of Valtech SE. The determination of the fair value of assets acquired and liabilities assumed is finalized, and when performing the purchase price allocation analysis no value related to intangible assets has been identified. The goodwill resulting from this transaction was €2.6 million (see note 9 to our Consolidated Financial Statements).
2.3.4. Acquisition of Non-Linear Group
On June 1, 2017, Valtech acquired the company Non-Linear, with offices in three countries, Canada, Brazil and the United Kingdom. Non-Linear is a digital agency with 80 employees and digital experience around Sitecore solutions and Microsoft. Non-Linear is consolidated in the Valtech accounts as of June 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €4.5 million upon closing with an additional €0.5 million holdback paid in December 2017. An additional €3.3 million will be paid in shares of Valtech SE on or before December 31, 2019. The total consideration is €8.3 million. The determination of the fair value of assets acquired and liabilities assumed is ongoing. The fair value of net assets acquired is estimated to amount to €3,086 thousand, out of which €2,388 thousand relates to intangible assets identified when performing the purchase price allocation analysis. The goodwill resulting from this transaction is estimated to be €5.3 million, see note 9 to our Consolidated Financial Statements.
2.3.5. Acquisition of the company Codehouse A/S (Denmark)
On November 1, 2017, Valtech acquired the company Codehouse A/S in Denmark. Codehouse has a team of 21 people working on Sitecore, with offices in Denmark. Codehouse is consolidated in the Valtech accounts as of November 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €0.8 million upon closing with an additional €0.5 million holdback payment and an additional €0.9 million escrow payment. An additional €1.0 million was paid in shares of Valtech SE in January 2018. The total consideration is €3.2 million. The determination of the fair value of

Valtech SE

assets acquired and liabilities assumed is ongoing. The fair value of net assets acquired is estimated at €913 thousand, out of which €684 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The goodwill resulting from this transaction is estimated at €2.2 million, see note 9 to our Consolidated Financial Statements.
Valtech also agreed to issue a total of 6,792 warrants at the time of its next warrant grant. These warrants will have similar features to those already issued (see note 20).
2.3.6. Increase in capital
On April 27, 2017, the Board of Valtech issued 784,264 new shares (€15 per share), as part of the payment for the acquisitions of Neon, Graion, eFocus, People Interactive and El Chalten. The issue of new shares meant a capital increase of  €11,763,960.
On December 20, 2017, the Board of Valtech decided to issue 14,906 new shares (€16 per share) as payment for the acquisition of El Chalten, resulting in a capital increase of  €238,496.
Total capital increase regarding issue of new shares amounts to €12,002 thousand, of which €100 thousand has increased the capital and €11,902 increased additional paid in capital. Net increase in additional paid in capital amounts to €1,110 thousand, and corresponds to €11,902 thousand minus the put options given to the sellers in the business combinations at €10,792 thousand, net €1,110 thousand.
2.3.7. Listing of bonds
On July 24, 2017, the Bonds (issued on July 27, 2016 for a total nominal amount of  €42.5 million) have been listed on the Euro MTF market. The Euro MTF market is not a regulated market within the meaning of Directive 2004/39 / EC on markets in financial instruments.
2.3.8. New issue and listing of bonds
On October 17, 2017 Valtech issued bonds in principal amount of  €33 million The bonds bear a fixed annual interest rate of 4.5% and matures in October 2024. The purpose of the issue is to support Valtech’s future growth. On March 20, 2018 the notes were admitted to trading on the Luxembourg Stock Exchange’s Euro MTF.
NOTE 3—Segment information
For each of the periods presented, the operational monitoring of the Group’s business by senior management was mainly based on geographic location. Business segments can incorporate several countries.
Each business segment has its own operational management and is homogeneous in terms of labor costs and type of clients.
A business segment combines all businesses of the concerned geographical area: the business of outsourcing towards other business lines of the Group (which is eliminated as intercompany transactions) as well as business provided to external third parties. The different business segments of the Group cover similar operations.
Exceptions to this principle are France and the UK where two segments exist: a sector for France and the UK for the operational business conducted in these geographic areas and a corporate sector for the management’s activities. First-level segment reporting corresponds to the countries in which the Group operates:

Valtech SE

•
Corporate headquarters activities (Corp.)

•
France (FR)

•
Sweden (SW)

•
Denmark (DK)

•
United Kingdom (UK)

•
Germany (GE)

•
Netherlands (NL)

•
United States (USA)

•
Canada (CA)

•
India (IN)

•
Australia (AU)

•
Argentina (AR)

•
Switzerland (CH)

•
Singapore (SG)

•
Brazil (BR)

•
Ukraine (UA)

•
China (CN)

Given their low individual importance, the business in Australia, Argentina, Singapore, Brazil, Ukraine, China and Valtech Global Projects are grouped under the category “Others” in the table below.
Intercompany transactions are eliminated and reported in the table below in the category “Interco elim.”
The Group’s business segment information on December 31, 2017, 2016 and 2015 is presented as follows:
31/12/2015
	Corp.	FR	SW	DK	UK	GE	NL(1)	USA	CA	IN	CH	Others	Interco elim.	Total
Revenue with third parties	—	30,493	31,813	13,364	34,874	34,309	—	29,997	3,385	3,667	723	2,281	—	184,906
Intercompany revenue(2)	—	2,287	504	888	295	704	—	297	138	7,776	21	220	(13,130)	—
Total revenue	—	32,780	32,317	14,252	35,169	35,013	—	30,294	3,523	11,443	744	2,501	(13,130)	184,906
Operating result	(3,122)	150	3,601	1,492	3,410	3,550	—	737	305	1,534	(438)	(1,222)	—	9,997
Income before tax from continuting operations	(3,182)	(169)	3,571	1,387	3,456	3,510	—	1,227	306	1,642	(436)	(1,240)	—	10,072
Income tax income/ (expense), net	(19)	—	(853)	(319)	(841)	(1,179)	—	730	(92)	(563)	—	—	—	(3,136)
Goodwill (net value)(2)	—	2,037	739	444	—	2,042	—	6,853	1,699	2,847	—	1,098	—	17,759
Intangible, tangible and financial assets	2,082	1,350	395	779	725	824	—	1,818	204	930	103	196	—	9,406
Average workforce	—	268	245	106	98	148	—	109	52	462	4	28	—	1,520
31/12/2016
	Corp.	FR	SW	DK	UK	GE	NL(1)	USA	CA	IN	CH	Others(3)	Interco elim.	Total
Revenue with third parties	—	28,965	33,250	14,191	30,585	41,358	10,675	29,379	7,648	2,534	2,103	7,113	—	207,801
Intercompany revenue(2)	9	1,763	688	1,133	186	492	95	916	167	8,906	86	903	(15,344)	—
Total revenue	9	30,728	33,938	15,324	30,771	41,850	10,770	30,295	7,815	11,440	2,189	8,016	(15,344)	207,801
Operating result	(2,391)	(1,413)	3,142	2,083	2,883	5,483	428	2,202	643	1,147	(18)	(993)	—	13,196

Valtech SE

31/12/2016
	Corp.	FR	SW	DK	UK	GE	NL(1)	USA	CA	IN	CH	Others(3)	Interco elim.	Total
Income before tax from continuting operations	(3,629)	(703)	3,174	2,054	2,808	5,490	421	2,286	610	1,376	(15)	(1,571)	—	12,301
Income tax income/(expense), net	(21)	(14)	(746)	(466)	(539)	(1,677)	(22)	141	(189)	130	—	(13)	—	(3,416)
Goodwill (net value)	—	2,037	742	446	—	2,042	11,418	5,032	1,811	2,864	—	1,855	—	28,247
Intangible, tangible and financial assets	2,110	502	645	746	2,830	864	9,020	2,488	376	1,329	105	261	—	21,276
Average workforce	—	239	233	103	102	171	93	128	62	495	7	65	—	1,698
31/12/2017
	Corp.	FR	SW	DK	UK	GE	NL(1)	USA	CA	IN	CH	Others(4)	Interco elim.	Total
Revenue with third parties	—	23,715	31,089	16,288	29,185	57,085	23,952	23,863	8,823	1,247	3,668	14,780	—	233,695
Intercompany revenue(2)	143	2,440	399	2,447	212	901	2,300	1,819	775	10,386	19	4,964	(26,805)	—
Total revenue	143	26,155	31,488	18,735	29,397	57,986	26,252	25,682	9,598	11,633	3,687	19,744	(26,805)	233,695
Operating result	(2,634)	731	2,362	2,178	2,038	7,087	1,515	283	(33)	897	99	(5,237)	—	9,286
Income before tax from continuing operations	(4,590)	357	2,356	2,048	1,910	7,052	1,497	243	(319)	919	98	(5,756)	—	5,815
Income tax income/(expense), net	(28)	(12)	(622)	(491)	(394)	(1,977)	(263)	(1,210)	(117)	(355)	—	(114)	—	(5,583)
Goodwill (net value)	—	2,037	690	2,692	—	12,395	11,418	4,423	6,233	2,677	—	3,852	—	46,417
Intangible, tangible and financial assets	3,617	1,354	1,016	1,941	2,760	4,994	8,018	3,278	1,643	1,406	123	1,059	—	31,209
Average workforce	—	185	233	112	96	298	199	115	86	505	9	238	—	2,076
(1) Values for the Netherlands (abbreviated as NL in the table) are for a period of 6 months for the year 2016, from Valtech BV’s entry in the consolidation perimeter of Valtech through December 31, 2016.
(2) Intercompany revenues consist of revenues related to client projects and do not include revenues for corporate contribution and trade mark fees invoiced from Valtech S.E. to its subsidiaries, nor re-billed expenses.
(3) Goodwill regarding Valtech Services US (business (€1,981 thousand) sold on January 1, 2016) is reported as assets available for sale in the balance sheet.
(4) Operating income for Valtech Services US (business sold on January 1st, 2016) is included in Others.
NOTE 4—Types of revenue
Revenue is derived primarily from providing business transformation services to the company’s clients, including digital platform development and digital marketing. Revenue consists of business transformation services revenue including reimbursable expenses, which primarily include travel and out-of-pocket costs that are billable to clients. Revenue reported as other revenue consists of revenue that is not related to the time worked on projects.
Valtech performs services primarily under time-and-material contracts and, to a lesser extent, fixed-price contracts as follows:
	2015	2016	2017
Time and material	84.4%	79.7%	74.9%
Fixed price	15.6%	20.3%	25.1%
Total revenue	100.0%	100.0%	100.0%

Valtech SE

NOTE 5—Expenses by nature
(in thousand euros)
	2015
	Cost of sales	Commercial costs	Administrative costs	Total
Staff costs	(84,007)	(8,886)	(19,290)	(112,182)
Subcontract costs	(35,536)	—	—	(35,536)
Cost of warrants	(110)	—	(1,019)	(1,129)
Other employee benefits expense	(135)	—	—	(135)
Amortization & depreciation(1)	(823)	(34)	(1,762)	(2,620)
Capitalized assets	120	—	422	542
Office rental costs	—	—	(13,037)	(13,037)
Other costs	(1,541)	(2,544)	(6,235)	(10,320)
Total	(122,032)	(11,464)	(40,921)	(174,417)
(1) a reclassification of €1.2 million from “Amortization and depreciation” to “Other costs” has been made for the year ended December 31, 2015.
	2016
	Cost of sales	Commercial costs	Administrative costs	Total
Staff costs	(95,295)	(10,278)	(17,737)	(123,310)
Subcontract costs	(39,096)	(264)	(1,358)	(40,718)
Cost of warrants	(141)	—	(899)	(1,040)
Other employee benefits expense	(127)	—	—	(127)
Amortization & depreciation	(1,258)	(474)	(2,103)	(3,835)
Capitalized assets	1,116	159	630	1,905
Office rental costs	—	—	(13,732)	(13,732)
Other costs	(1,071)	(3,043)	(8,059)	(12,173)
Total	(135,872)	(13,900)	(43,259)	(193,030)
	2017
	Cost of sales	Commercial costs	Administrative costs	Total
Staff costs	(111,970)	(11,008)	(20,977)	(143,954)
Subcontract costs	(39,823)	308	(2,055)	(42,257)
Cost of warrants	(111)	—	(588)	(699)
Other employee benefits expense	(102)	—	—	(102)
Amortization & depreciation	(1,473)	(2,025)	(2,806)	(6,305)
Capitalized assets	2,335	31	975	3,340
Office rental costs	—	—	(15,110)	(15,110)
Other costs	(3,224)	(3,141)	(10,063)	(16,428)
Total	(154,368)	(16,523)	(50,625)	(221,516)

Valtech SE

NOTE 6—Restructuring costs, other income and expenses and goodwill impairment
(in thousands of euros)	2015	2016	2017
Capital gains (losses) on disposal of assets	(48)	271	7
Other non-recurring income / (loss) on Neon Stingray acquisition	555	(572)	(188)
Other	(79)	87	55
Other income and expenses (total)	428	(214)	(126)
Restructuring costs	(921)	(1,360)	(1,627)
Goodwill impairment	—	—	(1,141)
Total	(493)	(1,574)	(2,894)
The restructuring costs mainly relate to:
2015:
—
Provisions corresponding to unused office space of Valtech Training in France amounting to €304 thousand.

—
Provisions corresponding to unused office space relating to the US subsidiary amounting to €89 thousand.

—
Provision for social litigations in France amounting to €480 thousand.

2016:
—
Expenses and provisions for the reorganization of our French companies, for €835 thousand.

—
Provisions corresponding to the cost for unused office space leased in anticipation of future growth that have been recognized in 2016, that amount to €189 thousand relating to the US subsidiary and to €266 thousand relating to the UK subsidiary.

2017:
—
Expenses and provisions for the reorganization of our French companies, amounting to €828 thousand.

—
Expenses and provisions corresponding to the cost for unused office space in Sweden and Denmark, amounting to €296 thousand.

—
Expenses and provision for cost related to the merger of the German entities, amounting to €212 thousand.

The non-recurring expenses on acquisitions of  €188 thousand in 2017 and €572 thousand in 2016 relate to the modification of the payment terms of the company Neon Stingray (Valtech Digital Australia), acquired in 2014 (detailed in note 2.2.5. to our Consolidated Financial Statements). The non-recurring income on acquisition of  €555 thousand 2015 results from a modification of the payment terms of the company Neon (Valtech Digital Australia), acquired in 2014.
Goodwill impairment in 2017 is referring to the subsidiary Neon (Australia) for €1,110 thousand and Kiara (Sweden) €31 thousand (see note 9.2 to our Consolidated Financial Statement).

Valtech SE

NOTE 7—Financial result
(in thousands of euros)	2015	2016	2017
Cost of gross financial debt	(168)	(804)	(2,378)
Interest income on cash and cash equivalents	25	51	127
Net cost of debt	(143)	(753)	(2,251)
Other financial income and expenses	22	31	(59)
Exchange differences	196	(174)	(1,160)
Other financial income and expenses, net	218	(143)	(1,219)
Financial result	75	(896)	(3,470)
NOTE 8—Income taxes
8.1. Analysis of the tax expense
The tax expense can be analysed as follows:
(in thousands of euros)	2015	2016	2017
Current income tax	(3,249)	(3,499)	(4,600)
Change in deferred taxes	114	83	(983)
Total	(3,135)	(3,416)	(5,583)
8.2. Tax Reconciliation
(in thousands of euros)	2015	2016	2017
Net income for the period	5,418	4,182	(1,452)
Tax expense	3,135	3,416	5,583
Earnings before tax	8,553	7,598	4,131
Theoretical tax income (expense)(1)	(2,449)	(1,520)	(785)
Impairment of goodwill	—	—	(333)
Other permanent differences	(515)	1,195	(47)
Use of tax loss carryforwards	865	462	10
Change in estimate on the recoverability of the tax receivable	977	227	(1,217)
Deferred tax assets on tax loss carryforwards not recognized
during the period	(1,951)	(2,836)	(3,107)
Other taxes	(242)	(105)	(28)
Effect of differences in tax rates between jurisdictions	230	(839)	(76)
Actual tax income (expense)	(3,135)	(3,416)	(5,583)
(1) Theoretical tax income (expense) based on 19 % UK tax rate for 2017, 20% for 2016 and 29.2% Luxemburg tax rate for 2015.
Impact of tax reform in the United States:
The U.S Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and introduces significant changes to U.S income tax law. Effective in 2018, the Tax Act reduces the U.S statutory tax rate from 35% to 21%.

Valtech SE

Changes in U.S statutory tax rate has resulted in the recognition of a loss €1,217 thousand of deferred tax assets, for the year ended December 31, 2017 regarding Valtech Solutions in the US.
8.3. Deferred taxes
The breakdown by nature of deferred taxes is as follows:
(in thousands of euros)	31/12/2016	31/12/2017
Deferred taxes (asset)	3,559	2,008
Deferred taxes (liability)	(3,013)	(4,884)
Deferred taxes (net)	546	(2,876)
(in thousands of euros)	Intangible assets	Tax loss carryforwards	Others	Total
Net values on December 31, 2015	—	3,335	(894)	2,441
Items recognized in profit/loss	106	66	(89)	83
Translation adjustment	—	(269)	409	140
Items recognized in shareholders’ equity	—	—	—	—
Business combination	(2,118)	—	—	(2,118)
Net values on December 31, 2016	(2,012)	3,132	(574)	546
Items recognized in profit/loss	502	(1,219)	(267)	(984)
Translation adjustment	56	(307)	2	(249)
Items recognized in shareholders’ equity	—	—	—	—
Business combination	(2,189)	—	—	(2,189)
Net values on December 31, 2017	(3,643)	1,606	(839)	(2,876)
Analysis of the deferred taxes by nature is as follows:
	31/12/2016			31/12/2017
	DTA	DTL	2016	DTA	DTL	2017
Tax loss carryforwards	3,132		3,132	1,606	—	1,606
Intangible assets		(2,012)	(2,012)	—	(3,644)	(3,644)
Other elements	427	(1,001)	(574)	402	(1,240)	(838)
Deferred taxes (net)	3,559	(3,013)	546	2,008	(4,884)	(2,876)

Valtech SE

DTA—Deferred tax assets, DTL—Deferred tax liabilities
Unrecognized deferred tax assets related to tax loss carry forwards were €18,951 thousand and €19,308 thousand as of December 31, 2017 and 2016 respectively, and breaks down as follows:
(in thousands of euros)	31/12/2016	31/12/2017
Valtech SE	12,233	11,971
Valtech Training (France)	1,337	1,547
Valtech Solution, Inc	5,738	3,739
Valtech Digital Singapore	—	89
Valtech Autralia	—	1,207
Valtech China	—	34
Valtech Global Project	—	73
Valtech Ukraine	—	97
Valtech Canada (Non-Linear)	—	188
Valtech United Kingdom (Non-Linear)	—	6
Total	19,308	18,951
NOTE 9—Goodwill
9.1. Breakdown of the goodwill balance
Change in the goodwill balance over the periods presented is as follows:
(in thousand euros)	ADEA USA	ADEA (1) USA	Synaris GE	Majoris IN	Valtech A/S DK	ACDSI FR	Kiara SW	Neon AU	Wi.il.am CA	Graion AR	Efocus NL	El Chalten (2) UK	Non Linear CA	Non Linear BR	Codehouse A/S DK	Total Total
December 31, 2015	4,873	1,981	2,042	2,847	444	2,037	739	1,097	1,699	—	—	—	—	—	—	17,759
Business combination	—	—	—	—	—	—	31	—	—	735	11,418	—	—	—	—	12,184
Disposals	—	(1,949)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,949)
Foreign exchange fluctuations	159	(32)	—	17	2	—	(28)	23	112	—	—	—	—	—	—	253
December 31, 2016	5,032	—	2,042	2,864	446	2,037	742	1,120	1,811	735	11,418	—	—	—	—	28,247
Business combination	—	—	10,353	—	—	—	—	—	—	—	—	2,557	4,501	712	2,249	20,372
Disposals	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Impairment	—		—	—	—	—	(31)	(1,110)	—	—	—	—	—	—	—	(1,141)
Foreign exchange fluctuations	(609)	—	—	(187)	(1)	—	(21)	(10)	(103)	(187)	—	(3)	24	37	(1)	(1,061)
December 31, 2017	4,423	—	12,395	2,677	445	2,037	690	—	1,708	548	11,418	2,554	4,525	749	2,248	46,417
Key to country codes: GE: Germany, IN: India, DK: Denmark, FR: France, SW: Sweden, AU: Australia, AR: Argentina; NL: Netherlands, UK: United Kingdom, BR: Brazil; CA: Canada; UKR: Ukraine
(1)
Goodwill refers to sold business in 2016, and is reported as assets available for sale in the balance sheet.

(2)
El Chalten is a holding company based in United Kingdom with a subsidiary in Ukraine.

Acquisitions of People Interactive, El Chalten, Non-Linear and Codehouse (detailed in notes 2.3) resulted in an increase in the goodwill balance of  €20,372 thousand as of and for the year ended December 31, 2017.
Goodwill regarding Neon (Australia) and Kiara (Sweden) has been impaired, see details in note 9.3.

Valtech SE

9.2. Business combinations
People Interactive
People Interactive was acquired on January 30, 2017. The determination of the fair value of assets acquired and liabilities is finalized. The fair value of net assets acquired is estimated at €4,446 thousand, out of which €3,766 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The useful lives of customer relationships have been determined to be 7 years. The asset is amortized from the date of acquisition over 7 years.
Total consideration for this acquisition is €14.1 million. As a result, the goodwill arising out of this acquisition amounts to €10.4 million. Earn-out subject to certain exceptions and the achievement of certain targets has been paid. As certain targets were not achieved in 2017, the earn-out has been reassessed leading to an income of  €720 thousand recorded in other income and expense, in accordance with IFRS 3.
El Chalten
El Chalten was acquired on March 31, 2017. The determination of the fair value of assets acquired and liabilities assumed is finalized. Neither assets nor liabilities giving rise to goodwill have been identified. The total consideration for the assets of El Chalten is €2.6 million and the goodwill is €2.6 million.
Non-Linear Canada and Brazil
Non-Linear was acquired on June 1, 2017. The determination of the fair value of assets acquired and liabilities assumed is ongoing. The fair value of net assets acquired is estimated at €3,086 thousand, out of which €2,388 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The useful lives of customer relationships and of the technology have been determined to be 4 years and 3 years respectively. These assets are amortized from the date of acquisition over 4 and 3 years respectively.
Total consideration for this acquisition is €8.3 million. As a result, the goodwill arising out of this acquisition is estimated at €5.2 million.
The goodwill has been allocated between the two cash generating units (Canada for €4.5 million (including USA) and Brazil for €0.7 million) based on their share of actual and forecasted revenues for the years 2015-2017, at the time of the acquisition.
Codehouse A/S
On November 1, 2017, Valtech acquired the company Codehouse A/S in Denmark. Codehouse is consolidated in the Valtech accounts as of November 1, 2017. The determination of the fair value of assets acquired and liabilities assumed is ongoing. The fair value of net assets acquired is estimated at €913 thousand, out of which €684 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The useful lives of customer relationships and of the technology have been determined to be 5 years and 3 years respectively. These assets are amortized from the date of acquisition over 5 and 3 years respectively.
Total consideration for this acquisition is €3.2 million. As a result, the goodwill arising out of this acquisition is estimated at €2.2 million.

Valtech SE

9.3. Impairment tests
In accordance with IAS 36—Impairment of Assets (“IAS 36”), goodwill has been subject to impairment tests on each reporting date.
The CGUs are determined in accordance with operational reporting and their recoverable amounts are determined based on a calculation of value in use. The values in use are calculated by discounting, at the rates mentioned below, the pre-tax operating cash-flow forecasts (operating income + amortization +/- change in non-current provisions—operating investments +/- changes in working capital requirements on the business).
Cash-flow projections are made, generally for a period of 5 years based on the management forecasts. A terminal value is then determined on the basis of the capitalization to perpetuity of the cash-flow projections of the past year.
The impairment tests carried out on NeonStingray (Australia) led to the recognition of an impairment. The goodwill related to this entity has been fully impaired resulting in a goodwill impairment charge amounting to €1,110 thousand.
Goodwill amounting to €31 thousand regarding Kiara (Sweden) has been fully impaired at 2017 year end.
Impairment test
Impairment tests were carried out using the following assumptions:
	Model parameters applied to the cash flow projections
	Net book value of the goodwill	Growth rate		Discount rate		Recognized impairment charge
	Dec 31, 2017	n to n+5	terminal	Dec 31, 2016	Dec 31, 2017	2015	2016	2017
USA	4,423	4.0%	1.0%	8.7%	8.1%	—	—
Germany	12,395	1.2%	1.0%	6.4%	6.9%	—	—	—
India	2,677	3.2%	1.0%	14.8%	14.5%	—	—	—
Denmark	2,693	5.7%	1.0%	6.6%	6.2%	—	—	—
France	2,037	3.0%	1.0%	9.1%	8.4%	—	—	—
Sweden	690	3.6%	1.0%	6.6%	6.3%	—	—	(31)
Australia	—	9.4%	1.0%	10.4%	9.9%	—	—	(1,110)
Canada	1,708	15.7%	1.0%	9.8%	8.5%	—	—	—
Non Linear Canada	4,525	8.2%	1.0%	N/A	9.3%	—	—	—
Argentina	548	55.0%	1.0%	24.0%	19.9%	—	—	—
Netherlands	11,418	6.6%	1.0%	8.6%	8.1%	—	—	—
Ukraine	2,554	66.2%	1.0%	N/A	34.4%	—	—	—
Brazil	749	15.4%	1.0%	N/A	23.0%	—	—	—
Total or average	46,417	15.2%	1.0%	10.5%	12.6%	—	—	(1,141)
No reasonable changes in the discount rate or in the perpetual growth rate used would have caused the recoverable amount of any goodwill to equal its carrying value.

Valtech SE

NOTE 10—Intangible assets
(in thousands of euros)	Technology	Customer relationship	Software purchased	Capitalized development costs	Total
Gross amount
As of December 31, 2015	—	—	3,501	1,260	4,761
Increase	—	—	1,400	1,905	3,305
Disposals	—	—	(338)	(1,223)	(1,561)
Acquisitions	616	7,857	—	—	8,473
Translation difference	—	—	(30)	40	10
As of December 31, 2016	616	7,857	4,532	1,982	14,987
Accumulated amortization
As of December 31, 2015	—	—	2,217	329	2,546
Disposals	—	—	(338)	—	(338)
Translation difference	—	—	(1)	21	20
Amortization	31	393	909	315	1,648
As of December 31, 2016	31	393	2,787	665	3,876
Net carrying amount as of December 31, 2016	585	7,464	1,746	1,317	11,111
(in thousands of euros)	Technology	Customer relationship	Software purchased	Capitalized development costs	Total
Gross amount
As of December 31, 2016	616	7,857	4,532	1,982	14,987
Increase	—	—	2,532	3,340	5,872
Disposals	—	—	(827)	(441)	(1,268)
Acquisitions	240	6,935	188	—	7,363
Translation difference	(5)	(112)	(89)	(235)	(441)
As of December 31, 2017	851	14,680	6,336	4,646	26,514
Accumulated amortization
As of December 31, 2016	31	393	2,786	664	3,874
Disposals	—	—	(827)	—	(827)
Acquisitions	—	—	137	—	137
Translation difference	—	—	(66)	(81)	(147)
Amortization	320	1,631	1,215	265	3,431
As of December 31, 2017	350	2,024	3,246	849	6,468
Net carrying amount as of December 31, 2017	501	12,656	3,091	3,797	20,045
The increase in intangible assets corresponds to the Group’s investment in its new management system, creation of new services for customers and creation of new internal systems.

Valtech SE

Technology and customers relationships correspond to intangible assets that are valued as a result of business combinations (note 9.2. Business combination).
Amortization period for customer relationships and technology have been determined by the estimated remaining useful life of the assets, between 4 and 10 years for customer relationship and 3 years for technology.
NOTE 11—Tangible assets
Changes in tangible assets are presented as follows:
(in thousands of euros)	Fixtures	Office furniture	Computer hardware	Others	Finance leases	Total
Gross amount
As of December 31, 2015	3,732	2,279	7,603	725	279	14,618
Increase	2,819	735	1,372	68	—	4,994
Disposals	(1,461)	(326)	(697)	0	—	(2,484)
Acquisitions	0	1,015	1,085	38	—	2,138
Translation difference	(30)	(22)	(27)	15	1	(63)
As of December 31, 2016	5,060	3,681	9,335	846	280	19,203
Accumulated depreciation
As of December 31, 2015	2,255	1,457	5,782	541	279	10,314
Disposals	(1,100)	(239)	(546)	—	—	(1,885)
Acquisitions	—	566	588	17	—	1,171
Translation difference	21	(15)	(13)	10	—	4
Depreciation	500	414	1,217	56	1	2,187
As of December 31, 2016	1,676	2,182	7,028	624	280	11,791
Net carrying amount as of December 31, 2016	3,384	1,499	2,307	222	—	7,411

Valtech SE

(in thousands of euros)	Fixtures	Office furniture	Computer hardware	Others	Finance leases	Total
Gross amount
As of December 31, 2016	5,060	3,681	9,335	846	280	19,203
Increase	871	894	1,980	127	—	3,871
Disposals	(338)	(505)	(2,369)	(312)	(348)	(3,872)
Acquisitions	334	670	300	63	68	1,435
Translation difference	(351)	(92)	(395)	(47)	—	(885)
Other changes	—	194	—	(194)	—	—
As of December 31, 2017	5,575	4,843	8,850	483	—	19,751
Accumulated depreciation
As of December 31, 2016	1,676	2,182	7,028	624	280	11,791
Disposals	(338)	(490)	(2,337)	(312)	(348)	(3,825)
Acquisitions	229	440	289	52	68	1,080
Translation difference	(139)	(62)	(278)	(31)	—	(510)
Depreciation	705	639	1,471	61	—	2,876
Other changes	—	162	—	(162)	—	0
As of December 31, 2017	2,133	2,871	6,174	233	—	11,412
Net carrying amount as of December 31, 2017	3,442	1,971	2,676	249	—	8,339
NOTE 12—Non-current financial assets
Changes in financial assets are presented as follows:
(in thousands of euros)	Non-current financial assets	Deposit	Total
December 31, 2016	480	2,274	2,754
Acquisitions / increase	293	133	426
Disposals or repayments	(85)	(146)	(231)
Translation adjustment	(5)	(120)	(124)
December 31, 2017	683	2,141	2,825
The non-current financial assets are referring to a long term loan within a French specific tax scheme.
Deposits correspond to the deposits and guarantees paid in connection with the real estate rentals of the Group’s companies.

Valtech SE

NOTE 13—Receivables and other current assets
13.1. Accounts receivable and related accounts
Accounts receivables and related accounts are detailed as follows:
(in thousand euros)	31/12/2016	31/12/2017
Accounts receivables	44,123	52,580
Bad debt allowance	(463)	(871)
Accrued income	14,290	14,351
Accounts receivables and related accounts	57,950	66,059
Accrued income relates mainly to fixed price projects.
Changes to the accounts receivable and related accounts over the years are presented as follows:
(in thousands of euros)
Net value as of December 31, 2016	57,950
—Gross value	58,413
—Allowance	(463)
Change in gross value	6,657
Allowance recognized (revised)	(408)
Business combinations	3,567
Translation difference	(1,707)
Net value as of December 31, 2017	66,059
—Gross value	66,930
—Allowance	(871)
Age analysis of accounts receivables is as follows:
(in thousand euros)	31/12/2016	31/12/2017
Not due or due since less than 30 days	41,018	52,199
Due for more than 30 days and less than 60 days	5,073	7,527
Due for more than 60 days and less than 90 days	3,806	2,328
Due for more than 90 days	8,053	4,005
Total	57,950	66,059
The changes during the year for doubtful accounts associated with accounts receivable on December 31, 2017 and 2016 are as follows:
Movement of bad debt allowance (in thousand euros)	31/12/2016	31/12/2017
As of January 1	(1,604)	(463)
Addition	(309)	(1,268)
Non recovered claims	1,008	560
Reversal of bad debt allowance	407	291
Translation adjustment	35	9
As of December 31	(463)	(871)

Valtech SE

The breakdown of the bad debt allowance by ageing of the receivables is as follows:
Aging of receivables (in thousand euros)	31/12/2016	31/12/2017
Not due or due since less than 30 days	—	(10)
Due for more than 30 days and less than 60 days	(8)	(85)
Due for more than 60 days and less than 90 days	(54)	(130)
Due for more than 90 days	(401)	(646)
Total	(463)	(871)
13.2. Other current assets
(in thousand euros)	31/12/2016	31/12/2017
Tax and social security receivables	4,937	4,731
Other receivables	3,065	4,305
Deferred expenses	2,836	4,198
Total	10,838	13,234
Other receivables as of December 31, 2017 mainly refer to factoring in Germany and France (€877 thousand), receivable in Germany due to factoring exceeding the financial limit (€1,960 thousand) and tax credit in France (€632 thousand).
13.3. Fixed price projects
For fixed price projects with a contractual obligation to deliver a specific outcome, revenues and expenses are recorded in accordance with IAS 11—Construction Contracts using the method of progress defined by the IAS 11 standard with the following features:
—
when the result of a contract can be estimated reliably, income and expenses are recorded depending on the stage of completion of the contract at the closing date,

—
when the result of a contract cannot be estimated reliably, revenue is recorded to the extent of the costs incurred if it is likely that these costs will be recovered,

—
when the projected cost price of a contract exceeds the contractual revenue, a provision for onerous contract is recorded for the extent of the difference.

Stage of completion is calculated monthly by comparing costs of completed work hours against total estimated costs of work hours to finalize the project.

Valtech SE

Fixed price projects in the balance sheet are presented as follows:
Contracts in progress at end of the reporting period
(in thousands of euros)	2016	2017
Construction cost incured plus recognised profits less recognised losses to date	16,878	18,269
Less: progress billings	(17,473)	(21,187)
	(595)	(2,918)
Recognized and included in consolidated financials satements as amounts due:
—from customers under construction contracts	3,225	2,735
—to customers under construction contracts	(3,820)	(5,653)
	(595)	(2,918)
Advances received from customers for contract work amounted to €34 thousand 31 December 2017 and €114 thousand 31 December 2016. There were no retentions held by customers for contract work.
Revenues related to fixed price projects amounted to €58.6 million in 2017 and €41.5 million in 2016.
NOTE 14—Equity
14.1. Capital
On December 31, 2017, the capital of Valtech SE., in the amount of  €3,446,229 is composed of 27,493,427 ordinary shares. It is fully paid. Changes over the periods are as follows:
Number of shares	2016	2017
As of January 1	27,503,262	26,591,970
Increase in capital	—	799,170
Reduction in capital	(929,721)	—
Exercise of warrant options	18,429	102,287
As of December 31	26,591,970	27,493,427
The company’s shares were listed on the Euronext regulated market of the Paris Stock Exchange under ISIN code FR0011505163 until March 8, 2017, when the company was delisted.
14.2. Treasury shares—liquidity contract
On December 31, 2015, the number of shares held by the company under a share buyback program was 870,640 for a total purchase price of  €6,877 thousand. Securities held under this program are deprived of voting rights. All treasury shares have been cancelled pursuant to a decision of the Board on February 5, 2016.
As of December 31, 2016 there were no treasury shares outstanding.
As of December 31, 2017 the number of treasury shares amounted to 4,375 (€66 thousand).

Valtech SE

14.3. Basic and diluted earnings per share
The reconciliation between the basic and diluted earnings per share is as follows:
	Net income (*)	Number of shares	Earnings per share
2016
Basic earnings per share	8,884	26,575,077	0.33
Dilutive impact of stock options		2,867,873	0.03
Earnings per diluted share	8,884	29,442,950	0.30
2017
Basic earnings per share	232	27,248,672	0.01
Dilutive impact of stock options		2,498,818	0.00
Earnings per diluted share	232	29,747,490	0.01
(*)
Calculation of earnings per share is based on net income before discontinued operations

14.4. Dividends
The Group has not distributed dividends to its shareholders during fiscal years 2017 and 2016.
NOTE 15—Provisions
15.1. Movements in provisions
(in thousands of euros)	Litigations	Rent for unused premises	Retirement obligations	Others	Total
December 31, 2015
—Current	1,570	58	422	1,332	3,382
—Non-current	—	97	528	4	629
Net values on December 31, 2015	1,570	155	950	1,336	4,011
Increase	2,396	523	204	113	3,236
Recovery	—	—	—	(258)	(258)
Recovery (use)	(3,038)	(553)	(94)	(385)	(4,070)
Translation difference	113	(2)	2	(4)	109
December 31, 2016
—Current	552	123	53	728	1,456
—Non-current	489	—	1,009	74	1,572
Net values on December 31, 2016	1,041	123	1,062	802	3,028
Increase	753	296	120	610	1,779
Recovery	(452)	(66)	—	(124)	(642)
Recovery (use)	(204)	(53)	(215)	(10)	(482)
Translation difference	—	(9)	(35)	(7)	(51)
December 31, 2017
—Current	39	173	54	513	779
—Non-current	1,099	118	879	758	2,854
Net values on December 31, 2017	1,138	291	933	1,271	3,633

Valtech SE

15.2. Litigations
A provision is recognized at year end if, and only if  (i) the Group has a present obligation (legal or constructive) as a result of a past event;(ii) it is possible that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate can be made of the amount of the obligation. Provisions are discounted when the impact of the time value of money is material.
Tax audit in France
A tax audit took place in France which covered fiscal years 2010 and 2011 and the research tax credit recognized or paid during these two years. A re-assessment from the tax authorities was proposed in December 2013 on the research tax credit that had been recognized as income in 2010 for €2,228 thousand and collected in cash. Discussions with the tax authorities have led the latter to restrict the scope of its rectification proposal to a part of the research tax credit corresponding to an amount of  €1,033 thousand in 2010. In addition, the control of other charges resulted in a notification to the Company in July 2014. After discussions with the tax authorities, the latter sent, during the first half of 2014, a notice to pay €1,273 thousand in relation to the 2010 research tax credit and other charges. The Company paid such amount in 2014. In 2017 a lawsuit to dispute the claim was filed.
Social litigations in France
Costs related to litigation regarding former employees amounting to €1,099 thousand have been provisioned.
15.3. Rent for unused premises
The US subsidiary Valtech Solutions recorded a provision of  €189 thousand for the year ended December 31, 2016, corresponding to the cost for unused office space leased in anticipation of future growth. During 2016, €132 thousand was used, and the remaining provision as of December 31, 2016 amounted to €57 thousand. As of December 31, 2017, there is no remaining provision for this lease agreement.
The United Kingdom subsidiary Valtech Ltd started a new office lease in July 2016. The new office had excess space planned to be sub-leased. A sub-lease agreement started March 1, 2017, and the provision for excess space amounted to €66 thousand as per December 31, 2016. As of December 31, 2017, there is no remaining provision for this lease agreement.
A decision has been taken to close down the Swedish subsidiary Valtech AB’s office in Malmö with 10 employees. Cost related to the office during the remaining time of the lease agreement until December 2019, amounting to €225 thousand, has been provisioned.
The Danish company Codehouse A/S acquired in November 2017, has joined the office of the Danish subsidiary Valtech A/S, resulting in a provision for unused premises amounting to €66 thousand. The provision refers to rent premise related costs until February 2018, when the office lease was surrendered.
These provisions cover the entire rent until the end of the lease, minus potential sub-leases if they are deemed sufficiently probable, considering the local real estate market.

Valtech SE

15.4. Retirement obligations and other post-employment benefits.
According to the laws and customs of each country, the Group offers, to its employees, pension plans and healthcare benefits. The plans depend on the local legislation of the country, the business and the historical practices of the subsidiary. Beyond the basic plans, the plans are of either defined contribution or defined benefit and, in the latter case, wholly or partly covered by dedicated investments (stocks, bonds, insurance contracts or other forms of dedicated investments).
—Defined contribution pension plans
The benefits depend solely on the accumulated contributions and investment returns of the latter. The Group’s commitment is limited to contributions that are recognized as operating expenses when incurred.
—Defined benefit pension plans
The valuation of the Group’s commitment under these plans is calculated annually. These calculations include assumptions of mortality, turnover, projection of future salary and pension increases paid.
The post-employment liabilities are determined in accordance with the accounting principles disclosed in note 1.17 to our Consolidated Financial statements. For pension and other post-employment benefits, actuarial gains and losses are recognized in the statement of other comprehensive income.
In order to achieve actuarial valuations, the basic assumptions for calculations are determined by country; specific assumptions (rates of staff turnover, salary increases) are set for each company.
Liabilities related to defined benefits plans recognized in the Consolidated Financial Statements are broken down as follows:
(in thousands of euros)	France	India	Total
December 31, 2015	528	422	950
Service cost	77	32	109
Other changes	—	—	—
Translation adjustment	—	3	3
December 31, 2016	605	457	1,062
Service cost	(393)	87	(306)
Actuarial gains/losses	231	(21)	210
Other changes	—	—	—
Translation adjustment	—	(33)	(33)
December 31, 2017	443	490	933
The social benefits granted in India refers to a social local commitment called “Gratuity plan”—i.e. defined benefits that are regularly paid to the employees when leaving the Group. As there is a lot of movement, the local plan is not funded and does not have an underlying asset.
Provisions for pensions and other postemployment benefits in France primarily relate to obligations to make retirement termination payments.

Valtech SE

On December 31, 2017, the discount rates refer to the 10 year Iboox rate.
Key assumptions used	31/12/2016	31/12/2017
Discount rate	1.05%	1.30%
Salary inflation rate	2.00%	2.00%
Date of retirement	65	65
NOTE 16—Accounts payable and other current liabilities
16.1. Accounts payable and related accounts
The aging analysis of accounts payable is presented as follows:
Aging analysis of accounts payable (in thousand of euros)	31/12/2016	31/12/2017
Not due or due since less than 30 days	16,910	19,521
Due for more than 30 days and less than 60 days	816	1,856
Due for more than 60 days and less than 90 days	301	151
Due for more than 90 days	1,649	2,473
Total	19,676	24,001
16.2. Other current liabilities
(in thousands of euros)	31/12/2016	31/12/2017
Tax and social security liabilities	15,602	16,424
Customer advances	5,389	6,539
Deferred income	4,634	1,603
Other	1,602	1,958
Other current liabilities	27,227	26,524
Deferred income relates mainly to fixed price projects.
Liability regarding received payments from clients on behalf of acquirer of business in US amount to €917 thousand (included in other).
NOTE 17—Cash and cash equivalents
The working capital requirements of France is partially met through factoring contracts without recourse for a total amount of  €1,415 thousand.
(in thousands of euros)	31/12/2016	31/12/2017
Cash and cash equivalents	48,577	61,703
Bank overdrafts	—	(3,139)
Total	48,577	58,564

Valtech SE

NOTE 18—Financial debt
18.1. Analysis of the financial liabilities
(in thousands of euros)	31/12/2016	31/12/2017
Long-term borrowings	42,500	74,438
Deposits and securities received	6	301
Put options on own shares	—	10,795
Debt related to acquisitions	3,287	5,441
Other	5	134
Other financial debt—non-current portion	3,298	16,671
Financial liabilities—non-current portion	45,798	91,109
Short-term borrowings and bank overdrafts	777	4,218
Other financial debt—current portion	7,399	3,377
Financial liabilities—current portion	8,176	7,595
Total financial liabilities	53,974	98,704
Long term borrowings correspond to i) bonds issued in July 2016 for a nominal amount of €42,500 thousand bearing interest at 4.25% per annum with a maturity date in July 2022 and ii) bonds issued in October 2017 for a nominal amount of  €33,000 thousand bearing interest at 4.5% per annum with a maturity date in October 2024.
The put options on our own shares for €10,795 thousand refers to payments in shares for the acquisitions of eFocus, People Interactive and El Chalten, where the sellers have a put option to sell all or a portion of the shares back to Valtech at the initial share price.
Other financial debt—current portion mainly refers to debt relating to business combinations. On December 31, 2016 the debt related to eFocus amounted to €6.343 thousand, Graion €290 thousand and Neon €760 thousand. On December 31, 2017, current debt related to business combinations amounted to €969 thousand regarding eFocus, €720 thousand regarding People Interactive, €266 thousand regarding El Chalten and €1,422 thousand regarding Codehouse A/S.
18.2. Analysis of financial liabilities by maturity
(in thousands of euros)	31/12/2016	31/12/2017
Maturity less than 1 year	8,176	7,595
Maturity between 1 and 5 years	3,298	58,720
Maturity greater than 5 years	42,500	32,389
Total financial debt	53,974	98,704
Maturity between 1 and 5 years corresponds mainly to the bonds issued in July 2016, put options on own shares and debt related to acquisitions.
Maturity over five year corresponds to the bonds issued in October 2017, with a maturity period of 7 years.
18.3. Analysis of the debt by rate
The bonds issued in July 2016 bear interest at a fixed rate of 4.25% per year. The bonds issued in October 2017 bear interest at a fixed rate of 4.5% per year. No hedging of interest rate has been implemented.

Valtech SE

18.4. Finance contracts
Most of the financing agreements by the Group contain clauses in case of default or significant deterioration of Valtech SE and its subsidiaries. Under these clauses, the significant deterioration in the Group’s financial position may lead to the collection of a significant portion or even all of its credit lines.
According to the term of the issue of bonds, so long as the bonds are outstanding, the following conditions regarding financial covenants applies:
•
Leverage ratio (ratio of Consolidated Net Indebtedness to Consolidated EBITDA), shall be lower than or equal to 2.25 and from December 31, 2019, lower than or equal to 2.00

•
Gearing ratio (the ratio of Consolidated Net Indebtedness to Equity), shall be lower than 1.2

If these conditions are not met, the notes become due and payable at their principal amount, together with any accrued interest. For both 2017 and 2016 these conditions have been met.
18.5. Reconciliation between changes in financial liabilities and cash flows related to financing activities
According to amendment to IAS 7 « Disclosure initiative » effective since January 1, 2017, the chart below presents the reconciliation between change in financial liabilities and flows related to financing:
			Non-cash changes					Non-cash changes
(in thousands of euros)	31/12/2015	Cash flows	Acquisition	Foreign exchange movement	Others	31/12/2016	Cash flows	Acquisition	Foreign exchange movement	Others	12/31/2017
Long-term borrowings	—	42,500			—	42,500	31,938			—	74,438
Deposits and securities received	115	—			(109)	6	—			295	301
Put option on own shares	—	—			—	—	—	10,795		—	10,795
Debt related to acquisitions	—	—	3,287			3,287	—	2,211	(57)		5,441
Other	—	—			5	5	—			129	134
Financial liabilities—non current portion	115	42,500	3,287	—	(104)	45,798	31,938	13,006	(57)	424	91,109
Short-term borrowings and bank overdrafts	—				777	777	(777)(1)			4,218	4,218
Other financial debt— current portion	159	—	7,240			7,399		(4,052)	30		3,377
Financial liabilities—current portion	159	—	7,240	—	777	8,176	(777)	(4,052)	30	4,218	7,595
Total financial liabilities	274	42,500	10,527		673	53,974	31,161	8,954	(27)	4,642	98,704
(1)
Included in “interest paid” in the Consolidated Statements of Cash Flows.

NOTE 19—Management of financial risks and financial instruments
The Group’s financial liabilities comprise mainly borrowings and debt related to business combinations (earn-outs), liabilities associated with finance leases and trade payables.
The main objective of these borrowings is to fund the operational activities of the Group. The Group has various other financial assets such as receivables, cash and cash equivalents as well as short-term deposits that are directly generated by its activities.
The Group has no derivatives or any interest rate swaps.

Valtech SE

19.1. Management of foreign currency risk
The total amount of assets denominated in euros, which is the functional currency of the Company and other currencies of the Group (USD, GBP, SEK, DKK, INR, AUD, CAD, ARS, CHF, SGD, CNY, BRL and UAH) is summarized in the table below. These amounts are not subject to any hedging policy.
In 2017, the change in foreign currency translation adjustments recorded in consolidated equity on the net assets exposed to currency risk is a loss of  €1,637 thousand. In 2016 the loss was €897 thousand and in 2015 the gain was €1,247 thousand.
Division by currency, in thousands of euros	EUR	USD	INR	SEK	DKK	GBP	AUD	CAD	OTHERS	TOTAL
12/31/2016
Assets	98,332	20,374	6,818	10,561	7,289	12,599	2,488	6,446	3,508	168,415
Liabilities excl. equity	80,258	2,618	3,022	5,666	3,692	4,897	1,419	1,760	892	104,224
Net exposure (in euros)	18,074	17,756	3,796	4,895	3,597	7,702	1,069	4,686	2,616	64,191
12/31/2017
Assets	137,292	16,576	5,799	12,216	12,179	13,559	1,363	12,190	9,456	220,630
Liabilities excl. equity	128,211	3,378	3,145	5,659	5,406	4,916	714	4,430	1,887	157,746
Net exposure (in euros)	9,081	13,198	2,654	6,557	6,773	8,643	649	7,760	7,569	62,884
The Group is mainly exposed to the fluctuation in the exchange rate of the USD. A 10% appreciation/depreciation of the USD against the EUR would increase net assets converted into euros by approximately €1,447 thousand.
19.2. Management of interest rate risk
On December 31, 2017 and 2016 Valtech is exposed to interest rate risk in two ways:
Financing
The current financing of the Valtech group consists of an issue of bonds, amounting to €42.5 million with a fixed annual interest rate of 4.25% and with a maturity date in 2022, and an issue of bonds, amounting to €33 million with a fixed annual interest rate of 4.5% and with a maturity date in 2024.
Bank guarantees
All of Valtech’s bank guarantees are indexed on country-specific fixed rates. The Group has given bank guarantees amounting to €759 thousand.

Valtech SE

19.3. Liquidity risk
In addition to the available cash of  €58,564 thousand, the Group’s financing as of December 31, 2017 is based mainly on one line related to assignment of receivables totalling €1.4 million concluded by the French entity. This agreement transfers to the financial institution all the risks associated with collection of the receivables.
19.4. Risk on shares and other financial investments
Valtech does not hold any marketable securities, and the Group is not exposed to the risk of share price fluctuation.
NOTE 20—Warrants
A policy has been implemented for the issuance of redeemable equity warrants (“warrants”) to certain employees within the group, which, subject to the recipient paying a subscription price, represent a right to receive ordinary shares upon the payment of an exercise price. Recipients of warrants are determined in the discretion of the Board and, once a recipient is issued a warrant, he or she must pay the subscription price associated with such warrant or such warrant is forfeited.
As of December 31, 2017, the Board of Directors has authorized the issuance of warrants as follows:
—July 12, 2013: 23,153,666 warrants
—December 5, 2014: 6,485,155 warrants
—April 21, 2015: 492,625 warrants
—April 7, 2017: 120,400 warrants
20.1 Main features of the warrants
The main features of the warrants plan existing as of December 31, 2017 are described in the table below:
	2013 plan	2014 plan	2015 plan	2015 plan	2017 plan
Grant date	2013-07-12	2014-12-05	2015-04-21	2015-07-03	2017-04-07
Contractual term of the plan	4 to 5 years	3 to 4 years	4 to 5 years	4 to 5 years	4 to 5 years
Number of warrants issued	23,153,666	6,485,155	422,625	70,000	120,400
Number of warrants required to purchase one share	8	8	1	1	1
Exercise period	From July 12, 2016 to December 15, 2018	From July 12, 2016 to December 15, 2018	From June 1, 2018 to May 31, 2020	From June 1, 2018 to May 31, 2020	From April 10, 2020 to April 9, 2022
Number of beneficiaries	58	30	25	2	23
Subscription price (euros)	0.03	0.05	0.80	0.80	1.25
Exercise price (euros)	0.27	0.4875	7.32	7.55	12.25
Settlement method	Equity	Equity	Equity	Equity	Equity
Redemption conditions	at 0.01€ if share market value equals 0.74€ from July 12, 2015 to July 12, 2018	at 0.025€ if share market value equals 1.37€ from July 12, 2015 to July 12, 2018	at 0.50€ if share market value equals 20.06€ from June 1, 2018 to May 31, 2020		at 1€ if share market value equals 33.57€ from June 1, 2020 to April 9, 2022

Valtech SE

Valtech has the possibility to buy back the warrants at a determined price (see table above) if the share market value equals a specific quote (see table above). The holders of warrants can avoid this buy back by exercising their warrants.
The movements on the equity warrant plan are the following:
	31/12/2016		31/12/2017
	Number of warrants	Exercise price	Number of warrants	Exercise price
Warrants not exercised at the beginning of the period	28,577,622	0.27	28,410,197
Warrants issued over the period			120,400	12.25
Warrants cancelled/maturing over the period	(20,000)	7.32	(35,000)	0.27
Warrants exercised over the period	(147,425)	0.28	(818,270)	0.31
Warrants not exercised at the end of period	28,410,197		27,677,327
20.2 Information on the fair value of warrants allocated
The fair values were determined on the grant dates of the various plans from two evaluation models (Cox, Ross and Rubinstein / Monte Carlo) and are based on data and assumptions that are deemed to be reasonable as of the reporting dates.
The main data and assumptions that were used in making the measurements are as follows:
	Plan of 10 May 2013—4 years	Plan of 17 May 2013—4 years	Plan of 10 May 2013—5 years	Plan of 17 May 2013—5 years	Plan of 5 Dec. 2014—3 years
Plan date	2013-05-10	2013-05-17	2013-05-10	2013-05-17	2014-12-05
Market value of the underlying on the grant date	0.34	0.35	0.34	0.35	4.70
Subscription price (in euros)	0.03	0.03	0.03	0.03	0.05
Exercise price (in euros)	0.27	0.27	0.27	0.27	0.33
Volalitility expected(2)	56.10%	55.90%	56.10%	55.90%	56.10%
Contractual life of the warrant	4 years	4 years	5 years	5 years	4 years
Risk-free return rate(3)	0.45%	0.38%	0.62%	0.53%	0.45%
Dividend rate(4)	—	—	—	—	—
Fair value of warrants(5)	14.84	15.43	15.47	16.03	14.84
	Plan of 5 Dec. 2014—4 years	Plan of 11 May 2015—4 years	Plan of 3 July 2015—4 years	Plan of 7 April 2017—4 years
Plan date	2014-12-05	2015-05-11	2015-07-03	2017-04-07
Market value of the underlying on the grant date(1)	4.70	7.55	8.35	12.50
Subscription price (in euros)	0.05	0.80	0.80	1.25
Exercise price (in euros)	0.33	7.32	7.55	12.25
Volalitility expected(2)	55.90%	34.00%	34.00%	32.56%
Contractual life of the warrant	4 years	4 years	4 years	4 - 5 years
Risk-free return rate(3)	0.38%	0.20%	0.20%	-0.37%
Dividend rate(4)	—	—	—	—
Fair value of warrants(5)	15.43	20.06	20.06	1.67
(1) Following the share consolidation operation (8 old shares for one new share), the price of the underlying is to be compared to the subscription and exercise price of 8 warrants.
(2) Volatility weighted according to the schedule.

Valtech SE

(3) Risk-free return rate (treasury bonds of maturity 2 and 5 years) weighted according to the schedule.
(4) Given the lack of distribution history and current profitability of the company, it is assumed that dividends with a horizon of 5 years will not be distributed.
(5) Fair value of options weighted according to the schedule.
20.3. Expenses accounted for under share-based payments
The total expense recognized in the statements of income with a corresponding increase in equity in accordance with IFRS 2 paragraphs 10-22 amounted to €699 thousand, €1,040 thousand and €1,129 thousand for the years ended December 31, 2017, 2016 and 2015.
NOTE 21—Off-balance sheet commitments
21.1. Contractual obligations
Commitments related to operating leases are as follows:
Leases (in thousand euros)	31/12/2016	31/12/2017
Less than a year	7,164	7,374
Between 1 and 5 years	18,877	18,350
Beyond 5 years	6,554	3,622
Lease agreements	32,595	29,346
The contractual obligations are primarily related to rental commitments.
21.2. Guarantees given
The Valtech Group has agreed to the following guarantees:
Guarantees given (in thousand euros)	31/12/2016	31/12/2017
Guarantees for real estate leases	5,818	4,350
Guarantee to the buyer of a divested business	500	500
Other guarantees		5
Total commitment	6,318	4,855
Guarantee given in connection with real estate leases:
The guarantees relate to a bank guarantee granted in France and Germany, to the lessor of the Paris and German premises, and guarantees to the lessor of premises in London, United Kingdom, and Stockholm, Sweden.
Guarantee to the buyer of a divested business:
In connection with the sale of a divested business, Valtech has pledged a guarantee limited to €500 thousand to the buyer, valid for two years and until September 2018.
21.3. Guarantees received
The Group holds no guarantee issued by third parties for its benefit. Guarantees received from financial institutions in its favour and issued at its request are presented under guarantees given.

Valtech SE

NOTE 22—Related parties
22.1. Related parties
Transactions concluded with normal market conditions between the group and related parties, are as follows:
	(in thousand euros)
Company	Services	Link	31/12/2015	31/12/2016	31/12/2017
Revenues
NetWerk Group	Other revenues	Management in eFocus	—	20	36
Tumble group B.V	Other revenues	Management in eFocus	—	11	—
Medicor B.V	Consulting	Management in eFocus	—	1	23
Cure4 B.V	Other revenues	Management in eFocus	—	1	—
ShopWorks B.V.	Other revenues	Management in eFocus	—	—	9
Pulsar Four GmBH	Consulting	Sergei Ostapenko	—	—	564
Pulsar Four LLC	Consulting	Sergei Ostapenko	—	—	103
Digital Pelican - JOP Inc.	Consulting	Sebastian Lombardo	—	—	168
		Total revenues	—	33	902
Costs
A3 Investissements	Consulting	Sebastian Lombardo	1,209	—	261
Twenty Plus Consulting LLC	Consulting	Tomas Nores	828	270	377
Candioti Gatto Bicain & Ocantos SC	Consulting	Alejandro Candioti	—	—	262
Verlinvest	Interest	—	—	27	—
The Three Tress B.V	Office rental	Management in eFocus	—	272	629
NetWerk Group	Group costs	Management in eFocus	—	1034	1,788
NetWerk Group	Inventory	Management in eFocus	—	—	171
NetWerk Group	Other expenses	Management in eFocus	—	8	22
Digital Tribes	Other expenses	Management in eFocus	—	65	275
A van Urk Management B.V	Consulting	Management in eFocus	—	96	192
Laurens Simonse Group	Other expenses	Management in eFocus	—	82	—
Brandt Management B.V	Consulting	Management in eFocus	—	98	192
Arnoud B.V	Consulting	Management in eFocus	—	96	192
ShopWorks B.V.	Other expenses	Management in eFocus	—	—	39
Ingo Kriescher Consulting	Consulting	Ingo Kriescher	—	—	197
Pulsar Four GmBH	Other expenses	Sergei Ostapenko	—	—	4
Pulsar Four LLC	Other expenses	Sergei Ostapenko	—	—	2
		Total cost	2,037	2,048	4,603

Valtech SE

22.2. Gross remuneration allocated to the board of directors
For the years ended December 31, 2017, 2016 and 2015, the corporate officers of Valtech S.E., the parent company of the Group, are entitled to fees for their participation in activities conducted by the Board of Directors of the Company. This compensation was not paid and the board has not decided on the allocation of fees among its members.
The CEO of Valtech SE, Sebastian Lombardo, is entitled to director’s fees like the other members of the board of directors for participation in the board. However, as the board has not decided on such fees, no remuneration is indicated in the table of remuneration received by Mr. Lombardo. It should be noted that under specific assistance missions, fees are paid by the Group to Mr. Lombardo. These fees amounts to €261 thousand in 2017, none in 2016 and €1,209 thousand in 2015, as disclosed in the table above in note 22.1.
22.3. Amounts allocated to the governing bodies
The amounts allocated to the 4 executive committee members of the Valtech group in the form of remuneration or fees recorded during the years ended December 31, 2017, 2016 and 2015 amounted to €1,294 thousand, €1,276 thousand and €2,913 thousand, respectively.
In 2017, this amount comprises €638 thousand of fees, detailed in the table above in note 22.1 and €656 thousand of remuneration.
NOTE 23—Events after closing date
23.1. Acquisition of the company True Clarity Ltd (United Kingdom)
On February 9, 2018, Valtech acquired True Clarity Limited, a digital web services company, with offices in Bristol and London.
True Clarity is consolidated in the Valtech accounts as of February 1, 2018. Pursuant to the purchase agreement, Valtech paid the sellers €9.1 million upon closing with an additional €2.2 million holdback payment and subsequently paid them €7.3 million in shares of Valtech S.E, subject to certain exceptions and the achievement of certain targets. Shares may be bought back by Valtech if the targets are not met. The total consideration is €18.6 million.
The determination of the fair value of assets acquired and liabilities assumed is ongoing. The goodwill resulting from this transaction is estimated to be €16.5 million. The acquisition has no impact on the Consolidated Financial Statements as of December 31, 2017.
Valtech also agreed to issue a total of 26,960 warrants to certain key employees within a year of closing. These warrants will have similar features to those already issued (see note 20).
23.2. Increase in capital
On January 10, 2018, the board of Valtech decided to issue 59,268 new shares at €16 per share as payment for the acquisition of Codehouse A/S, leading to a capital increase of  €948,288.
On January 30, 2018, the board of Valtech decided to issue 457,480 new shares at €16 per share as payment for the acquisition of True Clarity, leading to a capital increase of  €7,319,680.
NOTE 24—Unaudited pro forma statement of income data
On September 10, 2018, the Company’s shareholders approved the payment of a dividend to SiegCo SA (the Company’s controlling shareholder) in the amount of  €970,000, which was paid on

Valtech SE

September 10, 2018. In addition, on September 14, 2018, the Company’s board of directors approved the payment of an interim dividend of  €7.02 million to all of its shareholders as of such date, which was paid on       , 2018. Distributions declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividends exceeded earnings during such period. The pro forma as adjusted earnings per share has been computed, assuming a public offering price of  $      (or €     , calculated using an exchange rate of one Euro per $1.1677, the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018) per Class A ordinary share (the midpoint of the price range set forth on the cover page of this prospectus), to give effect to the number of Class A ordinary shares whose proceeds would be necessary to pay these distributions, but only to the extent the aggregate amount of these distributions exceeded the Company’s net income for the year ended December 31, 2017. The pro forma as adjusted earnings per share also gives effect to the          for-one share split, which will occur immediately prior to the completion of the Company's initial public offering. The computations of the pro forma as adjusted weighted average shares outstanding and earnings per share are set forth below.
Year ended December 31, 2017
Basic and diluted supplemental pro forma net income per share:
Numerator
Net income from continuing operations	€
Net loss attributable to equity holders of the parent	€
Denominator
Distributions made after June 30, 2018
Less: Net income for the twelve months ended June 30, 2018
Excess of distributions over net income
Divided by: Assumed initial public offering price	€
Number of Class A ordinary shares whose proceeds would be necessary to pay for the distributions (thousand)
Pro forma average number of basic shares after giving effect to the -for-one share split (thousand)
Pro forma average number of fully diluted shares after giving effect to the -for-one share split (thousand)
Pro forma as adjusted average number of basic shares (thousand)
Pro forma as adjusted average number of fully diluted shares (thousand)
Pro forma as adjusted earnings per basic share (from continuing operations)	€
Pro forma as adjusted earnings per basic share (attributable to equity holders)	€
Pro forma as adjusted earnings per diluted share (from continuing operations)	€
Pro forma as adjusted earnings per diluted share (attributable to equity holders)	€

Consolidated statements of income (loss)
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018	Note
Revenue	114,673	136,469	3.4
Other revenue	14	132	3.4
Total revenue	114,687	136,601
Cost of sales	(76,688)	(88,184)	5
Gross margin	37,999	48,417
Commercial costs	(8,071)	(8,984)	5
Administrative costs	(25,153)	(29,251)	5
Restructuring costs	(557)	(158)	6
Other income and expenses	(893)	(152)	6
Operating result	3,325	9,872
Cost of gross financial debt	(948)	(1,802)	7
Interest income on cash and cash equivalents	39	22	7
Other financial income and (expenses), net	(840)	311	7
Income before tax from continuing operations	1,576	8,403
Income tax expense	(1,805)	(3,440)	8
Net income (loss) from continuing operations	(229)	4,963
Income (loss) from discontinued operations (*)	(798)	(1,664)
Net income (loss) attributable to equity holders of the parent	(1,027)	3,299
Average number of basic shares (thousand)	27,025	28,019	14
Average number of fully diluted shares (thousand)	29,629	30,599	14
Earnings per basic share (from continuing operations)	(0.01)	0.18	14
Earnings per basic share (attributable to equity holders)	(0.04)	0.12	14
Earnings per diluted share (from continuing operations)	(0.01)	0.16	14
Earnings per diluted share (attributable to equity holders)	(0.04)	0.11	14
Pro forma as adjusted average number of basic shares (thousand)			24
Pro forma as adjusted average number of fully diluted shares (thousand)			24
Pro forma as adjusted earnings per basic share (from continuing operations)			24
Pro forma as adjusted earnings per basic share (attributable to equityholders)			24
Pro forma as adjusted earnings per diluted share (from continuing operations)			24
Pro forma as adjusted earnings per diluted share (attributable to equityholders)			24
(*) On January 1, 2016, Valtech disposed of its business assets which were held by Valtech Services. In accordance with IFRS 5—Noncurrent assets held for sale and discontinued operations, costs related to the disposal have been reclassified in “Income (loss) from discontinued operations” in the amounts of  €1,664 thousand for the six months ended June 30, 2018 and €798 thousand for the six months ended June 30, 2017.

Consolidated statements of comprehensive income (loss)
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Net income (loss) for the period	(1,027)	3,299
Other comprehensive income, net of income tax
Items that will not be reclassified to the statement of income
Actuarial gains on employee benefits	—	(146)
Items that will be reclassified to the statements of income
Foreign currency translation adjustment	(894)	(1,339)
Other comprehensive income, net of income tax	(894)	(1,485)
Total comprehensive income (loss) attributable to equity holders of the parent	(1,921)	1,814
Total comprehensive income attributable to non-controlling interests	—	—

Consolidated statements of financial position
(in thousands of euros)	December 31, 2017	June 30, 2018	June 30, 2018 (pro forma)(1)	Notes
Goodwill	46,417	57,132		9
Intangible assets, net	20,045	27,273		10
Tangible assets, net	8,339	8,724		11
Non-current financial assets, net	2,825	2,963		12
Other non-current assets	—	86
Deferred tax assets	2,008	1,972		8
Non-current assets	79,634	98,150
Accounts receivable and related accounts	66,059	80,685		13
Other current assets	13,234	13,558		13
Cash and cash equivalents	61,703	51,457		17
Current assets	140,996	145,700
Total assets	220,630	243,850
Share capital	3,446	3,521		14
Reserves	60,890	66,086		14
Net income attributable to equity holders of the parent	(1,452)	3,299		14
Equity attributable to owners of the Company	62,884	72,906
Non-controlling interests	—	7,512		2.2.3.
Total equity	62,884	80,418
Provisions-non-current portion	2,854	2,413		15
Long-term borrowings	74,438	74,532		18
Other financial debt-non-current portion	16,671	16,789		18
Deferred tax liabilities	4,884	5,625		8
Non-current liabilities	98,847	99,359
Provisions-current portion	779	705		15
Short-term borrowings and bank overdrafts	4,218	4,293		17,18
Accounts payable and related accounts	24,001	27,219		16
Other financial debt-current portion	3,377	1,787		18
Other current liabilities	26,524	30,069		16
Current liabilities	58,899	64,073
Total liabilities	157,746	163,432
Total equity and liabilities	220,630	243,850
(1)
See note 25 for a description of the pro forma adjustments.

Consolidated statements of cash flows
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Net income (loss)	(1,027)	3,299
—Depreciation and amortization, net	3,037	4,218
—Increase (decrease) in provision for loss	(229)	(543)
—Capital losses on disposal of assets	2	37
—Share-based compensation expense	518	151
Financial expenses	909	1,780
Change of income tax for the period	2,027	3,995
Change in deferred tax for the period	(221)	(555)
Income tax paid	(841)	(4,759)
Net change in working capital	(11,663)	(5,702)
Net cash provided by (used in) operating activities	(7,488)	1,921
Acquisition of tangible assets	(1,630)	(2,048)
Acquisition of intangible assets	(3,361)	(3,014)
Proceeds from the sale of non-current assets	116	89
Payments for acquired businesses, net of cash acquired	(10,400)	(10,664)
Increase (decrease) of the financial investments	(204)	(265)
Net cash used in investing activities	(15,479)	(15,902)
Interest paid	(6)	(132)
Cash received from subscription of warrants	150	—
Cash received from exercise of warrants	177	189
Cash received from non-controlling interest	—	7,512
Issuance (repayment) of financial liabilities	947	(30)
Purchase of treasury shares	—	(400)
Net cash provided by financing activities	1,268	7,139
Impact of changes in foreign exchange rates	(132)	(172)
Increase (decrease) in cash and cash equivalent	(21,831)	(7,014)
Cash flows from operations being discontinued	(475)	(1,664)
Overall net cash flows	(22,306)	(8,678)
Cash and cash equivalents at the beginning of the period	48,577	58,565
Cash and cash equivalents at the end of the period	26,271	49,889
Reference note	17	17
Pursuant to IFRS 5—Non-current assets held for sale and discontinued operations, cash flows related to a business held by Valtech Services that has been sold in 2016 are presented separately in the statements of cash flows as discontinued operations.

Consolidated statements of changes in shareholders’ equity
The changes in shareholders’ equity during the six months ended June 30, 2018 and June 30, 2017 are as follows:
(in thousands of euros)	Number of shares	Capital	Additional paid-in capital	Reserves	Share-based compensation	Net income	Treasury shares	Translation difference	Total Group share	Non- controlling interests	Total
December 31, 2016	26,591,970	3,333	102,481	(49,472)	4,712	4,182	—	(1,707)	63,529	—	63,529
Appropriation of income	—	—	—	4,182	—	(4,182)	—	—	—	—	—
Net income for the period	—	—	—	—	—	(1,027)	—	—	(1,027)	—	(1,027)
Gains and losses recognized in Other Comprehensive Income	—	—	—	—	—	—	—	(894)	(894)	—	(894)
Overall result	—	—	—	4,182	—	(5,209)	—	(894)	(1,921)	—	(1,921)
Share-based compensation	—	—	—	—	518	—	—	—	518	—	518
Subscription of new warrants	—	—	—	150	—	—	—	—	150	—	150
Exercise of warrants	73,075	11	166	—	—	—	—	—	177	—	177
Increase in capital(1)	784,264	98	874	—	—	—	—	—	972	—	972
Purchase of treasury shares	—	—	—	—	—	—	—	—	—	—	—
Total of transactions with the shareholders	857,339	109	1,040	150	518	—	—	—	1,817	—	1,817
June 30, 2017	27,449,309	3,442	103,521	(45,140)	5,230	(1,027)	—	(2,601)	63,425	—	63,425
December 31, 2017	27,489,052	3,446	103,818	(44,930)	5,411	(1,452)	(66)	(3,344)	62,884	—	62,884
Appropriation of income	—	—	—	(1,452)	—	1,452	—	—	—	—	—
Net income for the period	—	—	—	—	—	3,299	—	—	3,299	—	3,299
Gains and losses recognized in Other Comprehensive Income	—	—	—	(146)	—	—	—	(1,339)	(1,485)	—	(1,485)
Overall result	—	—	—	(1,598)	—	4,751	—	(1,339)	1,814	—	1,814
Share-based compensation	—	—		—	151	—	—	—	151	—	151
Subscription of new warrants	—	—	—	—	—	—	—	—	—	—	—
Exercise of warrants	79,258	10	190	—	—	—	—	—	200		200
Increase in capital(1)	516,748	65	8,203	—	—	—	—	—	8,268	—	8,268
Purchase of treasury shares(2)	(25,728)	—	—	—	—	—	(400)	—	(400)	—	(400)
Cancellation of warrants	—	—	(11)	—	—	—	—	—	(11)	—	(11)
Scope variation(3)	—	—	—	—	—	—	—	—	—	7,512	7,512
Total of transactions with the shareholders	570,278	75	8,382	—	151	—	(400)	—	8,208	—	15,720
June 30, 2018	28,059,330	3,521	112,200	(46,528)	5,562	3,299	(466)	(4,683)	72,906	7,512	80,418
(1)   See details in note 2.1.6 for the six months ended June 30, 2017 and note 2.2.2 for the six months ended June 30, 2018.
(2)   See details in note 14.2.
(3)   See details in note 17.

Valtech SE
Notes to the interim financial statements
The accompanying notes to the interim consolidated financial statements form an integral part of such interim consolidated financial statements (notes 3 to 8 primarily relate to the statements of income and notes 9 to 23 primarily relate to the consolidated statements of financial position), which are herein referred to as the “Interim Consolidated Financial Statements”.
NOTE 1—Accounting policies
1.1. Basis of preparation
Incorporated in November 2016, Valtech SE (hereinafter referred to as “Valtech”, or the “Company” as the parent company or, together with its consolidated subsidiaries, the “Group”) is a Societas Europea (“SE”) incorporated and registered in England, United Kingdom. The registered office of the company is located at 46 Colebrooke Row, London, N1 8AF, United Kingdom.
The Company prepared its Interim Consolidated Financial Statements for the six months ended June 30, 2017 and June 30, 2018, in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The term “IFRS” refers collectively to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the interpretations committees (IFRIC and SIC), whose application is mandatory for the period ended June 30, 2018. Comparative figures are presented for the six months ended June 30, 2017 for consolidated statements of income (loss), consolidated statements of comprehensive income (loss), consolidated statements of cash flows, and for December 31, 2017, for consolidated statements of financial position and consolidated statements of changes in shareholders’ equity.
Interim Consolidated Financial Statements should be read in conjunction with the Group’s 2017 annual consolidated financial statements.
The Interim Consolidated Financial Statements are presented in thousands of euros unless stated otherwise. Some amounts may be rounded for the calculation of financial information contained in the Interim Consolidated Financial Statements. Accordingly, the totals in some tables may not be the exact sum of the preceding figures.
The Interim Consolidated Financial Statements have been prepared on a historical cost basis, except for certain items such as financial assets and liabilities measured at fair value.
The Societas Europea is a form of European company with a board of directors, subject to the provisions of United Kingdom law. The interim consolidated financial statements were approved and authorized for issuance by the board of directors of Valtech (the “Board of Directors” or the “Board”) on August 23, 2018.
1.2.1.
New standards, amendments and interpretation implemented in the financial statements of the Group for the six months ended June 30, 2018

The Company has applied, in its Interim Consolidated Financial Statements for the six months ended June 30, 2018, new standards and amendments, for which the application is mandatory as of January 1, 2018. The new standards have no material impact on the Group’s financial statements.

Valtech SE

The new standards and interpretations applicable on a mandatory basis for fiscal years beginning on or after January 1, 2018, mainly relate to:
1. IFRS 15—Revenue from Contracts with Customers: published in May 2014, provides a new framework for recognizing revenue. IFRS 15 replaces the standards on revenue recognition, in particular IAS 18—Revenue, IAS 11—Construction Contracts and the associated interpretations. The standard establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the consideration that Valtech expects to be entitled to in exchange for those goods or services.
The standard is applicable to annual periods beginning on or after January 1, 2018, and is permitted to be applied retrospectively using one of two methods: either by calculating the cumulative effect of the new method at the opening date of initial application, or by restating the comparative periods presented. The Company has applied the cumulative effect method. The standard also requires new disclosures about the nature (see notes 5 and 13.3), amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The transition to IFRS 15 has not resulted in any impact on our financial position, results of operations and cash flows for the six months ended June 30, 2018.
2. IFRS 9—Financial Instruments: modifies the recognition and measurement for hedging operations and the major accounting categories of financial assets and liabilities. IFRS 9 also modifies the recognition of credit risk on financial assets by considering expected losses versus the losses incurred. The effect of the adoption of IFRS 9 on shareholders’ equity as a result of the 12 month expected credit loss reserve had a marginal impact on our financial position, results of operations and cash flows for the six months ended June 30, 2018 and the retained earnings as of January 1, 2018 has not been restated.
1.2.2
New standards, amendments and interpretations not adopted early

The recently released standards and amendments whose application is not mandatory for the period ended June 30, 2018 and which the Group has decided not to apply in advance are:
IFRS 16—Leases: this standard on the accounting for leases will be applicable for reporting periods beginning January 1, 2019. It is to be applied retrospectively either on the first application date or on the opening date of the comparative year presented. This standard mainly changes the accounting for leases of tenants with the recognition of an asset and a liability representing the right to use upon delivery of the leased asset by the lessor. The standard thus introduces a new basis of separation between contracts with suppliers based on a new accounting definition of a lease and a service contract. We launched a project in 2017 to identify and analyze the contracts subject to application of IFRS 16. While the Company continues to assess all potential impacts and transition provisions of this standard, the Company believes that the most significant impact will be related to the accounting for operating leases associated with office space (see note 21.1 for a breakdown of commitments related to operating leases). At this time, a quantitative estimate of the effect of the new standard has not been determined, but the Company anticipates a material impact to its statements of financial position due to the recognition of the present value of unavoidable future lease payments as lease assets and lease liabilities. The measurement of the total lease expense over the term of the lease is unaffected by the new standard; however, the required presentation on our consolidated statements of income will result in lease expenses being presented as depreciation of lease assets and finance costs rather than being fully recognized as general and administrative costs.

Valtech SE

The Group has not applied in advance any of the standards, interpretations and amendments whose mandatory application is subsequent to December 31, 2018.
1.3. Presentation of the statements
The Group presents one income statement by function by highlighting the following:
—cost of sales (expenses necessary for project implementation),
—commercial costs, and
—general and administrative expenses.
In addition, in accordance with IAS 1, expenses are provided by nature in note 5.
1.4. Scope and methods of consolidation
The Interim Consolidated Financial Statements include the statements of the parent company Valtech SE and all its significant subsidiaries, majority-owned or controlled directly or indirectly under IFRS 10 Consolidation.
The financial statements of each of the Group’s companies are prepared in accordance with the accounting principles and regulations in force in their respective countries. They are adjusted to comply with the applicable accounting policies and principles of the Group.
The income (loss) of subsidiaries acquired or sold during the year is included in the consolidated net income of the Group from the effective date control is obtained or lost. The scope of consolidation is detailed in note 1.27 to the Interim Consolidated Financial Statements.
Subsidiaries full consolidation
Pursuant to IFRS 10 Consolidated Financial Statements, three criteria must be met simultaneously in order to determine the exercise of control of an entity by the parent company over its subsidiaries:
—
The parent company has power over the subsidiary when it has effective rights that give it the ability to direct the relevant activities—i.e., the activities that significantly affect the subsidiary’s returns. Power may arise from existing and/or potential voting rights and/or contractual arrangements. Voting rights must be substantial—i.e., they must be able to be exercised when decisions about the relevant activities are to be made without limitation and particularly in decision-making on relevant activities. Assessing how much power is held depends on the subsidiary’s relevant activities, its decision-making process and the way the rights of its other shareholders are distributed;

—
The parent company is exposed or entitled to variable returns due to its connections to the subsidiary, which may vary according to its performance. The concept of return is defined broadly and includes dividends and other forms of distributed financial benefits, the valuation of the investment, cost savings, synergies, etc.; and

—
The parent company has the ability to use its power to affect the subsidiary’s returns. Any power that does not entail this kind of influence does not qualify as control.

Valtech SE

1.5. Use of estimates
To prepare the Group’s financial statements under IFRS, Valtech’s management must make estimates and assumptions that may affect the financial statements of future fiscal years. Management revises its estimates and assessments on a regular basis to take into account past experience and other factors deemed relevant in light of economic conditions. Depending on the evolution of these different assumptions or conditions, the amounts in future financial statements may differ from current estimates.
Future facts and circumstances could lead to changes in these estimates or assumptions, which would affect the Group’s financial condition, results of operations and cash flows.
Such estimates and assumptions are related to the following:
•
recognition of revenue,

•
allowance for uncollectible accounts receivable,

•
goodwill, subject to impairment testing, which is based primarily on assumptions of future cash flows, discount rates and terminal values based on rates of long-term growth,

•
capitalization of development costs,

•
share-based payment, and

•
recognition of deferred tax assets related to tax loss carry forwards.

The Interim Consolidated Financial Statements reflect the best estimates of management based on information available on the date such statements are authorized.
1.6. Business combinations and accounting for goodwill
Business combinations
Business combinations are accounted for using the acquisition method whereby the assets acquired and the liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date in accordance with the requirements of the revised IFRS 3 standard (“IFRS 3R”): “Business combination”.
The evaluation of the purchase price, including, where appropriate, the estimated fair value of contingent considerations, is completed within twelve months following the acquisition. In accordance with IFRS 3R, any adjustments of the purchase price beyond the twelve-month period are recognized in the consolidated statements of income (loss).
On the acquisition date, the goodwill corresponds to the aggregate of the consideration transferred and the amount of any non-controlling interest in the acquiree minus the net amounts (usually at fair value) of the identifiable assets acquired and the liabilities assumed at the acquisition date. Goodwill is subject to annual impairment tests or more frequently if events or changes in circumstances indicate that goodwill might be impaired.
Transaction costs directly attributable to an acquisition are recorded as expenses in the period during which the costs are incurred.
Contingent consideration or earn-outs are recorded in equity if settled by delivery of a fixed number of the acquirer’s equity instruments (according to IAS 32). In all others cases, they are recorded in liabilities related to business combinations. Contingent consideration or earn-outs are

Valtech SE

measured at fair value at the acquisition date. This initial measurement is subsequently adjusted through goodwill only when additional information is obtained after the acquisition date about facts and circumstances existing on the acquisition date. Such adjustments are made only during the 12-month measurement period that follows the acquisition date. Any other subsequent adjustments are recorded through the income statement.
Accounting for goodwill
Goodwill is allocated to cash generating units, or “CGUs”. These units correspond to entities whose economic activity generates cash flows that are largely independent of each other. These may be geographical areas but also business lines.
Goodwill is recognized in the currency of the acquired company in accordance with revised IFRS 3R.
Goodwill is not amortized, but is subject to impairment testing whenever there is any indication that an asset may be impaired, and at least once a year in accordance with the methods and assumptions described in note 1.7 to the Interim Consolidated Financial Statements.
1.7. Impairment tests (IAS 36)
The Group conducts regular impairment testing of assets (including tangible assets, goodwill and other intangible assets). These tests consist of comparing the carrying value of assets to their recoverable amount, which is defined as the greater of the asset fair value less costs to sell, and the value in use, estimated by the net present value of the future cash flows generated by the asset.
For tangible and intangible assets with finite lives, this impairment test is performed whenever indicators of impairment are observable.
For goodwill and other intangible assets with indefinite lives, an impairment test is performed each year, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.
The carrying amount of assets is compared with the net present value of future cash flows, excluding financial expenses.
The method projects to perpetuity a normative amount with a growth rate. The discount rate applied to those cash flows corresponds to the average cost of capital for each CGU.
If the annual impairment test reveals a recoverable amount lower than the carrying amount, an impairment is recognized to reduce the book value of the asset or of the goodwill to its recoverable amount. If the recoverable amount of an intangible asset (excluding goodwill) or tangible asset appreciates in subsequent years and the recoverable amount exceeds the carrying amount, any impairment losses recognized during prior years is reversed in the consolidated statement of income (loss).
The impairment losses recognized on goodwill may not be reversed in the consolidated statement of income (loss).
1.8. Intercompany transactions
All intercompany transactions between the consolidated companies are eliminated.

Valtech SE

1.9. Transactions in foreign currencies
The functional currency of the parent company is the euro.
The income and expenses related to foreign currency transactions are recorded at their euro equivalent based on the exchange rate on the date of the transaction. Assets and liabilities in foreign currencies are converted at the closing rate and the exchange differences resulting from this conversion are recognized in the consolidated statement of income.
1.10. Conversion of financial statements of foreign subsidiaries
Assets and liabilities of foreign subsidiaries are converted at the exchange rate at the closing date of each reporting period. The statement of income is converted at the average exchange rate for the period. The resulting conversion difference is recorded directly in equity under ‘Foreign currency translation reserves’. This difference impacts the consolidated statement of income if there is a subsequent sale of the entity. At such point in time, the related foreign currency translation adjustment is recycled through the statement of income (loss).
1.11. Other intangible assets
Software and user rights acquired under full ownership, software developed for internal use as well as development of new or enhanced services, which are expected to generate future cash flows, are capitalized and amortized over a period from 3 to 5 years.
The capitalized development costs of either a software developed for internal use or an internal project are those directly associated with their production, which primarily consists of expenses related to salary costs of personnel who developed the software or the internal project.
An intangible asset that results from the development of an internal project is recorded if the Group can demonstrate that all of the following conditions have been met:
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The technical feasibility of completing the intangible asset so that it will be available for use or sale;

—
Its intention of completing the intangible asset to use or sell it;

—
Its ability to use or sell the intangible asset;

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The capacity of the intangible asset to generate probable future economic benefits;

—
Among other things, the Group may demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, its usefulness;

—
The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

—
Its ability to reliably measure the expenditures attributable to the intangible asset during its development.

1.12. Tangible assets
Tangible assets are recorded under assets in the statement of financial position at historical amortized cost, minus any impairment. They are not subsequently revalued.

Valtech SE

Depreciation is calculated using the straight-line method over the estimated useful lives of the different asset categories. It is calculated on the basis of the purchase price, minus any residual value. The assets are depreciated over their expected life as follows:
•
Fixtures, fitting, technical facilities: depending on term of the real estate lease agreement

•
Hardware; 3-5 years

•
Furniture; 5-7 years

1.13. Leases
Financial leases
Leases of assets, having an effect of transferring to the Group substantially all the risks and economic benefits related to ownership, are accounted for as financial leases. Assets acquired in the form of finance leases are depreciated over the shortest period between the useful life of the asset and the lease term.
Operating leases
Leases where the lessor substantially retains all the risks and economic benefits related to ownership are classified as operating leases. Payments under the leases (net of discounts or rebates received by the lessor) are recorded as operating expenses over the lease period on a straight-line basis. In accordance with SIC 15, Operating leases—Incentives, concerning advantages granted by the lessor to the lessee under operating leases, the Group recognizes the benefits accrued under the rent-free periods as a reduction of rental expense over the lease term.
1.14. Accounts receivable and de-recognition of financial assets
Accounts receivable are recorded at nominal value, which generally approximates their fair value.
Doubtful accounts receivables are subject to provision allowances determined according to the forward-looking Expected Credit Loss model, considering historic, current and forward-looking information when recognizing impairment charges (i.e., provision for bad debts).
The Group regularly enters into agreements to assign, sell or transfer receivables in certain countries:
—
When the risks associated with trade receivables are not transferred in substance to third parties (such as financing institutions), the trade receivables are retained on the balance sheet under receivables, and a short-term financial liability is recorded.

—
When the risks associated with trade receivables are transferred to third parties (such as financing institutions), cash received is recognized as cash and cash equivalents, and the receivables assigned, sold or transferred are derecognized in the statement of financial position.

Valtech SE

1.15. Investments and other financial assets
As of January 1, 2018, the Group classifies its financial assets in the following measurement categories:
•
those to be measured subsequently at fair value (either through other comprehensive income (OCI), or through profit or loss), and

•
those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.
For assets measured at fair value, gains and losses will either be recorded in OCI or profit or loss. For investments in equity instruments that are not held for trading, the classification will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).
The recognition and measurement of financial assets and liabilities is governed by IFRS 9—Financial Instruments.
The Group determines the classification of its financial assets. In the statement of financial position, financial assets are primarily comprised of accounts receivable and related accounts, other current assets and cash and cash equivalents. These financial assets are carried at amortized cost if the business model involves holding the instrument in order to collect contractual cash flows which consist entirely of principal and interest.
Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.
Debt instruments
Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Group classifies its debt instruments:
Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on de-recognition is recognized directly in profit or loss and presented in other financial and expenses, net, together with foreign exchange gains and losses. Impairment losses are presented as a separate line item in the consolidated statements of income (loss).
FVOCI: Assets that are held for collection of contractual cash flows and/or for sale, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest revenue and foreign exchange gains and losses, which are recognized in profit or loss. When the financial asset is de-recognized, the cumulative gain or loss

Valtech SE

previously recognized in OCI is reclassified from equity to profit or loss and recognized in other financial and expenses, net. Interest income from these financial assets is included in interest income on cash and cash equivalents using the effective interest rate method. Foreign exchange gains and losses are presented in other financial and expenses, net and impairment losses are presented as a separate line item in the consolidated statements of income (loss).
FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other financial and expenses, net in the period in which it arises.
Equity instrument
The Group subsequently measures all equity investments at fair value. Where the Group’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the de-recognition of the investment. Dividends from such investments continue to be recognized in profit or loss as other income when the Group’s right to receive payments is established.
Changes in the fair value of financial assets at FVPL are recognized in other financial and expenses, net in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.
Impairment
As of January 1, 2018, the Group assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.
1.16. Derivatives and hedging
Cash flow hedges that qualify for hedge accounting
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss, within other income (expenses).
When option contracts are used to hedge forecast transactions, the Group designates only the intrinsic value of the options as the hedging instrument. Until December 31, 2017, the Group classified foreign currency options as held-for-trading derivatives and accounted for them at FVPL.
When forward contracts are used to hedge forecast transactions, the Group generally designates only the change in fair value of the forward contract related to the spot component as the hedging instrument. Gains or losses relating to the effective portion of the change in the spot component of the forward contracts are recognized in the cash flow hedge reserve within equity. The change in the forward element of the contract that relates to the hedged item (‘aligned forward element’) is recognized within OCI in equity. In some cases, the entity may designate the full change in fair value of the forward contract (including forward points) as the hedging

Valtech SE

instrument. In such cases, the gains or losses relating to the effective portion of the change in fair value of the entire forward contract are recognized in the cash flow hedge reserve within equity. Amounts accumulated in equity are reclassified in the periods when the hedged item affects profit or loss, as follows:
—
Where the hedged item subsequently results in the recognition of a non-financial asset (such as inventory), both the deferred hedging gains and losses and the deferred time value of the option contracts or deferred forward points, if any, are included within the initial cost of the asset. The deferred amounts are ultimately recognized in profit or loss as the hedged item affects profit or loss (for example, through cost of sales).

—
The gain or loss relating to the effective portion of the interest rate swaps hedging variable rate borrowings is recognized in profit or loss at the same time as the interest expense on the hedged borrowings.

When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs, resulting in the recognition of a non-financial asset such as inventory. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss.
1.17. Cash and cash equivalents
In accordance with IAS 7—Cash Flow Statements, cash and cash equivalents presented in the consolidated statements of cash flows include cash (cash on hand and demand deposits) and cash equivalents (short-term, highly liquid investments that are readily convertible to cash and which are subject to an insignificant risk of change in value).
Investments with initial maturity over three months without possibility of early termination as well as bank accounts subject to restrictions (escrow accounts) other than those related to regulations specific to individual countries or sectors (exchange controls, etc.) are excluded from cash and cash equivalents in the statements of cash flows.
1.18. Provisions for retirement and related benefits
Obligations related to defined-benefit pension plans are provided in the consolidated statement of financial position for both current and former employees (people with deferred stock unit plans and pensioners). They are determined as per the projected unit credit method under IAS 19—Employee Benefits (“IAS 19”) on the basis of actuarial assessments made at each year end. The actuarial assumptions used to determine the obligations vary, depending on the economic conditions of the country or on the monetary zone in which the plan is in force. The accounting for each plan is carried out separately.
Under the provisions of IAS 19, for defined-benefit plans financed under external management (pension funds), the excess or deficiency of the fair value of assets compared to the present value of obligations is recognized under the assets or liabilities of the consolidated statement of financial position. This recognition is subject to the capping rules of the assets and the minimum funding requirements set out by IFRIC 14.
The expense recognized in the operating result during each period includes the cost of services rendered and the effects of any change, reduction or settlement. The impact of interest recognized on the actuarial debt and the interest income on plan assets is recognized under

Valtech SE

other financial income and expenses in the consolidated statement of income. Interest income on plan assets is calculated using the discount rate of the obligation for defined-benefit plans.
The revaluation impacts of the net liability related to defined-benefit pension plans (when appropriate, of the asset) are recognized in the statement of other comprehensive income. They include:
—
Actuarial gains and losses on the commitment resulting from changes in actuarial assumptions and experience adjustments (differences between the retained actuarial assumptions and observed reality);

—
Outperformance (underperformance) of the plan assets, i.e. the difference between the actual return on plan assets and their remuneration calculated based on the discount rate of actuarial debt; and

—
The change in the effect of the asset ceiling.

1.19. Share-based payment
Certain employees and Board members of the Group can benefit from share warrants (redeemable equity warrants).
The redeemable equity warrants are valued at fair value at grant date using financial valuation methods.
The cost is recorded as personnel expenses over the vesting period with a corresponding increase in equity in accordance with IFRS 2: Share-based payment.
1.20. Provisions
Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
Measurement of the provisions is revised if the impact is considered significant.
In accordance with IAS 37—Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), the recognition criteria for accounting for a restructuring reserve are (i) the company has an obligation to a third party at the statement of financial position date, (ii) it is probable (more likely than not) that a liability (future outflow to settle the obligation) has been incurred, and (iii) this liability can be reasonably estimated.
To meet such criteria when reserving for restructuring actions, it is our view that the appropriate level of management must approve the restructuring plan and must announce it by the date of the statement of financial position, specifically identifying the restructuring actions to be taken (for example, the number of employees concerned, their job classifications or functions and their locations). Before the statement of financial position date, detailed conditions of the plan must be communicated to employees in such a manner as to allow an employee to estimate reasonably the type and amount of benefits he/she will receive. Also, the related restructuring actions that are required to be completed must be estimated to be achievable in a relatively short (generally less than 1 year) timeframe without likelihood of change.

Valtech SE

Restructuring costs primarily refers to severance payments, early retirement, costs for notice periods not worked, training costs of terminated employees, costs linked to the closure of facilities or the discontinuance of product lines and any costs arising from plans that materially change the scope of the business undertaken by the Group or the manner in which such business is conducted.
Other costs (removal costs, training costs of transferred employees, etc.) and write-offs of fixed assets, inventories, work in progress and other assets, directly linked to restructuring measures, are accounted for as incurred (as linked to ongoing activities) within restructuring costs in the consolidated statement of income.
1.21. Revenue recognition
Revenue corresponds to the amount of the services provided by the Group and the income from sale of licenses. The method of recognition of revenue depends on the nature of services:
•
Time and materials service

If the contract includes an hourly fee (time and materials), revenue is recognized in the amount that Valtech has a right to invoice, according to IFRS 15—Revenue from Contracts with Customers. Customers are normally invoiced on a monthly basis and consideration is payable when invoiced.
•
Fixed price projects

For fixed price projects with a contractual obligation to deliver a specific outcome, revenues and expenses are recorded in accordance with IFRS 15—Revenue from Contracts with Customers. The core principle of IFRS 15 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods and services. Revenue is recognized when a performance obligation is satisfied, i.e, when control of the service is transferred to the customer. For fixed price projects, revenue is recognized over time, since the performance does not create an asset with alternative use and there is an enforceable right to payment for performance completed to date.
When the result of a contract can be estimated reliably, income and expenses are recorded depending on the stage of completion of the contract at the closing date.
When the result of a contract cannot be estimated reliably, revenue is recorded to the extent of the costs incurred if it is likely that these costs will be recovered. When the projected cost price of a contract exceeds the contractual revenue, a provision for onerous contract is recorded for the extent of the difference.
Stage of completion is calculated monthly by comparing costs of completed work hours against total estimated costs of work hours to finalize the project.
1.22. Accounting for government grants
Government grants that compensate the expenses incurred by the Group are recorded under IAS 20 as a reduction of expense in the statement of income for the period in which expenses were incurred. It relates primarily to research and development tax credits in France (Crédit d’Impôt Recherche).

Valtech SE

In the Netherlands, Innovation box allows companies to benefit from an effective tax rate of only 7% for income from intangible assets, if certain criteria are met. The effect of Innovation box is reported in income tax expense in the statement of income.
1.23. Other income and expenses
Other income and expenses includes gains from disposal of tangible and intangible assets. It excludes income (loss) related to discontinued operations, impairment of assets and restructuring costs.
1.24. Taxes
Income tax expense
For interim financial statements, the tax expense or tax income on profit or loss is determined in accordance with IAS 34, based on the best estimate of the annual average tax rate expected for the full fiscal year, restated for non-recurring items (which are recorded in the period as incurred).
Deferred taxes
Deferred taxes are computed in accordance with the liability method for all temporary differences arising between the tax basis of assets and liabilities and their carrying amounts, including the reversal of entries recorded in individual accounts of subsidiaries solely for tax purposes. All amounts resulting from changes in tax rates are recorded in equity, net income (loss), or other comprehensive income for the year in which the tax rate change is enacted.
Deferred tax assets are recorded in the consolidated statement of financial position when it is probable that the tax benefit will be realized in the future. Deferred tax assets and liabilities are not discounted.
To assess the ability of the Group to recover deferred tax assets, the following factors are taken into account:
•
existence of deferred tax liabilities that are expected to generate taxable income, or limit tax deductions upon reversal;

•
forecasts of future operating results;

•
the impact of non-recurring costs included in income or loss in recent years that are not expected to be repeated in the future;

•
historical data concerning recent years’ tax results; and

•
if required, tax planning strategy, such as a planned disposal whose values are higher than their book values

Valtech SE

1.25. Earnings per share
In accordance with IAS 33—Earnings per share, basic and diluted earnings per share are calculated using the weighted average number of outstanding shares during the year, less the average number of treasury shares, and deducted from equity.
The earnings per diluted share takes into account, if necessary, a dilutive effect under the ‘treasury stock method’.
1.26. Non-current assets held for sale
IFRS 5—Non-Current Assets Held for Sale and Discontinued Operations sets out the accounting treatment applicable to assets held for sale and presentation and disclosure requirements for discontinued operations. The assets and liabilities that are immediately available to be sold, and whose sale is highly probable, are classified as assets and liabilities held for sale. When multiple assets are held for sale during a single transaction, we consider the group of assets as a whole, along with the associated liabilities.
Assets or groups of assets held for sale are valued at the lowest amount between the net book value and the net fair value less the cost of sale.
Non-current assets classified as held for sale are no longer amortized.
1.27. Presentation of the scope of consolidation
The Interim Consolidated Financial Statements of Valtech SE and its subsidiaries on June 30, 2018 and December 31, 2017, include the statements of the companies listed in the table below:
Country	Scope	% of interest June 30, 2018	% of interest December 31, 2017	Acq. or creation date	Consolidation method
United Kingdom	Valtech S.E.		Parent company
	Valtech Ltd.	100%	100%	1996	Full consolidation
	Valtech Inside	100%	100%	2016	Full consolidation
	El Chalten Ltd	100%	100%	2017	Full consolidation
	Non Linear Creations UK Ltd	100%	100%	2017	Full consolidation
	True Clarity Ltd	100%		2018	Full consolidation
Argentina	Valtech Digital SA (formerly Graion)	100%	100%	2016	Full consolidation
Australia	Valtech Holdings Australia	100%	100%	2014	Full consolidation
	Valtech Digital Australia (formerly Neon Stingray)	100%	100%	2014	Full consolidation
Brazil	Non Linear Brasil Technologica Ltda	100%	100%	2017	Full consolidation
Canada	Valtech Canada (formerly W.illi.am)	100%	100%	2015	Full consolidation
	Valtech Digital Canada (formerly Non Linear Creations)	100%	100%	2017	Full consolidation

Valtech SE

Country	Scope		% of interest June 30, 2018	% of interest December 31, 2017	Acq. or creation date	Consolidation method
China	Valtech Digital China Co. Ltd.		100%	100%	2016	Full consolidation
Denmark	Codehouse A/S	(1)		100%	2017	Full consolidation
	Valtech A/S		100%	100%	2000	Full consolidation
France	Valtech Training		100%	100%	2002	Full consolidation
	Valtech Global Projects		100%	100%	2006	Full consolidation
Germany	Valtech Services GmbH (no operations)		100%		2018	Full consolidation
	Valtech Mobility GmbH (no operations)		51%		2018	Full consolidation
	Valtech GmbH		100%	100%	1999	Full consolidation
Hong Kong	Valtech HK ltd (no operations)		100%	100%	2010	Full consolidation
India	Valtech India Systems Private Ltd		100%	100%	1997	Full consolidation
Netherlands	Valtech BV (formerly eFocus)		100%	100%	2016	Full consolidation
Singapore	Valtech Digital Singapore		100%	100%	2014	Full consolidation
Sweden	Valtech AB		100%	100%	1999	Full consolidation
	Neon Stingray Scandinavia AB		100%	100%	2014	Full consolidation
Switzerland	Valtech Digital Switzerland		100%	100%	2014	Full consolidation
Ukraine	Valtech LLC		100%	100%	2017	Full consolidation
USA	Valtech Inc.		100%	100%	1997	Full consolidation
	Valtech Solutions		100%	100%	2010	Full consolidation
	Valtech Services	(2)	100%	100%	2014	Full consolidation
	Non Linear Creations Inc		100%	100%	2017	Full consolidation
(1) Codehouse A/S has been merged with Valtech A/S as of January 1, 2018.
(2) Business activity in Valtech Services was sold in 2016.
NOTE 2—Major events of the period
2.1. Year 2017
2.1.1. Simplified tender offer
On January 9, 2017, Valtech SE’s controlling shareholder, SiegCo SA (SiegCo), which held, in conjunction with the group Verlinvest S.A. (Verlinvest), 91.40% of the capital, presented a project for a simplified tender offer for Valtech shares, at a price of  €12.50 per share, to Valtech’s Board of Directors, which approved it.
In accordance with the applicable regulations, SiegCo, via Oddo & Cie, filed with the French Financial Markets Authority (Autorité des Marchés Financiers), on January 10, 2017, a simplified tender offer for the existing shares not held by SiegCo or Verlinvest (the “Offer”).

Valtech SE

When the Offer was actually open on February 2, 2017, Siegco and Verlinvest held together 93.79% of the capital. Therefore, the Offer covered a maximum of  (i) 1,653,104 existing shares, representing 6.3% of the capital and theoretical voting rights of Valtech and (ii) 308,056 shares which might be issued upon exercise of warrants, i.e. a maximum number of 1,961,160 shares.
In compliance with Section 75 of Valtech’s statutes, the Offer allowed the possibility for Siegco to ask for the issuance of a Remainder Sale Notice, pursuant to which the remaining minority shareholders could be requested to sell their shares to Siegco at the price of the Offer, i.e. at €12.50 per share.
After the Offer, which was open from February 2, 2017 to February 15, 2017, and the enforcement of the Compulsory Transfer Clause, Siegco and Verlinvest held 100% of Valtech’s capital.
The Company was delisted on March 8, 2017 from the Euronext Stock Exchange.
2.1.2. Acquisition of the company People Interactive (Germany)
On January 30, 2017, Valtech acquired the German company People Interactive. Founded in 1999, in Cologne, Germany, People Interactive is a digital creative agency, which employed 80 employees and generated €10 million in revenue for the year ended December 31, 2016.
People Interactive is consolidated in the Valtech accounts as of February 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €6.5 million upon closing with an additional €0.9 million holdback payment and subsequently paid them €3.6 million in shares of Valtech SE. Subject to certain exceptions and the achievement of certain targets, the sellers were also entitled to receive €3.1 million in cash, of which €2.4 million was paid in December 2017 and the remaining €0.7 million in March 2018. The correction of the estimated earn-out has generated an income of  €720 thousand in other income and expense in the statement of income in the second half year 2017. The total consideration was €14.1 million.
The determination of the fair value of assets acquired and liabilities assumed has been finalized. The fair value of net assets acquired amounts to €4,446 thousand, out of which €3,766 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The goodwill resulting from this transaction was €10.4 million (see note 9 to our Interim Consolidated Financial Statements).
People Interactive was merged with Valtech GmbH as of July 1, 2017.
2.1.3. Acquisition of the company El Chalten (United Kingdom)
On March 31, 2017, Valtech acquired the British company El Chalten Ltd, a company based in Ukraine developing ecommerce engines for a variety of customers with around 100 employees at the time of the acquisition. El Chalten Ltd is consolidated in the Valtech accounts as of April 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €0.9 million upon closing with an additional €0.5 million holdback payment. An additional €1.2 million has been paid in shares of Valtech SE. The determination of the fair value of assets acquired and liabilities assumed is finalized, and when performing the purchase price allocation analysis no value related to intangible assets was identified. The goodwill resulting from this transaction amounts to €2.8 million, including exchange rate variances (see note 9 to our Interim Consolidated Financial Statements).

Valtech SE

2.1.4. Acquisition of Non-Linear Group
On June 1, 2017, Valtech acquired the company Non-Linear, with offices in three countries, Canada, Brazil and United Kingdom. Non-Linear is a digital agency with 80 employees and digital experience around Sitecore solutions and Microsoft. Nonlinear is consolidated in the Valtech accounts as of June 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €4.5 million upon closing with an additional €0.5 million holdback payment. An additional €3.3 million will be paid in shares of Valtech SE on or before December 31, 2019. The total consideration is €8.3 million. The determination of the fair value of assets acquired and liabilities assumed has been finalized. The fair value of net assets acquired amounts to €3,086 thousand, out of which €2,388 thousand relates to intangible assets identified when performing the purchase price allocation analysis. The goodwill resulting from this transaction amounts to be €5.1 million, including exchange rate variances (see note 9 to our Interim Consolidated Financial Statements).
2.1.5. Acquisition of Codehouse A/S (Denmark)
On November 1, 2017, Valtech acquired the company Codehouse A/S in Denmark. Codehouse has a team of 21 people working on Sitecore, with offices in Denmark. Codehouse is consolidated in the Valtech accounts as of November 1, 2017. Pursuant to the purchase agreement, Valtech paid the sellers €0.8 million upon closing with a €0.6 million holdback payment and an additional €0.9 million escrow payment. An additional €1.0 million was paid in shares of Valtech SE in January 2018. Correction based on key performance index targets not being fully met has generated an income of  €27 thousand in other income and expense in the Interim Consolidated Financial Statements. The total consideration is €3.2 million. The determination of the fair value of assets acquired and liabilities assumed is ongoing. The preliminary fair value of net assets acquired is estimated at €913 thousand, out of which €684 thousand relates to intangible assets identified when performing the purchase price allocation analysis. The preliminary goodwill resulting from this transaction is estimated at €2.2 million (see note 9 to our Interim Consolidated Financial Statements).
Valtech also agreed to issue a total of 6,792 warrants at the time of its next warrant grant. These warrants will have similar features to those already issued (see note 20).
Codehouse A/S has merged with Valtech A/S as of January 1, 2018.
2.1.6. Increase in capital
On April 27, 2017, the Board of Valtech issued 784,264 new shares (€15 per share), as part of the payment for the acquisitions of Neon, Graion, eFocus, People Interactive and El Chalten. The issue of new shares meant a capital increase of  €11,763,960.
Total capital increase regarding issue of new shares amounts to €11,764 thousand, of which €98 thousand has increased the capital and €11,666 increased additional paid in capital. Net increase in additional paid in capital amounts to €874 thousand, which equals €11,666 thousand minus the put options given to the sellers in the business combinations at €10,792 thousand.
2.1.7. Listing of bonds
On July 24, 2017, the bonds (issued on July 27, 2016 for a total nominal amount of  €42.5 million) have been listed on the Euro MTF market. The Euro MTF market is not a regulated market within the meaning of Directive 2004/39/EC on markets in financial instruments.

Valtech SE

2.1.8. New issue and listing of bonds
On October 17,, 2017, Valtech issued bonds in principal amount of  €33 million The bonds bear a fixed annual interest rate of 4.5% and mature in October 2024. The purpose of the issue is to support Valtech’s future growth. On March 20, 2018, the bonds were admitted to trading on the Luxembourg Stock Exchange’s Euro MTF.
2.2. First six months of 2018
2.2.1. Acquisition of True Clarity Ltd (United Kingdom)
On February 9, 2018, Valtech acquired True Clarity Limited, a digital web services company, with offices in Bristol and London.
True Clarity is consolidated in the Valtech accounts as of February 1, 2018. Pursuant to the purchase agreement, Valtech paid the sellers €9.1 million upon closing with an additional €2.2 million holdback payment and subsequently paid them €7.3 million in shares of Valtech SE, subject to certain exceptions and the achievement of certain targets. Shares may be bought back (for an aggregate amount of 1 pound) by Valtech if the targets are not met. The total consideration is €18.6 million.
The determination of the fair value of assets acquired and liabilities assumed is ongoing. The preliminary fair value of net assets acquired amounts to €7,560 thousand, out of which €6,127 thousand relate to intangible assets identified when performing the purchase price allocation analysis. The preliminary goodwill resulting from this transaction is €10.8 million, including exchange rate variances.
Valtech also agreed to issue a total of 26,960 warrants to certain key employees within a year of closing. These warrants will have similar features to those already issued (see note 20).
2.2.2. Increase in capital
On January 10, 2018, the Board of Valtech decided to issue 59,268 new shares at €16 per share as payment for the acquisition of Codehouse A/S, leading to a capital increase of  €948,288.
On January 30, 2018, the Board decided to issue 457,480 new shares at €16 per share as payment for the contingent consideration of the acquisition of True Clarity Ltd, leading to a capital increase of  €7,319,680.
2.2.3. Signing of Joint Venture Agreement with Audi Electronics Venture GmbH
On March 27, 2018, our German subsidiary Valtech GmbH entered into a Joint Venture Agreement with Audi Electronics Venture GmbH (AEV). The general business objective of the joint-venture partners is to establish a long-term cooperation concerning the development and providing of competitive digital products and enablers using a joint-venture utilizing common synergies which are not possible on a stand-alone basis.
The joint venture Valtech Mobility GmbH was formed on June 29, 2018, and is owned 51% by Valtech GmbH and 49% by AEV. On that date AEV contributed €7.5 million in cash and Valtech GmbH contributed €2.7 million in cash to Valtech Mobility.
On July 1, 2018, pursuant to the Joint Venture Agreement, Valtech GmbH transferred to the joint venture a digital mobility business unit with approximately 170 employees at a book value of €5.1 million. The operations commenced on July 1, 2018 and the new company is fully consolidated in the Valtech accounts.

Valtech SE

NOTE 3—Segment information
For each of the periods presented, the operational monitoring of the Group’s business by senior management was mainly based on geographic location. Business segments can incorporate several countries.
Each business segment has its own operational management and is homogeneous in terms of labor costs and type of clients.
A business segment combines all businesses of the concerned geographical area: the business of outsourcing towards other business lines of the Group (which is eliminated as intercompany transactions) as well as business provided to external third parties. The different business segments of the Group cover similar operations.
Exceptions to this principle are France and the UK where two segments exist: a sector for France and the UK for the operational business conducted in these geographic areas and a corporate sector for the management’s activities. First-level segment reporting corresponds to the countries in which the Group operates:
•
Corporate headquarters activities (Corp.)

•
France (FR)

•
Sweden (SW)

•
Denmark (DK)

•
United Kingdom (UK)

•
Germany (GE)

•
Netherlands (NL)

•
United States (USA)

•
Canada (CA)

•
India (IN)

•
Australia (AU)

•
Argentina (AR)

•
Switzerland (CH)

•
Singapore (SG)

•
Brazil (BR)

•
Ukraine (UA)

•
China (CN)

Given their low individual importance, the businesses in Australia, Argentina, Singapore, Brazil, Ukraine, China and Valtech Global Projects are grouped under the category “Others” in the table below.
Intercompany transactions are eliminated and reported in the table below in the category “Interco elim.”
The Group’s business segment information on June 30, 2018 and 2017 is presented as follows:

Valtech SE

30/6/2017
	Corp.	FR	SW	DK	UK	GE	NL	USA	CA	IN	CH	Others(2)	Interco elim.	Total
Revenue with third parties	—	12,077	16,532	7,886	14,639	26,032	12,197	11,844	3,837	652	2,125	6,866		114,687
Intercompany revenue(1)	70	1,225	269	1,210	93	463	901	831	140	4,734	20	2,036	(11,992)	—
Total revenue	70	13,302	16,801	9,096	14,732	26,495	13,098	12,675	3,977	5,386	2,145	8,902	(11,992)	114,687
Operating result	(1,352)	386	1,289	1,094	1,199	2,256	704	(696)	217	175	70	(2,017)	—	3,325
Income before tax from continuting operations	(2,181)	375	1,296	1,106	1,180	2,252	698	(1,140)	70	9	21	(2,110)	—	1,576
Income tax income and (expense), net	(10)	(6)	(319)	(248)	(207)	(768)	(115)	(15)	(88)	(9)	—	(20)	—	(1,805)
Goodwill (net value) December 31, 2017	—	2,037	690	2,692	—	12,395	11,418	4,423	6,233	2,677	—	3,852	—	46,417
Intangible, Tangible and Financial assets, December 31, 2017	3,617	1,354	1,016	1,941	2,760	4,994	8,018	3,278	1,643	1,406	122	1,060	—	31,209
Average workforce	—	185	234	95	95	247	196	116	72	488	9	199	—	1,936
30/6/2018
	Corp.	FR	SW	DK	UK	GE	NL	USA	CA	IN	CH	Others(2)	Interco elim.	Total
Revenue with third parties	—	12,037	17,715	10,122	17,667	35,390	14,325	10,105	6,820	904	1,548	9,968	—	136,601
Intercompany revenue(1)	—	1,489	213	1,527	222	441	850	1,108	284	4,794	27	3,579	(14,534)	—
Total revenue	—	13,526	17,928	11,649	17,889	35,832	15,176	11,213	7,103	5,698	1,575	13,547	(14,534)	136,601
Operating result	(2,285)	1,358	1,919	1,325	1,066	4,597	887	(1,163)	746	478	325	618	—	9,872
Income before tax from continuting operations	(3,763)	1,325	1,894	1,320	944	4,579	885	(1,226)	708	850	346	541	—	8,403
Income tax income and (expense), net	(7)	(155)	(414)	(340)	(181)	(1,433)	(167)	9	(204)	(258)	—	(290)	—	(3,440)
Goodwill (net value)	—	2,037	650	2,779	10,838	12,395	11,418	4,551	6,070	2,569	—	3,825	—	57,132
Intangible, Tangible and Financial assets	4,595	1,497	862	1,838	10,059	7,704	7,766	3,236	1,408	1,539	121	1,174	—	41,798
Average workforce	—	167	221	158	135	302	213	121	111	524	8	312	—	2,272
(1) Intercompany revenues consist of revenues related to client projects and do not include revenues for corporate contribution and trademark fees invoiced from Valtech SE to its subsidiaries, nor re-billed expenses
(2) Operating income for Valtech Services US (which was sold on January 1, 2016) is included in Others
NOTE 4—Types of revenue
Revenue is derived primarily from providing business transformation services to the company’s Valtech clients, including digital platform development and digital marketing. Revenue consists of digital transformation services revenue, including reimbursable expenses, which primarily include travel and out-of-pocket costs that are billable to clients. Revenue reported as other revenue consists of revenue that is not related to the time worked on projects.
Valtech performs services primarily under time-and-material contracts and, to a lesser extent, fixed-price contracts as follows:
	Six months ended June 30, 2017	Six months ended June 30, 2018
Time and material	75.0%	72.9%
Fixed price	23.8%	26.2%
Other	1.2%	0.9%
Total revenue	100.0%	100.0%

Valtech SE

NOTE 5—Expenses by nature
(in thousand euros)
	Six months ended June 30, 2017
	Cost of sales	Commercial costs	Administrative costs	Total
Staff costs	(55,448)	(5,608)	(10,384)	(71,440)
Subcontractor costs	(20,250)	(146)	(1,025)	(21,421)
Cost of warrants	(63)	—	(454)	(518)
Other employee benefits expense	(30)	—	39	10
Amortization & depreciation	(708)	(892)	(1,437)	(3,037)
Capitalized assets	1,111	30	548	1,689
Office rental costs	—	—	(3,824)	(3,824)
Other costs	(1,301)	(1,454)	(8,617)	(11,371)
Total	(76,688)	(8,071)	(25,153)	(109,913)
	Six months ended June 30, 2018
	Cost of sales	Commercial costs	Administrative costs	Total
Staff costs	(64,302)	(5,462)	(12,222)	(81,985)
Subcontractor costs	(22,951)	(139)	(879)	(23,968)
Cost of warrants	(37)	—	(113)	(151)
Other employee benefits expense	(86)	—	(55)	(142)
Amortization & depreciation	(1,140)	(1,570)	(1,508)	(4,218)
Capitalized assets	830	—	129	959
Office rental costs	—	—	(4,387)	(4,387)
Other costs	(497)	(1,814)	(10,217)	(12,527)
Total	(88,184)	(8,984)	(29,251)	(126,419)
NOTE 6—Restructuring costs and other income and expenses
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Capital gains or (losses) on disposal of assets	(2)	(37)
Other non-recurring income/(loss) on Neon Stingray acquisition	(132)	—
Other	(759)	(115)
Other income and expenses (total)	(893)	(152)
Restructuring costs	(557)	(158)
Total	(1,450)	(310)

Valtech SE

Restructuring costs for the six months ended June 30, 2018 are mainly related to severance costs in the United States, France and the United Kingdom (totaling €293 thousand), and reversal of provision closure of office in Malmö (Sweden), subleased from June 2018 (reversal of €137 thousand). In the six months ended June 30, 2017, the restructuring costs mainly related to the merger of the German entities and severance costs in France.
The non-recurring expenses on acquisitions of  €132 thousand for the 2017 period relate to the modification of the payment terms of the company Neon Stingray (Valtech Digital Australia), acquired in 2014.
Other expenses mainly refer to adjustments in the United States in the first half of 2017 related to the reconciliation of intercompany transactions and in Brazil in the first half of 2018 related to accrued expenses.
NOTE 7—Financial result
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Cost of gross financial debt	(948)	(1,802)
Interest income on cash and cash equivalents	39	22
Net cost of debt	(909)	(1,780)
Other financial income and expenses	6	1
Exchange differences	(846)	310
Other financial income and expenses, net	(840)	311
Financial result	(1,749)	(1,469)
Cost of gross financial debt mainly relates to our bonds issued in July 2016 and October 2017 (see note 18.1.).
NOTE 8—Income taxes
8.1. Analysis of the tax expense
The tax expense can be analyzed as follows:
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Current income tax	(2,024)	(3,995)
Change in deferred taxes	219	555
Total	(1,805)	(3,440)

Valtech SE

8.2. Tax Reconciliation
(in thousands of euros)	Six months ended June 30, 2017	Six months ended June 30, 2018
Net income for the period	(1,027)	3,300
Tax expense	1,805	3,440
Earnings before tax	778	6,740
Theoretical tax income (expense)(1)	(140)	(1,281)
Impairment of goodwill		—
Other permanent differences	173	(192)
Deferred tax assets on tax loss carryforwards not recognized
during the period	(2,129)	(1,323)
Other taxes	(45)	(134)
Effect of differences in tax rates between jurisdictions	336	(510)
Actual tax income (expense)	(1,805)	(3,440)
(1) Theoretical tax income (expense) based on 18% UK tax rate for the six months ended June 30, 2017, and 19% UK tax rate for the six months ended June 30, 2018.
The U.S. Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and introduces significant changes to U.S. income tax law. Effective in 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21%. During the second half of 2017, such changes in the U.S. statutory tax rate resulted in the recognition of a loss of  €1.2 million. The decrease in the U.S. statutory tax rate has not naturally affected the amount of operations for the first half of 2018.
8.3. Deferred taxes
The breakdown by nature of deferred taxes is as follows:
(in thousands of euros)	31/12/2017	30/6/2018
Deferred taxes (asset)	2,008	1,972
Deferred taxes (liability)	(4,884)	(5,625)
Deferred taxes (net)	(2,876)	(3,653)
(in thousands of euros)	Intangible assets	Tax loss carryforwards	Others	Total
Net values on December 31, 2017	(3,643)	1,606	(839)	(2,876)
Items recognized in profit/loss	390		165	555
Translation adjustment	38	46	39	123
Items recognized in shareholders’ equity	—		—	—
Business combination	(1,455)		—	(1,455)
Net values on June 30, 2018	(4,670)	1,652	(635)	(3,653)

Valtech SE

Analysis of the deferred taxes by nature is as follows:
	31/12/2017			30/6/2018
	DTA	DTL	Total	DTA	DTL	Total
Tax loss carryforwards	1,606	—	1,606	1,653	—	1,653
Intangible assets	—	(3,644)	(3,644)	—	(4,671)	(4,671)
Other elements	402	(1,240)	(838)	319	(954)	(635)
Deferred taxes (net)	2,008	(4,884)	(2,876)	1,972	(5,625)	(3,653)
DTA—Deferred tax assets, DTL—Deferred tax liabilities
Unrecognized deferred tax assets related to tax loss carry forwards amounts to €20,274 thousand and €18,951 thousand as of June 30, 2018 and December 31, 2017 respectively, and breaks down as follows:
(in thousands of euros)	31/12/2017	30/6/2018
Valtech SE	11,971	12,668
Valtech Training (France)	1,547	1,585
Valtech Solution, Inc	3,739	4,240
Valtech Digital Singapore	89	89
Valtech Australia	1,207	1,402
Valtech China	34	35
Valtech Global Project	73	—
Valtech Ukraine	97	73
Valtech Canada (Non Linear)	188	177
Valtech United Kingdom (Non Linear)	6	5
Total	18,951	20,274
NOTE 9—Goodwill
9.1. Breakdown of the goodwill balance
Change in the goodwill balance over the periods presented is as follows:
(in thousand euros)	ADEA USA	Synaris GE	Majoris IN	Valtech A/S (1) DK	ACDSI FR	Kiara SW	W.illi.am CA	Graion AR	Efocus NL	El Chalten (2) UK	Non Linear CA	Non Linear BR	Codehouse A/S (1) DK	True Clarity Ltd UK	Total Total
December 31, 2017	4,423	12,395	2,677	445	2,037	690	1,708	548	11,418	2,554	4,525	749	2,248	—	46,417
Business combination	—	—	—	90	—	—	—	—	—	—		—	—	10,924	11,014
Disposals	—	—	—	—	—	—	—	—	—	—		—	—	—	—
Impairment	—	—	—	—	—	—	—	—	—	—		—	—	—	—
Foreign exchange fluctuations	128	—	(108)	(4)	—	(40)	(45)	(184)	—	244	(118)	(86)	—	(86)	(299)
Other	—	—	—	2,248	—	—	—	—		—	—	—	(2,248)	—	—
June 30, 2018	4,551	12,395	2,569	2,779	2,037	650	1,663	364	11,418	2,798	4,407	663	—	10,838	57,132
Key to country codes: GE: Germany, IN: India, DK: Denmark, FR: France. SW: Sweden, AU: Australia, AR: Argentina; NL: Netherlands, UK: United Kingdom, BR: Brazil; CA: Canada; UKR: Ukraine
(1) Codehouse A/S has been merged with Valtech A/S on January 1, 2018.
(2) El Chalten is a holding company based in the United Kingdom with a subsidiary in Ukraine.

Valtech SE

Acquisition of True Clarity (detailed in note 2.2.1.) resulted in an increase in the goodwill balance of  €10,838 thousand as of and for the six months ended June 30, 2018.
9.2. Business combinations
True Clarity Ltd
On February 9, 2018, Valtech acquired True Clarity Limited, a digital web services company, with offices in Bristol and London.
True Clarity is consolidated in the Valtech accounts as of February 1, 2018. Pursuant to the purchase agreement, Valtech paid the sellers €9.1 million upon closing with an additional €2.2 million holdback payment and subsequently paid them €7.3 million in shares of Valtech SE, subject to certain exceptions and the achievement of certain targets. Shares may be bought back (for an aggregate amount of 1 pound) by Valtech if the targets are not met. The total consideration is €18.6 million.
A preliminary valuation of the fair value of True Clarity's assets acquired and liabilities assumed has been performed as of June 30, 2018. Once this valuation analysis is finalized, the estimate of the fair value of the assets acquired and liabilities assumed may be adjusted. Several factors gave rise to the provisional goodwill recorded in the acquisition, which amounts to €10.8 million including exchange rate variances. The transaction has been accounted for as a business combination under the acquisition method of accounting. The preliminary fair value of net assets acquired amounts to €7,560 thousand, out of which €6,127 thousand relates to intangible assets identified. Due to the timing of the acquisition, these amounts are provisional and subject to change. The Company will finalize these amounts as it obtains the information necessary to complete the measurement process. Any changes resulting from facts and circumstances that existed as of the acquisition date may result in adjustments to the provisional amounts recognized at the acquisition date. These changes could be significant. The Company will finalize these amounts no later than one year from the acquisition date.
9.3. Impairment tests
In case of a difference between the recoverable amount of the CGU and its book value, an impairment loss is recognized and allocated in accordance with IAS 36 paragraph 104 (i.e., first, to reduce the carrying amount of goodwill).
The CGUs are determined in accordance with operational reporting and their recoverable amounts are determined based on a calculation of value in use. The values in use are calculated by discounting, at a discount rate per country, the pre-tax operating cash-flow forecasts (operating income + amortization +/ – change in non-current provisions—operating investments +/ – changes in working capital requirements on the business).
Cash-flow projections are made, generally for a period of 5 years, based on the management forecasts. A terminal value is then determined on the basis of the capitalization to perpetuity of the cash-flow projections of the past.
Goodwill was subject to annual impairment testing as of December 31, 2017. No impairment expense was recognized during the six months ended June 30, 2018, as no event likely to lead to a loss in value occurred during the period.

Valtech SE

NOTE 10—Intangible assets
	Technology	Customer relationship	Software purchased	Capitalized development costs	Total
Gross amount
As of December 31, 2017	851	14,680	6,336	4,646	26,513
Increase	—	—	484	2,530	3,014
Disposals	—	—	(168)	(633)	(801)
Acquisitions	253	7,365	5	—	7,623
Translation difference	(6)	(117)	(36)	14	(145)
Reclassification	—	—	(94)	94	—
As of June 30, 2018	1,098	21,928	6,527	6,651	36,204
Accumulated amortization
As of December 31, 2017	350	2,024	3,246	850	6,470
Disposals	—	—	(128)	—	(128)
Acquisitions	—	—	—	—	—
Translation difference	—	—	(24)	(13)	(37)
Amortization	176	1,342	699	409	2,626
Reclassification	—	—	(12)	12	—
As of June 30, 2018	526	3,366	3,781	1,258	8,931
Net carrying amount as of June 30, 2018	572	18,562	2,746	5,393	27,273
The increase in intangible assets corresponds to the Group’s investment in its new management system, creation of new services for customers and creation of new internal systems.
Technology and customer relationships correspond to intangible assets that are valued as a result of business combinations (see note 9.2.).
The amortization periods for customer relationships and technology have been determined by the estimated remaining useful life of the assets, which is between 4 and 10 years for customer relationship and 3 years for technology.

Valtech SE

NOTE 11—Tangible assets
Changes in tangible assets are presented as follows:
(in thousands of euros)	Fixtures	Office furniture	Computer hardware	Others	Total
Gross amount
As of December 31, 2017	5,575	4,843	8,850	483	19,751
Increase	441	450	1,069	88	2,048
Disposals	(48)	(153)	(407)	(12)	(620)
Acquisitions	51	23	69	—	143
Translation difference	4	(50)	(149)	(14)	(209)
Other changes	—	(142)	142	—	—
As of June 30, 2018	6,023	4,970	9,574	545	21,113
Accumulated depreciation
As at December 31, 2017	2,133	2,871	6,174	233	11,412
Disposals	(22)	(127)	(337)	(12)	(498)
Acquisitions	1	1	5	—	7
Translation difference	7	(46)	(80)	(6)	(125)
Depreciation	382	342	828	41	1,593
Other changes	—	—	—	—	0
As of June 30, 2018	2,501	3,041	6,590	256	12,389
Net carrying amount as of June 30, 2018	3,522	1,929	2,984	288	8,724
NOTE 12—Non-current financial assets
Changes in financial assets are presented as follows:
(in thousands of euros)	Non-current financial assets	Deposit	Total
December 31, 2017	683	2,141	2,824
Acquisitions/increase	163	66	229
Disposals or repayments	(1)	(8)	(9)
Translation adjustment	—	4	4
Other changes	(85)	—	(85)
June 30, 2018	760	2,203	2,963
Deposits correspond to the deposits and guarantees paid in connection with the real estate rentals of the Group’s companies.
The non-current financial assets are mainly related to a long-term loan within a French-specific tax scheme (€446 thousand).

Valtech SE

NOTE 13—Receivables and other current assets
13.1. Accounts receivable and related accounts
Accounts receivables and related accounts are detailed as follows:
(in thousand of euros)	31/12/2017	30/6/2018
Accounts receivables	52,580	58,095
Bad debt allowance	(871)	(1,017)
Accrued income	14,351	23,607
Accounts receivables and related accounts	66,059	80,685
Changes to the accounts receivable and related accounts over the periods are presented as follows:
(in thousands of euros)
Net value on December 31, 2017	66,059
—Gross value	66,930
—Allowance	(871)
Change in gross value	14,087
Allowance recognized (revised)	(146)
Business combinations	1,330
Translation difference	(645)
Net value on June 30, 2018	80,685
—Gross value	81,702
—Allowance	(1,017)
Age analysis of accounts receivables is as follows:
(in thousand euros)	31/12/2017	30/6/2018
Not due or due since less than 30 days	52,199	61,951
Due for more than 30 days and less than 60 days	7,527	10,256
Due for more than 60 days and less than 90 days	2,328	3,753
Due for more than 90 days	4,005	4,725
Total	66,059	80,685
The changes during the corresponding period for doubtful accounts associated with accounts receivable on June 30, 2018 and December 31, 2017 are as follows:
Movement of bad debt allowance (in thousand euros)	31/12/2017	30/6/2018
On January 1 of each year	(463)	(871)
Addition	(1,268)	(396)
Non recovered claims	560	38
Reversal of bad debt allowance	291	211
Translation adjustment	9	1
As of the end of each reporting period	(871)	(1,017)

Valtech SE

The first time application of the IFRS 9 in the Interim Consolidated Financial Statements as of June 30, 2018 (see note 1.2.1.) has impacted the provision for bad debts by €288 thousand. The additional allowance of  €288 thousand was fully booked in operating expenses as of June 30, 2018.
The breakdown of the bad debt allowance by aging of the receivables is as follows:
Aging of receivables (in thousand euros)	31/12/2017	30/6/2018
Not due or due since less than 30 days	(10)	—
Due for more than 30 days and less than 60 days	(85)	(66)
Due for more than 60 days and less than 90 days	(130)	(52)
Due for more than 90 days	(646)	(899)
Total	(871)	(1,017)
13.2. Other current assets
(in thousand euros)	31/12/2017	30/6/2018
Tax and social security receivables	4,731	5,002
Other receivables	4,305	2,600
Deferred expenses	4,198	5,955
Total	13,234	13,558
Other receivables as of June 30, 2018 mainly refer to factoring (€345 thousand) and tax credits (€681 thousand) in France and received cash on behalf of the acquirer of a business in the United States (€576 thousand).
Other receivables as of December 31, 2017 mainly refer to factoring in Germany and France (€877 thousand), receivables in Germany due to factoring exceeding the financial limit (€1,960 thousand), tax credits in France (€632 thousand), and received cash on behalf of the acquirer of a business in the United States (€917 thousand).
13.3. Fixed price projects
For fixed price projects with a contractual obligation to deliver a specific outcome, revenues and expenses are recorded in accordance with IFRS 15—Revenue from Contracts with Customers. The core principle of IFRS 15 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods and services. Revenue is recognized when a performance obligation is satisfied, i.e. when control of the service is transferred to the customer. For fixed price projects, revenue is recognized over time, since the performance does not create an asset with alternative use (used for another purpose or by another client without modifications) and there is an enforceable right to payment for performance completed to date.
When the result of a contract can be estimated reliably, income and expenses are recorded depending on the stage of completion of the contract at the closing date,
When the result of a contract cannot be estimated reliably, revenue is recorded to the extent of the costs incurred if it is likely that these costs will be recovered. When the projected cost price of a contract exceeds the contractual revenue, a provision for onerous contract is recorded for the extent of the difference.

Valtech SE

Stage of completion is calculated monthly by comparing costs of completed work hours against total estimated costs of work hours to finalize the project.
Fixed price projects in the balance sheet are presented as follows:
Contracts in progress at end of the reporting period
(in thousands of euros)	31/12/2017	30/6/2018
Construction cost incurred plus recognized profits less recognized losses to date	18,269	24,957
Less: progress billings	(21,187)	(24,457)
	(2,918)	500
Recognized and included in consolidated financials statements as amounts due;
—from customers under construction contracts	2,735	2,492
—to customers under construction contracts	(5,653)	(1,992)
	(2,918)	500
Advances received from customers for contract work amounted to €2 thousand as of June 30, 2018 and €34 thousand as of December 31, 2017. There were no retentions held by customers for contract work.
Revenues related to fixed price projects amounted to €35,755 thousand for the six months ended June 30, 2018, and €27,292 thousand for the six months ended June 30, 2017.
NOTE 14—Equity
14.1. Capital
On June 30, 2018, the capital of Valtech SE, in the amount of  €3,520,936, is composed of 28,089,433 ordinary shares. It is fully paid. Changes over the periods are as follows:
Number of shares	31/12/2017	30/6/2018
On January 1st of each year	26,591,970	27,493,427
Increase in capital	799,170	516,748
Reduction in capital	—	—
Exercise of warrant options	102,287	79,258
As of the end of each reporting period	27,493,427	28,089,433
The company’s shares were listed on the Euronext regulated market of the Paris Stock Exchange under ISIN code FR0011505163 until March 8, 2017, when the company was delisted.
14.2. Treasury shares—liquidity contract
On June 30, 2018, the number of treasury shares amounted to 30,103 (€466 thousand), an increase of  €400 thousand (purchased from employees) compared to €66 thousand as of December 31, 2017.

Valtech SE

14.3. Basic and diluted earnings per share
The reconciliation between the basic and diluted earnings per share is as follows:
	Net income (*)	Number of shares	Earnings per share
December 31, 2017
Basic earnings per share	232	27,248,672	0.01
Dilutive impact of stock options		2,498,818	0.00
Earnings per diluted share	232	29,747,490	0.01
June 30, 2018
Basic earnings per share	4,963	28,018,756	0.18
Dilutive impact of stock options		2,580,390	0.00
Earnings per diluted share	4,963	30,599,146	0.16
(*) Calculation of earnings per share is based on net income before discontinued operations
14.4. Dividends
The Group did not distribute dividends to its shareholders during fiscal year 2017 or the six months ended June 30, 2018.
NOTE 15—Provisions
15.1. Movements in provisions
(in thousands of euros)	Litigations	Rent for unused premises	Retirement obligations	Others	Total
December 31, 2017
—Current	39	173	54	513	779
—Non-current	1,099	118	879	758	2,854
Net values as of December 31, 2017	1,138	291	933	1,271	3,633
Increase	196	—	141	104	441
Recovery	(107)	(138)	—	(9)	(254)
Recovery (use)	(58)	(142)	(25)	(551)	(776)
Change in scope	—	—	—	(43)	(43)
Translation difference	—	(6)	(20)	(3)	(29)
Actuarial losses	—	—	146	—	146
June 30, 2018
—Current	643	—	58	4	705
—Non-current	526	5	1,117	765	2,413
Net values as of June 30, 2018	1,169	5	1,175	769	3,118
A provision is recognized at the end of a reporting period if, and only if; (i) the Group has a present obligation (legal or constructive) as a result of a past event; (ii) it is possible that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate can be made of the amount of the obligation. Provisions are discounted when the impact of the time value of money is material.

Valtech SE

15.2. Litigations
Social litigations in France
Costs related to litigation regarding former employees amounting to €1,099 thousand were provisioned in 2017 and remain unchanged as of June 30, 2018.
15.3. Rent for unused premises
A decision has been taken to close down the Swedish subsidiary Valtech AB’s office in Malmö with 10 employees. Costs related to the office during the remaining time of the lease agreement until December 2019, amounting to €225 thousand, were provisioned at December 31, 2017. The office was sub-leased in June 2018, and the provision as of June 30, 2018 amounts to €5 thousand and relates to other costs related to the premise. For the six months ended June 30, 2018, this provision was reversed without being used with €137 thousand, based on the sub-lease of the office.
The Danish company Codehouse A/S, acquired in November 2017, joined the office of the Danish subsidiary Valtech A/S, resulting in a provision for unused premises amounting to €66 thousand as of December 31, 2017.
These provisions cover the entire rent until the end of the lease, minus potential sub-leases if they are deemed sufficiently probable, considering the local real estate market.
15.4. Retirement obligations and other post-employment benefits
According to the laws and customs of each country, the Group offers, to its employees, pension plans and healthcare benefits. The plans depend on the local legislation of the country, the business and the historical practices of the subsidiary. Beyond the basic plans, the plans are of either defined contribution or defined benefit and, in the latter case, wholly or partly covered by dedicated investments (stocks, bonds, insurance contracts or other forms of dedicated investments).
—Defined contribution pension plans
The benefits depend solely on the accumulated contributions and investment returns of the latter. The Group’s commitment is limited to contributions that are recognized as operating expenses when incurred.
—Defined benefit pension plans
The valuation of the Group’s commitment under these plans is calculated annually. These calculations include assumptions of mortality, turnover, projection of future salary and pension increases paid.
The post-employment liabilities are determined in accordance with the accounting principles disclosed in note 1.18 to our Interim Consolidated Financial Statements. For pension and other post-employment benefits, actuarial gains and losses are recognized in the statement of other comprehensive income.
In order to achieve actuarial valuations, the basic assumptions for calculations are determined by country; specific assumptions (rates of staff turnover, salary increases) are set for each company.

Valtech SE

Liabilities related to defined benefits plans recognized in the Interim Consolidated Financial Statements are broken down as follows:
(in thousands of euros)	France	India	Total
December 31, 2017	443	490	933
Service cost	55	60	115
Actuarial gains/losses	146	—	146
Other changes	—	—	—
Translation adjustment	—	(19)	(19)
June 30, 2018	644	531	1,175
The employee benefits granted in India refers to a social local commitment called “Gratuity plan” i.e., defined benefits that are regularly paid to the employees when leaving the Group. As there is a lot of movements, the local plan is not funded and does not have an underlying asset.
Provisions for pensions and other postemployment benefits in France primarily relate to obligations to make retirement termination payments.
On June 30, 2018, the discount rates refer to the 10 year iBoxx rate.
Key assumptions used	31/12/2017	30/6/2018
Discount rate	1.30%	1.45%
Salary inflation rate	2.00%	2.00%
Date of retirement	65	65
15.5. Others
Tax audit in France
A tax audit took place in France which covered fiscal years 2010 and 2011 and the research tax credit recognized or paid during these two years. A re-assessment from the tax authorities was proposed in December 2013 on the research tax credit that had been recognized as income in 2010 for €2,228 thousand and collected in cash. Discussions with the tax authorities have led the tax authorities to restrict the scope of its rectification proposal to a part of the research tax credit corresponding to an amount of  €1,033 thousand in 2010. In addition, the control of other charges resulted in a notification to the Company in July 2014. After discussions with the tax authorities, the tax authorities sent, during the first half of 2014, a notice to pay €1,273 thousand in relation to the 2010 research tax credit and other charges. The Company paid such amount in 2014. In 2017, a lawsuit to dispute the claim was filed.
NOTE 16—Accounts payable and other current liabilities
16.1. Accounts payable and related accounts
The aging analysis of accounts payable is presented as follows:
Aging analysis of accounts payable (in thousand of euros)	31/12/2017	30/6/2018
Not due or due since less than 30 days	19,521	24,201
Due for more than 30 days and less than 60 days	1,856	272
Due for more than 60 days and less than 90 days	151	612
Due for more than 90 days	2,473	2,134
Total	24,001	27,219

Valtech SE

16.2. Other current liabilities
(in thousands of euros)	31/12/2017	30/6/2018
Tax and social security liabilities	16,424	19,827
Customer advances	6,539	3,911
Deferred income	1,603	4,662
Other	1,958	1,670
Financial liabilities—current portion	26,524	30,069
Deferred income relates mainly to fixed price projects.
Liability regarding payments received from clients on behalf of the acquirer of a business in the United States amount to €576 thousand (included in other) as of June 30, 2018 and €917 thousand as of December 31, 2017.
NOTE 17—Cash and cash equivalents
(in thousands of euros)	31/12/2017	30/6/2018
Cash and cash equivalents	61,703	51,457
Bank overdrafts	(3,139)	(1,568)
Total	58,564	49,889
The working capital requirements of France is partially met through factoring contracts without recourse for a total amount of  €1,504 thousand as of June 30, 2018, included in cash and cash equivalents.
Included in cash and cash equivalents is cash received from Audi for the set-up of the joint venture with AEV (see note 2.2.3.), amounting to €7,512 thousand.
NOTE 18—Financial debt
18.1. Analysis of the financial liabilities
(in thousands of euros)	31/12/2017	30/6/2018
Long-term borrowings	74,438	74,532
Deposits and securities received	301	54
Put option on own shares	10,795	10,795
Debt related to acquisitions	5,441	5,355
Other	134	585
Other financial debt	16,671	16,789
Financial liabilities-non-current portion	91,109	91,321
Short-term borrowings and bank overdrafts	4,218	4,293
Other financial debt-current portion	3,377	1,787
Financial liabilities-current portion	7,595	6,080
Total financial liabilities	98,704	97,401
Short-term borrowings and bank overdrafts correspond to received cash related to factoring with recourse in Germany (€1,568 thousand June 30, 2018 and €3,139 thousand December 31, 2017) and accrued interest related to bonds (€2,725 thousand June 30, 2018 and €1,079 thousand December 31, 2017).

Valtech SE

Long-term borrowings correspond to i) bonds issued in July 2016 for a nominal amount of €42,500 thousand bearing interest at 4.25% per annum with a maturity date in July 2022 and ii) bonds issued in October 2017 for a nominal amount of  €33,000 thousand bearing interest at 4.5% per annum with a maturity date in October 2024.
The put options on our own shares for €10,795 thousand refers to payments in shares for the acquisitions of eFocus, People Interactive and El Chalten, where the sellers have a put option to sell all or a portion of the shares back to Valtech at the initial share price.
Other financial debt—current portion refers to debt relating to business combinations. On December 31, 2017, current debt related to business combinations amounted to €969 thousand regarding eFocus, €720 thousand regarding People Interactive, €266 thousand regarding El Chalten and €1,422 thousand regarding Codehouse A/S. On June 30, 2018, current debt related to business combinations amounted to €986 thousand regarding eFocus, €263 thousand regarding El Chalten and €537 thousand regarding Codehouse A/S.
18.2. Analysis of financial liabilities by maturity
(in thousands of euros)	31/12/2017	30/6/2018
Maturity less than 1 year	7,595	6,080
Maturity between 1 and 5 years	58,720	58,888
Maturity greater than 5 years	32,389	32,433
Total financial debt	98,704	97,401
Maturity between 1 and 5 years corresponds mainly to the bonds issued in July 2016, put options on our own shares and debt related to acquisitions.
Maturity over 5 years corresponds to the bonds issued in October 2017, with a maturity period of 7 years.
18.3. Analysis of the debt by rate
The bonds issued in July 2016 bear interest at a fixed rate of 4.25% per year. The bonds issued in October 2017 bear interest at a fixed rate of 4.5% per year. No hedging of interest rates has been implemented.
18.4. Finance contracts
Most of the financing agreements by the Group contain clauses in case of default or significant deterioration of Valtech SE and its subsidiaries. Under these clauses, the significant deterioration in the Group’s financial position may lead to the collection of a significant portion or even all of its credit lines.
According to the term of the issue of bonds, so long as the bonds are outstanding, the following conditions regarding financial covenants apply:
•
Leverage ratio (ratio of Consolidated Net Indebtedness to Consolidated EBITDA), shall be lower than or equal to 2.25 and from December 31, 2019, lower than or equal to 2.00

•
Gearing ratio (the ratio of Consolidated Net Indebtedness to Equity), shall be lower than 1.2

Valtech SE

If these conditions are not met, the bonds become due and payable at their principal amount, together with any accrued interest. Leverage and gearing ratios are required to be calculated semi-annually. As of December 31, 2017, and June 30, 2018, these conditions are met.
18.5. Reconciliation between changes in financial liabilities and cash flows related to financing
According to the amendment to IAS 7 « Disclosure initiative » effective since January 1, 2017, the chart below presents the reconciliation between changes in financial liabilities and cash flows related to financing:
			Non-cash changes
(in thousands of euros)	31/12/2017	Cash flows	Acquisition	Foreign exchange movement	Others	30/6/2018
Long-term borrowings	74,438	—	—	—	94	74,532
Deposits and securities received	301	—	—	—	(247)	54
Put option on own shares	10,795	—	—	—	—	10,795
Debt related to acquisitions	5,441	—	—	(86)	—	5,355
Other	134	—	—	—	451	585
Financial liabilities-non current portion	91,109	—	—	(86)	298	91,321
Short-term borrowings and bank overdrafts	4,218	—	—	—	75	4,293
Other financial debt-current portion	3,377	(720)	(840)	(30)	—	1,787
Financial liabilities-current portion	7,595	(720)	(840)	(30)	75	6,080
Total financial liabilities	98,704	(720)	(840)	(116)	373	97,401
NOTE 19—Management of financial risks and financial instruments
The Group’s financial liabilities comprise mainly borrowings and debt related to business combinations (earn-outs), liabilities associated with finance leases and trade payables.
The main objective of these borrowings is to fund the operational activities of the Group. The Group has various other financial assets such as receivables, cash and cash equivalents and short-term deposits that are directly generated by its activities.
The Group has no derivatives or interest rate swaps.
19.1. Management of foreign currency risk
The total amount of assets denominated in euros, which is the functional currency of the Company, and other currencies of the Group (USD, GBP, SEK, DKK, INR, AUD, CAD, ARS, CHF, SGD, CNY, BRL and UAH) is summarized in the table below. These amounts are not subject to any hedging policy.
For the six months ended June 30, 2018, the change in foreign currency translation adjustments recorded in consolidated equity on the net assets exposed to currency risk is a loss of €1,339 thousand. For the six months ended June 30, 2017, the loss was €894 thousand.

Valtech SE

Division by currency, in thousands of euros	EUR	USD	INR	SEK	DKK	GBP	AUD	CAD	OTHERS(1)	TOTAL
December 31, 2017
Assets	137,292	16,576	5,799	12,216	12,179	13,559	1,363	12,190	9,456	220,630
Liabilities excl. equity	128,211	3,378	3,145	5,659	5,406	4,916	714	4,430	1,887	157,746
Net exposure (in euros)	9,081	13,198	2,654	6,557	6,773	8,643	649	7,760	7,569	62,884
June 30, 2018
Assets	134,959	16,758	6,368	12,370	12,837	35,398	685	13,600	10,875	243,850
Liabilities excl. equity	128,750	4,496	2,837	5,839	4,800	8,077	392	4,938	3,302	163,432
Net exposure (in euros)	6,209	12,263	3,531	6,530	8,037	27,321	293	8,662	7,573	80,419
(1) Net exposure others consists of UAH €3,721 thousand, BRL €1,158 thousand, SGD €991 thousand, CHF €974 thousand, ARS €596 thousand and RMB €133 thousand
The Group is mainly exposed to the fluctuation in the exchange rate of the USD and GBP. A 10% appreciation/depreciation of the USD against the EUR would increase/decrease net assets converted into euros by approximately €1,226 thousand and the same appreciation/depreciation in GBP would increase/decrease net assets converted to euros by €2,732 thousand.
19.2. Management of interest rate risk
On June 30, 2018 and December 31, 2017, Valtech is exposed to interest rate risk only regarding bank guarantees, since the current financing is at a fixed interest rate.
Financing
The current financing of the Valtech Group consists of  (i) an issue of bonds, amounting to €42.5 million with a fixed annual interest rate of 4.25% and with a maturity date in 2022, and (ii) an issue of bonds, amounting to €33 million with a fixed annual interest rate of 4.5% and with a maturity date in 2024.
Bank guarantees
All of Valtech’s bank guarantees are indexed on country-specific fixed rates. The Group has given bank guarantees amounting to €802 thousand (see note 21.2.).
19.3. Liquidity risk
In addition to the available cash of  €49,889 thousand, the Group’s financing as of June 30, 2018 is based mainly on one line related to factoring of receivables totalling €1,568 thousand, concluded by the German entity. This agreement does not transfer all the risks associated with collection of the receivables to the financial institution, and the cash related to the factoring has therefore been deducted as bank overdrafts.
19.4. Risk on shares and other financial investments
Valtech does not hold any marketable securities, and the Group is not exposed to the risk of share price fluctuation.
NOTE 20—Warrants
A policy has been implemented for the issuance of redeemable equity warrants (“warrants”) to certain employees within the Group, which, subject to the recipient paying a subscription price, represent a right to receive ordinary shares upon the payment of an exercise price. Recipients of warrants are determined in the discretion of the Board and, once a recipient is issued a warrant, he or she must pay the subscription price associated with such warrant or such warrant is forfeited.

Valtech SE

As of June 30, 2018 and December 31, 2017, the Board of Directors has authorized the issuance of warrants as follows:
—July 12, 2013: 23,153,666 warrants
—December 5, 2014: 6,485,155 warrants
—April 21, 2015: 492,625 warrants
—April 7, 2017: 120,400 warrants.
20.1. Main features of the warrants
The main features of the warrants plan existing as of June 30, 2018 and December 31, 2017, are described in the table below:
	2013 plan	2014 plan	2015 plan	2015 plan	2017 plan
Grant date	2013-07-12	2014-12-05	2015-04-21	2015-07-03	2017-04-07
Contractual term of the plan	4 to 5 years	3 to 4 years	4 to 5 years	4 to 5 years	4 to 5 years
Number of warrants issued	23,153,666	6,485,155	422,625	70,000	120,400
Number of warrants required to purchase one share	8	8	1	1	1
Exercise period	From July 12, 2016 to July 12, 2018	From July 12, 2016 to July 12, 2018	From June 1, 2018 to May 31, 2020	From June 1, 2018 to May 31, 2020	From April 10, 2020 to April 9, 2022
Number of beneficiaries	58	30	25	2	23
Subscription price (euros)	0.03	0.05	0.80	0.80	1.25
Exercise price (euros)	0.27	0.4875	7.32	7.55	12.25
Settlement method	Equity	Equity	Equity	Equity	Equity
Redemption conditions	at 0.01€ if share market value equals 0.74€ from July 12, 2015 to July 12, 2018	at 0.025€ if share market value equals 1.37€ from July 12, 2015 to July 12, 2018	at 0.50€ if share market value equals 20.06€ from June 1, 2018 to May 31, 2020		at 1€ if share market value equals 33.57€ from June 1, 2020 to April 9, 2022
Valtech has the option to buy back the warrants at a determined price if the share market value equals a specific quote (see table above). The holders of warrants can avoid this buy back by exercising their warrants.
The movements on the equity warrant plan are the following:
	31/12/2017		30/6/2018
	Number of warrants	Exercise price	Number of warrants	Exercise price
Warrants not exercised at the beginning of the period	28,410,197	0.27	27,677,327
Warrants issued over the period	120,400	12.25	—
Warrants cancelled/maturing over the period	(35,000)	0.27	(11,500)	0.96
Warrants exercised over the period	(818,270)	0.31	(634,062)	0.32
Warrants not exercised at the end of period	27,677,327		27,031,765
20.2. Information on the fair value of warrants allocated
The fair values were determined on the grant dates of the various plans from two evaluation models (Cox, Ross and Rubinstein/Monte Carlo) and are based on data and assumptions that are deemed to be reasonable as of the reporting dates.

Valtech SE

The main data and assumptions that were used in making the measurements are as follows:
	Plan of 10 May 2013—4 years	Plan of 17 May 2013—4 years	Plan of 10 May 2013—5 years	Plan of 17 May 2013—5 years	Plan of 5 Dec. 2014—3 years
Plan date	2013-05-10	2013-05-17	2013-05-10	2013-05-17	2014-12-05
Market value of the underlying on the grant date	0.34	0.35	0.34	0.35	4.70
Subscription price (in euros)	0.03	0.03	0.03	0.03	0.05
Exercise price (in euros)	0.27	0.27	0.27	0.27	0.33
Volalitility expected(2)	56.10%	55.90%	56.10%	55.90%	56.10%
Contractual life of the warrant	4 years	4 years	5 years	5 years	4 years
Risk-free return rate(3)	0.45%	0.38%	0.62%	0.53%	0.45%
Dividend rate(4)	—	—	—	—	—
Fair value of warrants(5)	14.84	15.43	15.47	16.03	14.84
	Plan of 5 Dec. 2014—4 years	Plan of 11 May 2015—4 years	Plan of 3 July 2015—4 years	Plan of 7 April 2017—4 years
Plan date	2014-12-05	2015-05-11	2015-07-03	2017-04-07
Market value of the underlying on the grant date(1)	4.70	7.55	8.35	12.50
Subscription price (in euros)	0.05	0.80	0.80	1.25
Exercise price (in euros)	0.33	7.32	7.55	12.25
Volalitility expected(2)	55.90%	34.00%	34.00%	32.56%
Contractual life of the warrant	4 years	4 years	4 years	4-5 years
Risk-free return rate(3)	0.38%	0.20%	0.20%	-0.37%
Dividend rate(4)	—	—	—	—
Fair value of warrants(5)	15.43	20.06	20.06	1.67
(1) Following the share consolidation operation (8 old shares for one new share), the price of the underlying is to be compared to the subscription and exercise price of 8 warrants.
(2) Volatility weighted according to the schedule.
(3) Risk-free return rate (treasury bonds of maturity 2 and 5 years) weighted according to the schedule.
(4) Given the lack of distribution history and current profitability of the company, it is assumed that dividends with a horizon of 5 years will not be distributed.
(5) Fair value of options weighted according to the schedule.
20.3. Expenses accounted for under share-based payments
The total expense recognized in the statement of income with a corresponding increase in equity in accordance with IFRS 2 paragraphs 10-22 amounted to €150 thousand and €518 thousand for the six months ended June 30, 2018 and for the six months ended June 30, 2017, respectively.

Valtech SE

NOTE 21—Off-balance sheet commitments
21.1. Contractual obligations
Commitments related to operating leases are as follows:
Leases (in thousand euros)	31/12/2017	30/6/2018
Less than a year	7,374	8,312
Between 1 and 5 years	18,350	17,713
Beyond 5 years	3,622	3,872
Lease agreements	29,346	29,897
The contractual obligations are primarily related to rental commitments.
21.2. Guarantees given
The Valtech Group has agreed to the following guarantees:
Guarantees given (in thousand euros)	31/12/2017	30/6/2018
Guarantees for real estate leases	4,350	3,942
Guarantee to the buyer of a divested business	500	500
Other guarantees	5	5
Total commitment	4,855	4,447
Guarantee given in connection with real estate leases:
The guarantees relate to bank guarantees granted in France, Germany and Brazil to the lessor of premises, and guarantees to the lessor of premises in London, United Kingdom and Stockholm, Sweden.
Guarantee to the buyer of a divested business:
In connection with the sale of a divested business, Valtech has pledged a guarantee limited to €500 thousand to the buyer, valid until September 2018.
21.3. Guarantees received
The Group holds no guarantee issued by third parties for its benefit. Guarantees received from financial institutions in the Group’s favor and issued at its request are presented under guarantees given.

Valtech SE

NOTE 22—Related parties
22.1. Related parties
Transactions concluded with normal market conditions between the Group and related parties are as follows:
	(in thousand euros)
Company	Services	Link	Six months ended June 30, 2017	Six months ended June 30, 2018
Revenues
NetWerk Group	Other revenues	Management in eFocus	29	1
Medicor B.V	Consulting	Management in eFocus	10	—
ShopWorks B.V.	Other revenues	Management in eFocus	—	6
Pulsar Four GmBH	Consulting	Sergei Ostapenko	251	13
Pulsar Four LLC	Consulting	Sergei Ostapenko	43	—
Digital Pelican-JOP Inc.	Consulting	Sebastian Lombardo	77	60
		Total revenues	410	80
Costs
A3 Investissements	Consulting	Sebastian Lombardo	135	125
Twenty Plus Consulting LLC	Consulting	Tomas Nores	191	124
Twenty Plus Consulting LLC	Expenses	Tomas Nores	0	80
Cleverbridge	Consulting	Paul Lewis	78	124
Candioti Gatto Bicain & Ocantos SC	Consulting	Alejandro Candioti	132	70
The Three Tress B.V	Office rental	Management in eFocus	297	350
NetWerk Group	Group costs	Management in eFocus	897	463
NetWerk Group	Inventory	Management in eFocus	—	138
NetWerk Group	Other expenses	Management in eFocus	—	181
Digital Tribes	Other expenses	Management in eFocus	209	149
A van Urk Management B.V	Consulting	Management in eFocus	96	120
Brandt Management B.V	Consulting	Management in eFocus	96	108
Arnoud B.V	Consulting	Management in eFocus	96	108
ShopWorks B.V.	Other expenses	Management in eFocus	16	12
Cure4 B.V	Other variable costs	Management in eFocus	—	3
Ingo Kriescher Consulting	Consulting	Ingo Kriescher	97	—
Pulsar Four GmBH	Other expenses	Sergei Ostapenko	4	1
Pulsar Four LLC	Other expenses	Sergei Ostapenko	2	2
Arbusta	Consulting	Matias Vidal	45	19
		Total cost	2,391	2,177

Valtech SE

22.2. Gross remuneration allocated to the Board of directors
For the six months ended June 30, 2018 and the year ended December 31, 2017, the corporate officers of Valtech SE, the parent company of the Group, are entitled to fees for their participation in activities conducted by the Board of Directors of the Company. This compensation has not been paid and the board has not decided on any allocation of fees among its members for these periods. For the six months ended June 30, 2018, an allocation of fee for earlier periods amounting to €100 thousand has been reversed.
The CEO of Valtech SE, Sebastian Lombardo, is entitled to director’s fees like the other members of the Board of directors for participation in the board. However, as the Board has not decided on such fees, no remuneration is indicated in the table of remuneration received by Mr. Lombardo. It should be noted that under specific assistance missions, fees are paid by the Group to Mr. Lombardo. These fees amounts to €125 thousand for the six months ended June 30, 2018, and €135 thousand for the corresponding six months 2017, as disclosed in the table above in note 22.1.
22.3. Amounts allocated to the governing bodies
The amounts allocated to the four executive committee members of the Valtech Group in the form of remuneration or fees recorded during the six months ended June 30, 2018 and 2017, amounted to €591 thousand, and €708 thousand, respectively.
For the six months ended June 30, 2018, this amount comprises €249 thousand of fees, detailed in the table above in note 22.1, and €342 thousand of remuneration.
NOTE 23—Event after closing date
Joint venture with Audi
Pursuant to the Joint Venture Agreement signed on March 27, 2018 between our German subsidiary Valtech GmbH and AEV, and the cash contributions from Valtech GmbH and AEV made on June 29, 2018, Valtech GmbH transferred to the joint venture a digital mobility business unit with approximately 170 employees at a book value of  €5.1 million on July 1, 2018.
NOTE 24—Pro forma statement of income data
On September 10, 2018, the Company’s shareholders approved the payment of a dividend to SiegCo SA (the Company’s controlling shareholder) in the amount of  €970,000, which was paid on September 10, 2018. In addition, on September 14, 2018, the Company’s board of directors approved the payment of an interim dividend of  €7.02 million to all of our shareholders as of such date, which was paid on             , 2018. Distributions declared in the year preceding an initial public offering are deemed to be in contemplation of the offering with the intention of repayment out of offering proceeds to the extent that the dividends exceeded earnings during such period. The pro forma as adjusted earnings per share has been computed, assuming a public offering price of  $     (or €    , calculated using an exchange rate of one Euro per $1.1677, the exchange rate last reported by the U.S. Federal Reserve as of June 30, 2018) per Class A ordinary share (the midpoint of the price range set forth on the cover page of this prospectus), to give effect to the number of Class A ordinary shares whose proceeds would be necessary to pay these distributions, but only to the extent the aggregate amount of these distributions exceeded the Company’s net income for the year ended December 31, 2017. The pro forma as adjusted

Valtech SE

earnings per share also gives effect to the          for-one share split, which will occur immediately prior to the completion of the Company's initial public offering. The computations of the pro forma as adjusted weighted average shares outstanding and earnings per share are set forth below.
Six months ended June 30, 2018
Basic and diluted supplemental pro forma net income per share:
Numerator
Net income from continuing operations	€
Net income attributable to equity holders of the parent	€
Denominator
Distributions made after June 30, 2018
Less: Net income for the twelve months ended June 30, 2018
Excess of distributions over net income
Divided by: Assumed initial public offering price	€
Number of Class A ordinary shares whose proceeds would be necessary to pay for the distributions (thousand)
Pro forma average number of basic shares after giving effect to the -for-one share split (thousand)
Pro forma average number of fully diluted shares after giving effect to the -for-one share split (thousand)
Pro forma as adjusted average number of basic shares (thousand)
Pro forma as adjusted average number of fully diluted shares (thousand)
Pro forma as adjusted earnings per basic share (from continuing operations)	€
Pro forma as adjusted earnings per basic share (attributable to equity holders)	€
Pro forma as adjusted earnings per diluted share (from continuing operations)	€
Pro forma as adjusted earnings per diluted share (attributable to equity holders)	€

NOTE 25—Pro forma statement of financial condition data
The Company made pro forma adjustments to the historical June 30, 2018 statement of financial condition to show the pro forma effect of the payment of  €     in dividends after June 30, 2018, net of a capital contribution to the Company of  €964,065, as if it had occurred on June 30, 2018.

     shares
Class A Ordinary shares

Prospectus

Joint Book-Running Managers
J.P. Morgan	Morgan Stanley
Co-Managers
Cowen	Oddo BHF	William Blair
              , 2018
Through and including            , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II: Information not required in the prospectus
Item 6. Indemnification of directors and officers
We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements will indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. These agreements will not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to us, which would be rendered void under the Companies Act. The U.K. specific restrictions apply to directors but not officers.
We intend to obtain insurance policies under which, subject to the limitations of the policies, coverage will be provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, executive officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.
Item 7. Recent sales of unregistered securities
Immediately prior to the completion of this offering, (i) a       -for-one share split will occur and (ii) our issued share capital will be redesignated with each existing ordinary share with a nominal value of  €0.125347364 being subdivided into              Class B ordinary shares with a nominal value of  €0.01 per share and deferred shares comprising the share capital not represented by the Class B ordinary shares. The deferred shares will have no voting rights and effectively no economic rights and it is anticipated that, in accordance with their terms, the deferred shares will be transferred to Valtech SE following completion of this offering and cancelled.
Since January 1, 2015, and giving effect to the foregoing redesignation and cancellation, we have issued the following securities that were not registered under the Securities Act (the discussion below does not give effect to our       -for-one share split):
•
Issuances to certain of our employees of 6,485,155 warrants on January 27, 2015, 422,625 warrants in the aggregate on June 15, 2015 and July 21, 2015, 70,000 warrants on July 3, 2015, 120,400 warrants on April 7, 2017, 12,523 warrants on August 23, 2018 and 102,229 warrants on August 23, 2018 at subscription prices ranging from €0.00 to €1.60 per warrant for an aggregate subscription price of  €1,519,843, which warrants represent a right to receive Class B ordinary shares upon the payment of an exercise price, as described in “Management—Issuance of warrants”;

•
Issuances of 120,716 of our ordinary shares (which, upon completion of this offering, will become Class B ordinary shares) upon the exercise of warrants on or between December 13, 2016 and July 11, 2018 issued to certain of our employees, at exercise prices of  €2.16, €3.90 and €7.32 per share for an aggregate exercise consideration of  €615,808;

•
Issuances of 784,264 ordinary shares in April 2017, 14,906 ordinary shares in December 2017, 59,268 ordinary shares in January 2018 and 457,480 ordinary shares in February 2018 as part of the purchase price for certain acquisitions that we have completed which, upon completion of this offering, will become Class B ordinary shares;

•
Issuance of  €42.5 million principal amount of our 4.25% notes due July 2022 to certain institutional investors on July 27, 2016; and

•
Issuance of  €33.0 million principal amount of our 4.50% notes due October 2024 to certain institutional investors on October 17, 2017.

We believe that these issuances did and do not require registration under the Securities Act because these securities were offered and sold outside the United States in reliance upon Regulation S under the Securities Act or, alternatively, in transactions exempt pursuant to Section 4(a)(2) or Rule 701 of the Securities Act. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.
Item 8. Exhibits
(a) The following documents are filed as part of this registration statement:
1.1	Form of underwriting agreement.
3.1	Form of Articles of Association.*
4.1	Form of certificate of ordinary shares of Valtech.*
4.2	Form of registration rights agreement.*
5.1	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel to Valtech, as to the validity of the ordinary shares.
8.1	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel to Valtech, as to U.K. tax matters.
8.2	Opinion of Davis Polk & Wardwell LLP, U.S. counsel to Valtech, as to U.S. tax matters.
10.1	Form of deed of indemnity for directors.
10.2	Form of deed of indemnity for officers.
10.3	Terms and conditions of the €42.5 million principal amount of 4.25% notes due July 2022, dated July 27, 2016.
10.4	Terms and conditions of the €33 million principal amount of 4.50% notes due October 2024, dated October 17, 2017.
10.5	2018 Omnibus Incentive Plan
10.6	Form of 2018 IPO Award Agreement*
21.1	List of subsidiaries.
23.1	Consent of Deloitte & Associés.
23.3	Consent of Davis Polk & Wardwell London LLP, U.K. counsel of Valtech (included in Exhibits 5.1 and 8.1).
23.4	Consent of Davis Polk & Wardwell LLP, U.S. counsel to Valtech (included in Exhibit 8.2).
24.1	Powers of attorney (included on signature page to the registration statement).
99.1	Registrant’s application for waiver of requirements of Form 20-F, Item 8.A.4.

* To be filed by amendment.
(b) Financial statement schedules
None.

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on September 24, 2018.
Valtech SE
By:	/s/ Sebastian Lombardo
Name: Sebastian Lombardo
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sebastian Lombardo, Olivier Padiou, Tomas Nores, Laurent Pretet, Alexandra de la Martinière and Louis Agon and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 24, 2018 in the capacities indicated:
Name	Title
/s/ Sebastian Lombardo Sebastian Lombardo	Chief Executive Officer and Chairman of the Board (principal executive officer)
/s/ Laurent Pretet Laurent Pretet	Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Frédéric de Mevius Frédéric de Mevius	Director
/s/ Daniel Grossmann Daniel Grossmann	Director
/s/ Laurent Schwarz Laurent Schwarz	Director
/s/ Laurent Pretet Laurent Pretet	Authorized representative in the United States

Exhibit index
The following documents are filed as part of this registration statement:
1.1	Form of underwriting agreement.
3.1	Form of Articles of Association.*
4.1	Form of certificate of ordinary shares of Valtech.*
4.2	Form of registration rights agreement.*
5.1	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel to Valtech, as to the validity of the ordinary shares.
8.1	Opinion of Davis Polk & Wardwell London LLP, U.K. counsel to Valtech, as to U.K. tax matters.
8.2	Opinion of Davis Polk & Wardwell LLP, U.S. counsel to Valtech, as to U.S. tax matters.
10.1	Form of deed of indemnity for directors.
10.2	Form of deed of indemnity for officers.
10.3	Terms and conditions of the €42.5 million principal amount of 4.25% notes due July 2022, dated July 27, 2016.
10.4	Terms and conditions of the €33 million principal amount of 4.50% notes due October 2024, dated October 17, 2017.
10.5	2018 Omnibus Incentive Plan
10.6	Form of 2018 IPO Award Agreement*
21.1	List of subsidiaries.
23.1	Consent of Deloitte & Associés.
23.3	Consent of Davis Polk & Wardwell London LLP, U.K. counsel of Valtech (included in Exhibits 5.1 and 8.1).
23.4	Consent of Davis Polk & Wardwell LLP, U.S. counsel to Valtech (included in Exhibit 8.2).
24.1	Powers of attorney (included on signature page to the registration statement).
99.1	Registrant’s application for waiver of requirements of Form 20-F, Item 8.A.4.

* To be filed by amendment.